Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

LEO HOLDINGS CORP.,

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC,

CEP V DMS US BLOCKER COMPANY,

PRISM DATA, LLC,

CEP V-A DMS AIV LIMITED PARTNERSHIP,

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP,

CEP V CO-INVESTMENT LIMITED PARTNERSHIP,

CLAIRVEST GP MANAGECO INC., AS A SELLER REPRESENTATIVE,

AND

LEO INVESTORS LIMITED PARTNERSHIP (SOLELY FOR PURPOSES OF THE SPECIFIC SECTIONS IDENTIFIED HEREIN)

April 23, 2020

i

5.17	Real and Personal Property	31
5.18	Insurance	32
5.19	Brokers’ and Finders’ Fees	32
5.20	Customers, Suppliers and Vendors	32
5.21	Company Information	32
5.22	Solvency	33
5.23	No Additional Representations	33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BLOCKER CORP		34
6.1	Standing; Qualification and Power	34
6.2	Ownership; Capitalization of Blocker Corp.	34
6.3	Authority; Execution and Delivery; Enforceability	35
6.4	Brokers’ and Finders’ Fees	35
6.5	No Conflict; Consents	35
6.6	Litigation	36
6.7	Taxes	36
6.8	Blocker Corp Information	37
6.9	Assets; Operations; Liabilities	38
6.10	No Additional Representations	38

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF LEO		39
7.1	Standing; Qualification and Power of Leo	39
7.2	Capitalization of Leo	40
7.3	Authority; Execution and Delivery; Enforceability	41
7.4	No Conflict; Consents	41
7.5	Absence of Certain Changes	42
7.6	Compliance with Law; Permits	42
7.7	Litigation	42
7.8	Leo SEC Reports; Financial Statements	42
7.9	Information Supplied	43
7.10	NYSE Stock Market Quotation	44
7.11	Board Approval; Stockholder Vote	44
7.12	Leo Material Contracts	44
7.13	Investment Company Act	44
7.14	Trust Account	45
7.15	Employee Benefit Plans	45
7.16	Assets; Title to Assets	45
7.17	Securities Laws Matters	46
7.18	Leo’s Business Investigation; Disclaimer Regarding Projections; No
	Knowledge of Misrepresentation	46
7.19	Solvency	47
7.20	Brokers’ and Finders’ Fees	47
7.21	Taxes	47
7.22	PIPE Investments	49
7.23	Related Person Transactions	49
7.24	No Additional Representations	50

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ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF SPONSOR		50
8.1	Standing; Qualification and Power	50
8.2	Authority; Execution and Delivery; Enforceability	51
8.3	Brokers’ and Finders’ Fees	51
8.4	No Conflict; Consents	51
8.5	Litigation	52
8.6	Sponsor Information	52
8.7	No Additional Representations	52

ARTICLE IX COVENANTS		53
9.1	Conduct of Business Prior to Closing	53
9.2	Access to Information	60
9.3	Confidentiality	60
9.4	Efforts to Consummate; Consents and Filings	61
9.5	Expenses; Transfer Taxes	62
9.6	Tax Matters	63
9.7	Section 280G	64
9.8	Publicity	64
9.9	Directors’ and Officers’ Indemnification and Insurance	65
9.10	Employee Matters	67
9.11	Control of Operations	68
9.12	Exclusivity	68
9.13	Trust Account	69
9.14	Proxy Statement; SEC Filings	70
9.15	Listing of Leo Common Stock	73
9.16	Section 16 of the Exchange Act	73
9.17	Notification of Certain Matters	73
9.18	Affiliate Agreements	74
9.19	Release	74
9.20	Company Member Consent	75
9.21	No Claim Against Trust Amount	75
9.22	Subscription Agreements	75
9.23	Names and Marks	76
9.24	Sponsor and Director Lock-Up	77
9.25	PCAOB Financial Statements	77
9.26	Extension	77
9.27	Refinancing	77

ARTICLE X CONDITIONS PRECEDENT		79
10.1	Conditions to Each Party’s Obligations	79
10.2	Conditions to Obligations of Leo	79
10.3	Conditions to the Obligations of the Sellers and the Company	81

ARTICLE XI TERMINATION		82
11.1	Termination	82
11.2	Effect of Termination	83

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ARTICLE XII GENERAL PROVISIONS		84
12.1	Seller Representatives	84
12.2	Survival	86
12.3	Notices	86
12.4	Severability	87
12.5	Specific Performance	88
12.6	Entire Agreement	88
12.7	Assignment	88
12.8	No Third-Party Beneficiaries	88
12.9	Amendment	88
12.10	Waiver	89
12.11	Governing Law; Jurisdiction	89
12.12	Waiver of Jury Trial	90
12.13	Recourse	90
12.14	Limitation on Damages	91
12.15	Disclosure Schedules	91
12.16	Interpretation	91
12.17	No Presumption Against Drafting Party	92
12.18	Company and the Seller Privilege	92
12.19	Execution of Agreement	92

EXHIBITS

Exhibit A	Sponsor Shares and Warrant Surrender Agreement
Exhibit B	Director Nomination Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Lock-Up Agreement
Exhibit E	Amended Warrant Agreement
Exhibit F	Amended Partnership Agreement
Exhibit G	Tax Receivables Agreement
Exhibit H	Surviving Company Certificate of Incorporation
Exhibit I	Surviving Company Bylaws
Exhibit J	FIRPTA Certificate
Exhibit K	Transaction Costs

Schedules

Company Disclosure Schedules
Leo Disclosure Schedules

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BUSINESS COMBINATION AGREEMENT, dated as of April 23, 2020 (this “Agreement”), by and among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Digital Media Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2“ and, together with Blocker Seller 1, “Blocker Sellers“ and, together with Prism and Clairvest Direct Seller, the “Sellers”), Clairvest GP Manageco Inc., an Ontario corporation (“Clairvest”) as a Seller Representative, and, solely for purposes of Section 1.1, Article VIII, Section 9.5(a)Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I), Leo Investors Limited Partnership, a Cayman limited partnership (“Sponsor“ and, together with Leo, the Company, Blocker Corp, Prism, Clairvest Direct Seller, Blocker Sellers and Clairvest, the “Parties”).

RECITALS

WHEREAS, Leo is a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one (1) or more businesses;

WHEREAS, (a) Prism is the beneficial owner of record of 23,960,000 Class A Units, which are all of the outstanding Class A Units (the “Outstanding Class A Units”), (b) Clairvest Direct Seller is the beneficial owner of record of 2,289,679 Class B Units (the “Outstanding Class B Units“ and, together with the Outstanding Class A Units, the “Outstanding Company Units”), (c) Blocker Corp is the beneficial owner of record of 18,210,321 Class B Units (the “Outstanding Blocker Corp Company Units”) and (d) the Outstanding Company Units and Outstanding Blocker Corp Company Units constitute all of the outstanding equity interests of the Company;

WHEREAS, Blocker Sellers are, collectively, the beneficial owners of record of all of the outstanding shares of Blocker Corp Common Stock (the “Outstanding Blocker Corp Shares”);

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Leo shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Article 206 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”), and after the Domestication, Leo sometimes may be referred to herein as the “Surviving Company“

WHEREAS, the respective boards of directors or managers, as applicable, of each of Leo, the Company and Blocker Corp have duly approved and declared advisable this Agreement and the transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors or managers, as applicable, of Leo, the Company and Blocker Corp have each (a) determined that it is fair to, advisable to and in the best interests of Leo (including its public shareholders), the Company and Blocker Corp, respectively, to enter into this Agreement and consummate the transactions contemplated by this Agreement, including in the case of Leo (including its public shareholders), the Domestication, (b) in the case of Leo and Blocker Corp, directed that the adoption of this Agreement be submitted to a vote of their respective shareholders and (c) resolved and agreed to recommend to their respective shareholders that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including, with respect to Leo, the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Clairvest Direct Seller, Blocker Corp and Prism have approved by written consent this Agreement and the transactions contemplated hereby in accordance with the Company LLC Agreement, thereby waiving any and all rights under the Delaware Limited Liability Company Act, the Company LLC Agreement or otherwise to assert dissenters’ rights or demand appraisal of their respective Outstanding Company Units (the “Company Member Consent”), and concurrently with, or immediately following, the execution of this Agreement, Clairvest Direct Seller, Blocker Corp and Prism will deliver to Leo the Company Member Consent;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Leo shall provide an opportunity to its shareholders to have their Leo Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Leo’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby and including through the Domestication, “Leo Governing Documents”) in conjunction with, inter alia, obtaining approval from the shareholders of Leo for the transactions contemplated by this Agreement;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor, the Leo Independent Directors and Leo are entering into a letter agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Shares and Warrant Surrender Agreement“) pursuant to which, as a condition to the Closing and the PIPE Investment, (a) Sponsor and the Leo Independent Directors agree to surrender to Leo, for no consideration and as a contribution to the capital of Leo, an aggregate of 1,500,000 Class B Ordinary Shares, representing 30% of the total shares of Leo Common Stock owned by Sponsor and the Leo Independent Directors, collectively, as of immediately prior to the Closing (the “Surrendered Shares“), whereupon such shares shall be cancelled, (b) Sponsor agrees to surrender to Leo, for no consideration and as a contribution to the capital of Leo, 2,000,000 Leo Warrants (“Surrendered Warrants“) and (c) Sponsor and the Leo Independent Directors waive any adjustment to the conversion ratio set forth in Article 17.2 of the Leo Governing Documents and any rights to other anti-dilution protections with respect to the Class B Ordinary Shares held by Sponsor and the Leo Independent Directors that may result from the PIPE Investment and the transactions contemplated by this Agreement on the terms and conditions set forth in the Sponsor Shares and Warrant Surrender Agreement (the “Class B Share Conversion Rights“);

WHEREAS, in connection with the transactions contemplated by this Agreement, Leo has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Surviving Company Class A Common Stock in an aggregate amount of $100,000,000 (the “PIPE Investment”);

WHEREAS, at the Closing, Leo intends to enter into a director nomination agreement with the Seller Representatives in substantially the form set forth in Exhibit B (the “Director Nomination Agreement“);

WHEREAS, at the Closing, Leo and certain of its equityholders, including the Sellers and the holders of shares of Leo Common Stock as of the date of this Agreement who are parties to an existing registration rights agreement in respect of the shares of Leo Common Stock held by such holders intend to enter into a registration rights agreement in substantially the form set forth in Exhibit C (the “Registration Rights Agreement“);

WHEREAS, at the Closing, each of the Sellers shall enter into an applicable lock-up agreement with Leo substantially in the form attached hereto as Exhibit D (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Lock-Up Agreement“), which shall be effective as of the Closing and pursuant to which each such Person will, subject to the terms and conditions thereof, agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any shares of Leo Common Stock or any other securities of Leo during the lock-up period described therein;

WHEREAS, at the Closing, Leo and the Trustee shall enter into an amended and restated warrant agreement substantially in the form attached hereto as Exhibit E (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Amended Warrant Agreement“);

WHEREAS, at the Closing, Leo, Blocker Corp, Prism, Clairvest Direct Seller and the Prism Members (as defined therein) shall enter into an amended and restated limited liability company agreement of the Company substantially in the form attached hereto as Exhibit F (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms and with such changes required by the New Option Plan, the “Amended Partnership Agreement“) and the Company shall continue as a limited liability company (the “Surviving Partnership“);

WHEREAS, at the Closing, Leo, Blocker Corp, Prism, Clairvest Direct Seller and Blocker Sellers shall enter into a tax receivables agreement substantially in the form attached hereto as Exhibit G (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms, the “Tax Receivables Agreement“);

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Domestication will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code, (b) it is intended that the Surviving Partnership will be treated as a continuation of the Company under Section 708(a) of the Code and that the amendment and restatement of the Company LLC

Agreement will be treated as nontaxable under Revenue Ruling 84-52, (c) it is intended that the Contribution will be treated as a transfer pursuant to Section 351 of the Code and (d) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Tax Treatment of the Transactions“).

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement and the transactions contemplated by this Agreement, and the representations, warranties, covenants, agreements and conditions set forth herein, the Parties hereby agree as follows:

Article I

PRE-CLOSING TRANSACTIONS

1.1          Pre-Closing Transactions. Immediately prior to the Closing, the following transactions shall be consummated in the following order, in each case, conditional upon each prior transaction having been consummated, upon the terms and subject to the conditions of this Agreement:

(a)        Sponsor, the Leo Independent Directors and Leo shall consummate the transactions contemplated by the Sponsor Shares and Warrant Surrender Agreement, including (A) the surrender and forfeiture to, and subsequent cancelation thereof by, Leo, for no consideration and as a contribution to the capital of Leo, of the Surrendered Shares, (B) the surrender and forfeiture to, and subsequent cancelation thereof by, Leo, for no consideration and as a contribution to the capital of Leo, of the Surrendered Warrants and (C) the waiver of the Class B Share Conversion Rights, in each case, pursuant to and in accordance with the terms of the Sponsor Shares and Warrant Surrender Agreement;

(b)        Leo shall consummate the Domestication in accordance with Section 388 of the DGCL and Article 206 of the Cayman Islands Companies Law (2018 Revision); provided that, in connection with the Domestication, (A) each share of Leo Common Stock that is issued and outstanding immediately prior to the Domestication shall become one (1) share of Surviving Company Class A Common Stock and each Leo Warrant that is issued and outstanding immediately prior to the Domestication (for the avoidance of doubt, excluding any Surrendered Warrant) shall remain outstanding, entitling the holder thereof to purchase one (1) share of Surviving Company Class A Common Stock at an exercise price of $11.50 per share, (B) the certificate of incorporation of Leo immediately following the Domestication shall be in the form attached hereto as Exhibit H (the “Surviving Company Certificate of Incorporation“) and (C) the bylaws of Leo immediately following the Domestication shall be in the form attached hereto as Exhibit I (the “Surviving Company Bylaws“); and

(c)        Leo shall cause the PIPE Investment to be consummated pursuant to and in accordance with the terms of the applicable Subscription Agreements.

Article II

CLOSING TRANSACTIONS

2.1         Sale of Outstanding Blocker Corp Shares. On the terms and subject to the conditions hereof, at the Closing, Blocker Sellers shall sell, assign, transfer, convey and deliver to Leo, and Leo shall purchase from Blocker Sellers, all right, title and interest in and to the Outstanding Blocker Corp Shares, free and clear of all Encumbrances.

2.2         Sale of Outstanding Company Units. On the terms and subject to the conditions hereof, at the Closing:

(a)        Prism shall sell, assign, transfer, convey and deliver to Leo, and Leo shall purchase from Prism, all right, title and interest in and to a number of Class A Units equal to the Cash Percentage, multiplied by the number of Outstanding Class A Units (the “Purchased Class A Units“); and

(b)        Clairvest Direct Seller shall sell, assign, transfer, convey and deliver to Leo, and Leo shall purchase from Clairvest Direct Seller, all right, title and interest in and to a number of Class B Units equal to the Cash Percentage, multiplied by the number of Outstanding Class B Units (the “Purchased Class B Units“ and, together with the Purchased Class A Units, the “Purchased Company Units“).

Article III

CLOSING

3.1         The Closing. The closing of the transactions contemplated by Article II (the “Closing“) shall take place at the offices of Kirkland & Ellis LLP, 2049 Century Park East, 37th Floor, Los Angeles, California 90067 on a date that is no later than three (3) Business Days after all of the conditions precedent set forth in Article X have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), or such other date as may be mutually agreed upon by the Parties (the “Closing Date“).

3.2         Closing Deliverables.

(a)        Not less than three (3) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Company and Blocker Corp shall deliver to Leo a written statement (the “Payment Statement“) setting forth the following:

(i)         the Company’s good-faith estimate of (A) the Closing Date Cash of the Company Group (the “Estimated Closing Date Company Cash“) and (B) the Closing Date Indebtedness of the Company Group (the “Estimated Closing Date Company Indebtedness“), in each case, together with reasonable supporting detail showing each component thereof and such work papers and other documents and information supporting the Payment Statement and the calculations therein as Leo may reasonably request;

(ii)        Blocker Corp’s good-faith estimate of (A) the Closing Date Cash of Blocker Corp (the “Estimated Closing Date Blocker Corp Cash“ and, together with the Estimated Closing Date Company Cash, the “Estimated Closing Date Cash“) and (B) Blocker Corp’s good-faith estimate of the Closing Date Indebtedness of Blocker Corp (the “Estimated Closing Date Blocker Corp Indebtedness“ and, together with the Estimated Closing Date Company Indebtedness, the “Estimated Closing Date Indebtedness“), in each case, together with reasonable supporting detail showing each component thereof and such work papers and other documents and information supporting the Payment Statement and the calculations therein as Leo may reasonably request; and

(iii)       wire instructions for the payments contemplated by Section 3.2(c)(i)(A), Section 3.2(e) and Section 3.2(g).

(b)        Each of the Sellers, the Seller Representatives, Blocker Corp and/or the Company, as applicable, shall deliver or cause to be delivered to Leo:

(i)         at the Closing, a counterpart to each Related Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii)        at the Closing, a certificate, executed by an authorized officer of each Seller, the Company and Blocker Corp and dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Sections 10.2(a)–10.2(e) to the extent that they relate to such Seller, the Company or Blocker Corp, respectively, have been satisfied;

(iii)       at the Closing, a certificate, executed by an authorized officer of the Company, dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) each Seller’s Company Pro Rata Portion and (B) the percentage of the outstanding limited liability company interests of Prism held collectively by Joe Marinucci and Fernando Borghese (the “Prism Percentage“);

(iv)       not less than two (2) Business Days prior to the Closing, a certificate signed by an authorized officer of the Company, solely in his or her capacity as such and not in his or her personal capacity, setting forth (A) all Seller Transaction Costs that have not been paid as of immediately prior to the Closing, along with final invoices from the applicable service providers to the Company, Blocker Corp, the Seller Representatives or the Sellers, as applicable, and (B) all Seller Transactions Costs that were paid by the Company prior to immediately prior to the Closing (the “Previously Paid Seller Transaction Costs“), along with final invoices from the applicable service providers to the Company, Blocker Corp, the Seller Representatives or the Sellers, as applicable;

(v)        at the Closing, (A) a certificate of Blocker Corp in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), that Blocker Corp is not a “United States real property holding corporation,” in the form attached hereto as Exhibit J, and reasonably satisfactory proof that the Company has provided notice of such certification to the

IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and (B) an IRS Form W-9 claiming a complete exemption from backup withholding, duly executed by each of Prism and Clairvest Direct Seller;

(vi)       at the Closing, an instrument of assignment selling, assigning, transferring, conveying and delivering to Leo the Purchased Company Units, duly executed by Prism and Clairvest Direct Seller; and

(vii)      at the Closing, certificates evidencing all of the Outstanding Blocker Corp Shares, together with stock powers or assignments duly executed in blank by the applicable Blocker Seller.

(c)          Leo shall pay, issue or deliver or cause to be delivered, as applicable:

(i)         at the Closing, to each Seller:

(A)       an amount in cash equal to the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Cash Consideration, by wire transfer of immediately available funds in accordance with the applicable wire instructions set forth in the Payment Statement; and

(B)       a number of warrants (rounded to the nearest whole number of warrants) to purchase one (1) share of Surviving Company Class A Common Stock at an exercise price of $11.50 per share, on the terms and conditions set forth in the Amended Warrant Agreement, equal to the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) 2,000,000 (collectively, the “Seller Warrants“), together with evidence of such delivery reasonably acceptable in form and substance to Seller Representatives.

(ii)        at the Closing, to each Blocker Seller, a number of shares of Surviving Company Class C Common Stock (rounded to the nearest whole number of shares) equal to the product of (A) the Issuance Multiple, multiplied by (B) the product of (1) such Blocker Seller’s Company Pro Rata Portion, multiplied by (2) the Equity Consideration, together with evidence of such delivery reasonably acceptable in form and substance to Clairvest; provided that the issuance of such shares of Surviving Company Class C Common Stock shall occur immediately prior to the assignment, transfer, conveyance and delivery to Leo of the Outstanding Blocker Corp Shares under Section 2.1;

(iii)       at the Closing, to each of Prism and Clairvest Direct Seller, a number of shares of Surviving Company Class B Common Stock (rounded to the nearest whole number of shares) equal to the product of (A) the Issuance Multiple, multiplied by (B) the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Equity Consideration, together with evidence of such delivery reasonably acceptable in form and substance to Seller Representatives; provided that the issuance of such shares of Surviving Company Class B Common Stock shall occur immediately prior to the assignment, transfer, conveyance and delivery to Leo of the Purchased Company Units under Section 2.2;

(iv)       at the Closing, to the Seller Representatives, evidence of the Domestication and a certified copy of the Domestication Certificate of Incorporation as filed with the Secretary of State of the State of Delaware at the Domestication;

(v)        at the Closing, to the Seller Representatives, a counterpart to each Related Document to which Leo is to be a party, duly executed and delivered by a duly authorized representative of Leo and, in the case of the Amended Warrant Agreement, duly executed and delivered by the Continental Stock Transfer & Trust Company;

(vi)       not less than two (2) Business Days prior to the Closing, to the Seller Representatives, a certificate signed by an authorized officer of Leo, solely in his or her capacity as such and not in his or her personal capacity, setting forth all Leo Transaction Costs, along with final invoices from the applicable service providers to Leo;

(vii)      not less than two (2) Business Days prior to the Closing, to the Seller Representatives, a certificate signed by an authorized officer of Leo, solely in his or her capacity as such and not in his or her personal capacity, setting forth the number of shares of Surviving Company Class A Common Stock that will be issued and outstanding immediately following the consummation of the transactions contemplated by Section 1.1 (the “Outstanding Surviving Company Class A Shares Number“);

(viii)      at the Closing, to the Seller Representatives, a certificate, executed by an authorized officer of Leo and dated as of the Closing Date, solely in his or her capacity as such and not in his or her personal capacity, stating that the conditions specified in Section 10.3 have been satisfied; and

(ix)       at the Closing, to the Seller Representatives, evidence, reasonably acceptable to the Seller Representatives and Leo, that Leo has no liabilities or obligations to Lion Capital LLP with respect to the working capital loans set forth on Section 7.2(e) of the Leo Disclosure Schedules to the extent that such amounts do not constitute Transaction Costs hereunder, as of immediately prior to the Domestication.

(d)          At the Closing and immediately following the transactions contemplated by Article II, Section 3.2(c)(i), Section 3.2(c)(ii) and Section 3.2(c)(iii), without any further action by any Party:

(i)         Leo hereby contributes the Purchased Company Units to the capital of Blocker Corp for no consideration (the “Contribution“);

(ii)        immediately following the Contribution, the Outstanding Blocker Corp Company Units and the Purchased Company Units shall be converted in accordance with the Amended Partnership Agreement into a number of Surviving Partnership Common Units equal to the sum of (A) the Outstanding Surviving Company Class A Shares Number, plus (b) the number of shares of Surviving Company Class A Common Stock issuable upon the conversion thereinto, in accordance with the Surviving Company Certificate of Incorporation, of all shares of Surviving Company Class C Common Stock issued under Section 3.2(c)(ii);

(iii)       the Class A Units held by Prism shall be converted in accordance with the Amended Partnership Agreement into a number of Surviving Partnership Common Units equal to the product of (A) Prism’s Company Pro Rata Portion, multiplied by (B) the Equity Consideration; and

(iv)       the Class B Units held by Clairvest Direct Seller shall be converted in accordance with the Amended Partnership Agreement into a number of Surviving Partnership Common Units equal to the product of (A) Clairvest Direct Seller’s Company Pro Rata Portion, multiplied by (B) the Equity Consideration.

(e)        At the Closing, Leo shall pay on behalf of the Company, Blocker Corp, the Seller Representatives, the Sellers and Leo, as applicable, by wire transfer of immediately available funds, the Transaction Costs to the service providers designated on the certificates delivered under Section 3.2(b)(iv) and Section 3.2(c)(vi), in each case, subject to Section 9.5(a).

(f)         At or promptly following the Closing, the Surviving Company shall pay down, on behalf of the Company Group, the obligations in respect of the Funded Indebtedness of the Company Group in an amount equal to $10,000,000 (the “Paydown Amount“).

(g)        At the Closing, Leo shall pay to the Company, by wire transfer of immediately available funds in accordance with the applicable wire instructions set forth in the Payment Statement, for cash on its balance sheet, subject to the Balance Sheet Purposes, an amount equal to the Balance Sheet Cash Amount; provided that the Surviving Company, Blocker Corp and the Sellers hereby agree and acknowledge that the Balance Sheet Cash Amount shall only be used for the Balance Sheet Purposes.

3.3         Post-Closing Adjustment.

(a)        Promptly, but in any event within sixty (60) days after the Closing Date, Sponsor shall deliver to the Seller Representatives a written statement setting forth the Surviving Company’s good-faith determination of (i) the Closing Date Cash of the Company Group, (ii) the Closing Date Cash of Blocker Corp, (iii) the Closing Date Indebtedness of the Company Group and (iv) the Closing Date Indebtedness of Blocker Corp, together with the balance sheet of the Company Group and Blocker Corp, in each case, from which such determinations were derived and other reasonable supporting detail showing (such statement, together with such accompanying balance sheet and other detail, the “Closing Statement“). The Surviving Company shall deliver such work papers and other documents and information supporting the Closing Statement and the calculations therein as the Seller Representatives or Sponsor may reasonably request.

(b)        Sponsor and the Seller Representatives shall have reasonable access to all books and records and work papers (including those of the Company’s and Blocker Corp’s accountants and auditors) relating to the Closing Statement (including with respect to Sponsor, for the preparation of the Closing Statement) and all other items reasonably requested by Sponsor or the Seller Representatives related thereto. If the Seller Representatives disagree with the Surviving Company’s determination of the Closing Date Cash of the Company Group, Closing Date Cash of Blocker Corp, Closing Date Indebtedness of the Company Group and/or

Closing Date Indebtedness of Blocker Corp, as reflected on the Closing Statement, the Seller Representatives may, within forty-five (45) days after receipt of the Closing Statement, collectively deliver a written notice (the “Dispute Notice“) to Sponsor setting forth the Seller Representatives’ calculation of each disputed amount (each an “Item of Dispute“). For the avoidance of doubt, no Dispute Notice shall be valid unless it is delivered by or on behalf of both of the Seller Representatives. If Sponsor does not receive a Dispute Notice from both Seller Representative within forty-five (45) days after delivery by Sponsor of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties. If Sponsor receives a Dispute Notice from both the Seller Representatives within forty-five (45) days after delivery by Sponsor of the Closing Statement, the Seller Representatives and Sponsor shall use commercially reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the 20th day after delivery by the Seller Representatives of the Dispute Notice, the Seller Representatives and Sponsor shall jointly retain KPMG LLP to resolve such remaining disagreement; provided that, if KPMG LLP is then unavailable for such purposes, Sponsor and the Seller Representatives shall jointly retain an independent valuation firm of recognized national standing to resolve such remaining disagreement; provided, further, that, in such case, if Sponsor and the Seller Representatives are unable to agree on the choice of such firm, then such firm will be a nationally recognized valuation firm selected by lot (after the Seller Representatives, on one hand, and Sponsor, on the other hand, shall have each submitted two proposed firms and then excluded one firm designated by the other Party) (the firm actually retained pursuant to this sentence, the “Valuation Firm“). The Valuation Firm shall act as an expert and not as an arbitrator. Sponsor and the Seller Representatives shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Sponsor, the Surviving Company and the Seller Representatives shall, and shall cause each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by the Surviving Company of all books and records and work papers (including those of their respective accountants and auditors) relating to the Closing Statement and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Sponsor and the Seller Representatives. In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Valuation Firm’s determination shall be based upon the definitions of Cash and Cash Equivalents and Indebtedness included herein. The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 3.3 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Valuation Firm shall allocate its fees, costs and expenses between Sponsor, on the one hand, and the Seller Representatives, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party. The Closing Date Cash of the Company Group as finally determined pursuant to this Section 3.3(b) is referred to herein as the

“Actual Closing Date Cash of the Company Group“ the Closing Date Cash of Blocker Corp as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Cash of Blocker Corp“ and, together with the Actual Closing Date Cash of the Company Group, the “Actual Closing Date Cash“ the Closing Date Indebtedness of the Company Group as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Indebtedness of the Company Group“ and the Closing Date Indebtedness of Blocker Corp as finally determined pursuant to this Section 3.3(b) is referred to herein as the “Actual Closing Date Indebtedness of Blocker Corp“ and, together with the Actual Closing Date Indebtedness of the Company Group, the “Actual Closing Date Indebtedness.”

(c)        If the Actual Adjustment Amount as finally determined pursuant to this Section 3.3 is less than the Estimated Adjustment Amount (the absolute value of such difference, the “Shortfall Amount“), within five (5) Business Days after the determination of the Actual Adjustment Amount pursuant to Section 3.3, each Seller shall each forfeit to the Surviving Company for no consideration a number of shares of Surviving Company Class A Common Stock (in the case of Blocker Sellers) or Surviving Company Class B Common Stock (in the case of Prism and Clairvest Direct Seller), and Prism and Clairvest Direct Seller shall each forfeit to the Surviving Partnership for no consideration a number of Surviving Partnership Common Units, in each case, rounded to the nearest whole number of shares or units, equal to the quotient of (A) the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Shortfall Amount, divided by (B) the Implied Value of Leo Common Stock.

(d)        If the Actual Adjustment Amount as finally determined pursuant to this Section 3.3 exceeds the Estimated Adjustment Amount (such excess, the “Excess Amount“), within five (5) Business Days after the determination of the Actual Adjustment Amount pursuant to Section 3.3, (i) the Surviving Company shall issue to each Seller a number of shares of Surviving Company Class A Common Stock (in the case of Blocker Sellers) or Surviving Company Class B Common Stock (in the case of Prism and Clairvest Direct Seller) and (ii) the Surviving Partnership shall issue to Prism and Clairvest Direct Seller a number of Surviving Partnership Common Units, in each case, rounded to the nearest whole number of shares or units, equal to the quotient of (A) the product of (1) such Seller’s Company Pro Rata Portion, multiplied by (2) the Excess Amount, divided by (B) the Implied Value of Leo Common Stock.

(e)        All adjustment payments made pursuant to this Section 3.3 shall be treated as adjustments to the consideration for Tax purposes.

(f)         This Section 3.3 shall be the Parties’ sole and exclusive remedy with respect to the calculation of the Actual Closing Date Cash, the Estimated Closing Date Cash, Actual Closing Date Indebtedness, Estimated Closing Date Indebtedness and the respective components thereof, including any disputes arising therefrom.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, each Seller hereby, severally and not jointly, and solely with respect to itself, represents and warrants to Leo as follows:

4.1         Standing; Qualification and Power.

(a)        Each Seller is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)        Each Seller is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or materially delay such Seller’s performance of its obligations hereunder.

4.2          Ownership. Prism has good, valid and marketable title to, and owns beneficially and of record, the Outstanding Class A Units, (b) Clairvest Direct Seller has good, valid and marketable title to, and owns beneficially and of record, the Outstanding Class B Units and (c) each Blocker Seller has good, valid and marketable title to, and owns beneficially and of record, the number of Outstanding Blocker Corp Shares set forth opposite such Blocker Seller’s name on Section 4.2 of the Company Disclosure Schedules, in each case, free and clear of all Encumbrances. Other than this Agreement, the Company LLC Agreement and the Amended Partnership Agreement, the Outstanding Company Units and the Outstanding Blocker Corp Shares are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other similar Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

4.3         Authority; Execution and Delivery; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of such Seller, and no other proceeding on the part of such Seller is necessary to authorize the entry into this Agreement by such Seller or the entry into the Related Documents to which such Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which such Seller is or will be a party will be, duly and validly executed and delivered by such Seller and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which such Seller is or will be a party will constitute, a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions“).

4.4         Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, such Seller has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

4.5         No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of such Seller, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which such Seller is a party or by which any of their respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b), violate or conflict with any Law applicable to such Seller or by which any of their respective properties or assets are bound or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of such Seller, except as would not, in the case of clauses (ii) through (iv) above, individually or in the aggregate, materially impair or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

(b)        The execution, delivery and performance of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay such Seller’s ability to consummate the transactions contemplated hereby.

4.6          Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of such Seller, threatened against such Seller that and (b) such Seller is not subject to (nor are any properties or assets of such Seller bound by or subject to) any outstanding Orders that, if not complied with, in the case of either clause (a) or (b) above, would prevent or materially delay or materially impair, the ability of such Seller to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

4.7         Related Party Transactions. Other than the Company LLC Agreement and the Amended Partnership Agreement, there are no transactions or Contracts, or series of related transactions or Contracts (each, a “Seller Related Party Transaction“), between such Seller, on the one hand, and any member of the Company Group, any officer, director, manager or Affiliate of any member of the Company Group or, to the knowledge of such Seller, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand. The Sellers have made available to Leo true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Seller Related Party Transaction.

4.8         Seller Information. The information relating to the Sellers which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Sellers that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, such Seller does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, the Company, Blocker Corp, Sponsor or any of the other Sellers for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

4.9         Securities Law Matters. Each Seller acknowledges that the shares of Leo Common Stock comprising the Equity Consideration being acquired by the Sellers pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Each Seller is acquiring such shares of Leo Common Stock for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Each Seller acknowledges that such shares of Leo Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Each Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Leo Common Stock and is capable of bearing the economic risks of such investment. Each Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.10      Solvency. None of the Sellers is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

4.11      No Additional Representations. NEITHER THE SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS, THE COMPANY GROUP OR BLOCKER CORP, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV. THE SELLERS DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE SELLERS (ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY GROUP OR BLOCKER CORP.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Leo as follows:

5.1          Standing; Qualification and Power.

(a)        The Company is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects. Each member of the Company Group is duly organized and validly existing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects.

(b)        Each member of the Company Group is in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, in all material respects. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. True and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents), as applicable, of each member of the Company Group, as in effect as of the date of this Agreement, have been heretofore made available to Leo.

5.2          Capitalization of the Company Group.

(a)        The Outstanding Company Units and the Outstanding Blocker Corp Company Units constitute all of the issued and outstanding equity interests of the Company.

(b)        All issued and outstanding equity interests of each member of the Company Group have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at the Closing will be free and clear of all Encumbrances, except, in the case of any member of the Company Group other than the Company, for Permitted Encumbrances.

(c)        As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of the Company or (iii) other than the Company LLC Agreement and the Amended Partnership Agreement, Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above. Other than the Outstanding Class A Units, no equity or equity-based compensation has been granted by the Company or any of its Affiliates to any existing or former employees or other service providers of the Company Group.

(d)        Other than the Company LLC Agreement, the Amended Partnership Agreement and the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents) of the Company Subsidiaries, of which a true and complete copy of each has been made available to Leo, there are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of any member of the Company Group, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares of capital stock or any other equity interest of any member of the Company Group.

(e)        Section 5.2(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries and the issued and outstanding capital stock or other equity interests, as the case may be, of the Company Subsidiaries and the record owners thereof and number or percentage of equity interests of each class owned by each such record owner. There are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any of the Company Subsidiaries, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock or other ownership interests of any of the Company Subsidiaries or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock or any other ownership interests of any of the Company Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above.

(f)         Except for the Company’s direct and indirect interests in the Company Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in, any Person.

(g)        No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

5.3          Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Company Member Consent, the execution and delivery by the Company of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Company and its equityholders, and no other proceeding on the part of the Company is necessary to authorize the entry into this Agreement or the Related Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

5.4          No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the certificate of formation or operating agreement, certificate of incorporation or bylaws (or other comparable governing documents), as applicable, of any member of the Company Group, (ii) result in a material violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a material default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b), materially violate or materially conflict with any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of any member of the Company Group.

(b)        The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any material waiver, material authorization or other material Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or materially impair, or reasonably be expected to prevent or materially delay or materially impair, individually or in the aggregate, the ability of the Company Group, taken as a whole, to perform its obligations under this Agreement and the Related Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.

5.5          Financial Statements.

(a)        Section 5.5(a) of the Company Disclosure Schedules contains true and complete copies of (i) the audited consolidated balance sheet of Digital Media Solutions, LLC as of December 31, 2018, and December 31, 2017, and the related audited consolidated statements of income, changes in members’ equity and cash flows for the years ended December 31, 2018 and December 31, 2017, and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2019, and the related unaudited consolidated income statements and statement of cash flows for the year ended December 31, 2019 (collectively, the “Financial Statements“). Except as otherwise indicated in the Financial Statements (including the notes thereto), the Financial Statements have been based upon the books and records of the Company Group, have been prepared in accordance with GAAP consistently applied during the periods involved and present fairly, in all material respects, the consolidated balance sheet of Digital Media Solutions, LLC or the Company, as applicable, as at December 31, 2019, December 31, 2018, and December 31, 2017, respectively, and the consolidated results of their operations and cash flows for the applicable year then ended; provided that, for the avoidance of doubt, the Financial Statements have not been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. During the periods presented, the Company had no material operations, assets or liabilities other than Indebtedness under the Current Credit Facility and holding its one asset, equity in Digital Media Solutions, LLC.

(b)        The Company Group maintains materially accurate and complete books and records reflecting its revenues, expenses, assets and liabilities and maintains proper and adequate internal accounting controls. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws. No member of the Company Group has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any member of the Company Group. Since the Lookback Date, no member of the Company Group or, to the Knowledge of the Company, any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the Company Group or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that any member of the Company Group has engaged in questionable accounting or auditing practices.

(c)        Section 5.5(c) of the Company Disclosure Schedules describes all of the Indebtedness of the Company Group in respect of borrowed money, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof and the maturity of each such instrument, as of the applicable date indicated in Section 5.5(c) of the Company Disclosure Schedules.

5.6          Absence of Certain Changes. Since December 31, 2019, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, and (b) each member of the Company Group has not taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Leo pursuant to Sections 9.1(b)(i), 9.1(b)(ii), 9.1(b)(iii), 9.1(b)(iv), 9.1(b)(vii), 9.1(b)(viii), 9.1(b)(ix), 9.1(b)(xi), 9.1(b)(xiii), 9.1(b)(xv) and 9.1(b)(xix) (in each case, subject to the exceptions contained therein), or authorized, committed or agreed to take any such action and (c) there have not been any changes, developments or events that has or have had a Material Adverse Effect.

5.7          Compliance with Law; Permits.

(a)        Each member of the Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to such member of the Company Group. Since the Lookback Date, no member of the Company Group has received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law. Notwithstanding anything herein to the contrary, this Section 5.7 shall not apply to infringement or other violation of Intellectual Property, or matters concerning Personal Information, which are addressed solely in Section 5.11 hereof.

(b)        The Company Group has all material Permits required under applicable Laws for the operation of the Business and is in material compliance with the terms of such Permits.

(c)        Each member of the Company Group has been, since the Lookback Date, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., the UK Bribery Act 2010, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws“), (ii) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws“), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws“), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and

any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws“).

(d)        None of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Sanctions Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party“); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Since the Lookback Date, none of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee or agent of the Company Group (acting on behalf of the Company Group) (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(e)        None of the members of the Company Group has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.8          Litigation. Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, there is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $500,000, (b) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially and adversely impact the Company Group’s Business, (c) seeks injunctive relief, which would, if granted, be reasonably likely to materially and adversely impact the Company Group’s Business or (d) is reasonably likely to materially impair the ability of the Company to perform its obligations under this Agreement. There are no material outstanding Orders by which any of the members the Company Group or any of its assets or properties are bound.

5.9          No Undisclosed Liabilities. Except as set forth in the Financial Statements (or the notes thereto), no member of the Company Group has any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the December 30, 2019 balance sheet (or the notes thereto) included in each of the Financial Statements, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules, (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Company of its obligations in accordance with the terms of this Agreement (including Section 9.1(b)) and any Related Document and (c) liabilities or obligations incurred since December 30, 2019, in the ordinary course of such Business none of which results from or arises out of a material breach of or a material default under any Contracts, material breach of warranty, tort, material infringement or material violation of Law.

5.10       Taxes.

(a)        All material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b)        All material amounts of Taxes due and payable by any member of the Company Group have been fully and timely paid.

(c)        No member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)        Each of the members of the Company Group has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or non-U.S. Laws) and have duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)        No member of the Company Group (i) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; or (ii) has any liability for material Taxes of any other Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f)         No member of the Company Group is a party to any Tax allocation or sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g)        No claim has been made in writing by any Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns or pay Taxes that such member of the Company Group is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h)        No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by any member of the Company Group is currently pending, and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against any member of the Company Group, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i)         No member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)         The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        In the two (2) years prior to the date of this Agreement, no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)         There are no material Encumbrances for Taxes upon any property or assets of any member of the Company Group except for Permitted Encumbrances.

(m)       No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        From its formation, each member of the Company Group other than DMS UE Acquisition Holdings Inc. and UE Authority Co. has been classified as either a partnership or a “disregarded entity” for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

(o)        No member of the Company Group has made an election to apply the provisions of Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to any taxable period.

(p)        The Company, and each member of the Company Group that is classified as a partnership for U.S. federal income Tax purposes currently has in effect an election under Section 754 of the Code, and such election will remain in effect for all periods through and including the Closing Date.

5.11       Intellectual Property; Privacy; Cybersecurity.

(a)        Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all material Intellectual Property that is owned by any member of the Company Group that is registered or the subject of a pending application for registration (“Owned Intellectual Property“); (ii) each Contract material to the Business, pursuant to which any member of the Company Group uses or has the right to use any Licensed Intellectual Property (excluding licenses for commercial “shrink wrap,” “click through,” “browse wrap” or other off-the-shelf software that has not been modified or customized (other than commercially available configurations)); and (iii) each Contract material to the Business, pursuant to which any member of the Company Group licenses or sublicenses any material rights to Owned Intellectual Property or Licensed Intellectual Property to third parties. The Owned Intellectual Property is subsisting, and to the Knowledge of the Company, valid and enforceable.

(b)        To the Knowledge of the Company, one (1) or more members of the Company Group exclusively own or have a valid and enforceable license or other right to use all material Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted. One (1) or more members of the Company Group (i) exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of such Business), and (ii) have the valid and enforceable right to use the Licensed Intellectual Property.

(c)        The Company Group has used commercially reasonable efforts and taken reasonable steps to maintain and protect all of the Owned Intellectual Property, including such steps to maintain the confidentiality, integrity, and security of the Company Computer Systems and confidential information of the Company Group. Except as would not be material to the Company Group, taken as a whole, the consultants and independent contractors of the Company Group who have created, authored, conceived or developed Intellectual Property for or on behalf of, or under the direction or supervision of the Company Group or otherwise arising out of such person’s engagement or contract with the Company Group has entered into a valid and enforceable written agreement with the Company Group assigning all such Intellectual Property to the Company Group to the extent such Intellectual Property otherwise has not vested in the Company Group by operation of law. To the Knowledge of the Company, no material confidential information of the Company Group has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement. To the Knowledge of the Company, no Person has materially breached any agreement referenced in this Section 5.11(c).

(d)        (i) To the Knowledge of the Company, the operation of the Business, as currently conducted, does not, directly or indirectly, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party in any material respect; (ii) since the Lookback Date, no member of the Company Group has received any written communication from any Person alleging a member of the Company Group directly or indirectly, infringes, misappropriates or otherwise violates the Intellectual Property rights of any such Person in any material respect; (iii) there is no material Action pending or threatened in writing against any member of the Company Group alleging that a member of the Company Group is, directly or indirectly, infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person; (iv) there is no Action pending or threatened in writing by any member of the Company Group alleging that a third party has, directly or indirectly, infringed, misappropriated or otherwise violated any Intellectual Property rights of a member of the Company Group in any material respect; and (v) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any member of the Company Group and that is material to the Business.

(e)        Except as would not be material to the Company Group, each member of the Company Group has established and implemented, and is operating in compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, intended to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all information technology systems owned by a member of the Company Group or relied upon in the operation of the Business as currently conducted, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Company Computer Systems“) that are intended to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person (which security controls, for clarity, may consist, to the extent such Company Computer Systems are not under the direct control of a member of the Company Group, of commercially reasonable diligence of applicable third-party vendors). The software and databases owned by a member of the Company Group are reasonably sufficient in all material respects for operation of the Business as currently conducted and, to the Knowledge of the Company, are free from any material bug, virus, malware, and the like. The Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Computer Systems and to prevent any unauthorized use, access, interruption, or modification of the Company Computer Systems. Except as would not be material to the Company Group, such Company Computer Systems (i) are sufficient for the needs of the Company Group, including as to capacity, scalability and ability to process current peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Business as currently conducted. Since the Lookback Date, the Company Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Company Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Company Computer Systems in the Business. The Company has remedied in all material respects any material privacy or data security issues raised in any privacy or data security audits of its businesses (including third-party audits of the Company Computer Systems), or, with respect to any such issues pertaining to third-party service providers or Company Computer Systems outside of the Company’s control, has used commercially reasonable efforts to cause the applicable third party to do so.

(f)         The Company Group has in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy“) regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer information.

(g)        Except as would not be material to the Company Group, taken as a whole, the Company Group is, and since the Lookback Date, has been, in compliance with (A) all applicable Laws and (B) the Company Group’s Privacy Policy, (C) the Payment Card Industry Data Security Standard, and (D) material terms in contracts to which a member of the Company Group is party, in each case, regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer or employee information and payment card information (“Personal Information“) and other Sensitive Data.

(h)        Since the Lookback Date, to the Knowledge of the Company, there has been no material unauthorized access or use of Personal Information stored by any member of the Company Group.

(i)         The Company Group has commercially reasonable security measures in place intended to protect Personal Information stored in their computer systems from unlawful access or use by any third party or any other use by a third party that would materially violate the Privacy Policy.

(j)         No material Actions are pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

5.12       Employees and Employee Benefits.

(a)        Section 5.12(a) of the Company Disclosure Schedules contains a correct and complete list of all material Benefit Plans as of the date of this Agreement.

(b)        With respect to each material Benefit Plan, if applicable, the Company has made available to Leo true and complete copies of (i) the plan document, including any related trust document, insurance contract or other funding arrangement, and all amendments thereto, (ii) the most recent summary plan description, or (iii) the most recent annual audited financial statements and opinion and (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS“).

(c)        No member of the Company Group nor any ERISA Affiliate thereof has or could reasonably expect to have any liability with respect to (i) any employee benefit plan subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate“ shall mean any trade or business (whether or not incorporated) that, together with any member of the Company Group, is treated as a single-employer under Section 414 of the Code.

(d)        Each Benefit Plan is in compliance, and has been established, maintained, funded and administered in compliance, with its terms, ERISA, the Code and other applicable Law in all material respects. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not result in material liability to the Company Group, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption (including any violations of Sections 410(a) or 410(b) of the Code).

(e)        No Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of any member of the Company Group beyond their retirement or other termination of service, other than coverage mandated by the COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents. No member of the Company Group has incurred or could reasonably expect to incur any material penalty or Tax (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f)         With respect to any Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending, or to the Knowledge of the Company, threatened against any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation thereof. To the Knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(g)        Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby (either alone or in combination with any other event) could give rise to the payment of any amount that would not be deductible by Leo, any member of the Company Group or any of their respective Subsidiaries or Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h)        Each contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) (if any) is in documentary and operational compliance in all material respects with Section 409A of the Code and the applicable guidance issued thereunder, such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

(i)         No member of the Company Group has any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual in respect of a Benefit Plan, including under Sections 409A or 4999 of the Code or otherwise.

(j)         The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment or benefit from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or natural person consultant of any member of the Company Group, (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise or (iii) result in the acceleration of the time of payment, vesting or funding of, or increase the amount of, any compensation or benefits from any member of the Company Group to any current or former director, officer, employee or natural person consultant of any member of the Company Group under any Benefit Plan or otherwise.

(k)        (i) Each material Benefit Plan that is not subject to United States Law maintained primarily in respect of any current or former director, officer, employee or consultant of any member of the Company Group who is located outside the United States (a “Foreign Benefit Plan“) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each material Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a material Foreign Benefit Plan have been paid in full; (iii) the fair market value of the assets of each funded material Foreign Benefit Plan, the liability of each insurer for any material Foreign Benefit Plan funded through insurance or the book reserve established for any material Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each material Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13       Labor.

(a)        No member of the Company Group is a party to or bound by any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other similar Contracts or understandings or bargaining relationships with any union, works council, trade union or other labor organization.

(b)        Since the Lookback Date, (i) to the Knowledge of the Company, no labor organization or group of employees of any member of the Company Group has sought to organize any employees for the purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any member of the Company Group, or filed a petition for recognition with any Governmental Authority, (ii) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any member of the Company Group or an employee thereof, and (iii) there has not been any strike, walkout or lockout, or other material labor dispute against or affecting any member of the Company Group, and no such activity is currently ongoing or, to the Knowledge of the Company, threatened.

(c)        Since the Lookback Date, (i) each member of the Company Group has been, and is in, material compliance with all applicable Laws relating to labor or employment; (ii) except as permitted by Section 9.1(b), no member of the Company Group has incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (the “WARN Act“); (iii) except as could not result in material liability for the Company Group, (A) each member of the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law, Contract, or Company Group policy, and (B) each individual who is providing, and has provided services to the Company Group, and who is or was classified and treated by the Company Group as an independent contractor, consultant, or other non-employee service provider is and was properly classified for all applicable purposes; and (iv) each member of the Company Group has investigated all material allegations of employment discrimination and sexual harassment, of which it has been made aware, made against any employee, and has taken reasonable corrective action calculated to prevent further harassment and discrimination, and no member of the Company Group reasonably expects to incur any material liability with respect to any such allegations.

5.14       Environmental Matters. Each member of the Company Group is, and, since the Lookback Date, has been, in compliance in all material respects with applicable Laws relating to (i) human health and safety, (ii) pollution, contamination, protection, remediation or reclamation of the environment or natural resources, (iii) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into or through the environment, including air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (iv) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws“), (b) the Company Group possesses, and, to the extent applicable, has filed timely applications to renew, all material Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits in all material respects, (c) no material Action arising under or pursuant to Environmental Laws is pending or, to the Knowledge of the Company, threatened in writing, against any member of the Company Group and there are no material outstanding Orders arising under or pursuant to Environmental Laws by which any member of the Company Group or any of its assets or properties are bound, (d) no member of the Company Group has received any written notice, report or other information regarding any material violation of, or material liability under, Environmental Laws, (e) no member of the Company Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person arising under Environmental Law, (f) there has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Company Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, in each case so as to result in material liability under Environmental Law of the Company Group, taken as a whole and (g) the Company has made available to Leo all environmental assessments, reports, audits and other material environmental documents relating to any member of the Company Group, any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, or the Business, in each case, to the extent such materials are in the possession, custody or control of any member of the Company Group.

5.15        Material Contracts.

(a)        Section 5.15(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the following types of Contracts (other than any Benefit Plan listed on Section 5.12(a) of the Company Disclosure Schedules) (x) to which any member of the Company Group is a party as of the date of this Agreement or (y) by which any member of the Company Group or any of their respective properties or assets are bound as of the date of this Agreement (collectively, the “Material Contracts“):

(i)         any Contract containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole, other than the Real Property Leases;

(ii)        any Contract that grants to any Person, other than a member of the Company Group, (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights;

(iii)       any Contract under which any member of the Company Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or material continuing indemnification or other material contingent payment obligations to, any Person (other than any member of the Company Group) in which the outstanding balance or amount is in excess of $250,000 individually or $500,000 in the aggregate;

(iv)       any Contract that requires the future acquisition by any member of the Company Group from another Person, or future disposition to another Person by the Company Group, of assets, properties or capital stock or other equity interest of another Person, and any Contract that relates to an acquisition or similar transaction which contains “earn-out” or other continuing obligations of any member of the Company Group, in any such case, that would reasonably be expected to result in payments in excess of $500,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Company Group other than the transaction contemplated hereunder;

(v)        Contracts relating to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or similar Contract with a third party;

(vi)       Contracts (excluding non-continuing purchase orders and statements of work under any master Contract) with any of the Material Customers and Material Suppliers and Vendors of the Company and the members of the Company Group;

(vii)      collective bargaining agreements or other Contracts with any labor union, works council or other labor organization;

(viii)      any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority;

(ix)       Contracts pursuant to which the Company received or paid more than $3,000,000 during the twelve (12)-month period commencing January 1, 2019, other than Contracts relating to Indebtedness.

(x)        all Contracts requiring or providing for any capital expenditure in excess of $2,000,000 other than capital expenditures made in the ordinary course of the Company Group’s Business;

(xi)       settlement, conciliation or similar Contract entered into by any member of the Company Group in the last 12 months providing for payment by any member of the Company Group in excess of $500,000 individually or imposing any material non-monetary obligations on any member of the Company Group;

(xii)      Contracts, the primary purposes of which concerns a license, covenant not to sue, escrow, settlement, co-existence, concurrent use, consent to use, or other grant of material rights in Intellectual Property material to the Business, including any such (A) Contract pursuant to which third-party Intellectual Property that is material to the Business is licensed to, or a covenant not to sue with respect to such Intellectual Property is granted to, any member of the Company Group (excluding any software licenses for software generally available on “shrink wrap” or other standard terms for less than $500,000 in total), (B) Contracts pursuant to which any member of the Company Group has granted any license under, a covenant not to sue, or otherwise transferred or conveyed a material right or interest in (whether or not currently exercisable), any material Intellectual Property owned by a member of the Company Group to any third party (excluding any non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business), (C) Contracts for the acquisition, creation, or development of material Intellectual Property for the Company Group, except for assignment of inventions or Intellectual Property agreements entered into with employees and contractors in the ordinary course of business consistent with past practice, and (D) Contracts entered into in connection with the resolution of any material claim or dispute related to Intellectual Property, including any such agreements affecting the Company Group’s ability to own, enforce, use, license or disclose Intellectual Property.

(b)        The Company has made available to Leo true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group in all material respects and, to the Knowledge of the Company, each other party thereto in all material respects. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or material default under any such Material Contract.

5.16       Related Person Transactions. Except for any Benefit Plan listed on Section 5.12(a) of the Company Disclosure Schedules, the Company LLC Agreement, the Amended Partnership Agreement and any transaction among the Company Group, no Related Person of the Company Group:

(a)        has engaged in any transaction with the Company or any member of the Company Group during the twelve (12)-month period ending on the date of this Agreement;

(b)        is a party to any Contract with the Company or any member of the Company Group (or operates under or otherwise receives the benefit of any such Contract);

(c)        owns directly or indirectly (other than through any direct or indirect equity interest in the Company) in whole or in part, or has any other direct or indirect interest (other than through any direct or indirect equity interest in the Company) in, any tangible property that any member of the Company Group owns or leases; or

(d)        has outstanding any Indebtedness to or from any member of the Company Group.

(e)        All agreements and other relationships between any member of the Company Group, on the one hand, and any of its Related Persons or Affiliates of the Company Group (other than the other members of the Company Group), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis. There are no agreements or other relationships between any member of the Company Group, on the one hand, and any Seller or its affiliated investment funds, alternative investment vehicles or related management or advising entities, on the other hand.

5.17       Real and Personal Property.

(a)        The Company does not own in fee any real property.

(b)        Section 5.17(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant with anticipated annual rental payments in excess of $500,000 (the “Real Property Leases“). The applicable member of the Company Group has a valid leasehold estate in all real property occupied pursuant to the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group in all material respects.

(c)        No member of the Company Group, or to the Knowledge of the Company, any other person or party thereto, is in breach or default, in any material respect, under any of the Real Property Leases, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Real Property Leases.

(d)        The Company has made available to Leo true and complete copies of all Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available by the Company to Leo.

(e)        The applicable member of the Company Group has good title to, or holds a valid leasehold interest in, or a valid license to use, all of the tangible assets and tangible personal property used by such member of the Company Group in the operation of its respective Business and which are material to such member of the Company Group, free and clear of any Encumbrances (other than Permitted Encumbrances).

5.18       Insurance. Section 5.18 of the Company Disclosure Schedules contains a list of all material insurance policies, covering the Company Group, taken as a whole, in effect at the date of this Agreement. With respect to each material insurance policy covering the Company Group, in all material respects, (a) such insurance policy is in full force and effect and all premiums with respect thereto covering all periods up to the Closing will be paid in the ordinary course of business consistent with past practice, (b) there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies and (c) no member of the Company Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Company Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Company Group.

5.19       Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, no member of the Company Group has employed, nor is any member of the Company Group subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

5.20       Customers, Suppliers and Vendors. Section 5.20 of the Company Disclosure Schedules sets forth a list of the twenty (20) largest customers (the “Material Customers“) and the twenty (20) largest suppliers and vendors (“Material Suppliers and Vendors“) of the Company Group, taken as a whole, as measured by the dollar amount of purchases thereby or therefrom, for the Company’s fiscal year ending December 31, 2019, showing the approximate total purchases by such customer from the Company during each such period and the approximate total purchases by the Company Group from each such supplier or vendor during each such period. No such customer, supplier or vendor listed on Section 5.20 of the Company Disclosure Schedules has on or prior to the date of this Agreement (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Company Group or (b) to the Knowledge of the Company, been involved in or threatened in writing a material dispute against any member of the Company Group or become insolvent or subject to bankruptcy proceedings.

5.21       Company Information. The information relating to the Company and the members of the Company Group which is or will be provided to Leo for inclusion in the Form S-4 or the Proxy Statement will not, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders

Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, the Sellers, Blocker Corp or Sponsor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

5.22       Solvency. None of the Company or any member of the Company Group is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

5.23       No Additional Representations. NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS, ANY MEMBER OF THE COMPANY GROUP OR BLOCKER CORP, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND BLOCKER CORP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE COMPANY (ON BEHALF OF ITSELF AND THE OTHER MEMBERS OF THE COMPANY GROUP) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP OR BLOCKER CORP.

Article VI

REPRESENTATIONS AND WARRANTIES OF BLOCKER CORP

Except as set forth in the Company Disclosure Schedules, Blocker Corp hereby represents and warrants to Leo as follows:

6.1         Standing; Qualification and Power.

(a)        Blocker Corp is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)        Blocker Corp is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or materially delay Blocker Corp’s performance of its obligations hereunder.

6.2         Ownership; Capitalization of Blocker Corp.

(a)        Blocker Corp has good, valid and marketable title to, and owns beneficially and of record, the Outstanding Blocker Corp Company Units, free and clear of all Encumbrances.

(b)        Other than this Agreement, the Company LLC Agreement and the Amended Partnership Agreement, the Outstanding Blocker Corp Company Units are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other similar Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

(c)        The Outstanding Blocker Corp Shares constitute all of the issued and outstanding equity interests of Blocker Corp.

(d)        All of the Outstanding Blocker Corp Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at the Closing will be free and clear of all Encumbrances.

(e)        As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Blocker Corp, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of Blocker Corp or (iii) Contracts of any kind to which Blocker Corp is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Blocker Corp, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above.

(f)         There are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of Blocker Corp, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which Blocker Corp is bound with respect to voting of any shares of capital stock or any other equity interest of Blocker Corp.

(g)        Other than the Outstanding Blocker Corp Company Units and the resulting indirect interest in the Company Group, Blocker Corp does not own, directly or indirectly, any interest or investment in the form of equity in, and is not is subject to any obligation or requirement to provide for or make any investment in, any Person.

6.3         Authority; Execution and Delivery; Enforceability. Blocker Corp has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by Blocker Corp of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of Blocker Corp, and no other proceeding on the part of Blocker Corp is necessary to authorize the entry into this Agreement by Blocker Corp or the entry into the Related Documents to which Blocker Corp is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which Blocker Corp is or will be a party will be, duly and validly executed and delivered by Blocker Corp and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Blocker Corp is or will be a party will constitute, a legal, valid and binding obligation of Blocker Corp, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

6.4         Brokers’ and Finders’ Fees. Other than any Person to which Seller Transaction Costs are payable, Blocker Corp has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

6.5         No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by Blocker Corp, and the consummation by Blocker Corp of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of Blocker Corp, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Blocker Corp is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b), violate or conflict with any Law applicable to Blocker Corp or by which any of its respective properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of Blocker Corp, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or materially delay Blocker Corp’s ability to consummate the transactions contemplated hereby.

(b)        The execution, delivery and performance of this Agreement by Blocker Corp, and the consummation by Blocker Corp of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay Blocker Corp’s ability to consummate the transactions contemplated hereby.

6.6         Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of Blocker Corp, threatened against Blocker Corp and (b) Blocker Corp is not subject to (nor are any properties or assets of Blocker Corp bound by or subject to) any outstanding material Orders.

6.7         Taxes.

(a)        All material Tax Returns required to be filed by or on behalf of Blocker Corp have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b)        All material amounts of Taxes due and payable by Blocker Corp have been fully and timely paid.

(c)        Blocker Corp has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)        Blocker Corp has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or non-U.S. Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)        Blocker Corp (i) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes; and (ii) has no liability for material Taxes of any other Person (other than a member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f)         Blocker Corp is not a party to any Tax allocation or sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g)        No claim has been made in writing by any Tax Authority in a jurisdiction in which Blocker Corp does not file Tax Returns or pay Taxes that Blocker Corp is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h)        No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Blocker Corp is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against Blocker Corp, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i)         Blocker Corp has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)         Blocker Corp is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        In the two (2) years prior to the date of this Agreement, Blocker Corp has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)         There are no material Encumbrances for Taxes upon any property or assets of Blocker Corp except for Permitted Encumbrances.

(m)       Blocker Corp has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        From its formation, Blocker Corp has been classified as a corporation for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

6.8         Blocker Corp Information. The information relating to Blocker Corp which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Blocker Corp that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, Blocker Corp does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, Sponsor, the Sellers or the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

6.9         Assets; Operations; Liabilities.

(a)        Blocker Corp does not have any material assets or operations, except for this Agreement and the Outstanding Blocker Corp Company Units. Blocker Corp was formed for the sole purpose of owning equity interests in the Company and transactions incidental thereto, and Blocker Corp has conducted no business, except for owning equity interests in the Company and entering into, and complying with its covenants and agreements under, this Agreement and transactions incidental to the foregoing.

(b)        Blocker Corp does not have any material liability, except for liabilities in connection with Taxes payable by Blocker Corp and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

6.10       No Additional Representations. NEITHER BLOCKER CORP NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLERS, ANY MEMBER OF THE COMPANY GROUP OR BLOCKER CORP, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY OF THE FOREGOING, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP AND BLOCKER CORP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.” BLOCKER CORP DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY BLOCKER CORP OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, BLOCKER CORP HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR

ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF BLOCKER CORP, ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, BLOCKER CORP DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP OR BLOCKER CORP.

Article VII

REPRESENTATIONS AND WARRANTIES OF LEO

Except as set forth in the Leo Disclosure Schedules, Leo represents and warrants to each Seller, the Company and Blocker Corp as follows (it being understood that each representation and warranty contained in this Article VII is qualified by the disclosures in Leo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Leo Form 10-K“) (including by incorporation therein, each of the exhibits as listed in Item 15 (Exhibits, Financial Statements Schedules) therein, but other than any disclosures in the “Risk Factors,” “Forward-Looking Statements” or “Qualitative or Quantitative Disclosure About Market Risks” sections of the Leo Form 10-K or other forward-looking statements or disclosures to the extent they are cautionary, predictive or forward-looking in nature) or a Form 8-K of Leo filed with the SEC since November 29, 2017, and prior to the date hereof; provided that it is understood that any matter disclosed in a Leo Form 10-K will not be deemed to be disclosed for purposes of, or to modify or qualify, Sections 7.1, Section 7.2 (other than Section 7.2(d)), Section 7.3, Section 7.4, Section 7.16 and Section 7.19):

7.1         Standing; Qualification and Power of Leo.

(a)        Leo is duly organized, validly existing and in good standing (or has the equivalent status) under the Laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not have a Material Adverse Effect on Leo or prevent or materially impair or materially delay Leo’s ability to consummate the transactions contemplated hereby.

(b)        Leo is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Leo.

7.2         Capitalization of Leo.

(a)        As of the date hereof and without taking into effect the PIPE Investment and the Domestication, the authorized capital stock of Leo consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Ordinary Shares“), (ii) 20,000,000 shares of Class B ordinary shares, par value $0.0001 per share (“Class B Ordinary Shares“), and (iii) 1,000,000 preference shares, par value $0.0001 per share. Section 7.2(a) of the Leo Disclosure Schedules sets forth, as of the date hereof, the record holders of more than 5% of the outstanding shares of Leo (without taking into effect the PIPE Investment and the Domestication). All issued and outstanding shares of capital stock of Leo have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights, rights of first refusal or similar rights. Immediately following the Closing, assuming no shares of Leo Common Stock are redeemed in connection with the transactions contemplated by this Agreement and disregarding the Equity Consideration, the issued and outstanding capital stock of the Surviving Company will consist solely of 32,812,807 shares of Surviving Company Class A Common Stock.

(b)        As of the date hereof, Leo has issued 14,000,000 warrants that entitle the holder thereof to purchase one (1) Class A Ordinary Share at an exercise price of $11.50 per share (the “Leo Warrants“) on the terms and conditions set forth in the applicable warrant agreement. Immediately following the Closing, Leo will have 14,000,000 Leo Warrants issued and outstanding, of which 2,000,000 shall be issued to Sponsor and 2,000,000 shall be issued to the Sellers. As of the close of business on the Business Day immediately prior to the date hereof, Leo has 19,312,807 Class A Ordinary Shares issued and outstanding, 5,000,000 Class B Ordinary Shares issued and outstanding (4,910,000 of which are owned by Sponsor and 90,000 of which are owned by the Leo Independent Directors) and no preference shares issued or outstanding (without taking into effect the Surrendered Shares, Surrendered Warrants, the PIPE Investment and the Domestication). As of the date of this Agreement, Sponsor and the Leo Independent Directors do not own any equity interests of Leo, other than 5,000,000 Class B Ordinary Shares and 4,000,000 Leo Warrants, and as of immediately following the Closing, Sponsor and the Leo Independent Directors shall not own any equity interests of Leo, other than 3,500,000 shares of Surviving Company Class A Common Stock, and 2,000,000 Leo Warrants.

(c)        Except for the Leo Warrants, as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Leo, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of Leo or (iii) other than the Subscription Agreements, Contracts of any kind to which Leo is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Leo, (B) any convertible or exchangeable security of the type referred to in clause (i) above or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii) above. No equity or equity-based compensation has been granted by Leo or any of its Affiliates to any existing or former employees or other service providers of Leo other.

(d)        There are no voting trusts, proxies, stockholder, partnership or other Contracts with an equityholder of Leo, investors’ rights Contracts, right of first refusal or co-sale

Contract, or registration rights Contracts or other agreements or understandings to which Leo is bound with respect to voting of any shares of capital stock or any other equity interest of any member of Leo.

(e)        Section 7.2(e) of the Leo Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of Leo.

(f)         The Equity Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the Sellers, free and clear of all Encumbrances.

7.3         Authority; Execution and Delivery; Enforceability. Leo has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Leo Shareholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Leo Shareholder Approvals, the execution and delivery of this Agreement have been and, in the case of the Related Documents to which it is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party, will be when delivered, duly authorized by all requisite action by Leo. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will be, duly and validly executed and delivered by each of Leo and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other Parties or parties thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will constitute, a legal, valid and binding obligation of each of Leo enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

7.4         No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by Leo, and the consummation by each of Leo of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Leo Governing Documents, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Leo is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 7.4(b) and/or Section 8.4(b) violate or conflict with any Law applicable to Leo or by which any of its respective properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not have a Material Adverse Effect on Leo.

(b)        The execution, delivery and performance of this Agreement by each of Leo, and the consummation by each of Leo of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission, and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not have a Material Adverse Effect on Leo.

(c)        Leo does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by Leo or any of its Affiliates) which (i) reasonably could be expected to prohibit or materially impair or materially delay the ability of Leo to obtain the consents, authorizations, Orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the transactions contemplated by this Agreement or impose a condition or conditions that would have a Material Adverse Effect on Leo and prevent or materially impair or materially delay Leo’s ability to consummate the transactions contemplated hereby.

7.5         Absence of Certain Changes. Since September 30, 2019, there has not been any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect on Leo.

7.6         Compliance with Law; Permits.

(a)        Leo is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to Leo. Since the Lookback Date, Leo has not received written notice from any Governmental Authority alleging any material violation or violations under any applicable Law.

(b)        Leo has all material Permits required under applicable Laws for the operation of its business and is in material compliance with the terms of such Permits.

7.7         Litigation. Except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, (a) there are no Actions pending or, to the Knowledge of Leo, threatened against Leo in writing, and (b) Leo is not subject to (nor are any properties or assets of Leo bound by or subject to) any outstanding material Order.

7.8         Leo SEC Reports; Financial Statements.

(a)        Leo has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Leo with the SEC under the Exchange Act or the Securities Act since Leo’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Leo SEC Reports“), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Leo SEC

Reports”). All Leo SEC Reports, any correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Leo or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction or have otherwise been made available to the Sellers. Leo has heretofore furnished to the Sellers true and correct copies of all amendments and modifications that have not been filed by Leo with the SEC to all agreements, documents and other instruments that previously had been filed by Leo with the SEC and are currently in effect. The Leo SEC Reports were, and the Additional Leo SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Leo SEC Reports did not, and the Additional Leo SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Leo maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 7.8(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE. There are no unresolved comments received in writing from the SEC staff with respect to the Leo SEC Reports on or prior to the date hereof. To the Knowledge of Leo, none of the Leo SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b)        The financial statements and notes contained or incorporated by reference in the Leo SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Leo SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Leo as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Leo has no off-balance sheet arrangements and no Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the Leo SEC Reports, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or the Leo Disclosure Schedules, and (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by Leo of its obligations in accordance with the terms of this Agreement (including Section 9.1(c)) and any Related Document. No financial statements other than those of Leo are required by GAAP to be included in the consolidated financial statements of Leo.

7.9         Information Supplied. None of the information supplied or to be supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Leo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Sellers, the Company, Blocker Corp or Sponsor for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

7.10       NYSE Stock Market Quotation. The issued and outstanding Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC.” The issued and outstanding Leo Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC WS.” Leo is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the Knowledge of Leo, threatened against Leo by the NYSE or the SEC with respect to any intention by such entity to deregister the Leo Common Stock or Leo Warrants or terminate the listing of Leo on the NYSE. None of Leo or any of its Affiliates has taken any action in an attempt to terminate the registration of the Leo Common Stock or the Leo Warrants under the Exchange Act.

7.11       Board Approval; Stockholder Vote. The board of directors of Leo (including any required committee or subgroup of the board of directors of Leo) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, including the Domestication, (b) determined that the consummation of the transactions contemplated hereby is in the best interest of the shareholders of Leo and (c) resolved and agreed to recommend to the shareholders of Leo that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement. Other than the Leo Shareholder Approvals, no other further corporate proceedings on the part of Leo are necessary to approve the consummation of the transactions contemplated hereby.

7.12       Leo Material Contracts. Leo has filed as an exhibit to a Leo SEC Report each “material contract” (as such term is defined in Regulation S-K) to which Leo is a Party and each Contract or other relevant documentation (including any amendments or modifications thereto) with respect to any Sponsor Related Party Transaction (collectively, the “Leo Material Contracts“). Each Leo Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of Leo in all material respects and, to the Knowledge of Leo, each other party thereto in all material respects. As of the date of this Agreement, neither Leo nor, to the Knowledge of Leo, any other party thereto, is in or has received written notice of any material breach or material default under any such Leo Material Contract.

7.13       Investment Company Act. Leo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Leo constitutes an “emerging growth company” within the meaning of the JOBS Act.

7.14       Trust Account.

(a)        As of the date hereof, Leo has at least $200,000,000 in the account established by Leo for the benefit of its public shareholders (the “Trust Account“), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee“) pursuant to the Investment Management Trust Agreement, dated as of February 15, 2018, by and between Leo and the Trustee (the “Trust Agreement“). Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Leo under this Agreement are not subject to any conditions regarding Leo’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b)        The Trust Agreement has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. Leo has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute a material default thereunder by Leo or, to the Knowledge of Leo, the Trustee. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Leo and the Trustee that would cause the description of the Trust Agreement in the Leo SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Leo, that would entitle any Person (other than (1) shareholders of Leo holding Class A Ordinary Shares sold in Leo’s initial public offering who shall have elected to redeem their Class A Ordinary Shares pursuant to the Leo Governing Documents and (2) the IPO Underwriter for the IPO Underwriter Fees) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any interest income earned in the Trust Account and (B) to redeem Class A Ordinary Shares in accordance with the provisions of the Leo Governing Documents. There are no Actions pending or, to the Knowledge of Leo, threatened with respect to the Trust Account.

7.15       Employee Benefit Plans. Leo has never had any employees, and other than reimbursement of any out-of-pocket expenses incurred by Leo’s officers and directors in connection with activities on Leo’s behalf in an aggregate amount not in excess of the amount of cash held by Leo outside of the Trust Account, Leo does not have any unsatisfied material liability with respect to any employee thereof. Leo does not maintain or have any direct or indirect liability under any employee benefit plan.

7.16       Assets; Title to Assets. Other than this Agreement, general working capital and the Trust Agreement and the applicable rights and interests in and to the Trust Account as set forth therein, Leo does not own any assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Leo owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Leo in the operation of its business and which are material to Leo, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

7.17       Securities Laws Matters. Leo acknowledges that the Outstanding Company Units and the Outstanding Blocker Corp Shares being acquired pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Leo is acquiring the Outstanding Company Units and the Outstanding Blocker Corp Shares for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Leo acknowledges that the Outstanding Company Units and the Outstanding Blocker Corp Shares will not be registered under the Securities Act or any applicable state or foreign securities Laws and that the Outstanding Company Units and the Outstanding Blocker Corp Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Leo has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Outstanding Company Units and the Outstanding Blocker Corp Shares and is capable of bearing the economic risks of such investment. Leo is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.18       Leo’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation.

(a)        Leo has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. For the purpose of conducting these investigations, Leo has employed the services of its own Representatives. In all matters affecting the condition of the properties, assets, rights, liabilities of the Company Group and Blocker Corp and the contents of the documents, records, reports or other materials made available or provided to Leo in connection with the transactions contemplated hereby, and in making its decision to enter into this Agreement and the Related Documents and consummate the transactions contemplated hereby and thereby, Leo is relying solely upon the advice and opinion offered by its own Representatives and the representations and warranties set forth in Article IV, Article V and Article VI or in any Related Document. Without limiting the foregoing, Leo disclaims reliance on any representations and warranties except as expressly set forth in Article IV, Article V and Article VI or in any Related Document. Except as set forth herein, neither the Company, the Seller nor any of their respective Related Parties shall have or be subject to any liability to Leo or any other Person resulting from the distribution to Leo, or Leo’s use of, any such information, including any information, documents or material made available to the other Parties and their Representatives in the electronic data room maintained on Intralinks.com entitled “Project Denali“ (the “Data Room“), confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby. Leo has reviewed all of the documents, records, reports and other materials made available in the Data Room prior to 5:30 p.m. New York City time, on April 22, 2020.

(b)        Except as and to the limited extent expressly set forth in Article IV, Article V and Article VI or in any Related Document, Leo acknowledges and agrees that no member of the Company Group, nor the Sellers, Blocker Corp nor any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Outstanding Company Units and the Outstanding Blocker Corp Shares or any member of the Company Group, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company Group’s business by the Surviving Company after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and Leo specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c)        In connection with Leo’s investigation of the Outstanding Company Units and the Outstanding Blocker Corp Shares, the Company Group and the Business, Leo has received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or such Business. Leo acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Leo is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Leo shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of Fraud. Accordingly, Leo acknowledges that neither the Sellers, the Company nor any of their respective Affiliates nor any of its or their respective Related Parties has made any representation or warranty with respect to such projections or other forecasts or plans.

7.19       Solvency. Leo is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Each of Leo, the Surviving Company and each member of the Company Group shall be Solvent following the Closing, immediately after giving effect to the transactions contemplated by this Agreement and the PIPE Investment, assuming (a) the accuracy of the representations and warranties in Article IV, Article V and Article VI, (b) the performance by the Company, Blocker Corp and Sellers of their respective obligations under this Agreement and the other Related Documents and (c) that the Company Group and Blocker Corp are Solvent immediately prior to the Closing.

7.20       Brokers’ and Finders’ Fees. Other than any Person to which Leo Transaction Costs are payable, Leo has not employed, nor is Leo subject to, any valid claim of liability or obligation to, any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

7.21       Taxes.

(a)        All material Tax Returns required to be filed by or on behalf of Leo have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, correct and complete in all material respects when filed.

(b)        All material amounts of Taxes due and payable by Leo have been fully and timely paid.

(c)        Leo has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)        Leo has complied in all material respects with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or non-U.S. Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)        Leo (i) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Leo) and (ii) does not have any liability for material Taxes of any other Person under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(f)         Leo is not a party to any Tax allocation or sharing agreement (other than a commercial agreement entered into in the ordinary course of business that does not primarily relate to Taxes).

(g)        No claim has been made in writing by any Tax Authority in a jurisdiction in which Leo does not file Tax Returns or pay Taxes that Leo is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(h)        No audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Leo is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for material additional Taxes against Leo, nor has any such deficiency or claim for material additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled.

(i)         Leo has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(j)         Leo is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)        In the two (2) years prior to the date of this Agreement, Leo has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(l)         There are no material Encumbrances for Taxes upon any property or assets of Leo except for Permitted Encumbrances.

(m)       Leo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(n)        From its formation, Leo has been classified as a corporation for all U.S. federal, and applicable state and local, income Tax purposes and will be so classified for all periods through and including the Closing Date.

7.22       PIPE Investments. Leo has made available to the Company and the Seller true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Leo (or its applicable Affiliate) and, to the Knowledge of Leo, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions) and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Trust Account at the Closing, will be in the aggregate sufficient to enable Leo to (i) pay all cash amounts required to be paid by Leo under or in connection with this Agreement and (ii) pay any and all Transaction Costs required to be paid by Leo under or in connection with this Agreement. There are no other Contracts between Leo and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Leo, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Leo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Leo under any material term or condition of any Subscription Agreement and, as of the date hereof, Leo has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Related Documents) to the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

7.23       Related Person Transactions. Except as set forth in Section 7.23 of the Leo Disclosure Schedules, and other than the private placement of securities in connection with Leo’s initial public offering, there are no transactions or Contracts, or series of related transactions of Contracts (each, a “Sponsor Related Party Transaction“), between Sponsor or its Related Persons, on the one hand, and Leo, any officer, director, manager or Affiliate of Leo or, to the Knowledge of Leo, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Leo in the Leo SEC Reports pursuant to Item 404 of Regulation S-K. Leo has made available to Seller true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

7.24       No Additional Representations. NONE OF LEO OR ANY OF ITS AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT WITH RESPECT TO LEO OR SPONSOR, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII. EACH OF LEO AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY LEO OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VII, LEO (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS, BLOCKER CORP, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLERS, BLOCKER CORP, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF LEO OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF LEO OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SELLERS, BLOCKER CORP, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF SPONSOR, LEO OR ANY OF THEIR RESPECTIVE AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VII, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF LEO SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

Article VIII

REPRESENTATIONS AND WARRANTIES OF SPONSOR

Sponsor hereby represents and warrants to each Seller and the Company as follows:

8.1         Standing; Qualification and Power.

(a)        Sponsor is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b)        Sponsor is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or materially delay Sponsor’s performance of its obligations hereunder.

8.2         Authority; Execution and Delivery; Enforceability. Sponsor has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by Sponsor of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of Sponsor, and no other proceeding on the part of Sponsor is necessary to authorize the entry into this Agreement by Sponsor or the entry into the Related Documents to which Sponsor is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which Sponsor is or will be a party will be, duly and validly executed and delivered by Sponsor and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Sponsor is or will be a party will constitute, a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

8.3         Brokers’ and Finders’ Fees. Other than any Person to which Leo Transaction Costs are payable, Sponsor has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

8.4         No Conflict; Consents.

(a)        The execution, delivery and performance of this Agreement by Sponsor, and the consummation by Sponsor of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the articles of incorporation or bylaws (or other comparable governing documents) of Sponsor, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Sponsor is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b), Section 6.5(b), Section 7.4(b) and/or Section 8.4(b) violate or conflict with any Law applicable to Sponsor or by which any of its respective properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of Sponsor, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or materially delay Sponsor’s ability to consummate the transactions contemplated hereby.

(b)        The execution, delivery and performance of this Agreement by Sponsor, and the consummation by Sponsor of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or materially delay Sponsor’s ability to consummate the transactions contemplated hereby.

8.5         Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of Sponsor, threatened against Sponsor that and (b) Sponsor is not subject to (nor are any properties or assets of Sponsor bound by or subject to) any outstanding material Order.

8.6         Sponsor Information. The information relating to Sponsor which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Sponsor that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, Sponsor does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo, the Sellers, the Company or Blocker Corp for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

8.7         No Additional Representations. NONE OF SPONSOR OR ANY OF ITS AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, WITH RESPECT TO LEO OR SPONSOR, INCLUDING ANY OF THEIR RESPECTIVE ASSETS, RIGHTS, PROPERTIES OR LIABILITIES, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY RELATED DOCUMENT, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VIII. EACH OF SPONSOR AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SPONSOR OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VIII, SPONSOR (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLERS, BLOCKER CORP, THE COMPANY, ANY MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR

ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE SELLERS, BLOCKER CORP, COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF SPONSOR OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF SPONSOR OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SELLERS, THE COMPANY, BLOCKER CORP OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF LEO, SPONSOR OR ANY OF THEIR RESPECTIVE AFFILIATES.

Article IX

COVENANTS

9.1         Conduct of Business Prior to Closing.

(a)        Except (i) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 9.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement or the Related Documents or (iv) as required by any applicable Law or any Contract (in existence on the date hereof), during the Interim Period, the Company shall, and shall cause the other members of the Company Group to, conduct the Business in the ordinary course of business in all material respects and shall use commercially reasonable efforts to preserve intact their business organization and material Permits, retain its current officers and key employees, and preserve its relationships with its material customers and suppliers; provided that (1) no action expressly permitted by an exception to a subclause of Section 9.1(b) shall be deemed a failure to perform or comply with this Section 9.1(a) and (2) the failure of any member of the Company Group to take any action prohibited by Section 9.1(b) shall not be a failure to perform or comply with this Section 9.1(a).

(b)        Without limiting the generality of this Section 9.1(a), during the Interim Period, except (w) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 9.1(b) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents or (z) as required by applicable Law or any Contract in existence on the date hereof, the Company shall not, and shall not permit the other members of the Company Group, to:

(i)         transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Company Group;

(ii)        effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of the Company Group;

(iii)       make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Company Group, other than (A) dividends and distributions by any member of the Company Group to another member of the Company Group and (B) Tax distributions in accordance with the Company LLC Agreement;

(iv)       (A) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the Company Group (other than (1) the incurrence of Indebtedness (x) in an amount not to exceed $15,000,000 or (y) under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement, including draws on the Company Group’s revolving credit facility, and refinancings or renewals (of an equivalent or lesser principal amount except any increase in the principal amount by an amount equal to unpaid accrued interest and premium thereon plus undrawn revolving commitments under any such credit facility plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or renewal) of any such credit facility on standard market terms available at such time, reasonably satisfactory to Leo; provided that, in each case, any such Indebtedness that is outstanding as of the Closing Calculation Time will be Closing Date Indebtedness of the Company Group) and (2) loans, advances or capital contributions made by one (1) member of the Company Group to another member of the Company Group) in excess of $250,000 individually or $500,000 in the aggregate (in each case, in excess of Indebtedness paid off after the date of this Agreement) other than Indebtedness required to be incurred under any Contract in existence on the date hereof or leases entered into in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans, advances or capital contributions made by one (1) member of the Company Group to another member of the Company Group);

(v)        amend the certificate of formation or operating agreement, certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Company Group;

(vi)       grant any material Encumbrances on any material property or assets (whether tangible or intangible) of any member of the Company Group, other than Permitted Encumbrances and Encumbrances created or incurred under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement or similar Encumbrances under any other permitted Indebtedness under Section 9.1(b)(iv)(A);

(vii)      (A) adopt, enter into, terminate or materially amend any Benefit Plan, other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B) recognize any union or employee representative body for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable Law, (C) waive any restrictive covenant obligation of any director, officer, employee or individual service provider of any member of the Company Group, or (D) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan (or any arrangement that would be a Benefit Plan if in effect as of the date hereof),

(viii)      (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of this Agreement, other than increases in base compensation of employees pursuant to any existing employment agreement as of the date of this Agreement, (B) enter into any new, or materially amend any existing employment agreement with any current or former director, officer, employee or consultant whose base compensation would exceed, or exceeded, on an annualized basis, $300,000, (C) enter into any new, or materially amend any existing severance or termination agreement with any current or former director, officer, employee or consultant, (D) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (E) hire any natural person or terminate any current or former director, officer, employee or consultant (other than for cause) whose base compensation would exceed, on an annualized basis, $300,000;

(ix)       implement or announce any employee layoffs that could implicate the WARN Act;

(x)        except as required by changes in GAAP, change any member of the Company Group’s methods of accounting in any manner that would have a material adverse impact on the Company Group;

(xi)       make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)      transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any material portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business;

(xiii)      (A) merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any property or assets, other than (1) acquisitions of equipment or inventory in the ordinary course of business or (2) transactions as to which the aggregate consideration paid or payable (x) in any individual transaction is not in excess of $250,000 or (y) in the aggregate is not in excess of $500,000;

(xiv)     enter into any joint venture with a third party;

(xv)      authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xvi)     enter into, renew, modify or revise any Contract with any Related Person of any member of the Company Group (other than Contracts among members of the Company Group) or with any former or present director or officer of any member of the Company Group or with any Affiliates of the foregoing Persons (including the Company Group) or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvii)     waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group or any of their respective directors or officers that would materially or adversely affect the Company Group after the Closing Date;

(xviii)    except in the ordinary course of business, amend or modify in any manner materially adverse to any member of the Company Group any Material Contracts, other than in connection with permitted Indebtedness under Section 9.1(b)(iv)(A);

(xix)     except in the ordinary course of business, make or enter into any contract to make any capital expenditures in excess of $2,000,000;

(xx)      adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the consummation of the transactions contemplated by this Agreement; or

(xxi)     authorize, or commit or agree to take, any of the foregoing actions.

(c)         During the Interim Period, except (w) with the written consent of the Seller Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 9.1(c) of the Leo Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, including, for the avoidance of doubt, the PIPE Investments, the Domestication and the transactions contemplated under the Sponsor Shares and Warrant Surrender Agreement (including the waiver of the Class B Share Conversion Rights) or (z) as required by applicable Law or any Contract, Leo shall not, and shall not permit any Subsidiary to:

(i)         form any Subsidiary;

(ii)        issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Leo, other than (A) the PIPE Investments, including the issuance of additional shares of Leo to third-party investors pursuant to additional agreements substantially in form to the Subscription Agreements solely for the purpose of satisfying, and to the extent necessary to satisfy, the condition set forth in Section 10.3(d), (B) and the transactions contemplated under the Sponsor Shares and Warrant Surrender Agreement (including the waiver of the Class B Share Conversion Rights);

(iii)       effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Leo or any Subsidiary, other than as required pursuant to the Sponsor Shares and Warrant Surrender Agreement and the Domestication;

(iv)       make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(v)        incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi)       make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)      amend the Leo Governing Documents, other than the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws;

(viii)      grant any material Encumbrances on any property or assets (whether tangible or intangible) of Leo;

(ix)       (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B) increase the compensation of any Person who is a director or officer of Leo;

(x)        except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi)       make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)      purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii)      enter into any joint venture with a third party;

(xiv)     except as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv)      enter into, renew, modify or revise any Contract with any Related Person of Leo or with any former or present director or officer of Leo or with any Affiliates of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvi)     waive, release, assign, settle or compromise any Action pending or threatened against Leo or any of their respective directors or officers that would materially and adversely affect Leo after the Closing Date;

(xvii)     adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions contemplated by this Agreement; or

(xviii)    authorize, or commit or agree to take, any of the foregoing actions.

(d)        During the Interim Period, except (w) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 9.1(d) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents or (z) as required by applicable Law or any Contract, Blocker Corp shall not, and shall not permit any Subsidiary, if any, to:

(i)         form any Subsidiary;

(ii)        issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Blocker Corp;

(iii)       effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Blocker Corp or any of its Subsidiary;

(iv)       make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock, other than any cash dividend payable in full prior to the Closing;

(v)        incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi)       make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)      amend the certificate of incorporation or bylaws (or other comparable governing documents) of Blocker Corp;

(viii)      grant any material Encumbrances on any property or assets (whether tangible or intangible) of Blocker Corp;

(ix)       (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B) increase the compensation of any Person who is a director or officer of Blocker Corp, if any;

(x)        except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi)       make, change or revoke any material Tax election; file any material amendment to any income Tax Return; change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii)      purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii)      enter into any joint venture with a third party;

(xiv)     except as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv)      enter into any transactions with any of its Affiliates;

(xvi)     waive, release, assign, settle or compromise any Action pending or threatened against Blocker Corp or any of its directors or officers other than in the case of Actions or claims either (A) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to Blocker Corp by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by Blocker Corp or any of its officers or directors;

(xvii)     adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the transactions contemplated by this Agreement; or

(xviii)    authorize, or commit or agree to take, any of the foregoing actions.

9.2         Access to Information. During the Interim Period, the Company and Blocker Corp shall, and shall cause the members of the Company Group to, afford to the other Parties and their respective Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the senior management, properties, books, Contracts, commitments, Tax Returns and records of the Company Group and Blocker Corp and, during such period, shall furnish as promptly as practicable to the other Parties any information concerning the Company Group and Blocker Corp as the other Parties may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s or Blocker Corp’s, as applicable, personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Company Group or Blocker Corp, as applicable, (b) neither the Company nor any member of the Company Group nor Blocker Corp is under any obligation to disclose to the other Parties or their respective Representatives any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege and (c) neither Leo nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group or Blocker Corp, including of the nature commonly referred to as a “Phase II Environmental Assessment”; provided, further, that the Company or Blocker Corp may designate certain portions of such information as being provided on an outside-counsel basis only. All information concerning the Company provided to Leo or any of its Representatives pursuant to this Section 9.2 shall be considered “Evaluation Material” (as defined in the Confidentiality Agreement and subject to the second paragraph of Section 1 therein) and shall be subject to the terms and conditions of the Confidentiality Agreement and Section 9.3(a).

9.3         Confidentiality.

(a)        Leo acknowledges that the information concerning the Company being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby, including any information provided under Section 9.2, is being provided as “Evaluation Material” (as defined in the Confidentiality Agreement and subject to the second paragraph of Section 1 therein) subject to the terms of a confidentiality agreement dated as of November 18, 2019, between Lion Capital LLP and the Company (the “Confidentiality Agreement“). Leo acknowledges that it is, and shall remain (unless the Closing occurs), subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference, as if Leo was Lion Capital LLP thereunder. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)        Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate, except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or the Business, which shall continue in accordance with the terms of the Confidentiality Agreement.

9.4         Efforts to Consummate; Consents and Filings.

(a)        Subject to the terms and conditions of this Agreement, each of the Parties and their respective Affiliates shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority“) all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than ten (10) Business Days after the date hereof) make all necessary filings (and, if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Antitrust Law.

(b)        Without limiting the generality of the Parties’ undertaking pursuant to Section 9.4(a), each Party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Authority or any other Party so as to enable the Parties to expeditiously close the transactions contemplated by this Agreement no later than the Outside Date. Each Party shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the Parties decide that litigation is in their best interests, each Party shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Notwithstanding the foregoing, no Party or any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any Party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any Party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c)        Each of the Parties shall promptly notify the other Parties of any substantive communication it or any of its Affiliates receives from any Governmental Antitrust Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and consult each other Party prior to any substantive communication with any Governmental Antitrust Authority to permit the other Parties to review in advance any proposed communication by such Party to any Governmental Antitrust Authority. No Party shall agree to participate in any substantive meeting with any Governmental Antitrust Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other Parties in advance and, to the extent permitted by such

Governmental Antitrust Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents and filings pursuant to the HSR Act) or communications between them or any of their Representatives, on the one hand, and any Governmental Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d)        During the Interim Period, except with the prior written consent of the Company or Leo, as applicable, neither Leo nor its Affiliates or the Company or its Affiliates shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under the HSR Act or other applicable Antitrust Laws.

9.5         Expenses; Transfer Taxes.

(a)        All costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid (i) in the case of the Company, the Seller Representatives and the Sellers and any costs and expenses related to the Refinancing under Section 9.27 (the “Refinancing Costs”), by the Company and (ii) in the case of Leo, by Leo; provided, however, that, in the event that the Closing is consummated, at the Closing, Leo shall pay the Refinancing Costs, all costs and expenses set forth on Exhibit K under the heading “Leo Transaction Costs” incurred by Leo in connection with this Agreement, the Related Documents or the transactions contemplated hereby (the “Leo Transaction Costs“) (provided that any costs and expenses incurred by Leo (other than the Leo Legal Expenses and IPO Underwriter Fees) in connection with or related to the IPO or the Prior Proposed Business Combinations (“Excluded Leo Costs“) shall not be considered Leo Transaction Costs) and under the heading “Seller Transaction Costs” incurred by any Seller or the Company in connection with this Agreement, the Related Documents or the transactions contemplated hereby (the “Seller Transaction Costs“ and, together with the Leo Transaction Costs and Refinancing Costs, the “Transaction Costs“), other than Previously Paid Seller Transaction Costs; provided, further, however, that (i) Leo’s aggregate payment of Transaction Costs under this Section 9.5(a) shall not exceed an amount equal to the difference of the Transaction Costs Cap, minus the amount of Previously Paid Seller Transaction Costs, (ii) the Surviving Company shall be solely responsible for paying or otherwise satisfying any Transaction Costs in excess of the Transaction Costs Cap and (iii) Sponsor shall be solely responsible for paying or otherwise satisfying any Excluded Leo Costs.

(b)        All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) incurred by the Company (or any of its Subsidiaries), Blocker Corp or Leo in connection with this Agreement, the Related Documents, and the transactions contemplated hereby and thereby (“Transfer Taxes“) shall be borne by Leo or the Surviving Company, as applicable (including any Transfer Taxes incurred in connection with the Domestication and the transactions contemplated by the Sponsor Shares and Warrant Surrender Agreement, which shall also be paid by Leo or the Surviving Company, as applicable). Leo shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Taxes. Each Party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

9.6         Tax Matters.

(a)        Tax Returns. Leo shall control the preparation and filing of all Tax Returns of Blocker Corp that are due after the Closing Date. Any such Tax Return that relates to a Pre-Closing Tax Period shall be prepared in a manner consistent with past practice (unless otherwise required by a change in applicable Law or otherwise contemplated by this Agreement). Leo shall submit any such Tax Return for a Pre-Closing Tax Period to the Blocker Sellers at least thirty (30) days prior to the due date (including extensions) of such Tax Return for the Blocker Sellers’ review and comment, and shall include any reasonable comments provided by the Blocker Sellers in the Tax Return filed. Leo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Tax Treatment of the Transactions for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)        Cooperation. Notwithstanding anything herein to the contrary, the Parties shall provide to the other Parties and their Representatives such cooperation, documentation and information as either of them may reasonably request in connection with (a) filing any Tax Return, amending any Tax Return or filing any claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes or (c) preparing for, assisting with, or conducting any Tax proceeding. Such cooperation and information shall include, to the extent reasonable, providing copies of relevant portions of Tax Returns, together with relevant portions of relevant accompanying schedules, relevant documents relating to rulings or other determinations by Tax Authorities, and relevant records concerning the ownership and Tax basis of property and other relevant information, which any such Party may possess. Each Party agrees, upon request, to use reasonable efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including related to the transactions contemplated hereunder).

(c)        Cash Consideration Allocation. Within ninety (90) days following the Closing, Leo shall prepare or cause to be prepared an allocation of the Cash Consideration in respect of Prism and the Clairvest Direct Seller and the applicable portion of any liabilities of the Company Group, or other relevant items, treated as amounts realized by Prism and Clairvest Direct Seller for applicable income Tax purposes among the assets of the Company for U.S. federal income Tax purposes in accordance with the rules under Section 755 of the Code and the applicable Treasury Regulations (the “Allocation“), and shall deliver such Allocation to the Seller Representatives for the Seller Representatives’ review and comment. Leo shall incorporate any reasonable comments provided by the Seller Representatives in writing within thirty (30) days following their receipt thereof. The Parties and their respective Affiliates agree to (i) be bound by the Allocation as prepared in accordance with the terms of this Section 9.6(c), (ii) act in accordance with the Allocation in the preparation and the filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (c) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (and any corresponding or similar provision of state or local Law).

(d)        Transaction Tax Deductions. Notwithstanding anything in the Amended Partnership Agreement to the contrary, for purposes of preparing any Tax Return of or with respect to the Company or the Surviving Partnership (or any of their respective Subsidiaries) all Transaction Tax Deductions shall be allocated solely to Prism, the Clairvest Direct Seller and Blocker Corp to the extent permitted by applicable Law at a “more likely than not” or higher standard of confidence.

9.7         Section 280G. At least three (3) Business Days prior to the Closing, the Company shall (i) use commercially reasonable efforts to secure from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits (the “Section 280G Payments“) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code and (ii) solicit from its equityholders approval of (in a manner designed to meet the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder) Section 280G Payments to “disqualified individuals” (within the meaning of Section 280G of the Code). Prior to the Closing, the Company shall provide Leo with evidence of the result of the equityholder vote, indicating with respect to the Section 280G Payments for each person that the required equityholder approval was received or that such equityholder approval was not obtained. At least five (5) Business Days prior to soliciting the equityholder vote described above, the Company shall deliver to Leo for its review copies of all documents prepared by the Company in connection with this Section 9.7, including the parachute payment calculations prepared by the Company and/or its advisors, and the Company shall take reasonable steps to consider and accommodate comments received from Leo.

9.8         Publicity. The Seller Representatives, the Company and Leo shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement as promptly as practicable after the execution and delivery hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan“) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Seller Representatives, in the case of a public announcement by Leo, or Leo, in the case of a public announcement by any Seller, Blocker Corp or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law or the rules of any securities exchange on which the securities of such Party or any of such Party’s Affiliates are listed, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) in the case of the Sellers, Leo and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities or continuous disclosure documents and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9.8, and (v) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

9.9         Directors’ and Officers’ Indemnification and Insurance.

(a)        The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, managers, employees and agents of any member of the Company Group or Leo and each Person who served at the request of the Company or Leo, as applicable, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons“), as provided in the certificate of formation or operating agreement, certificate of incorporation, articles of organization, or bylaws (or other comparable governing documents) of any member of the Company Group or Leo in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the Closing and shall continue in full force and effect and that any member of the Company Group or the Surviving Company (on behalf of Leo) will perform and discharge such member of the Company Group’s or Leo’s respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Surviving Company shall cause the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company LLC Agreement and Leo Governing Documents, as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Surviving Company shall assume, guarantee and stand surety for, and shall cause the members of the Company Group to honor, in accordance with their respective terms, each of the covenants contained in this Section 9.9.

(b)        From and following the Closing Date, the Surviving Company, shall, and shall cause the members of the Company Group to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of the Company Group, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the Company Group, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group). In the event of any such Action, the Surviving Company and the members of the Company Group, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided that none of the Surviving Company and the members of the Company Group shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Leo and the Company hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by one (1) or more current direct or indirect equityholders of the Company or Leo, as applicable, or their respective Affiliates (each, a “Separate Indemnitor“) (directly or through insurance obtained by any such entity). Each of Leo and the Company hereby agrees and acknowledges that (i) the Surviving Company is the indemnitor of first resort with respect to the D&O Indemnified Persons, (ii) the Surviving Company shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the Surviving Company’s organizational documents, any applicable agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Separate Indemnitors and (iii) to the extent permitted by Law, the Surviving Company irrevocably waives, relinquishes and releases the Separate Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Leo and the Company further agrees no advancement or payment by any Separate Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing, and such Separate Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the Surviving Company.

(c)        For a period of six (6) years from the Closing Date, the Surviving Company shall maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company Group (the “Current Policies“), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the Surviving Company be obligated to pay annual premiums greater than 300% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, the Surviving Company shall provide the maximum coverage which shall then be available at an annual premium not exceeding 300% of such rate. The Surviving Company shall maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums). Without limiting the foregoing, the Company shall obtain prior to the Closing a fully paid six (6) year “tail” insurance policy (the “D&O Tail“) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Current Policies, and the cost of the D&O Tail shall be included as a Transaction Cost. The Surviving Company shall maintain the D&O Tail in full force and effect for its full term and will honor all obligations thereunder.

(d)        If the Surviving Company or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of the Surviving Company set forth in this Section 9.9.

(e)        The provisions of this Section 9.9 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Leo and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

9.10       Employee Matters.

(a)        The Surviving Company shall, or shall cause one (1) of its Subsidiaries to, continue to employ, immediately following the Closing, each individual employed by the Surviving Company or any of its respective Company Subsidiaries immediately prior to the Closing, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees“). During the twelve (12)-month period following the Closing (the “Benefit Period“), the Surviving Company shall, or shall cause one (1) of its Subsidiaries to, provide the Company Group Employees who continue to be actively employed by the Surviving Company (or any of its Subsidiaries) during the Benefit Period with base salary and base wages and annual target cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity based compensation, deferred compensation, or transaction bonuses) that are substantially similar to those provided to the Company Group Employees immediately prior to the Closing and 401(k) and group health and other group welfare benefits that are substantially similar in the aggregate to those provided to the similarly situated Company Group Employees immediately prior to the Closing Date.

(b)        With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of the Surviving Company or its Subsidiaries (the “Surviving Company Plans“) that replace the Benefit Plans (as provided by the Company Group immediately prior to the Closing), the Surviving Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such the

Surviving Company Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c)        Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or Surviving Company Plan, (ii) alter or limit the Surviving Company’s ability to amend, modify or interpret or terminate any Surviving Company Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 9.10.

9.11       Control of Operations.

(a)        Nothing contained in this Agreement shall give Leo, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b)        Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions set forth in this Agreement, complete control and supervision over its operations.

9.12       Exclusivity.

(a)        From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article XI in accordance with its terms (the “Interim Period“), the Sellers and the Company shall not, and shall cause their respective Representatives and Blocker Corp not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or Blocker Corp or any of the Outstanding Company Units or Outstanding Blocker Corp Shares or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or Blocker Corp other than with Leo and its Representatives (an “Alternative Transaction“), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 9.12. The Sellers shall, and shall cause their respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If any of the Sellers, the Company, Blocker Corp or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Seller, Blocker Corp or the Company shall promptly (and in no event later than twenty-four (24) hours after such Seller, Blocker Corp or the Company becomes aware of such inquiry or proposal) (1) advise Leo orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (2) provide Leo a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.12(b) by any Affiliate or Representative of any Seller, Blocker Corp or the Company shall be deemed to be a breach of this Section 9.12(b) by such Seller, Blocker Corp or the Company, respectively.

(b)        Leo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Leo shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Leo, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Leo shall promptly (and in no event later than twenty-four (24) hours after Leo becomes aware of such inquiry or proposal) (A) advise the Seller Representatives orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Seller Representatives a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.12(b) by any of Leo’s Affiliates or Representatives shall be deemed to be a breach of this Section 9.12(b) by Leo.

(c)        Prior to Closing, the Company shall require the prompt destruction or return of any confidential information provided to any third party in connection with an Alternative Transaction and shall refrain from waiving or modifying any rights under any confidentiality or standstill agreement relating to an Alternative Transaction.

9.13       Trust Account. Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Leo shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Leo (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (1) pay as and when due all amounts payable to shareholders of Leo holding shares of the Class A Ordinary Shares sold in Leo’s initial public offering who shall have previously validly elected to redeem their Class A Ordinary Shares pursuant to Leo Governing Documents, (2) pay the IPO Underwriter Fees to the IPO Underwriter and (3) immediately thereafter, pay all remaining amounts then available in the Trust Account to Leo for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

9.14       Proxy Statement; SEC Filings.

(a)        Leo and the Company shall use reasonable best efforts to jointly prepare and cause to be filed by Leo with the SEC, as promptly as reasonably practicable following the availability of the audited financial statements of the Company (including the audited financial statements of businesses acquired by the Company and the PCAOB Financial Statements) required to be included therein, a Registration Statement on Form S-4 (the “Form S-4“), containing a preliminary proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting, and Leo and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective and to cause a definitive proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement“) to be mailed as promptly as reasonably practicable after such effectiveness to the shareholders of Leo (but in any event, such mailing shall commence within three (3) Business Days of (i) in the event the SEC does not review the Form S-4 and the Proxy Statement, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the SEC does review the Form S-4 and the Proxy Statement, receipt of written notice that the Form S-4 has been declared effective). The Form S-4 and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Company and Leo shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Form S-4 and the Proxy Statement, and the Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Leo shall promptly notify the Company and the Seller Representatives upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and the Proxy Statement and shall provide the Company and the Seller Representatives with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Leo shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 and the Proxy Statement. If the Form S-4 has not been declared effective as of prior to May 14, 2020, the Company shall, as soon as reasonably practicable following May 14, 2020, provide to Leo an unaudited SAS-100 reviewed consolidated balance sheet of the Company as of March 31, 2020, and the related unaudited consolidated statements of income, members’ equity and cash flows. Notwithstanding the foregoing, prior to filing the Form S-4 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and Leo (A) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the other and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Leo shall advise the Company and the Seller Representatives, promptly after receipt of notice thereof, of the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, if the SEC does not review the Form S-4 and the Proxy Statement, or the receipt of any oral or written notification of the completion of review of the Form S-4 and the Proxy Statement by the SEC, the issuance of any stop order relating thereto or the suspension of the qualification of the

Equity Consideration for offering or sale in any jurisdiction, and the Company and Leo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Leo shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby. In connection with the Form S-4 and the Proxy Statement, Leo will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Leo Governing Documents and the rules and regulations of the SEC and NYSE.

(b)        The Company agrees to promptly provide Leo with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by Leo for inclusion in the Form S-4 and the Proxy Statement. The Company shall cause the officers and employees of each member of the Company Group to be reasonably available to Leo and its counsel in connection with the drafting of the Form S-4 and the Proxy Statement and responding in a timely manner to comments on the Form S-4 and the Proxy Statement from the SEC.

(c)        If prior to the Closing, any event occurs with respect to Leo, or any change occurs with respect to other information supplied by Leo for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, Leo shall promptly notify the Company of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s unitholders. Nothing in this Section 9.14(c) shall limit the obligations of any Party under Section 9.14(a).

(d)        If prior to the Closing, any event occurs with respect to any member of the Company Group, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, the Company shall promptly notify Leo of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s unitholders. Nothing in this Section 9.14(d) shall limit the obligations of any Party under Section 9.14(a).

(e)        Leo shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Leo Shareholders Meeting for the sole purpose of seeking the Leo Shareholder Approvals. Leo shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Leo’s shareholders and to hold the Leo Shareholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective and (ii) solicit the Leo Shareholder Approvals (including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Leo Shareholder Approvals). Leo shall, through the board of directors of Leo, recommend to its shareholders that they give the Leo Shareholder Approvals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 9.14(e), (A) the Leo Shareholders Meeting shall in any event be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to Leo’s shareholders and (B) Leo shall have the right to make one (1) or more successive postponements or adjournments of the Leo Shareholders Meeting (1) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of Leo has determined in good faith is required by applicable Law is disclosed to Leo’s shareholders and for such supplement or amendment to be promptly disseminated to the Leo’s shareholders prior to the Leo Shareholders Meeting, (2) if on a date for which the Leo Shareholders Meeting is scheduled, Leo has not received proxies representing a sufficient number of shares of Leo Common Stock to obtain the Leo Shareholder Approvals, whether or not a quorum is present, (3) if, as of the time for which the Leo Shareholders Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient shares of Leo Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Leo Shareholders Meeting or (4) if, as of the deadline for electing redemption by holders of Class A Ordinary Shares in accordance with the Leo Governing Documents, the number of shares being redeemed would cause the condition to Closing set forth in Section 10.3(d) to not be satisfied; provided that (excluding any adjournments or postponements required by applicable Law) the Leo Shareholders Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Leo Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(f)           Sponsor, as a shareholder of Leo, shall vote in favor of the Leo Shareholder Approvals.

(g)          As promptly as practicable following the date hereof, the Sellers shall (after reasonable consultation with Leo) provide to Leo:

(i)         the names and biographies of (A) one (1) individual nominated by Prism to the board of directors of the Surviving Company, (B) two (2) individuals nominated by Clairvest to the board of directors of the Surviving Company, one of which shall be independent under the applicable rules of the NYSE, (C) one (1) individual nominated mutually by Seller Representatives to the board of directors of the Surviving Company who shall be independent under the applicable rules of the NYSE and independent pursuant to the requirements of Rule 10A-3 of the Exchange Act (collectively, the “Seller Nominees”); and

(ii)        the names and offices of the individuals to serve as the officers of the Surviving Company as of the Closing (the “Surviving Company Officers“).

(h)        (i) Prior to the Closing, Leo shall obtain irrevocable resignations from all current directors and officers on the board of directors of Leo (other than of the Sponsor Director and the Lion Director), and (ii) as of the Closing, Leo shall cause (A) the size of the board of directors of the Surviving Company to be set at seven (7), (B) the Seller Nominees and the chief executive officer of the Surviving Company to be elected as members of the board of directors of the Surviving Company and (C) the Surviving Company Officers to be appointed as the officers of the Surviving Company, in each case, effective as of the Closing.

(i)         As promptly as practicable following the date hereof, (i) Sponsor shall (after reasonable consultation with Leo) provide to Leo the biography of one (1) individual nominated by Sponsor to the board of directors of the Surviving Company to remain as a director of the Surviving Company as of immediately following the Closing (the “Sponsor Director“) and (ii) Lion Capital (Guernsey) Bridgeco Limited or an Affiliate thereof (“Lion“) shall (after reasonable consultation with Leo) provide to Leo the biography of one (1) individual nominated by Lion to the board of directors of the Surviving Company to remain as a director of the Surviving Company as of immediately following the Closing (the “Lion Director“); provided that each of the Sponsor Director and the Lion Director shall be independent under the applicable rules of the NYSE and independent pursuant to the requirements of Rule 10A-3 of the Exchange Act.

9.15       Listing of Leo Common Stock. Leo will use its reasonable best efforts to cause the shares of Surviving Company Class A Common Stock into which the shares of Surviving Company Class C Common Stock to be issued under Section 3.2(c)(ii) are convertible in accordance with the Surviving Company Certificate of Incorporation and the shares of Surviving Company Class A Common Stock into which the Surviving Partnership Common Units held by Prism and Clairvest Direct Seller are redeemable under the Amended Partnership Agreement (collectively, the “Closing Shares“), and will use its commercially reasonable efforts to cause the Seller Warrants, in each case, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. During the Interim Period, Leo shall use its reasonable best efforts to remain listed as a public company on the NYSE and will take all steps necessary to ensure the Surviving Company Class A Common Stock remains listed on the NYSE following the Domestication. During the Interim Period, Leo will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if Leo receives any written or, to the Knowledge of Leo, oral notice from NYSE that Leo has failed, or would reasonably be expected to fail, to meet the listing requirements of the NYSE as of the Closing or within six (6) months thereafter for any reason, then Leo shall give prompt written notice of such NYSE notice to the Company, including a copy of any written notice received from NYSE or a summary of any oral notice received from NYSE.

9.16       Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Leo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Leo Common Stock by Leo, in each case, pursuant to this Agreement and the Related Documents to any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of Leo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16“) shall be an exempt transaction for purposes of Section 16.

9.17       Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

9.18       Affiliate Agreements. Other than the Related Documents and Contracts set forth on Section 9.18 of the Company Disclosure Schedules or entered into in compliance with Section 9.1(b) prior to the Closing, at the Closing, the Sellers shall cause all agreements between the Sellers or any Affiliate of the Sellers and any member of the Company Group to be terminated without any further liability.

9.19       Release.

(a)        Effective upon and following the Closing, Leo, on its own behalf and on behalf of the Surviving Company, the Company, Blocker Corp and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Sellers, their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Seller Released Parties“) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group or Blocker Corp occurring prior to the Closing, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 9.19 shall release the Seller Released Parties from their obligations under this Agreement or the other Related Documents.

(b)        Effective upon and following the Closing, each Seller, on its own behalf and on behalf of the Company, Blocker Corp and the Surviving Company and each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Leo, the Surviving Company, Blocker Corp and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Leo Released Parties“) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group or Blocker Corp occurring prior to the Closing; provided, however, that nothing in this Section 9.19 shall release the Leo Released Parties from (i) obligations under this Agreement or the Related Documents, (ii) any right to indemnification or exculpation under any agreements or organizational documents of the Company or Blocker Corp or (iii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice.

(c)        Effective upon and following the Closing, Leo, on its own behalf and on behalf of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Company, each of its Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties“) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 9.19 shall release the Company Released Parties from their obligations under this Agreement or the other Related Documents.

9.20       Company Member Consent. The Sellers shall deliver to Leo the Company Member Consent no later than 5:00 p.m., New York City time, on the day after the date hereof.

9.21       No Claim Against Trust Amount. Notwithstanding anything else in this Agreement, the Company and each of the Sellers acknowledge that they have read the Prospectus and understand that Leo has established the Trust Account for the benefit of Leo’s public shareholders and that Leo may disburse monies from the Trust Account only (a) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (b) to Leo after, or concurrently with, the consummation of a Business Combination, (c) to Leo in limited amounts for its Tax obligations incurred in the ordinary course of business, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Leo and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Leo in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Leo due and owing or incurred at or prior to the Closing shall be paid from the Trust Account as and when due, including all amounts payable (i) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (ii) to Leo after, or concurrently with, the consummation of a Business Combination, and (iii) to Leo in limited amounts for its Tax obligations incurred in the ordinary course of business. The Company and the Sellers further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by July 31, 2020, Leo will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Leo shall cause the Trust Account to be disbursed to Leo and as otherwise contemplated by this Agreement. Accordingly, the Company and each Seller, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Leo for any reason whatsoever, including to a breach of this Agreement by Leo or any negotiations, agreements or understandings with Leo (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

9.22       Subscription Agreements. Leo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Sellers; provided that any amendment that reduces the amount of the commitment, or increases the conditionality of the commitment, under any Subscription Agreement shall be deemed materially adverse to the Sellers. Leo shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Leo in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Leo shall give the Seller, prompt (and, in any event within one (1) Business Day) written notice (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Leo, (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Leo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

9.23       Names and Marks.

(a)        Effective as of the Closing, the Company hereby grants, on behalf of itself and the other members of the Company Group, and shall cause the other members of the Company Group to grant, to each Clairvest Direct Seller, Blocker Sellers and their respective Affiliates a nonexclusive, perpetual, royalty-free and fully paid-up, worldwide right and license to use the name and related logos of the Company Group (collectively, the “Company Name“) in their respective printed materials and website and in other forms and media for the sole purpose of describing their respective prior ownership, investment or interest in the Company Group and the associated businesses; provided that the Company Name is used solely in a manner that is reasonable and customary for such purposes and not in a manner intended to harm or disparage the Company Group. For the avoidance of doubt, nothing herein shall waive or restrict or otherwise limit any rights that Clairvest Direct Seller, Blocker Sellers and their respective Affiliates may have under applicable Law.

(b)        From and after the Closing, Leo and its Affiliates shall have no right, title or interest in or to, and Leo shall not use, and shall not permit any of its Affiliates to use, “Clairvest,” “CEP,” any derivative or variant thereof or any name or trademark confusingly similar to any of the foregoing, alone or as part of a combination (collectively, the “Clairvest

Names”), in whole or in part, as the name of or otherwise in connection with the Company Group or their respective businesses, except for the purpose of describing Clairvest Direct Seller’s, Blocker Sellers’ and their respective Affiliates’ respective prior ownership, investment or interest in the Company Group. Within sixty (60) days after the Closing Date, Leo shall change the name of Blocker Corp (and any other entity, if applicable) to remove any Clairvest Name. For the avoidance of doubt, nothing herein shall waive or restrict or otherwise limit any rights that Leo and its Affiliates may have under applicable Law.

9.24       Sponsor and Director Lock-Up. Leo and Sponsor acknowledge and agree that any shares of Leo Common Stock owned by Sponsor and the Leo Independent Directors as of immediately following the Domestication and immediately following the Closing shall be considered “Founder Shares” (as defined in the applicable letter agreement, dated on or about February 15, 2018, by and between the Company and such Person (each, a “Leo Lock-Up Agreement“)) and shall be subject to the terms and conditions of the applicable Leo Lock-Up Agreement.

9.25       PCAOB Financial Statements. The Company and the Sellers will use reasonable best efforts to deliver to Leo the audited consolidated balance sheet of the Company as of December 31, 2019, December 31, 2018, and December 31, 2017, and the related audited consolidated statements of income, changes in members’ equity and cash flows for the years then ended, in each case each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (collectively, the “PCAOB Financial Statements“), as promptly as reasonably practicable following the date hereof, but in any event no later than May 8, 2020.

9.26       Extension. If either Leo or the Seller Representatives, acting reasonably and in good faith and after consultation with the other, reasonably believes that the Closing will not occur on or prior to July 31, 2020, but that the Parties are reasonably capable of causing the Closing to occur reasonably promptly thereafter, (a) Leo shall seek the approval of Leo’s shareholders (in accordance with applicable Law and the Leo Governing Documents) to extend the deadline, including by seeking a shareholder resolution to such effect, for Leo to consummate a Business Combination or Wind Up from July 31, 2020, to August 31, 2020, or such other earlier date as the Parties shall mutually agree (such date, the “Extension Date“) (the “Extension Approval“), and (b) Leo shall use commercially reasonable efforts to obtain the Extension Approval and shall comply with applicable Law in connection therewith.

9.27       Refinancing.

(a)        Subject to the terms and conditions of this Agreement, during the Interim Period, Leo, the Sellers and the Company agree to cooperate in good faith and use reasonable best efforts to arrange and obtain the proceeds of the Refinancing on or prior to the Closing Date, on terms and conditions (including but not limited to pricing, interest rate floors, discounts, fees, covenants (including financial maintenance covenants), prepayments or redemption premiums and events of default) that are no less favorable in the aggregate (as determined in the reasonable discretion of Leo and Seller Representatives) to the borrower thereunder and any of its Affiliates than those under the Current Credit Facility, including each using its reasonable best efforts to (i) enter into definitive agreements with respect to the Refinancing, subject to the conditions set forth in this Section 9.27 (any such agreements, whether or not in existence as of the date hereof, the “Refinancing Documents“) and (ii) in the event that all conditions to funding in the Refinancing Documents are satisfied (or waived) at or prior to the Closing, consummate the Refinancing on the Closing Date, subject to the satisfaction or waiver of the conditions contained herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

(b)        In connection with the foregoing, the Company shall use, and cause its Subsidiaries to use, commercially reasonable best efforts to cause the representatives of the Company Group to provide, at the Company’s sole cost and expense, such cooperation that may be reasonably requested by Leo, the Sellers or any Financing Source in connection with the arrangement and consummation of the Refinancing, including by (i) using commercially reasonable best efforts to make the applicable representatives of each member of the Company Group available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders and their respective advisors at times and locations to be mutually agreed upon reasonable advance notice and during normal business hours, (ii) furnishing, as promptly as reasonably practicable after request, customary financial and other pertinent information regarding the Company Group, (iii) assisting in the timely preparation of any lender presentations, private placement memoranda, bank information memoranda, business projections, ratings agency presentations, customary and reasonably available marketing materials and other information to be used in connection with the syndication of the Refinancing (including providing customary executed authorization and management representation letters), (iv) executing and delivering or helping to procure any credit agreements, hedging arrangements, notes, mortgages, pledge and security documents, landlord waivers, estoppels, consents, and approvals and other definitive financing documents or other requested certificates or documents (including solvency certificates to the extent required) to be delivered in connection with the closing of the Refinancing (in each case, subject to and only effective upon the occurrence of the Closing), (v) using commercially reasonable best efforts to ensure that any syndication efforts benefit from the Company’s existing lending and investment banking relationships, (vi) reasonably cooperating with the Financing Sources in connection with their evaluation of the Company Group’s current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements, and to the extent reasonably required in connection with the Refinancing, establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing (it being understood that no such agreements or arrangements will become effective prior to the occurrence of the Closing), (vii) requesting customary payoff letters, lien terminations and instruments of discharge, to be delivered on the Closing Date, for all indebtedness under the Current Credit Facility to be paid off, discharged and terminated on the Closing Date, (viii) providing all customary documentation and other information about each of the members of the Company Group and each of their respective representatives as requested in writing at least ten (10) Business Days prior to the Closing Date in connection with the Refinancing and required under applicable “know your customer” and anti-money-laundering rules and regulations within the time periods reasonably requested by any Financing Source and (ix) taking all actions reasonably necessary or reasonably requested by Leo, Sellers or any Financing Source, subject to the occurrence of the Closing, necessary to permit the consummation of the Refinancing and to obtain the proceeds thereof, including taking all required corporate action to authorize the Refinancing on the Closing Date (it being understood that no such corporate action will become effective prior to the occurrence of the

Closing). Notwithstanding anything to the contrary contained herein, none of the Company, any other member of the Company Group or any of their representatives shall be required to provide any such cooperation if doing so (A) would, in the good faith determination of the Company, unreasonably interfere with the ongoing business of the Company or any other member of the Company Group, (B) would violate any material Contract or Law to which the Company, any other member of the Company Group or any of their respective Affiliates is a party or is subject or (C) could, in the good faith determination of the Company and upon the advice of counsel, result in the loss of the ability to successfully assert attorney-client and work product privileges.

(c)        Notwithstanding anything to the contrary in this Section 9.27 or this Agreement, (i) the consummation of the Refinancing shall not be a condition to the Closing and (ii) except for an Intentional Breach of this Section 9.27, this Section 9.27 shall not be taken into account for any purposes of determining satisfaction of the condition to Closing set forth in Section 10.3(c).

Article X

CONDITIONS PRECEDENT

10.1       Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Closing are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) prior to the Closing of the following conditions:

(a)        Regulatory Approvals. The required waiting period (including any extension thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(b)        No Injunctions or Restraints. No applicable Law preventing the consummation of the transactions contemplated hereby shall be in effect.

(c)        Surrender of Class B Shares and Waiver of Conversion Rights. In accordance with the Sponsor Shares and Warrant Surrender Agreement, the surrender of the Surrendered Shares and Surrendered Warrants (and the waiver of the Class B Share Conversion Rights) shall have been consummated.

(d)        Leo Required Shareholder Approvals. The Leo Required Shareholder Approvals shall have been obtained.

(e)        Domestication. The Domestication shall have been consummated.

(f)         PIPE Investment. The PIPE Investment shall have been consummated materially in accordance with the terms set forth in the applicable Subscription Agreements.

10.2       Conditions to Obligations of Leo. The obligations of Leo to consummate the Closing are subject to the satisfaction (or written waiver by Leo, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)        Representations and Warranties of the Sellers. (i) The representations and warranties of each Seller set forth in Section 4.1(a), Section 4.2 (except for errors which are de minimis in aggregate) and Section 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of each Seller set forth in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(b)        Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 5.1(a), Section 5.2(a), Section 5.2(c) (except for errors which are de minimis in aggregate), Section 5.2(e), Section 5.3 and Section 5.19 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), (ii) the representations and warranties of the Company set forth in Section 5.2(b) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date and (iii) the other representations and warranties of each Company set forth in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(c)        Representations and Warranties of Blocker Corp. (i) The representations and warranties of Blocker Corp set forth in Section 6.1(a), Section 6.2(a), Section 6.2(c) Section 6.2(e) (except for errors which are de minimis in aggregate), Section 6.2(g), Section 6.3 and Section 6.4 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Blocker Corp set forth in Article VI shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.

(d)        Performance of Obligations of the Company, Blocker Corp and the Sellers. The Company, Blocker Corp and the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company, Blocker Corp or the Seller prior to the Closing.

(e)        No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)         Net Tangible Assets. Leo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

10.3       Conditions to the Obligations of the Sellers and the Company. The obligations of the Sellers, the Company and Blocker Corp to consummate the Closing are subject to the satisfaction (or written waiver by the Seller Representatives, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a)        Representations and Warranties of Leo. (i) The representations and warranties of Leo set forth in Section 7.1(a), Section 7.2 (except for errors which are de minimis in aggregate), Section 7.3 and Section 7.20 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Leo set forth in Article VII of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality,” “Material Adverse Effect on Leo” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Leo.

(b)        Representations and Warranties of Sponsor. (i) The representations and warranties of Sponsor set forth in Section 8.1(a), Section 8.2 and Section 8.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of Sponsor set forth in Article VIII shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect on Sponsor” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Sponsor.

(c)        Performance of Obligations of Leo and Sponsor. Leo and Sponsor shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Leo or Sponsor prior to the Closing.

(d)        Trust Account and Proceeds. At the Closing, the Cash Proceeds shall equal no less than $200,000,000.

(e)        Surrendered Shares and Surrendered Warrants. The transactions contemplated by the Sponsor Shares and Warrant Surrender Agreement shall have been consummated.

(f)         Listing of Stock Consideration. The Closing Shares shall have been approved for listing on the NYSE and such approval shall not be subject to any conditions or any plan of compliance to which the Surviving Company would be subject after the Closing.

(g)        Trust Account. (i) Leo shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Leo to be released to Leo at the Closing; (ii) all of such funds in the Trust Account available to Leo shall be released to Leo for the payments contemplated by Section 3.2(c)(i)(A), the payment of the Transaction Costs pursuant to Section 3.2(e) and Section 9.5 and the payment contemplated by Section 3.2(e); and (iii) there shall be no Action pending or threatened by any Person (not including the Seller and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on Leo’s ability to perform its obligations hereunder.

Article XI

TERMINATION

11.1       Termination.

(a)         This Agreement may be terminated at any time prior to the Closing:

(i)         by mutual written consent of the Seller Representatives and Leo;

(ii)        by either the Seller Representatives or Leo, if the Closing does not occur prior to 5:00 p.m., New York City time, on July 31, 2020 (the “Outside Date“); provided that the Outside Date automatically shall be extended to the Extension Date, if, as of 5:00 p.m., New York City time, on July 31, 2020 (A) all of the conditions in Article X have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) any condition set forth in Section 10.1(d), Section 10.1(e), Section 10.1(f) or Section 10.3(e) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were July 31, 2020)), (B) each of the Subscription Agreements shall have been amended such that such Subscription Agreement shall be in full force and effect through, and the applicable PIPE Investor shall be obligated to consummate the transactions contemplated thereby if the Closing occurs on or prior to (and otherwise on the same terms and conditions thereof as in effect on the date hereof), the Extension Date, (C) the Extension Approval shall have been obtained and (D) immediately following such Extension Approval, after giving effect to the redemptions to which each holder of Leo Common Stock is entitled under the Leo Governing Documents, there shall be no less than 10,000,000 Class A Ordinary Shares issued and outstanding; provided that no Party shall be permitted to terminate this Agreement under this Section 11.1(a)(ii) if such terminating Party’s failure to comply with its obligations under this Agreement in any material respect which has resulted in the failure to satisfy a condition set forth in Article X;

(iii)       by Leo, upon written notice to the Seller Representatives, if any of the Company, the Sellers or Blocker Corp breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.1 or Section 10.2, (B) cannot be or has not been cured within thirty (30) days following delivery by Leo of written notice to the Seller Representatives (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by Leo; provided that Leo shall not be entitled to terminate this Agreement pursuant to this Section 11.1(a)(iii) if, at the time of such termination, Leo is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 10.1 or Section 10.3, as applicable, would not have been satisfied;

(iv)       by the Seller Representatives, upon written notice to Leo, if Leo or Sponsor breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 10.1 or Section 10.3, (B) cannot be or has not been cured within thirty (30) days following delivery by the Seller Representatives of written notice to Leo (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by the Seller Representatives; provided that the Seller Representatives shall not be entitled to terminate this Agreement pursuant to this Section 11.1(a)(iv) if, at the time of such termination, any Seller, Blocker Corp or the Company is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 10.1 or Section 10.2 as applicable, would not have been satisfied;

(v)        by either Leo or the Seller Representatives if there shall be in effect a final non-appealable Law preventing the consummation of the transactions contemplated hereby;

(vi)       by Leo, if the Company Member Consent is not delivered to it by 5:00 p.m., New York City time, on the day after the date hereof; provided, however, that Leo shall not have the right to terminate this Agreement under this Section 11.1(a)(vi) following delivery of the Company Member Consent; or

(vii)      by the Seller Representatives or Leo, if Leo Required Shareholder Approvals are not granted at the Leo Shareholders Meeting.

(b)        This Agreement may be terminated only under Section 11.1(a). In order to terminate this Agreement under Section 11.1(a), other than under Section 11.1(a)(i), the Party desiring to terminate this Agreement shall give notice to Leo (if the terminating Parties are the Seller Representatives) or the Seller Representatives (if the terminating Party is Leo) under Section 12.3, specifying the provision hereof under which such termination is effected.

11.2       Effect of Termination. If this Agreement is terminated as described in Section 11.1, this Agreement shall become null and void and of no further force and effect, without any continuing liability or obligation hereunder of any Party, except that (a) this

Section 11.2 and Section 9.3(a), Section 9.5(a), Section 9.8, Section 9.21 and Article XII (and any corresponding definitions set forth in Annex I) shall survive such termination in full force and effect and (b) nothing in this Section 11.2 shall be deemed to release any Party from any liability for any Intentional Breach by such Party prior to such termination.

Article XII

GENERAL PROVISIONS

12.1       Seller Representatives.

(a)        (i) Prism shall act as its own representative and exclusive agent hereunder (in such capacity, “Seller Representative 2“ and, together with Clairvest, “Seller Representatives“), (ii) Clairvest Direct Seller, Blocker Sellers and Blocker Corp hereby appoint, authorize and empower Clairvest to act as representative, exclusive agent and attorney-in-fact for the benefit of Clairvest Direct Seller, Blocker Sellers and, prior to the Closing, Blocker Corp in connection with, and to facilitate the consummation of, the transactions contemplated hereby, and (iii) the Company hereby appoints, authorizes and empowers the Seller Representatives to act, prior to the Closing, as joint representatives, joint exclusive agents and joint attorneys-in-fact for the benefit of the Company in connection with, and to facilitate the consummation of the transactions contemplated hereby, in each case, which shall include the power and authority:

(i)         to execute and deliver any Related Document (with such modifications or changes therein as to which the Seller Representatives, in their sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Seller Representatives, in their sole discretion, determine to be desirable;

(ii)        to execute and deliver such waivers and consents in connection with this Agreement and any Related Document as the Seller Representatives, in their sole discretion, may deem necessary or desirable;

(iii)       to enforce and protect the rights and interests of the Sellers and, prior to the Closing, the Company and Blocker Corp and to enforce and protect the rights and interests of the Seller Representatives under or relating to this Agreement and any Related Document, and to take any and all actions that the Seller Representatives believe are necessary or appropriate hereunder for and on behalf of the Sellers and, prior to the Closing, the Company and Blocker Corp, including asserting or pursuing any Action against Leo or its Representatives, in each case, to the extent such Actions are permitted hereunder, compromising or settling any such Actions, conducting negotiations with Leo and its Representatives regarding such Actions and, in connection therewith, to (A) assert or institute any Action, (B) investigate, defend, contest or litigate any Action initiated by a Party, its Affiliates or any other Person, or by any federal, state or local Governmental Authority against the Seller Representatives, any of the Sellers and, prior to the Closing, the Company and Blocker Corp, and receive process on behalf of any of the Sellers and, prior to the Closing, the Company and Blocker Corp in any such Action or investigation and compromise or settle on such terms as the Seller Representatives shall determine to be appropriate, and give receipts, releases and discharges related to, any such Action or investigation, (C) file any proofs of debt, claims and petitions as the Seller

Representatives may deem advisable or necessary and (D) file and prosecute appeals from any Order rendered in any such Action or investigation, it being understood that the Seller Representatives shall not have any obligation to take any such actions and shall not have any liability for any failure to take any such actions;

(iv)       to refrain from enforcing any right of any of the Sellers, the Seller Representatives or, prior to the Closing, the Company and Blocker Corp or under or relating to this Agreement or any Related Document; provided, however, that no such failure to act on the part of the Seller Representatives, except as otherwise provided herein, shall be deemed a waiver of any such right or interest by the Seller Representatives or the Sellers or, prior to the Closing, the Company and Blocker Corp unless such waiver is made under Section 12.10; and

(v)        to make, execute, acknowledge and deliver all such other Contracts, agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representatives, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated hereby or any Related Document.

(b)        the Seller Representatives shall be entitled to reimbursement from each Seller for such Seller’s Company Pro Rata Portion of the Seller Representatives’ out-of-pocket costs and expenses incurred as the Seller Representatives. In connection with this Agreement and any Related Document, and in exercising or failing to exercise all or any of the powers conferred on the Seller Representatives hereunder, the Seller Representatives shall incur no responsibility or liability whatsoever to any of the Sellers, the Company or Blocker Corp by reason of any error in judgment or other act or omission performed or omitted hereunder or any Related Document. Clairvest Direct Seller and Blocker Sellers shall indemnify, defend and hold harmless Clairvest, severally and not jointly and pro rata based on their respective Company Pro Rata Portion, from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses“) related to Clairvest’s execution and delivery of, performance of its covenants and agreements under or the exercise of its rights or duties hereunder and any agreements ancillary hereto, in each case, as such Representative Loss is suffered or incurred. In no event shall Clairvest be required to advance its own funds on behalf of Clairvest Direct Seller, Blocker Sellers, the Company or Blocker Corp.

(c)        Leo shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representatives pursuant hereto or any Related Document and all such actions or omissions shall be legally binding on the Sellers and, prior to the Closing, the Company and Blocker Corp.

(d)        The grant of authority to the Seller Representatives hereunder (i) is coupled with an interest and shall be irrevocable and survive bankruptcy or liquidation of any Seller, the Company or Blocker Corp and (ii) shall survive the consummation of the transactions contemplated hereby.

(e)        Any decision or act, or the exercise of any right or consent, hereunder that is permitted or required to be made by the Seller Representatives shall be made or exercised only upon the mutual agreement of Clairvest and Seller Representative 2, and any notice required to be delivered to the Seller Representatives shall be delivered to each of Clairvest and Seller Representative 2.

12.2       Survival. The representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, any Related Document or in any document delivered in connection herewith or therewith shall terminate and be of no further force and effect, and no Party shall have any claim, cause of action, liability or obligation with respect thereto, from and after the Closing; provided that, for the avoidance of doubt, all covenants or agreements of the Parties that by their terms require performance after the Closing shall survive the Closing in accordance with their terms.

12.3       Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

(a)          if to Leo or Sponsor to:

Leo Holdings Corp.
21 Grosvenor Place
London, SW1X 7HF
United Kingdom

Email:	brown@lioncapital.com
Attention:	Simon Brown, Secretary

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067

Email:	damon.fisher@kirkland.com
jennifer.yapp@kirkland.com
Attention:	Damon R. Fisher, P.C.
Jennifer Yapp

(b)          if, prior to the Closing, to the Company or Prism, to:

Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	rfoster@thedmsgrp.com
Attention:	Ryan Foster

and

Data Prism, LLC
c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	jmarinucci@thedmsgrp.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

(c)          if, prior to the Closing, to Clairvest Direct Seller, Blocker Sellers, Blocker Corp or Clairvest, to:

Clairvest GP Manageco Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, ON M4T 2S3

Email:	jmiller@clairvest.com
Attention:	James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

12.4       Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.5       Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents.

12.6       Entire Agreement. This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

12.7       Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the Parties, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of Leo, other than the Domestication), without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided that the consent of the Seller Representatives shall be on behalf of the Sellers pursuant to Section 12.1.

12.8       No Third-Party Beneficiaries. Except as set forth in the last sentence of this Section 12.8 and Section 12.2, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 12.13 and (b) if the Closing occurs, (i) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 9.9 and (ii) the Seller’s and the Company’s Representatives shall be third-party beneficiaries of the last sentence of Section 9.5(a).

12.9       Amendment. This Agreement may be amended by the Parties at any time before the Closing, by an instrument in writing signed on behalf of each Party, and any purported amendment, modification or supplement by any of the Parties in any manner that does not comply with this Section 12.9 shall be void and of no force and effect; provided that the signature of the Seller Representatives shall be on behalf of the Sellers pursuant to Section 12.1

12.10     Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or Parties against whom such waiver is to be effective; provided that the signature of the Seller Representatives shall be on behalf of the Sellers pursuant to Section 12.1. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.11     Governing Law; Jurisdiction.

(a)        This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)        Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other Party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

12.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13     Recourse. All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Closing to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any Party’s Affiliates or any of such Party’s or such Parties Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party“ and collectively, the “Related Parties“), in each case other than the Parties and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable Parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 12.13 shall relieve or otherwise limit the liability of any Party or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

12.14     Limitation on Damages. No Party shall be liable for any punitive damages relating to the breach of this Agreement.

12.15     Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any Party to any Person (including any other Party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Seller or any member of the Company Group to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any Seller or any member of the Company Group. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” “Material Adverse Effect on Leo,” “Material Adverse Effect on Sponsor” or other similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

12.16     Interpretation. The headings set forth in this Agreement, in any Exhibit or Schedules hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement (including that any reference to Leo in the context of a period occurring after the consummation of the Domestication refers to the Surviving Company), and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The words “made available” and words of similar import refer to materials posted to the Data Room no later than 5:30 p.m. New York City time on April 22, 2020; provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Data Room, but has been physically provided to Leo’s counsel prior to the date of this Agreement.

12.17     No Presumption Against Drafting Party. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

12.18     Company and the Seller Privilege. Sellers have advised Leo that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden“) has represented both the Company and the Sellers prior to the Closing with respect to the transactions contemplated hereby (the “Pre-Closing Engagement“), and, recognizing that the Sellers intend to engage Skadden to act as legal counsel to the Sellers and their Affiliates after the Closing, Leo hereby waives, on its own behalf, and agrees to cause its Affiliates (including, to the extent permissible, the Surviving Company after the Closing), to waive any conflict of interest that may arise in connection with Skadden representing the Sellers or any of their respective Affiliates after the Closing as it relates to the Pre-Closing Engagement. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege or attorney work-product to the extent recognized as such under applicable Law with respect to the Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents solely exchanged by the Company Group, the Sellers, their respective Affiliates, on one hand, and Skadden, on the other hand, with respect to the Pre-Closing Engagement (the “Privileged Communications“) shall belong to and be controlled by the Sellers (and not the Company Group) and may be waived only by the Sellers (and not the Company Group) and shall not pass to or be claimed or used by Leo, the Surviving Company or any of their respective Affiliates after the Closing. Accordingly, the Company Group shall not, without the Sellers’ consent, have access to the files of Skadden relating to the Pre-Closing Engagement to the extent they constitute Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Sellers and their respective Affiliates (and not the Company Group) shall be the sole holders of the Privileged Communications with respect to the Pre-Closing Engagement, and no member of the Company Group shall be a holder thereof, (b) to the extent that files of Skadden in respect of the Pre-Closing Engagement constitute property of the Sellers or Privileged Communications, only the Sellers and their Affiliates (and not the Company Group) shall hold such property rights and (c) Skadden shall have no duty whatsoever to reveal or disclose any such Privileged Communications to any of the Company Group by reason of any attorney-client relationship between Skadden and the Company Group or otherwise. Skadden shall not disclose any Privileged Communications to any third parties (other than representatives, accountants and advisors of the Sellers and their respective Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of the Privileged Communications).

12.19     Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the Parties have duly executed this Business Combination Agreement as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name: Lyndon Lea
Title: Chairman and Chief Executive Officer

LEO INVESTORS LIMITED PARTNERSHIP, solely for purposes of Section 1.1, Article VIII, Section 9.5(a) Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name: Simon Brown
Title: Director

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Chief Executive Officer

PRISM DATA, LLC

By:	/s/ Joseph Marinucci
Name: Joseph Marinucci
Title: Manager

CEP V DMS US BLOCKER COMPANY

By:	/s/ James H. Miller
Name: James H. Miller
Title: Corporate Secretary

By:	/s/ B. Jeffrey Parr
Name: B. Jeffrey Parr
Title: Vice-Chairman

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:	/s/ James H. Miller
Name: James H. Miller
Title: Corporate Secretary

By:	/s/ B. Jeffrey Parr
Name: B. Jeffrey Parr
Title: Vice-Chairman

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:	/s/ James H. Miller
Name: James H. Miller
Title: Corporate Secretary

By:	/s/ B. Jeffrey Parr
Name: B. Jeffrey Parr
Title: Vice-Chairman

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:	/s/ James H. Miller
Name: James H. Miller
Title: Corporate Secretary

By:	/s/ B. Jeffrey Parr
Name: B. Jeffrey Parr
Title: Vice-Chairman

CLAIRVEST GP MANAGECO INC.

By:	/s/ James H. Miller
Name: James H. Miller
Title: Corporate Secretary

By:	/s/ B. Jeffrey Parr
Name: B. Jeffrey Parr
Title: Vice-Chairman

ANNEX I

DEFINITIONS

1.	Certain Definitions

As used herein, each of the following bolded and italicized terms has the meaning specified in this Section 1 of this Annex I:

“Action” means any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity.

“Actual Adjustment Amount” means an amount, which may be positive, zero (0) or negative, equal to the difference of (a) the Actual Closing Date Cash, minus (b) the Actual Closing Date Indebtedness.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person; provided, however, that Clairvest and its Affiliates (excluding members of any Company Group, but including other portfolio companies) shall be not be deemed to be Affiliates of any member of the Company Group.

“Aggregate Closing Transaction Consideration” means an amount equal to (a) the Enterprise Value, plus (b) the Estimated Adjustment Amount, minus (c) the amount of Transaction Costs to be paid by Leo pursuant to Section 9.5(a) (which shall not exceed the Transaction Costs Cap), minus (d) the Founder Shares Value.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the Federal Trade Commission Act, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval” means any consent, approval, authorization, waiver or Permit, or expiration or termination of an applicable waiting period.

“Balance Sheet Cash Amount” means the difference of $40,000,000 minus the Paydown Amount.

“Balance Sheet Purposes” means working capital and general corporate purposes of the Surviving Company, including acquisitions and the paydown of any Indebtedness under the Surviving Company’s credit facilities, in each case as determined in good faith by the Surviving Company; provided that, for the avoidance of doubt, the foregoing shall not include providing liquidity to, or repurchasing equity from, any members of the Surviving Company or Blocker Corp.

“Benefit Plans“ means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, phantom interest, restricted stock unit, performance stock unit, other equity or equity-based incentives, severance, employment, change-of-control, transaction or retention, bonus, incentive, deferred compensation and other benefit plan, agreement, program, policy or commitment, whether or not subject to ERISA, (a) under which any current or former director, officer, employee or natural person consultant of any member of the Company Group has any right to benefits from any member of the Company Group and (b) which is maintained, sponsored or contributed to by any member of the Company Group or to which any member of the Company Group has any liability or makes or is required to make contributions with respect to such directors, officers, employees or consultant.

“Blocker Corp Common Stock” means the common stock, $0.01 par value, of Blocker Corp.

“Business” means the businesses and operations of the Company Group as currently conducted.

“Business Combination” means any merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination involving Leo and one (1) or more businesses or entities.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest with respect to the Company), relating to a Business Combination.

“Business Day” means any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Cash and Cash Equivalents” means, as of any determination time, with respect to any Person, the aggregate amount of such Person’s and such Person’s Subsidiaries’, cash and cash equivalents (including marketable securities, investment assets (including short-term investments), cash-in-transit, checks and bank deposits) as of such time, calculated in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of such Person or such Person’s Subsidiaries, but not yet reflected as available in the accounts of such Person or such Person’s Subsidiaries and (b) be reduced by the amount of any outstanding checks or debit transactions written or made against the accounts of such Person or such Person’s Subsidiaries.

“Cash Consideration” means an amount equal to (a) the Cash Proceeds, minus (b) the amount of Transaction Costs to be paid by Leo pursuant to Section 9.5(a) (which, for the avoidance of doubt, shall not include the amount of Previously Paid Seller Transaction Costs and shall not exceed an amount equal to the difference of the Transaction Costs Cap, minus the amount of Previously Paid Seller Transaction Costs), minus (c) $40,000,000.

“Cash Percentage” means the quotient of the Cash Consideration, divided by the Aggregate Closing Transaction Consideration.

“Cash Proceeds” means the sum of (a) the amount of cash available in the Trust Account for distribution at the Closing, after giving effect to the redemptions to which each holder of Leo Common Stock is entitled under the Leo Governing Documents, the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws, plus (b) the total aggregate proceeds of the PIPE Investments received by Leo.

“Class A Unit“ means “Class A Unit,” as defined in the Company LLC Agreement.

“Class B Unit“ means “Class B Unit,” as defined in the Company LLC Agreement.

“Closing Calculation Time” means 11:59 p.m., New York City time, on the Business Day immediately prior to the Closing Date.

“Closing Date Cash of Blocker Corp” means the Cash and Cash Equivalents of Blocker Corp as of the Closing Calculation Time.

“Closing Date Cash of the Company Group” means the Cash and Cash Equivalents of the Company Group as of the Closing Calculation Time.

“Closing Date Indebtedness of Blocker Corp” means the sum of (a) the Indebtedness of Blocker Corp as of the Closing Calculation Time, plus (b) the Unpaid Taxes of Blocker Corp.

“Closing Date Indebtedness of the Company Group” means the sum of (a) the Indebtedness of the Company Group as of the Closing Calculation Time, plus (b) the Unpaid Taxes of the Company Group.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Schedules” means the disclosure schedules of the Sellers, Blocker Corp and the Company delivered to Leo in connection with this Agreement.

“Company Group” means the Company and the Company Subsidiaries.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated as of July 3, 2018.

“Company Pro Rata Portion” means, with respect to each Seller, the direct or indirect ownership interest of such Seller in the Company as of immediately prior to the Closing, as set forth in the officer’s certificate delivered pursuant to Section 3.2(b)(iii); provided that Leo shall be entitled to rely on the Company Pro Rata Portion as set forth in such officer’s certificate and shall not be liable to any Seller or equityholder of the Company for the amount of any cash payment or issuance of equity hereunder made to such holder in accordance with the Company Pro Rata Portion.

“Company Sale Bonus Plans” means the Amended and Restated Digital Media Solutions, LLC Employee Incentive Plan and Digital Media Solutions, LLC Employee Incentive Plan II, in each case, as amended from time to time.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Contract” means any written or enforceable oral contract, agreement, franchise, license, sublicense, lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Control“ (including, with correlative meanings, “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Disclosure Schedules” means each of the Company Disclosure Schedules and Leo Disclosure Schedules.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, right-of-way, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by Contract, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws, the Company LLC Agreement or the Amended Partnership Agreement.

“Enterprise Value” means $757,000,000.

“Equity Consideration” means a number of shares of Leo Common Stock (rounded to the nearest whole number of shares) equal to the quotient of (a) an amount equal to the difference of (i) the Aggregate Closing Transaction Consideration, minus (ii) the Cash Consideration, divided by (b) the Implied Value of Leo Common Stock.

“Estimated Adjustment Amount” means an amount, which may be positive, zero (0) or negative, equal to the difference of (a) the Estimated Closing Date Cash, minus (b) the Estimated Closing Date Indebtedness.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exhibits” means the exhibits to this Agreement.

“Financing Sources” means the Persons that have committed or will commit to provide or have otherwise entered into agreements in connection with the Refinancing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Refinancing and their successors and assigns.

“Founder Shares” means the number of shares of Surviving Company Class A Common Stock held by Sponsor and the Leo Independent Directors as of immediately after the Closing.

“Founder Shares Value” means an amount equal to the product of (a) the Founder Shares, multiplied by (b) the Implied Value of Leo Common Stock.

“Fraud” means common law fraud under the Laws of the State of Delaware in the representations and warranties in Article IV, Article V, Article VI, Article VII or Article VIII; provided, however, that Fraud shall not include any equitable fraud, promissory fraud or any tort (including any claim for fraud) to the extent based on negligence or recklessness.

“Funded Indebtedness” means the outstanding indebtedness of the Company Group under that certain Credit Agreement, dated as of July 3, 2018 (as amended by the Incremental Amendment to Credit Agreement, dated as of July 1, 2019, as further amended by the Second Incremental Amendment to Credit Agreement, dated as of November 1, 2019, as further amended by the Amendment No. 3 to Credit Agreement, dated as of January 7, 2020, and as further amended, restated, supplemented or otherwise modified from time to time) among the Company, Digital Media Solutions, LLC, the lenders party thereto from time to time, and Monroe Capital Management Advisors, LLC, as administrative agent.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any supranational, federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, court, commission, board, bureau or other authority or instrumentality, domestic or foreign or any arbitrator or arbitral panel (public or private).

“Hazardous Substances” means (a) any substance, material or waste that is listed, classified or regulated under any Environmental Laws as a pollutant or contaminant or as hazardous or toxic, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, per and polyfluoroalkyl substances radioactive material or radon or (c) any other substance, material or waste that may give rise to liability or for which standards of conduct may be imposed under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Implied Value of Leo Common Stock” means $10.00.

“Indebtedness” means, with respect to any Person as of any time of determination, without duplication, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations of such Person as lessee under leases that have been or should, in accordance with GAAP, recorded as financing leases, (d) all obligations, contingent or otherwise, of such Person under banker’s acceptance, letters of credit or similar arrangements, in each case, to the extent drawn, (e) all (i) unpaid bonuses, severance and obligations for deferred compensation earned for a period ending prior to January 1, 2020, and (ii) sale or transaction bonus, change of control, retention, severance or similar payments payable by any member of the

Company Group as a result of or in connection with the consummation of the transactions contemplated hereby, including all amounts payable under the Company Sale Bonus Plans, in each case, together with the employer’s portion of any employment Taxes associated with such payments, (f) all indebtedness of other Persons referred to in clauses (a) through (c) above guaranteed by such Person through an agreement (i) to pay or purchase such indebtedness or to advance or supply funds for the payment or purchase of such indebtedness or (ii) otherwise to guarantee a creditor against loss and (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including account and contract rights) owned by such person, even though such Person has not assumed or become liable for payment of such Indebtedness.

“Intellectual Property” means intellectual property rights arising anywhere in the world, including: (a) trademarks, trade names, service marks, trade dress, logos, domain names and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (b) patents, patent applications, invention disclosures, and all reissues, divisional, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (c) copyright rights and moral rights in original works of authorship, and copyright registrations and applications therefor; (d) rights in proprietary computer software, programs and applications, including source code, object code, firmware and middleware; (e) rights in data and databases; (f) rights of publicity; (g) proprietary and confidential know-how and trade secrets; (h) internet domain names and social media identifiers; and (i) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Intentional Breach” means a breach which has resulted from either (a) Fraud or (b) a deliberate act or failure to act with actual knowledge that the act or failure to act constituted, or would result in, a material breach of this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” means Leo’s initial public offering consummated on February 15, 2018, as contemplated by the Prospectus.

“IPO Underwriter” means Citigroup Global Markets Inc.

“IPO Underwriter Fees” means the costs and expenses incurred by Leo and its Affiliates in connection with the IPO that are due and payable to the IPO Underwriter upon the consummation of the transactions contemplated by this Agreement.

“Issuance Multiple” means the quotient of (a) the product of 0.51, multiplied by the Outstanding Surviving Company Class A Shares Number, divided by (b) the difference of (i) the product of the Permitted Holders Company Pro Rata Portion, multiplied by the Equity Consideration, minus (ii) the product of 0.51, multiplied by the Equity Consideration. For illustrative purposes only, if the Outstanding Surviving Company Class A Shares Number is 32,812,807, the Permitted Holders Company Pro Rata Portion is 75.9% and the Equity Consideration is 25,685,139 shares, the Issuance Multiple would be 2.62.

“Knowledge of Leo” means the actual knowledge of Lyndon Lea and Robert Darwent, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Knowledge of the Company” means the actual knowledge of Joe Marinucci, Fernando Borghese and Randy Koubek, none of whom shall have any personal liability or obligations of inquiry or investigation regarding such knowledge.

“Law” means any law (including common law), statute, ordinance, rule, regulation or Order issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Leo Common Stock” means (a) prior to the Domestication, the Class A Ordinary Shares and Class B Ordinary Shares and (b) following the Domestication, the Surviving Company Class A Common Stock, the Surviving Company Class B Common Stock and the Surviving Company Class C Common Stock.

“Leo Disclosure Schedules” means the disclosure schedules of Leo and Sponsor delivered to the Company and the Seller Representatives in connection with this Agreement.

“Leo Independent Directors” means Lori Bush, Robert Bensoussan and Mary Minnick.

“Leo Legal Expenses” means the costs and expenses incurred by Leo and its Affiliates, including in connection with the extraordinary general meeting of Leo’s shareholders held on February 11, 2020 and ordinary course filings of Leo and its Affiliates with the SEC, that are due and payable to Kirkland & Ellis LLP in an amount not to exceed $3,700,000.

“Leo Required Shareholder Approvals” means the Leo Shareholder Approvals set forth in clauses (a), (b) and (c) of the definition thereof, but in the case of such clause (c), solely to the extent related to the amendments to Leo Governing Documents to (a) increase the number of authorized shares of Leo Common Stock and (b) adopt a policy on corporate opportunities.

“Leo Shareholder Approvals” means the approval by the affirmative vote of the holders of the requisite number of shares of Leo Common Stock, whether in person or by proxy at the Leo Shareholders Meeting (or any adjournment thereof) necessary to approve, as required by the Leo Governing Documents, Section 312 of the NYSE Listed Company Manual or other applicable Law, (a) the issuance by Leo of the shares of Leo Common Stock (including the Closing Shares) and the Seller Warrants, in each case, required hereunder to be issued in connection with transactions contemplated by this Agreement and the Subscription Agreements, (b) the adoption and approval of this Agreement, the Related Documents and transactions contemplated hereby and thereby, including the Domestication (and the change of Leo’s name in connection therewith), (c) the Subscription Agreements and the amendments to Leo Governing Documents contemplated by the Domestication and the Surviving Company Certificate of Incorporation, (d) the adoption and approval of the New Option Plan, (e) the appointment of the Seller Nominees to the board of directors of the Surviving Company as of the Closing in accordance with Section 9.14(g) and (f) any other matters necessary or advisable to effect the consummation of the transactions contemplated hereby.

“Leo Shareholders Meeting” means a duly held meeting of Leo’s shareholders for the purpose of obtaining the Leo Shareholders Approvals.

“Licensed Intellectual Property” means all material Intellectual Property related to the Business that is owned by a third party and licensed or sublicensed by any member of each Company Group.

“Lookback Date” means the date that is three (3) years prior to the date hereof.

“Material Adverse Effect“ means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Company Group and Blocker Corp, taken as a whole, or (b) the ability of the Company Group and Blocker Corp, taken as a whole, to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred:

(i)         any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii)        changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii)       changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv)       changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v)        changes that are generally applicable to the industries or markets in which the Company Group and Blocker Corp operates;

(vi)       any change in the market price or trading volume of any indebtedness of any member of the Company Group and Blocker Corp (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(vii)      any failure of the Company Group or Blocker Corp to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Company Group or Blocker Corp for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(viii)      the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(ix)       the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(x)        any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(xi)       the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of their respective Affiliates, Representatives or financing sources;

(xii)      the taking of any action by the Company Group or Blocker Corp expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(xiii)      any actions taken, or not taken, with the consent, waiver or at the request of Leo or any action taken to the extent expressly permitted by this Agreement;

(xiv)     any actions taken by Leo or any of its Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xv)      any matters disclosed in the Company Disclosure Schedules;

provided, however, that, with respect to each of clauses (i) through (v) and (ix) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on the Company Group and Blocker Corp compared to other participants in the industries in which the Company Group and Blocker Corp primarily conducts its Business.

“Material Adverse Effect on Leo“ means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of Leo, or (b) the ability of Leo to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect on Leo” shall have occurred:

(i)         any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii)        changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii)       changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv)       changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v)        the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(vi)       the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(vii)      any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(viii)      the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of its Affiliates, Representatives or financing sources;

(ix)       the taking of any action by Leo expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(x)        any actions taken, or not taken, with the consent, waiver or at the request of the Seller Representatives, the Company or Blocker Corp or any action taken to the extent expressly permitted by this Agreement;

(xi)       any actions taken by the Sellers, Blocker Corp, the Company or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xii)      any matters disclosed in the Leo Disclosure Schedules;

provided, however, that, with respect to each of clauses (i) through (iv) and (vi) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect on Leo has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on Leo compared to other participants in the industries in which Leo primarily conducts their respective businesses.

“Material Adverse Effect on Sponsor“ means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of Sponsor, or (b) the ability of Sponsor to consummate the transactions contemplated hereunder in accordance with the terms and subject to the conditions set forth herein; provided that the following, and any event, change, development or effect arising therefrom or related thereto, shall not be taken into account in determining whether a “Material Adverse Effect on Sponsor” shall have occurred:

(i)         any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections;

(ii)        changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof);

(iii)       changes in interest, currency or exchange rates or the price of any commodity, security or market index;

(iv)       changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof;

(v)        the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism, cyberattack or military conflicts, whether or not pursuant to the declaration of an emergency or war;

(vi)       the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, or any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic);

(vii)      any Action required to occur pursuant this Agreement or the transactions expressly contemplated by this Agreement;

(viii)      the execution, announcement, performance or existence of this Agreement, in each case in accordance with the terms of this Agreement, the identity of the Parties or any of their respective Affiliates, Representatives or financing sources;

(ix)       the taking of any action by Sponsor expressly required by the terms of this Agreement, including the failure to take any action restricted by this Agreement (but excluding effects resulting from the Closing);

(x)        any actions taken, or not taken, with the consent, waiver or at the request of the Seller Representatives, Company Group or Blocker Corp or any action taken to the extent expressly permitted by this Agreement;

(xi)       any actions taken by the Sellers, Blocker Corp, the Company or any of their respective Affiliates or any of their respective Representatives or financing sources after the date of this Agreement; and

(xii)      any matters disclosed in the Leo Disclosure Schedules;

provided, however, that, with respect to each of clauses (i) through (v) and (ix) above, any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect on Sponsor has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on Sponsor compared to other participants in the industries in which Sponsor primarily conducts their respective businesses.

“New Option Plan” means the new omnibus equity incentive plan for the Surviving Company, in form and substance reasonably acceptable to Leo and the Company, that provides for the grant of awards to employees and other service providers of the Surviving Company and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Leo Common Stock with a total pool of awards of Leo Common Stock, to be determined by the Parties and based on the opinion and advice of a third-party pay governance advisor.

“NYSE” means the New York Stock Exchange.

“Order” means any writ, award, determination, settlement, stipulation, injunction, judgment, decree, order, ruling, subpoena, notice of violation or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction, in each case whether preliminary or final.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permit” means any permit, license, approval, franchise, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Permitted Encumbrances” means (a) those Encumbrances reflected in reserved against or otherwise disclosed on the Financial Statements, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the ordinary course of such Business or which not yet delinquent or are being contested in good faith by appropriate filings, (c) Encumbrances arising in connection with financing incurred in the ordinary course of the Business consistent with past practice to acquire equipment acquired to satisfy express requirements pursuant to Contracts with customers, original purchase price conditional sales contracts and equipment leases and financing with third parties entered into in the ordinary course of such Business consistent with past practice, (d) statutory liens for Taxes, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings, (e) all Encumbrances created by, arising under, or existing as a result of any Law applicable thereto, (f) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties, (g) Encumbrances that do not, individually or in the aggregate, materially impair such Business or the continued use or operation of the assets of the Company Group as currently used or operated, (h) easements, covenants, rights-of-way and other similar restrictions of record that do not, or would not reasonably be expected to, materially interfere any member of the Company Group’s present uses or occupancy of the subject real property, (i) any conditions that may be shown by a current, accurate survey or physical inspection of any parcel of real property owned or leased by any member of the Company Group made prior to Closing, (j) zoning, building, code, land use and other similar restrictions which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current occupancy of such real property or the operation of the businesses of the Company Group, which, individually or in the aggregate, do not materially impair the continued use, operation of and access to any parcel of real property owned or leased by any member of the Company Group in such Business, (k) Encumbrances which have been insured against by owner or leasehold title insurance policies benefitting any member of the Company Group owning or leasing the parcel of real property, (l) Encumbrances securing rental payments under capital leases, (m) Encumbrances securing payment, or other obligations, of any member of the Company Group with respect to Indebtedness created or incurred under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement or similar Encumbrances under any other permitted Indebtedness under Section 9.1(b)(iv)(A) and (n) other Encumbrances arising in the ordinary course of the Business and not incurred in connection with the borrowing of money that are not, individually or in the aggregate, material to the Company Group.

“Permitted Holders Company Pro Rata Portion” means the sum of (a) the difference of one (1), minus Prism’s Company Pro Rata Portion, plus (b) the product of (i) the Prism Percentage, multiplied by (ii) Prism’s Company Pro Rata Portion.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” means a taxable period (or portion thereof) ending on (and including) or before the Closing Date.

“Prior Proposed Business Combinations” means (a) the Business Combination contemplated by the Business Combination Agreement, dated as of April 7, 2019, by and among Leo, Queso Holdings Inc., a Delaware corporation, AP VIII CEC Holdings, L.P., a Delaware limited partnership, and Sponsor and (b) any other Business Combination (other than the transactions contemplated hereby) contemplated, pursued or considered by Leo.

“Prospectus” means that certain final prospectus of Leo, dated February 12, 2018, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations.

“Refinancing” means (a) the refinancing of all outstanding indebtedness of the Company Group under that certain Credit Agreement, dated as of July 3, 2018 (as amended by the

Incremental Amendment to Credit Agreement, dated as of July 1, 2019, as further amended by the Second Incremental Amendment to Credit Agreement, dated as of November 1, 2019, as further amended by the Amendment No. 3 to Credit Agreement, dated as of January 7, 2020, and as further amended, restated, supplemented or otherwise modified from time to time) among the Company, Digital Media Solutions, LLC, the lenders party thereto from time to time, and Monroe Capital Management Advisors, LLC, as administrative agent (including all fee letters and loan documents executed in connection therewith) (the “Current Credit Facility”), and (b) the termination and release of all related security and guarantees, in each case, in a manner reasonably acceptable to Leo and the Sellers.

“Related Documents” means the Sponsor Shares and Warrant Surrender Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Amended Warrant Agreement, the Amended Partnership Agreement, the Tax Receivables Agreement, the Surviving Company Certificate of Incorporation, the Surviving Company Bylaws and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) any Person that beneficially owns at least 10% of the outstanding equity interests of such Person, or (c) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in clauses (a) and (b) above.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Sanctions Authority” means the United States of America (including U.S. Department of Treasury’s Office of Foreign Assets Control, Department of State and the Bureau of Industry and Security of the Department of Commerce), Her Majesty’s Treasury of the United Kingdom, the Council of the European Union, and the United Nations or its Security Council.

“Schedules” means the schedules to this Agreement, including the Disclosure Schedules.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Business that is information about an individual that contains data elements that identify the individual or are otherwise protectable under applicable Laws concerning privacy of personal information.

“Solvent“ means, as of any date of determination and with regard to any Person, that (a) the sum of the assets of such Person and its Subsidiaries, on a consolidated basis, at a fair valuation exceeds their liabilities, including contingent, subordinated, unmatured, unliquidated and disputed liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, have sufficient capital and liquidity with which to conduct their businesses and such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital and (d) such Person and its Subsidiaries, on a consolidated basis, have not incurred and does not plan to incur debts or liabilities beyond its ability to pay such debts as they mature or otherwise become due. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Surviving Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Surviving Company.

“Surviving Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Surviving Company, which Class B common stock will represent a voting, non-economic, ownership interest in the Surviving Company.

“Surviving Company Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of the Surviving Company.

“Surviving Partnership Common Units“ means “Common Unit,” as defined in the Amended Partnership Agreement.

“Taxes” means, with respect to any Person, all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental

Authority including any income, gross income, franchise, gross receipts, sales, use, ad valorem, transfer, real property, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes or other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person, whether disputed or not.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any returns, reports, certificates, forms or similar statements or documents (including any related or supporting information or schedules attached thereto and any information returns, amended Tax returns, claims for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Transaction Costs Cap” means $22,500,000.

“Transaction Tax Deductions” means, without duplication, any exemptions, allowances or deductions of the Company, Blocker Corp or their respective Subsidiaries for U.S. federal, and applicable state and local income Tax purposes resulting from or attributable to (i) unamortized financing costs of the Company, Blocker Corp, or any of their respective Subsidiaries, (ii) any Transaction Costs, to the extent not in excess of the Transaction Costs Cap, and (iii) repayment of the Company’s, Blocker Corp’s or any of their respective Subsidiaries’ existing Indebtedness pursuant hereto (but, in the case of the items described in clauses (i) through (iii), only to the extent the applicable costs, fees or expenses giving rise to the exemptions, allowances or deductions were economically borne by the Sellers, either (A) because such amounts were included in the determination of the purchase price (including, but not limited to, via inclusion in Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group) or (B) because such amounts were paid by the Sellers or their Affiliates, or the Company, Blocker Corp or their respective Subsidiaries, in each case prior to the Closing). For purposes of the determination of Unpaid Taxes with respect to any Person, to the extent consistent with Revenue Procedure 2011-29 and applicable Law, the Parties agree to treat seventy-percent (70%) of any Transaction Costs that are success-based fees as deductible for U.S. federal income Tax purposes in the Pre-Closing Tax Period.

“Treasury Regulations” means the permanent and temporary income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of successor Treasury Regulations).

“Unpaid Taxes” means, with respect to a Person, an amount (not below zero (0), for any jurisdiction or for any applicable taxpaying entity) equal to the sum of, without duplication, all unpaid Taxes (whether or not yet due and payable and ignoring any Tax payments made after the Closing Calculation Time) of such Person and such Person’s Subsidiaries, as applicable, for any Pre-Closing Tax Period, calculated (a) by including in taxable income (i) any adjustment pursuant to Section 481 of the Code (or similar provision of state, local or non-U.S. Law) with respect to any change in method of accounting made prior to the Closing or (ii) any deferred revenue or any prepaid item received outside the ordinary course of business prior to the Closing, in each case that would not previously have been included in taxable income, and (b) with respect to any taxable period beginning on or before, and ending after, the Closing Date, determined (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, by multiplying the amount of such Taxes for the entire taxable period by a fraction, the numerator of which is the number of calendar days of such taxable period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire taxable period and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes), using a “closing of the books” methodology as though the taxable period terminated on (and included) the Closing Date; provided, that (A) exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable, (B) Transaction Tax Deductions shall be treated as allocable to and deductible in a taxable period (or portion thereof) ending on or before the Closing Date to the extent permitted by applicable Law at a “more likely than not” or higher standard of confidence, and (C) all Transaction Tax Deductions and other Tax attributes of such Person and such Person’s Subsidiaries, including any applicable net operating losses, net capital losses, research and development Tax credits, research and experimentation Tax credits, investment Tax credits, foreign Tax credits and other Tax credits, and similar Tax attributes of such Person and each of such Person’s Subsidiaries that in each case are allocable to any Pre-Closing Tax Period (or portion thereof) under the principles of the Agreement that are available under applicable Law to reduce the liability for unpaid Taxes otherwise included in the determination of Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group, as applicable, shall be taken into account in determining Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group; provided, further, that “Unpaid Taxes” of any Person (e.g., Blocker Corp) do not include Unpaid Taxes of any other Person (e.g., the Company or its Subsidiaries).

“Wind Up” means Leo (a) ceasing all operations except for the purpose of winding up, (b) redeeming all of the then-outstanding Class A Ordinary Shares included as part of the units sold in the IPO and (c) subject to the approval of the Leo’s remaining members and Leo’s board of directors, liquidating and dissolving, subject in the case of (b) and (c), to its obligations under applicable Law.

2.	Additional Definitions

As used herein, each capitalized term listed below has the meaning identified in the Section set forth opposite such term below.

Actual Closing Date Cash	3.3(b)
Actual Closing Date Cash of Blocker Corp	3.3(b)
Actual Closing Date Cash of the Company Group	3.3(b)
Actual Closing Date Indebtedness	3.3(b)
Actual Closing Date Indebtedness of Blocker Corp	3.3(b)
Actual Closing Date Indebtedness of the Company Group	3.3(b)

Additional Leo SEC Reports	7.8(a)
Agreement	Preamble
Allocation	9.6(c)
Alternative Transaction	9.12(a)
Amended Partnership Agreement	Recitals
Amended Warrant Agreement	Recitals
Anti-Corruption Laws	5.7(c)
Benefit Period	9.10(a)
Blocker Corp	Preamble
Blocker Seller 1	Preamble
Blocker Seller 2	Preamble
Blocker Sellers	Preamble
CEP	9.23(b)
Certifications	7.8(a)
Clairvest	Preamble
Clairvest Direct Seller	Preamble
Clairvest Names	9.23(b)
Class A Ordinary Shares	7.2(a)
Class B Ordinary Shares	7.2(a)
Class B Share Conversion Rights	Recitals
Closing	3.1
Closing Date	3.1
Closing Shares	9.15
Closing Statement	3.3(a)
Communications Plan	9.8
Company	Preamble
Company Computer Systems	5.11(e)
Company Group Employees	9.10(a)
Company Member Consent	Recitals
Company Name	9.23(a)
Company Released Parties	9.19(c)
Confidentiality Agreement	9.3(a)
Contribution	3.2(d)(i)
Current Policies	9.9(c)
D&O Indemnified Persons	9.9(a)
D&O Tail	9.9(c)
Data Room	7.18(a)
DGCL	Recitals
Director Nomination Agreement	Recitals
Dispute Notice	3.3(b)
Domestication	Recitals
Enforceability Exceptions	4.3
Environmental Laws	5.14
ERISA Affiliate	5.12(c)
Estimated Closing Date Blocker Corp Cash	3.2(a)(ii)
Estimated Closing Date Blocker Corp Indebtedness	3.2(a)(ii)

Estimated Closing Date Cash	3.2(a)(ii)
Estimated Closing Date Company Cash	3.2(a)(i)
Estimated Closing Date Company Indebtedness	3.2(a)(i)
Estimated Closing Date Indebtedness	3.2(a)(ii)
Excess Amount	3.3(d)
Excluded Leo Costs	9.5(a)
Export Control Laws	5.7(c)
Extension Approval	9.26
Extension Date	9.26
Financial Statements	5.5(a)
Foreign Benefit Plan	5.12(k)
Form S-4	9.14(a)
Governmental Antitrust Authority	9.4(a)
Interim Period	9.12(a)
International Trade Control Laws	5.7(c)
IRS	5.12(b)
Item of Dispute	3.3(b)
Leo	Preamble
Leo Form 10-K	Article VII
Leo Governing Documents	Recitals
Leo Lock-Up Agreement	9.24
Leo Material Contracts	7.12
Leo Released Parties	9.19(b)
Leo SEC Reports	7.8(a)
Leo Transaction Costs	9.5(a)
Leo Warrants	7.2(b)
Lion	9.14(i)
Lion Director	9.14(i)
Lock-Up Agreement	Recitals
Material Contracts	5.15(a)
Material Customers	5.20
Material Suppliers and Vendors	5.20
Outside Date	11.1(a)(ii)
Outstanding Blocker Corp Company Units	Recitals
Outstanding Blocker Corp Shares	Recitals
Outstanding Class A Units	Recitals
Outstanding Class B Units	Recitals
Outstanding Company Units	Recitals
Outstanding Surviving Company Class A Shares Number	3.2(c)(vii)
Owned Intellectual Property	5.11(a)
Parties	Preamble
Paydown Amount	3.2(f)
Payment Statement	3.2(a)
PCAOB Financial Statements	9.25
Personal Information	5.11(g)
PIPE Investment	Recitals

PIPE Investors	Recitals
Pre-Closing Engagement	12.18
Previously Paid Seller Transaction Costs	3.2(b)(iv)
Prism	Preamble
Prism Percentage	3.2(b)(iii)
Privacy Policy	5.11(f)
Privileged Communications	12.18
Prohibited Party	5.7(d)
Project Denali	7.18(a)
Proxy Statement	9.14(a)
Purchased Class A Units	2.2(a)
Purchased Class B Units	2.2(b)
Purchased Company Units	2.2(b)
Real Property Leases	5.17(b)
Refinancing Costs	9.5(a)
Refinancing Documents	9.27(a)
Registration Rights Agreement	Recitals
Related Parties	12.13
Related Party	12.13
Representative Losses	12.1(b)
Sanctions Laws	5.7(c)
Section 16	9.16
Section 280G Payments	9.7
Seller Nominees	9.14(g)(i)
Seller Related Party Transaction	4.7
Seller Released Parties	9.19(a)
Seller Representative 2	12.1(a)
Seller Representatives	12.1(a)
Seller Transaction Costs	9.5(a)
Seller Warrants	3.2(c)(i)(B)
Sellers	Preamble
Separate Indemnitor	9.9(b)
Shortfall Amount	3.3(c)
Skadden	12.18
Sponsor	Preamble
Sponsor Director	9.14(i)
Sponsor Related Party Transaction	7.23
Sponsor Shares and Warrant Surrender Agreement	Recitals
Subscription Agreements	Recitals
Surrendered Shares	Recitals
Surrendered Warrants	Recitals
Surviving Company	Recitals
Surviving Company Bylaws	1.1(b)
Surviving Company Certificate of Incorporation	1.1(b)
Surviving Company Officers	9.14(g)(ii)
Surviving Company Plans	9.10(b)

Surviving Partnership	Recitals
Tax Receivables Agreement	Recitals
Tax Treatment of the Transactions	Recitals
Transaction Costs	9.5(a)
Transfer Taxes	9.5(b)
Trust Account	7.14(a)
Trust Agreement	7.14(a)
Trustee	7.14(a)
Valuation Firm	3.3(b)
WARN Act	5.13(c)

Exhibit A

Sponsor Shares and Warrant Surrender Agreement

Exhibit B

[DIGITAL MEDIA SOLUTIONS, INC.]

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of [●], 2020, by and between [Digital Media Solutions, Inc.], a Delaware corporation (the “Company”), Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”), Lion Capital (Guernsey) Bridgeco Limited, a Guernsey limited company, (“Lion”), Clairvest Group Inc., a Delaware corporation (together with its Affiliates, “Clairvest”), and Prism Data, LLC, a Delaware limited liability company (“Prism”). Each of Lion, Clairvest and Prism, and any of their respective permitted assigns, are referred to herein as a “Stockholder”.  Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Clairvest, or its permitted assigns, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to designate two (2) individuals for (i) appointment to the board of directors of the Company (the “Board”) at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein;

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Prism, or its permitted assigns, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to designate one (1) individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein;

WHEREAS, the Company has agreed to permit Lion, or its permitted assigns, which will Beneficially Own approximately [●]% of the issued and outstanding Voting Interests at the Effective Time, to designate one (1) individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein; and

WHEREAS, pursuant to the Business Combination Agreement, the Company has agreed to permit Clairvest and Prism to mutually designate one (1) additional individual for (i) appointment to the Board at the Effective Time and (ii) certain nomination rights thereafter, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.             Board of Directors.

(a)          The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time:

(i)           the size of the Board is set at seven (7) Directors;

(ii)          sufficient existing Directors resign or are removed from the Board such that five (5) Director positions are vacant immediately prior to the nomination and appointment of the Stockholder Directors (other than the Lion Director) provided for herein;

(iii)         Lyndon Lea and Robert Darwent (the “Retained Directors”) shall be retained as Directors on the Board, with Robert Darwent appointed as the Lion Director;

(iv)         each of Robbie Isenberg and James Miller shall be nominated and appointed as a Clairvest Director;

(v)          Fernando Borghese shall be nominated and appointed as a Prism Director;

(vi)         Mary Minnick shall be nominated and appointed as an Independent Stockholder Director; and

(vii)        the current Chief Executive Officer of the Company, shall be nominated and appointed as a Director on the Board (the “CEO Director”).

(b)          From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Clairvest, Clairvest, or its permitted assigns, shall have the right to designate two (2) Nominees in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that there are two (2) Clairvest Directors on the Board at all times prior to such a Stockholder Termination Event; provided, that one (1) of such Nominees and one (1) of the Clairvest Directors shall be independent under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed); provided, however, that, from and after the date that Clairvest and Prism collectively cease to Beneficially Own or control, directly or indirectly, at least forty percent (40%) of the total number of Voting Interests issued and outstanding at any time, Clairvest, or its permitted assigns, shall have the right to designate only one (1) Nominee and only one (1) Clairvest Director shall be required to be on the Board at all times prior to a Stockholder Termination Event with respect to Clairvest and such Nominee and such Clairvest Director shall not be required to be independent under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed). If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of a Clairvest Director and (ii) Clairvest, or its permitted assigns, had the right to have such number of Clairvest Directors serve on the Board as were serving immediately prior to the occurrence of such vacancy, then Clairvest, or its permitted assigns, shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control

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such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(b). Notwithstanding anything to the contrary, the Director position for a Clairvest Director shall not be filled pending such designation and appointment unless Clairvest fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Clairvest, or its permitted assigns, designates a Nominee.

(c)           From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Prism, Prism, or its permitted assigns, shall have the right to designate one (1) Nominee in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Prism Director serves on the Board at all times prior to such a Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Prism Director and (ii) immediately prior to the occurrence of such vacancy, Prism, or its permitted assigns, had the right to have a Prism Director serve on the Board, then Prism shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee. Notwithstanding anything to the contrary, the Director position for the Prism Director, shall not be filled pending such designation and appointment unless Prism, or its permitted assigns, fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Prism designates a Nominee.

(d)          From and after the Effective Time and until Clairvest and Prism cease to collectively Beneficially Own or control, directly or indirectly, more than fifty percent (50%) of the total number of Voting Interests issued and outstanding at any time (such time, the “Majority Termination Event”), Clairvest and Prism shall have the right to mutually designate one (1) additional Nominee, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Independent Stockholder Director, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), serves on the Board at all times prior to the Majority Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Independent Stockholder Director and (ii) immediately prior to the occurrence of such vacancy, Clairvest and Prism had the right to have an Independent Stockholder Director serve on the Board, then

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Clairvest and Prism shall be entitled to mutually designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(d). Notwithstanding anything to the contrary, the Director position for the Independent Stockholder Director, shall not be filled pending such designation and appointment unless the Clairvest and Prism fail to mutually designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Clairvest and Prism mutually designate a Nominee.

(e)          From and after the Effective Time, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that the CEO Director serves on the Board at all times unless and until a Stockholder Termination Event shall have occurred with respect to Prism or, if earlier, the CEO Director otherwise ceases to be the Chief Executive Officer of the Company.

(f)           From and after the Effective Time and until a Stockholder Termination Event shall have occurred with respect to Lion, Lion, or its permitted assigns, shall have the right to designate one (1) Nominee, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), in connection with any meeting of the stockholders of the Company called (or written consent of the stockholders) with respect to the election of Directors, and the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), such that one (1) Lion Director, who shall be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act), serves on the Board at all times prior to such a Stockholder Termination Event. If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of the Lion Director and (ii) immediately prior to the occurrence of such vacancy, Lion, or its permitted assigns, had the right to have a Lion Director serve on the Board, then Lion shall be entitled to designate a Nominee, and the Company will, within ten (10) days of such designation of such Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such Nominee, provided that such nominee meets the independence requirements set forth in this Section 1(f). Notwithstanding anything to the contrary, the Director position for the Lion Director, shall not be filled pending such designation and appointment unless Lion, or its permitted assigns, fails to designate a Nominee within thirty (30) days after receipt of written notice from the Company notifying it that such vacancy has occurred, and after such thirty- (30-) day period, the Company may appoint a nominee who may serve as a Director only until Lion designates a Nominee.

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(g)          If a Stockholder Director is entitled to serve on the Board pursuant to Section 1(b), Section 1(c), Section 1(d), Section 1(e) or Section 1(f), the Company shall take all actions necessary in connection with the election or re-election of such Nominee to ensure that (i) the Nominee is included in the Board’s slate of nominees to the stockholders of the Company for the applicable election of Directors and (ii) the Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for the applicable meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the applicable election of members of the Board. If, prior to the stockholders’ meeting (or action by written consent), a Nominee ceases to be a nominee due to such Nominee’s death, disability, withdrawal as a nominee for election to the Board or for any other reason, the Company shall, subject to Section 1(g) below, take such steps and actions as appropriate or necessary to cause a replacement Nominee (as designated by the applicable Stockholder(s)) to be included in such slate of nominees for election.

(h)          If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Nominee is not replaced as a nominee pursuant to Section 1(g) above), (i) the applicable Stockholder(s) shall be entitled to promptly designate a replacement Nominee, (ii) the Company will, within ten (10) days of such designation, take all necessary and desirable actions within its control such that such replacement Nominee is appointed as a Director the Company and (iii) the Company will take all necessary and desirable actions within its control such that the Director position for which the original Nominee was nominated shall not be filled pending such designation of a replacement Nominee. Notwithstanding anything to the contrary, the Director position for which such original Nominee was nominated shall not be filled pending such designation and appointment unless the applicable Stockholder(s) shall fail to designate such replacement Nominee within thirty (30) days after receipt of written notice from the Company notifying such Stockholder that such Nominee was not elected, and after such thirty- (30-) day period, the Company may appoint a successor nominee who may serve as a Director only until the applicable Stockholder(s) shall designate a replacement Nominee.

(i)           From and after the Effective Time, the Sponsor and each of the Stockholders, unless and until a Stockholder Termination Event may have occurred with respect to such Stockholder, hereby agree to vote, or cause to be voted, all of their respective Voting Interests at any meeting (or written consent) of the stockholders of the Company with respect to the election of directors, in favor of each of the Nominees designated in accordance with this Agreement; provided, that, for the avoidance of doubt, any vote taken to remove any Stockholder Director elected pursuant hereto, or to fill any vacancy created by the death, disability, disqualification, resignation, or removal of any Stockholder Director elected pursuant to this hereto, shall also be subject to the provisions of this Section 1(i).

(j)           In accordance with the Bylaws, the Company may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one (1) or more Directors.  To the extent feasible, the Company shall notify Clairvest and Prism in writing of any new committee of the Board to be established at least fifteen (15) days prior to the effective establishment of such committee.  If requested by Clairvest or Prism,

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the Company shall take all necessary steps to cause at least one (1) Stockholder Director as requested by each of Clairvest or Prism to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed; provided, that the foregoing sentence shall not apply, with respect to any Stockholder, to any special committee of the Board established specifically for the purpose of evaluating a transaction or other corporate action involving such Stockholder.

(k)          The Company shall pay all reasonable, documented out-of-pocket expenses incurred by each Stockholder Director and Retained Director in connection with his or her service provided to or on behalf of the Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(l)           The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Stockholder Director or Retained Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director; provided, that upon removal or resignation of such Stockholder Director or Retained Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director or Retained Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Stockholder Director or Retained Director occurring at or prior to such event.

(m)         For so long as any Stockholder Director or Retained Director serves as a Director, the Company (i) shall provide such Stockholder Director or Retained Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director who is also an employee of the applicable Stockholder (or its Affiliates) may elect not to receive any standard director fees paid by the Company to Directors, and (ii) shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director or Retained Director as and to the extent consistent with applicable law, including but not limited to Article SEVENTH of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(n)          Any Nominee will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may reasonably object to any Nominee (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such Nominee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (2) such Nominee was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws; (3) such Nominee was the

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subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such Nominee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such Nominee was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board reasonably finds the Nominee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to the identified director, the applicable Stockholder shall be entitled to propose a different nominee to the Board within thirty (30) days of the Company’s notice to such Stockholder of its objection to the Nominee and such replacement Nominee shall be subject to the review process outlined above.

Section 2.            Definitions.

“Action” has the meaning set forth in Section 11(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 23, 2020, by and among Leo Holdings Corp., Prism and Clairvest and the other parties thereto, as amended or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“CEO Director” has the meaning set forth in Section 1(a).

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Clairvest” has the meaning set forth in the preamble.

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“Clairvest Director” means an individual designated by Clairvest, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Voting Interests) on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Stockholder Director” means an individual mutually designated by Clairvest and Prism as a nominee to the Board that has been elected or appointed as a Director and who is independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act).

“Lion” has the meaning set forth in the preamble.

“Lion Director” means an individual designated by Lion, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Majority Termination Event” has the meaning set forth in Section 1(d).

“Nominee” means an individual designated by a Stockholder as a nominee to the Board pursuant to this Agreement.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Prism” has the meaning set forth in the preamble.

“Prism Director” means an individual designated by Prism, or its permitted assigns, as a nominee to the Board that has been elected or appointed as a Director.

“Retained Directors” has the meaning set forth in Section 1(a).

“SEC” means the Securities and Exchange Commission.

“Sponsor” has the meaning set forth in the preamble.

“Stockholder” has the meaning set forth in the preamble.

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“Stockholder Director” means a Lion Director, Clairvest Director, Prism Director, Independent Stockholder Director or CEO Director, as applicable.

“Stockholder Termination Event” has the meaning set forth in Section 16.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Voting Interests.

“Voting Interests” means the Class A common stock, par value $0.0001 per share, Class B common stock, par value $0.0001 per share, and Class C common stock, par value $0.0001 per share, in each case of the Company, all considered together as a single class.

Section 3.            Assignment; Binding Effect. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the Company; provided, that Lion, Clairvest or Prism may assign, in whole, but not in part, this Agreement without the prior written consent of the Company as part of a Transfer of Voting Interests, so long as the applicable assignee executes a joinder to this Agreement pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were Lion, Clairvest or Prism, as the case may be. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 4.            Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 5.            Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

[Digital Media Solutions, Inc.]

[c/o Digital Media Solutions Holdings, LLC]
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	rfoster@dmsgroup.com
Attention:	Ryan Foster

with a copy (which shall not constitute notice) to:

[●]

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If to Clairvest, to:

Clairvest GP Manageco Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, ON M4T 2S3

Email:	jmiller@clairvest.com
Attention:	James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Facsimile:	(202) 661-8251
Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

If to Prism, to

Prism Data, LLC
c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	jmarinucci@dmsgroup.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Facsimile:	(202) 661-8251
Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

If to the Sponsor, to:

Leo Investors Limited Partnership
21 Grosvenor Place
London SWIX 7HF
United Kingdom

Facsimile:	+44 (0) 20 7201 2222

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Email:	brown@lioncapital.com
Attention:	Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Facsimile:	(212) 446-4900
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

If to Lion, to:

Lion Capital (Guernsey) Bridgeco Limited

East Wing, Trafalgar Court
Les Banques, St. Peter Port
Guernsey, GY1 3PP

Facsimile:	+44 (0) 1481 749749
Email:	[barton@lioncapital.com]
Attention:	Nick Barton

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Facsimile:	(212) 446-4900
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

Section 6.            Adjustments. If, and as often as, there are any changes in the Voting Interests by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Voting Interests as so changed.

Section 7.            No Presumption Against Drafting Party. Each of the parties hereto acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require

11

interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.            No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement; provided, that, each Stockholder Director and Retained Director shall be an express third-party beneficiary of the provisions in Sections 1(k)–(m) and shall be entitled to enforce such provisions as though such Stockholder Director or Retained Director was a party hereto.

Section 9.            Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 10.          Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

Section 11.          Governing Law

(a)          This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)          Each party irrevocably agrees that any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity (each, an “Action” ), arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion

12

or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 12.          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

Section 13.          Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreements or understandings relating to such subject matter between the parties.

Section 14.          Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.          Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against

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a party, unless such modification is approved in writing by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 16.          Termination. Notwithstanding anything to the contrary contained herein, if any Stockholder ceases to Beneficially Own or control, directly or indirectly, at least eight percent (8%) of the total number of Voting Interests issued and outstanding at any time (a “Stockholder Termination Event” ), then this Agreement shall expire and automatically terminate solely with respect to such Stockholder; provided, however, that Sections 1(k)–(m) and Sections 2–15 shall survive any termination of this Agreement with respect to such Stockholder.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

[DIGITAL MEDIA SOLUTIONS, INC.]

By
Name:
Title:

15

Stockholders:

CLAIRVEST GROUP INC.

By
Name:
Title:

By
Name:
Title:

PRISM DATA, LLC

By
Name:
Title:

16

LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited, its general partner

By
Name:
Title:

LION CAPITAL (GUERNSEY) BRIDGECO LIMITED

By
Name:
Title:

17

Exhibit C

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement” ), dated as of [●], 2020, is made and entered into by and among [Digital Media Solutions, Inc.], a Delaware corporation and successor to Leo Holdings Corp., a Cayman Islands exempted company (including any of its successors or assigns, the “Company” ), certain parties identified as “Holders” on the signature pages of this Agreement (each a “Holder” and, collectively, the “Holders” ).

RECITALS

WHEREAS, the Company and Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (including any of its successor or assigns, the “Sponsor” ), entered into that certain Registration and Shareholder Rights Agreement, dated as of February 15, 2018 (the “Original RSRA” );

WHEREAS, the Company and certain other parties have entered into that certain Business Combination Agreement, dated as of April 23, 2020 (as it may be amended or supplemented from time to time, the “BCA”);

WHEREAS, (a) the Sponsor and Robert Bensoussan, Lori Bush and Mary E. Minnick (collectively, the “Director Holders”) hold shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock” ) (collectively, the “Founder Shares”) and (b) the Sponsor holds warrants to purchase shares of Class A Common Stock (the “Warrants”);

WHEREAS, immediately after giving effect to the Business Combination, (a) Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”) and CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”, and together with Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”), will hold a combination of Surviving Partnership Common Units (each as defined in the BCA) and certain shares of the Company’s common stock, (b) Lion Capital (Guernsey) Bridgeco Limited, a Guernsey company (“Lion Capital”and, together with the Sponsor and their respective transferees and assignees, the “Lion Holders”), and the Sponsor will hold a combination of shares of Class A Common Stock and Warrants and (c) the Director Holders will hold shares of Class A Common Stock;

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders, including the Lion Holders and the Sellers, certain registration rights with respect to the securities of the Company, as set forth in this Agreement; and

WHEREAS, in connection with the execution of this Agreement, the Company and the Sponsor desire to terminate the Original RSRA and replace it with this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1          Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure”means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate“means, with respect to any person, any other person who directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control”means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled”and “controlling”have meanings correlative thereto.

“Agreement”has the meaning given in the Preamble.

“Automatic Shelf Registration Statement”has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“BCA”has the meaning given in the Recitals hereto.

“Business Combination”means the consummation of the transactions contemplated by the BCA.

“Closing Date”means [●], 2020.

“Commission”means the Securities and Exchange Commission.

“Class A Common Stock”has the meaning given in the Recitals hereto.

“Company”has the meaning given in the Preamble.

“Demanding Holder”has the meaning given in subsection 2.1.3.

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“Director Holders”has the meaning given in the Recitals hereto.

“Exchange Act”means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf”has the meaning given in subsection 2.1.1.

“Form S-3 Shelf”has the meaning given in subsection 2.1.1.

“Founder Shares”is defined in the Recitals hereto.

“Founder Shares Lock-up Period”means, with respect to the Founder Shares, the period ending on the earlier of (a) one (1) year after the completion of the Business Combination or (b) subsequent to the Business Combination, (i) if the closing price of the Surviving Company Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Common Stock for cash, securities or other property.

“Holders”means the Lion Holders, the Sellers, the Director Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement.

“Holder Information” has the meaning given in subsection 4.1.2.

“Maximum Number of Securities”has the meaning given in subsection 2.1.4.

“Lion Capital”has the meaning given in the Recitals hereto.

“Lion Holders”has the meaning given in the Recitals hereto.

“Seller Lock-up Period”means the period beginning on the Closing Date and ending on the date that is six (6) months after the Closing Date.

“Minimum Takedown Threshold”has the meaning given in subsection 2.1.3.

“Misstatement”means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Original RSRA”has the meaning given in the Recitals hereto.

“Piggyback Registration”has the meaning given in subsection 2.2.1.

“Permitted Transferee”means, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided that (a) such transfer does

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not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (b) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Prospectus”means the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security”means at any time (a) any outstanding shares of Class A Common Stock (which shall include all shares of Class A Common Stock issuable upon the exchange of Surviving Partnership Units outstanding on the date of this Agreement, or the exercise of any Warrants) and (b) any Warrants, in each case, held by a Holder (other than any security received pursuant to an incentive plan adopted by the Company or its subsidiaries on or after the Closing Date); provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) the date on which such securities have been sold, transferred, disposed of or exchanged pursuant to an effective registration statement or Rule 144 under the Securities Act; and (ii) the date on which such securities cease to be outstanding.

“Registration”means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses”means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(b)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for the Company;

(e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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(f)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement”means any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder”means any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

“Securities Act”means the Securities Act of 1933, as amended from time to time.

“Shelf”has the meaning given in subsection 2.1.1.

“Shelf Registration”means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor”has the meaning given in the Recitals hereto.

“Seller” has the meaning given in the Recitals hereto.

“Subsequent Shelf Registration”has the meaning given in subsection 2.1.2.

“Surviving Partnership Common Units”has the meaning given in the BCA.

“Underwriter”means any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwriting Offering.

“Underwritten Offering”means a Registration in which securities of the Company are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown”has the meaning given in subsection 2.1.3.

“Warrants”has the meaning given in the Recitals hereto.

“Well-Known Seasoned Issuer”has the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice”has the meaning given in subsection 2.1.5.

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Article II
REGISTRATIONS

2.1          Shelf Registration.

2.1.1      Filing. The Company shall file, within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such filing) on a delayed or continuous basis. The Company shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2      Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its reasonable best efforts to (a) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (b) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or

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Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.1.3      Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, the Lion Holders or the Sellers may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering. The Company shall not be required to effect more than four (4) Underwritten Shelf Takedowns in any six- (6-) month period.

2.1.4      Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other equity securities that the Company desires to sell and all other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b) such other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5      Withdrawal. Any of the Demanding Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the Lion Holders or the Sellers not so withdrawing may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (a) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 3.4 hereof or (b) the withdrawing Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2          Piggyback Registration

2.2.1      Piggyback Rights. If the Company (for its own account or for the account of persons or entities other than the Holders of Registrable Securities) or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of the Company or (d) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than 5 days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within two (2) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a

8

Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.3 below.

2.2.2      Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the equity securities that the Company desires to sell, taken together with (a) the Registrable Securities, if any, as to which registration has been requested pursuant to Section 2.2 hereof and (b) the equity securities, if any, as to which Registration has been requested pursuant to separate written contractual registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(i)           If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Registration, that can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, that can be sold without exceeding the Maximum Number of Securities;

(ii)          If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the equity securities of such requesting persons or entities that can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, that can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the equity securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual piggyback arrangements with such persons or entities that can be sold without exceeding the Maximum Number of Securities.

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2.2.3      Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4      Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof.

2.3          Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder that holds more than 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Surviving Partnership Common Units for Class A Common Stock), agrees that it shall not transfer any Class A Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven (7) days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Surviving Partnership Common Units for Class A Common Stock) and each of the Company’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Class A Common Stock (on a fully-exchanged basis after giving effect to the exchange of all Surviving Partnership Common Units for Class A Common Stock).

Article III
COMPANY PROCEDURES

3.1          General Procedures. In connection with effecting any Shelf Registration, Shelf Takedown and/or other disposition of Registrable Securities pursuant to a registration statement

10

contemplated herein (to the extent applicable), the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1      prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Lion Holder or Seller or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3      prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4      prior to any public offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5      cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8      at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9      notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    permit representatives of the Holders, the Underwriters or other financial institutions facilitating each transaction, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters or financial institution, if any, covering such legal matters with respect

12

to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, Underwriter or financial institution may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13    in the event of any Underwritten Offering or other disposition pursuant to a registration statement contemplated herein that is facilitated by a financial institution or similar agent, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering or such applicable financial institution;

3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15    if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35,000,000, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2          Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3          Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Holder may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration hereunder unless such person (a) agrees to sell such Holder’s securities on the basis provided in any underwriting and other arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements

13

and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.3 and 3.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4          Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each Holder shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two (2) times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5          Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.

3.6          Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of the any customary documentation reasonably required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation

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to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1          Indemnification.

4.1.1      The Company agrees to indemnify, to the extent permitted by law, each Holder, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any (a) untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) any violation or alleged violation by the Company of the Securities Act or any other applicable federal or state securities laws or any rule or regulation promulgated thereunder application and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, except, in each case, insofar as the same are caused by (or, in the case of (a) contained in) any information furnished in writing to the Company by or on behalf of such Holder expressly for use therein.  The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2      In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders, and the liability of each such Holder shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3      Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification

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(provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5      If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method

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of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one (1) Business Day in the case of overnight courier service), as follows:

If, to the Company, to:

[Digital Media Solutions, Inc.]
 c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	rfoster@dmsgroup.com
Attention:	Ryan Foster

with a copy (which shall not constitute notice) to:

[●]

If, to Blocker Corp, Clairvest Direct Seller, Blocker Seller 1 or Blocker Seller 2, to:

Clairvest GP Manageco Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, ON M4T 2S3

Email:	jmiller@clairvest.com
Attention:	James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

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If to Prism to:

Data Prism, LLC
c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	jmarinucci@dmsgroup.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

If, to any Lion Holder, to:

Lion Capital LLP
21 Grosvenor Place
London SWIX 7HF
United Kingdom

Facsimile:	+44 (0) 20 7201 2222
Email:	brown@lioncapital.com
Attention:	Simon Brown

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022

Facsimile:	(212) 446-4900
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 10 days after delivery of such notice as provided in this Section 5.1.

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5.2          Assignment; No Third Party Beneficiaries.

5.2.1      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2      Prior to the expiration of the Seller Lock-up Period or the Founder Shares Lock-up Period to the extent applicable to such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to (a) an Affiliate of such Holder, (b) direct and/or indirect equity holders of any Lion Holder or any Seller pursuant to a distribution as described in Section 5.15 of this Agreement or (c) any person with the prior written consent of the Company. A sale or transfer that qualifies pursuant to an exemption from the Securities Act shall not be deemed to have been made pursuant to a registration statement.

5.2.3      After the expiration of the Seller Lock-up Period or the Founder Shares Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) up to five (5) Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least two percent (2%) of the then-outstanding Class A Common Stock, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Lion Holder or any Seller pursuant to a distribution as described in Section 5.15 of this Agreement or (d) any person with the prior written consent of the Company.

5.2.4      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.5      Other than as expressly set forth herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

5.2.6      No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3          Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

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5.4          Governing Law; Venue.

5.4.1      This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of law or conflict of laws, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.4.2      Each party irrevocably agrees that any action, claim, complaint, petition, suit, investigation, audit, mediation, litigation, arbitration or other proceeding by or before any Governmental Authority or arbitrator, whether civil or criminal, at law or in equity (each, an “Action”), arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

5.5          Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (c) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

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OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6          Amendments and Waivers. Only upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

5.7          Other Registration Rights. Other than the registration rights conferred in certain subscription agreements with respect to equity securities of the Company to be issued on the Closing Date, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8          Preservation of Rights. The Company shall not (a) grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder, or (b) enter into any agreement, take any action, or permit any change to occur, with respect to its securities that violates or subordinates the rights expressly granted to the holders of Registrable Securities in this Agreement.

5.9          Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (a) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of the Holders, the Company will deliver to it a written statement as

21

to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance.

5.10        Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.11        Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 5.8 hereof.

5.12        Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.13        Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

5.14        Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Business Combination, the Original RSRA shall no longer be of any force or effect.

5.15        Distributions.

5.15.1    In the event that any Lion Holder distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as the applicable Lion Holder hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Lion Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Lion Holder, as if it remained a single entity party to this Agreement.

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5.15.2    In the event that any Seller distributes, or has distributed, any of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as a Seller hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that the Seller is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the Seller, as if it remained a single party to this Agreement.

5.16        Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

5.17        Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[SIGNATURE PAGES FOLLOW]

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COMPANY:

[Digital Media Solutions, Inc.], a Delaware corporation

By:
Name:
Title:

HOLDERS:

PRISM DATA, LLC

By:
Name:
Title:

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

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CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited, its general partner

By:
Name: Simon Brown
Title: Director

LION CAPITAL (GUERNSEY) BRIDGECO LIMITED

By:
Name:
Title:

ROBERT BENSOUSSAN

By:

LORI BUSH

By:

MARY E. MINNICK

By:

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FINAL FORM

Exhibit D

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of [●], 2020 by and among (a) [Digital Media Solutions, Inc.], a Delaware corporation (including any predecessor or successor entity thereto, the “Company”) and (b) CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”, and together with Blocker Corp, Prism, Clairvest Direct Seller and Blocker Seller 1, the “Sellers”). Capitalized terms used but not otherwise defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, dated as of April 23, 2020, by and among the Company, a Delaware corporation, Digital Media Solutions Holdings, LLC, a Delaware limited liability company, the Sellers, Clairvest GP Manageco Inc., an Ontario corporation, and, solely for the limited purposes set forth therein, Leo Investors Limited Partnership, a Cayman limited partnership (as it may be amended or supplemented from time to time, the “BCA”). The Sellers and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 1 are referred to herein, individually, as a “Holder”and, collectively, as the “Holders.”

WHEREAS, pursuant to the BCA, and in view of the valuable consideration to be received by the parties thereunder, the parties desire to enter into this Agreement, pursuant to which the Leo Common Stock or any other equity securities of the Company or securities that may be converted, exchanged or exercised into or for equity securities of the Company (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.          Lock-Up Provisions.

(a)          The Holders hereby agree not to, during the period commencing from the Closing and through the one hundred and eightieth (180) day anniversary of the date of the Closing (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Restricted Securities, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i) or (ii), a “Prohibited Transfer”); provided, for the avoidance of doubt, that nothing in this Agreement shall restrict any Holder’s right to cause the Company to file and cause to become effective a registration statement with the Securities and Exchange Commission naming such Holder as a selling securityholder (and to make any required disclosures on Schedule 13D in respect thereof).  Notwithstanding the foregoing, the Lock-Up Period and restrictions set forth in this Section 1 shall not apply to the:

(A)           transfer of any or all of the Restricted Securities by a bona fide gift or charitable contribution;

(B)          transfer of any or all of the Restricted Securities to any Permitted Transferee;

(C)         transfer of any shares of Class B common stock, par value $0.0001, of the Company in connection with a concurrent transfer of Surviving Partnership Common Units in accordance with, as permitted by and subject to the terms and conditions of this Agreement and the Amended Partnership Agreement; or

(D)         establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Restricted Securities; provided, that such plan does not provide for the transfer of Restricted Securities during the Lock-Up Period;

provided, however, that in the case of either (A) or (B), it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement; provided, further, that in the case of either (A) or (C) (to the extent such transfer is to a party other than a Permitted Transferee (other than any direct or indirect limited partner of the applicable Holder)), or in the event of a transfer to any direct or indirect limited partner of a Holder pursuant to clause (B), in each case such transfer or distribution shall not involve a disposition for value.

As used in this Agreement, the term “Permitted Transferee”shall mean:

(i)          any direct or indirect general partner, limited partner, shareholder, member or owner of similar equity interests in a Holder; or

(ii)          any affiliate of the Sellers.

The Holders further agree to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)          If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities (and permitted transferees and assigns thereof) until the end of the Lock-Up Period.

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(c)           During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF [●], 2020, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)          For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of the Company with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote. The Company agrees to (i) instruct its transfer agent to remove the legend in clause (c) immediately above upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

2.          Miscellaneous.

(a)          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties, in whole or in part (including by operation of law), without the prior written consent of the other parties hereto, which any such party may withhold in its absolute discretion.

(b)          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

(c)           Governing Law; Jurisdiction.

(A)           This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(B)          Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and

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each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (1) the Action in any such court is brought in an inconvenient forum, (2) the venue of such Action is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(d)          WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 2(D).

(e)          Interpretation. The headings, titles and subtitles set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Section or clause shall be to the Sections and clauses of this Agreement. The words “herein,” “hereto,” “hereof” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement. The term “or” means “and/or”. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”. Reference to any

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person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

(f)           No Presumption Against Drafting Party. Each of the parties acknowledges that it has participated jointly in the negotiation and drafting of this Agreement and has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(g)          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand or electronic mail, or if mailed, three (3) days after mailing (one Business Day in the case of overnight courier service), as follows:

If to the Company, to:

[Digital Media Solutions, Inc.]

[c/o Digital Media Solutions Holdings, LLC]
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	rfoster@dmsgroup.com
Attention:	Ryan Foster

with a copy (which shall not constitute notice) to:

[●]

If to Blocker Corp, Clairvest Direct Seller, Blocker Seller 1 or Blocker Seller 2 to:

Clairvest GP Manageco Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, ON M4T 2S3

Email:	jmiller@clairvest.com
Attention:	James H. Miller

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with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

If to Prism to:

Data Prism, LLC
c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	jmarinucci@dmsgroup.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

Notices or other communications to any other Holder that becomes a party hereto pursuant to Section 1 shall be delivered to the address set forth in the applicable joinder agreement or other instrument executed by such Holder and binding such Holder to the terms of this Agreement.

(h)          Amendments and Waivers. Only upon the approval by a majority of the members of the Board of Directors of the Company then in office that qualify as “independent” for purposes of audit committee membership under Section 10A-3 under the Exchange Act of 1934, as amended, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived by the Company, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Restricted Securities, shall require the consent of the Holder so affected. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right

6

or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i)           Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(j)           Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by a Holder and to enforce specifically the terms and provisions hereof.

(k)          Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any documents related thereto or referred to therein. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under any other agreement between any of the Holders and the Company or any certificate or instrument executed by any of the Holders in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of any of the Holders under this Agreement.

(l)           Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)         Execution of Agreement. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the [arties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

[DIGITAL MEDIA SOLUTIONS, INC.]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Sellers:

CEP V DMS US BLOCKER COMPANY

By:
Name:
Title:

By:
Name:
Title:

PRISM DATA, LLC

By:
Name:
Title:

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Exhibit E

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”) dated as of [●] [●], 2020 is between Leo Holdings Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, on February 12, 2018, Leo Investors Limited Partnership, then a Cayman Islands exempted limited partnership (the “Sponsor”), purchased 4,000,000 warrants, bearing the legend set forth in Exhibit B hereto (the “Initial Private Placement Warrants”), pursuant to a Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”); and

WHEREAS, the Company completed an initial public offering (the “Public Offering”) of units, each unit comprised of one Class A Ordinary Share (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 11,500,000 warrants (the “Public Warrants” and, together with the Private Placement Warrants (as defined below), the “Warrants”) to the public investors, each such whole Warrant evidencing the right of the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Share(s)”), for $11.50 per whole share, subject to adjustment as described herein; and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1, No. 333-222599 (the “Registration Statement”) containing a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (“Act”), of, among other securities, the Public Warrants, which Registration Statement has been declared effective; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company and the Warrant Agent previously entered into a Warrant Agreement on February 15, 2018 (the “Initial Warrant Agreement”), providing for the form and provisions of the Warrants, the terms upon which they were issued and to be exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, the Company has entered into the Business Combination Agreement, dated as of April 23, 2020 (the “Business Combination Agreement”) with DMS, CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), Prism Data, LLC,  Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2” and, together with Prism, Blocker Seller 1 and Blocker Seller 2, the “Sellers”), Clairvest GP Manageco Inc., an

Ontario corporation, and, solely for the limited purposes set forth therein, the Sponsor, pursuant to which, among other things, and on the terms and conditions thereof, the Company shall consummate a Business Combination (as defined below); and

WHEREAS, pursuant to the Business Combination Agreement, the Company (a) was domesticated as a Delaware corporation on [●], 2020 (the “Domestication”) and (b) will be renamed [Digital Media Solutions, Inc.]; and

WHEREAS, pursuant to the Business Combination Agreement, (a) prior to, and conditioned on, the consummation of the Domestication, the Sponsor surrendered and forfeited to the Company, for no consideration and as a contribution to the capital of the Company, 2,000,000 Initial Private Placement Warrants and (b) concurrently with the consummation of the Business Combination, the Company shall issue to the Sellers an aggregate of 2,000,000 warrants (the “BCA Private Placement Warrants” and, together with the Initial Private Placement Warrants, the “Private Placement Warrants”); and

WHEREAS, the Company and the Warrant Agent now desire to amend and restate the Initial Warrant Agreement in its entirety solely to provide for an amendment to Section 4.5 to conform to the description thereof in the Prospectus, to provide that the BCA Private Placement Warrants are subject to this Agreement and to include a new Section 9.11, in each case, in accordance with clauses (ii) and (iii) of Section 9.8; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.         Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.         Warrants.

2.1        Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2        Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any

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Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3        Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4        Registration.

2.4.1     Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2     Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5        Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier with the consent of Citigroup Global Markets Inc., as representative of the several underwriters (the “Representative”), but in no event will the Representative allow separate trading of the securities comprising the Units until the Company has filed a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the underwriters’ over-allotment option in the Public Offering. After the consummation of an initial Business Combination, all Warrants will automatically begin separate trading.

2.6        Private Placement Warrant Attributes. The Private Placement Warrants will be issued in the same form as the Public Warrants but they (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis at the holder’s option, in either case as long as the Private Placement Warrants are held by the initial purchasers or their affiliates and permitted transferees (as prescribed in Section 5.6 hereof). Once a Private

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Placement Warrant is transferred to a holder other than an affiliate or permitted transferee, it shall be treated as a Public Warrant hereunder for all purposes.

3.         Terms and Exercise of Warrants.

3.1        Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Class A Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Class A Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to registered holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.

3.2        Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the later of (i) 30 days after the consummation by the Company of its initial merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”) (as described more fully in the Registration Statement) or (ii) 12 months from the closing of the Public Offering, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the consummation of the Business Combination and (ii) the Redemption Date as provided in Section 6.2 hereof (“Expiration Date”). Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to registered holders.

3.3        Exercise of Warrants.

3.3.1     Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each Class A Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a)        by good certified check or good bank draft payable to the order of the Warrant Agent; or

(b)        in the event of a redemption pursuant to Section 6 hereof in which the Company has elected to force all holders of Warrants to exercise such Warrants on a

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“cashless basis,” by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants pursuant to Section 6 hereof; or

(c)        with respect to any Private Placement Warrants, so long as such Private Placement Warrants are held by the initial purchasers of the Private Placement Warrants or their permitted transferees, by surrendering such Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the third trading day prior to the date of exercise; or

(d)        in the event the registration statement required by Section 7.4 hereof is not effective and current within sixty (60) days after the closing of the Business Combination, by surrendering such Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the exercise price. Solely for purposes of this Section 3.3.1(d), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the ten (10) trading days ending on the day prior to the date of exercise.

3.3.2     Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such Warrant a certificate or certificates for the number of Class A Ordinary Shares to which he is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable and the Company shall not be obligated to issue Class A Ordinary Shares upon exercise of a Warrant unless the Class A Ordinary Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Class A Ordinary Shares underlying such Unit. Warrants may not be exercised by,

5

or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3     Valid Issuance. All Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4     Date of Issuance. Each person in whose name any such certificate for Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open.

3.3.5     Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the Holder) (the “Maximum Percentage”) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Class A Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Class A Ordinary Shares, the holder may rely on the number of outstanding Class A Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company setting forth the number of Class A Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Class A Ordinary Shares then outstanding. In any case, the number of outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding

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Class A Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.         Adjustments.

4.1        Share Dividends—Split Ups. If after the date hereof, the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares, or by a split up of Class A Ordinary Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Class A Ordinary Shares.

4.2        Aggregation of Shares. If after the date hereof, the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

4.3        Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a cash dividend or make a distribution in cash, securities or other assets to the holders of the Class A Ordinary Shares or other shares of the Company’s capital stock into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each Class A Ordinary Shares in respect of such Extraordinary Dividend; provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) any payment to satisfy the conversion rights of the holders of the Class A Ordinary Shares in connection with a proposed initial Business Combination or (d) any payment in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate the Business Combination. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 per share and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 per share dividend, then the Warrant Price will be decreased, effectively immediately after the effective

7

date of such $0.35 per share dividend, by $0.25 (the absolute value of the difference between $0.75 per share (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 per share (the greater of (x) $0.50 per share and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.4        Adjustments in Exercise Price. Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A Ordinary Shares so purchasable immediately thereafter.

4.5        Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Class A Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in the Class A Ordinary Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5; provided, that if less than 70% of the consideration receivable by the holders of the Class A Ordinary Shares in the applicable event is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Securities and Exchange Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each Ordinary Share shall be the volume weighted average

8

price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Class A Ordinary Shares consists exclusively of cash, the amount of such cash per Class A Ordinary Share, and (ii) in all other cases, the volume weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.6        Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7        No Fractional Warrants or Shares. No fractional Warrants will be issued hereunder. Additionally, notwithstanding any provision contained in this Warrant Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the Warrant holder.

4.8        Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

5.         Transfer and Exchange of Warrants.

5.1        Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by

9

appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2        Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3        Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4        Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5        Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6        Private Placement Warrants. The Warrant Agent shall not register any transfer of Private Placement Warrants until 30 days after the consummation by the Company of an initial Business Combination, except for transfers (i) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any members or partners of the Company’s sponsor or their affiliates, or any affiliates of the Company’s sponsor, (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization, (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (iv) in the case of an individual, pursuant to a qualified domestic relations order, (v) by private sales or transfers made in connection with the Business Combination at prices no greater than the price at which the Private Placement Warrants were originally purchased, (vi) by virtue of the holder’s organizational documents upon liquidation or dissolution of the holder, (vii) to the Company for no value for cancellation in connection with the consummation of the Business Combination, (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination, or (ix) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property subsequent to the completion of a Business Combination, in each case (except for clause (vii) or with the prior written consent of the

10

Company) on the condition that prior to such registration for transfer, the Warrant Agent shall be presented with written documentation pursuant to which each transferee or the trustee or legal guardian for such transferee (the “ permitted transferees”) agrees to be bound by the terms of the Private Placement Warrants Purchase Agreement.

6.         Redemption.

6.1        Redemption. Subject to Section 6.4 hereof, all but not less than all of the outstanding Public Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration (so long as there is a current registration statement in effect with respect to the Class A Ordinary Shares underlying the Warrants), at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Class A Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given.

6.2        Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Public Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3        Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 hereof) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of Public Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4        Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in this Section 6 shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the initial purchasers or their permitted transferees. However, once such Private Placement Warrants are transferred (other than to permitted transferees under Section 5.6), the Company may redeem the Private Placement Warrants, provided that the criteria for redemption are met, including the opportunity of the holder of such Warrants to exercise the Warrants prior to redemption pursuant to Section 6.3. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement.

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7.         Other Provisions Relating to Rights of Holders of Warrants.

7.1        No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2        Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3        Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4        Registration of Class A Ordinary Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the closing of its initial Business Combination, it shall use its reasonable best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants, and it shall use its reasonable best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company, the Class A Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. In addition, the Company agrees to use its reasonable best efforts to register such securities under the blue sky laws of the states of residence of the exercising warrant holders to the extent an exemption is not available. If any such registration statement has not been declared effective by the 60th day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(d). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the Class A Ordinary Shares issued upon such exercise are transferable without registration under the Act by any holder which (a) is not an “affiliate” of the Company as defined in Rule 144(a)(1) under the Securities Act, (b) has not been such an “affiliate” within three months of such transfer, (c)

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has not acquired such Class A Ordinary shares within one year of such transfer, and (iii) will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8.         Concerning the Warrant Agent and Other Matters.

8.1        Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2        Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1     Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2     Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

8.2.3     Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation

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resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3        Fees and Expenses of Warrant Agent.

8.3.1     Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2     Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4        Liability of Warrant Agent.

8.4.1     Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2     Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable, documented counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3     Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

8.5        Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants

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exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A Ordinary Shares through the exercise of Warrants.

9.         Miscellaneous Provisions.

9.1        Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2        Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Leo Holdings Corp.
21 Grosvenor Place
London, SW1X 7HF
Attn: Simon Brown, Secretary

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Compliance Department

with a copy in each case to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Christian O. Nagler

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Attn: Gregg A. Noel, Esq.

and

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Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York
10013 Attn: General Counsel

9.3        Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4        Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5        Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6        Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7        Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8        Amendments.

This Agreement may be amended by the parties hereto without the consent of any registered holder or any other party for the purpose of: (i) curing any ambiguity, (ii) curing, correcting or supplementing any defective provision or mistake contained herein, (iii) adding or changing any other provisions with respect to matters or questions arising under this Agreement

16

as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (iv) adjusting the Warrant Price in accordance with the terms hereof.

All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period and any amendment to the terms of only the Private Placement Warrants, shall require the written consent or vote of the registered holders of a majority of the then outstanding Public Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9        Trust Account Waiver. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by the Company in connection with the Public Offering (as more fully described in the Registration Statement) (“Trust Account”), including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.10      Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.11      Class A Shares. For the avoidance of doubt, from and after the Domestication, references herein to Class A Ordinary Shares shall refer to shares of Class A common stock, $0.0001 par value per share, of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

LEO HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

18

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR
TO THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

LEO HOLDINGS CORP.

A Delaware corporation

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that               , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants“and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value (“Ordinary Shares”), of Leo Holdings Corp., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise”as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one fully paid and non-assessable Ordinary Share. The number of Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per Ordinary Share for any Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

LEO HOLDINGS CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[FORM OF WARRANT CERTIFICATE]

[REVERSE]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Ordinary Shares and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of [●] [●], 2020 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders“or “holder”meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in an Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

ELECTION TO PURCHASE

(TO BE EXECUTED UPON EXERCISE OF WARRANT)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive Ordinary Shares and herewith tenders payment for such Ordinary Shares to the order of Leo Holdings Corp. (the “Company”) in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Ordinary Shares be delivered to whose address is [●]. If said number of Ordinary Shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Ordinary Shares. If said number of shares is less than all of the Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Ordinary Shares be registered in the name of [●], whose address is [●] and that such Warrant Certificate be delivered to [●], whose address is [●].

[Signature Page Follows]

Date: , 20

(Signature)

Address

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

[Signature Page to Election to Purchase]

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG LEO HOLDINGS CORP. (THE “COMPANY”), LEO INVESTORS LIMITED PARTNERSHIP AND THE OTHER INDIVIDUALS PARTY THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN SECTION 3 OF THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

B- 1

Exhibit F

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

a Delaware limited liability company

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Dated as of [●] [●], 2020

i

EXHIBIT A: EXAMPLES REGARDING ADJUSTMENT FACTOR
EXHIBIT B: NOTICE OF REDEMPTION
EXHIBIT C: CONSENT BY SPOUSE

AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF
DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC, dated as of [●] [●], 2020 (this “Agreement”), is entered into by and among Digital Media Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), each of the Members (as defined herein), and, solely with respect to Section 7.2(b) and Section 7.3(d), each of the Prism Members (as defined herein) and, solely with respect to Section 4.4, Section 4.5, Section 4.6, Section 7.2, Section 7.3, Section 11.7 and Section 14.1(b), [Digital Media Solutions, Inc.], a Delaware corporation (the “Corporation”).

RECITALS

WHEREAS, the Company was formed pursuant to the Delaware Limited Liability Company Act (the “Act”), by the filing of a Certificate of Formation with the Secretary of the State of Delaware;

WHEREAS, the Company operated pursuant to the terms of that certain Limited Liability Company Agreement, dated as of July 3, 2018 (the “Original Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, dated as of April 23, 2020 (the “Business Combination Agreement”) by and between the Corporation, Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest”and, together with Prism, the “Initial Members”), the Company, CEP V DMS US Blocker Company, a Delaware corporation (the “Blocker Member”) and the other parties thereto, the Corporation, the Initial Members, the Blocker Member and the Company have consummated certain transactions and, as of the Closing Date and in accordance with Section 2.2, the Blocker Member holds a number of Common Units equal to the number of issued and outstanding Class A Shares (including the number of Class A Shares into which all outstanding Class C Shares are convertible in accordance with the Charter) on the Closing Date and the Initial Members hold a number of Common Units equal to the product of (a) the number of issued and outstanding Class B Shares held by the Initial Members on the Closing Date, multiplied by (b) the Conversion Ratio; and

WHEREAS, the Blocker Member and the Initial Members now desire to amend and restate the Original Agreement in its entirety to be as set forth herein.

NOW, THEREFORE, in consideration of the benefits to be derived hereunder and the transactions contemplated hereby, and the representations, warranties, covenants, agreements and conditions set forth herein, the parties hereto hereby agree as follows:

Article I

DEFINED TERMS

Section 1.1        Definitions. As used herein, each of the following underlined terms has the meaning specified in this Section 1.1:

“Additional Member”means any Person that is admitted to the Company as a Member pursuant to Section 12.1, is shown as such on the books and records of the Company and has not ceased to be a Member pursuant to the Act and this Agreement; provided that a Substituted Member shall not be deemed an Additional Member.

“Adjusted Capital Account Deficit”means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) debit to such Capital Account such Member’s share of the items described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjustment Factor”means 1.0; provided, however, that in the event:

(a)        the Corporation (i) declares or pays a dividend on its outstanding Class A Shares wholly or partly in Class A Shares or makes a distribution to all holders of its outstanding Class A Shares wholly or partly in Class A Shares, (ii) splits or subdivides its outstanding Class A Shares or (iii) effects a reverse stock split or otherwise combines its outstanding Class A Shares into a smaller number of Class A Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of Class A Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Class A Shares (determined without such assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

(b)        the Corporation distributes any rights, options or warrants to all holders of its Class A Shares to subscribe for or to purchase or to otherwise acquire Class A Shares, or other securities or rights convertible into, exchangeable for or exercisable for Class A Shares, at a price per share less than the Value of a Class A Share on the record date for such distribution (each a “Distributed Right”), then, as of the later of the distribution date of such Distributed Rights and the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (i) the numerator of which shall be the number of Class A Shares issued and outstanding on the later of such record date and the date such Distributed Rights become exercisable, plus the maximum number of Class A Shares purchasable

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under such Distributed Rights and (ii) the denominator of which shall be the number of Class A Shares issued and outstanding on the later of such record date and the date such Distributed Rights become exercisable, plus a fraction (1) the numerator of which is the maximum number of Class A Shares purchasable under such Distributed Rights, multiplied by the minimum purchase price per Class A Share under such Distributed Rights and (2) the denominator of which is the Value of a Class A Share as of the later of such record date and the date such Distributed Rights become exercisable; provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution (or, if later, the time the Distributed Rights become exercisable) of the Distributed Rights, to reflect a reduced maximum number of Class A Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(c)        the Corporation distributes, by dividend or otherwise, to all holders of its Class A Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in the foregoing clauses (a) or (b)), which evidences of indebtedness or assets relate to assets not received by the Corporation or its Controlled Entities pursuant to a pro rata distribution by the Company, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to 5:00 p.m., New York City time, on the record date fixed for the determination of stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be such Value of a Class A Share on such record date and (ii) the denominator of which shall be the Value of a Class A Share as of such record date less the then Fair Market Value (as determined by the Corporation, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Class A Share;

provided that, notwithstanding the foregoing, if any of the events in clauses (a), (b) or (c) above occur, no adjustments to the Adjustment Factor will be made for any class or series of Membership Interests to the extent that the Company makes or effects a correlative distribution or payment to all of the Members holding Membership Interests of such class or series, or effects a correlative split, subdivision, reverse split or combination in respect of the Membership Interests of such class or series. If the Corporation effects a dividend that allows holders of Class A Shares to elect to receive cash or additional Class A Shares, the Company may effect a correlative distribution by distributing to all Members holding Membership Interests of such class or series a combination of cash and additional Membership Interests in the same ratio as the ratio of cash and Class A Shares paid and issued by the Corporation, without offering Members an opportunity to elect to receive cash or additional Membership Interests. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes only, examples of adjustments to the Adjustment Factor are set forth on Exhibit A.

“Affiliate“means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person; provided that, for the purposes of this definition, “control”when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management

3

and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling“and “controlled”have meanings correlative to the foregoing; provided, however, that no member of the Parent Corporation Group shall be considered an Affiliate of any Non-Blocker Member for purposes hereof.

“Asset”means any assets or property of the Company.

“Assignee”means any Person (a) to which a Membership Interest has been Transferred but that has not become a Substituted Member and (b) that has the rights set forth in Section 11.5.

“Assumed Tax Liability”means, in the case of the Parent Corporation Group, the sum of (a) all of the Parent Corporation Group’s federal, state, local and non-U.S. tax liabilities, plus (b) the amount necessary to satisfy the Corporation’s payment obligations pursuant to the Tax Receivable Agreement, in each case during the Fiscal Year to which the Tax Distribution under Section 5.2 relates.

“Bankruptcy“means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the term “Bankrupt”has a meaning correlative to the foregoing.

“Board of Directors”means the Board of Directors of the Corporation.

“Board of Managers”means the Board of Managers of the Company, which shall, unless otherwise determined by the Board of Directors in its sole discretion, at all times to be composed of the same persons who are then members of the Board of Directors.

“Business”means the business of the Company and its Controlled Entities, providing lead generation services using proprietary systems and processes to reach, engage and acquire potential customers for clients in the for-profit education vertical as currently carried on by the Company and its Controlled Entities and such other businesses the Company and its Controlled Entities may undertake from time to time.

“Business Day”means any day, excluding Saturday, Sunday and any day on which banking institutions in New York, New York are required or permitted by applicable Law to be closed.

“Capital Accounts”means the capital accounts established and maintained on the books of the Company for each Member in accordance with Article IV hereof and which, as of the date hereof, are set forth on Schedule I.

“Capital Contribution”means, with respect to any Member, the cash and the initial Fair Market Value of any other property contributed to the Company by or on behalf of such Member pursuant to the terms hereof or which has previously been contributed to the Company, as the case may be.

“Capital Share”means any share of any class or series of capital stock of the Corporation now or hereafter authorized (including any Preferred Share), other than a Common Share.

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“Cash Amount”means an amount of cash equal to the product of (a) the Value of a Class A Share, multiplied by (b) the Class A Shares Amount, in each case, determined as of the applicable Valuation Date.

“Certificate”means the Certificate of Formation executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Company pursuant to the Act.

“Charter”means the certificate of incorporation of the Corporation, within the meaning of Section 104 of the General Corporation Law of the State of Delaware.

“Clairvest Group”means, collectively, Clairvest and any Permitted Transferee of Clairvest that is an Affiliate of Clairvest and is not a direct or indirect limited partner of Clairvest.

“Class A Shares”means, as applicable, (a) the Class A common stock, $0.001 par value per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class A common stock, $0.001 par value per share, of the Corporation or into which the Class A common stock, $0.001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event; provided that Class A Shares as used herein shall be deemed to include the number of Class A Shares into which all of the then-outstanding Class C Shares are convertible in accordance with the Charter.

“Class A Shares Amount”means a number of Class A Shares equal to the product of (a) the number of Tendered Units or Termination Transaction Units, as applicable, multiplied by (b) the Adjustment Factor; provided, however, that, in the event that the Corporation issues to all holders of Class A Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Class A Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance being within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Class A Shares Amount shall also include such Rights that a holder of that number of Class A Shares would be entitled to receive, expressed, where relevant hereunder, as a number of Class A Shares, determined by the Corporation.

“Class B Shares”means, as applicable, (a) the Class B common stock, $0.001 par value per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B common stock, $0.001 par value per share, of the Corporation or into which the Class B common stock, $0.001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

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“Class C Shares”means (a) the Class C common stock, $0.001 par value per share, of the Corporation or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class C common stock, $0.001 par value per share, of the Corporation or into which the Class C common stock, $0.001 par value per share, of the Corporation is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date”means [●] [●], 2020.

“Code”means the Internal Revenue Code of 1986.

“Common Shares”means the Class A Shares, Class B Shares and Class C Shares.

“Common Unit“means a Membership Interest designated as a “Common Unit”in accordance with Section 4.2 and having the rights, preferences and privileges set forth herein.

“Company Employee” means an employee of the Company or an employee of a Controlled Entity of the Company, if any.

“Company Minimum Gain“means “partnership minimum gain”as set forth in Regulations section 1.704-2(b)(2).

“Company Record Date”means, with respect to any meeting of the Members, consent to any matter, distribution, allotment or determination of the Members, the record date established by the Board of Managers for the purpose of determining the Members entitled to notice of or to vote at any such meeting, consent to any such matter, receive any such distribution or allotment or make any such determination, as applicable, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Board of Managers) generally be the same as the record date established by the Corporation for a dividend or distribution to its stockholders of some or all of its portion of such dividend or distribution.

“Company Property”means all interests in properties, whether real or personal, tangible or intangible, and rights of any type owned thereon or held by the Company or any Controlled Entity thereof, including all cash, securities and other property.

“Consent”means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Section 8.2.

“Consent of the Members”means the Consent of a Majority in Interest of the Members, with all of the Members voting together as a single class, which Consent shall be obtained before the taking of any action for which it is required hereby and, except as otherwise provided herein, may be given or withheld by the Members in their discretion.

“Consent of the Non-Blocker Members”means (a) prior to any Transfer (other than a Redemption pursuant to which such Initial Member continues to hold at least 50% of such Initial Member’s Membership Interests as of the Closing Date) of any Initial Member’s Membership

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Interests, the Consent of all Initial Members and (b) following any Transfer (or any Redemption pursuant to which such Initial Member no longer continues to hold at least 50% of such Initial Member’s Member Interests as of the Closing Date) of any Initial Member’s Membership Interests, the Consent of a Majority in Interest of the Non-Blocker Members, with all of such Non-Blocker Members voting together as a single class; provided that, prior to a Transfer of any of Clairvest’s Membership Interests to a Transferee that is not a member of the Clairvest Group, such consent described in this clause (b) shall require the consent of all of the members of the Clairvest Group holding Common Units, in each case, which Consent shall be obtained before the taking of any action for which it is required hereby and, except as otherwise provided herein, may be given or withheld by the Members in their discretion.

“Controlled Entity”means, as to any Person, (a) any corporation more than 50% of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership, limited partnership or limited liability partnership of which such Person or such Person’s Family Members or Affiliates is the general or managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least 50% of such partnership’s capital and profits and (d) any limited liability company of which such Person or such Person’s Family Members or Affiliates is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold limited liability company or membership interests representing at least 50% of such limited liability company’s capital and profits.

“Conversion Ratio”has the meaning ascribed to such term in the Charter (as in effect on the Closing Date).

“Covered Person”means, as of any time of determination, (a) any current or former Member (including the Blocker Member) or the Corporation or any member of the Parent Corporation Group, (b) any officer, manager, director, stockholder, equity holder, partner, member, employee, Controlled Entity or other Affiliate of any current or former Non-Blocker Member or any member of the Parent Corporation Group (including the Blocker Member), and (c) any current or former officer or manager of the Company, or in the sole discretion of the Board of Managers, employee director of the Corporation.

“Customers”means all Persons who are as of July 3, 2018 or were at any time during the two (2) year period prior to July 3, 2018 customers of the Business.

“Cut-Off Date”means the fifth (5th) Business Day after the Company’s receipt of a Notice of Redemption or the date of delivery of the Termination Transaction Redemption Notice.

“Debt”means, with respect to any Person as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in

7

such property, even though such Person has not assumed or become liable for the payment thereof and (d) obligations of such Person as lessee under leases that are required by U.S. generally accepted accounting principles, in effect from time to time, to be classified as capital leases.

“De Minimis”shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Board of Managers.

“Depreciation”means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under U.S. federal income tax principles with respect to an asset for such Fiscal Year or other period, except that, if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (except as otherwise required by Regulations section 1.704-3(d)(2)); provided, however, that, if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero ($0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Distributed Right”has the meaning set forth in the definition of “Adjustment Factor.”

“Equity Plan”means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now or is hereafter adopted by the Company or the Corporation for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Controlled Entities.

“Equivalent Units”means, with respect to any class or series of Capital Shares, Membership Interests with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Shares as appropriate to reflect the relative rights and preferences of such Capital Shares as to the Class A Shares and the other classes and series of Capital Shares as such Equivalent Units would have as to Common Units and the other classes and series of Units corresponding to the other classes of Capital Shares, but not as to matters such as voting for members of the Board of Directors that are not applicable to the Company. For the avoidance of doubt, the voting rights, redemption rights and rights to Transfer Equivalent Units need not be similar to the rights of the corresponding class or series of Capital Shares, provided, however, that with respect to redemption rights, the terms of Equivalent Units must be such so that the Company complies with Section 4.9.

“ERISA”means the Employee Retirement Income Security Act of 1974.

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“Exchange Act”means the Securities Exchange Act of 1934.

“Fair Market Value”means, with respect to any asset or property, an amount equal to the price at which a willing buyer having all relevant knowledge would purchase, and a willing seller would sell, such asset or property (a) in an arm’s-length transaction based on standard valuation techniques, including discounted cash flows, valuation of comparable companies, current market prices and comparable transactions, and (b) without regard to any compulsion to sell or the impact of an immediate sale, in each case, as determined by the Board of Managers (subject to Section 15.2(c))

“Family Members”means, with respect to any Person, (a) the spouse, former spouse, child, step-child, sibling, niece, nephew, parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person or a parent, grandparent or any lineal descendent (whether by blood or adoption) of such Person’s spouse, (b) any corporation, partnership or limited liability company all or substantially all of the equity interests in which are owned by any Person described in the foregoing clause (a) or (c) a trust, custodial account or guardianship administered primarily for the benefit of any Person described in the foregoing clause (a).

“Fiscal Year”means, unless otherwise determined by the Board of Managers, the annual accounting period of the Company ending December 31 of each calendar year, or such other period as may be required under Section 706 of the Code.

“Gross Asset Value”means, with respect to any Company asset, the adjusted tax basis of the asset for United States federal income tax purposes, except that (a) the initial Gross Asset Value of any property contributed by a Member to the Company (other than cash) shall be the Fair Market Value of such property, (b) the Gross Asset Value of any asset distributed or deemed distributed to a Member by the Company shall be the Fair Market Value of such asset at the time of such distribution, and (c) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Value, in accordance with the rules set forth in Section 1.704-1(b)(2)(iv)(f) of the Regulations, except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any additional Membership Interests by any new or existing Member in exchange for more than a De Minimis Capital Contribution; (ii) the date of the distribution of more than a De Minimis amount of Company property (other than a pro rata distribution) to a Member; (iii) the date of the actual liquidation of the Company within the meaning of Regulations section 1.704-1(b)(2)(ii)(g); (iv) the date of the acquisition of any additional Membership Interests (other than a De Minimis number of Membership Interests) by any new or existing Member as consideration for the performance of services to or for the benefit of the Company; or (v) any other time at which revaluations of property are permitted to be made under Regulations section 1.704-1(b)(2)(iv); provided that adjustments pursuant to the foregoing clauses (i), (ii), (iii) and (v) shall be made only if the Board of Managers determines in good faith that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. In the case of any asset that has a Gross Asset Value determined pursuant to the foregoing clauses (i), (ii), (iv) or (v), Depreciation shall be computed based on the asset’s Gross Asset Value as so determined, and not on the asset’s adjusted tax basis.

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“Incapacity“or “Incapacitated”means:

(a)        with respect to any Member who is an individual, the death or total physical disability of such Member or the entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate;

(b)        with respect to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its certificate or articles of information or similar governing document;

(c)        with respect to any Member that is a limited liability company, partnership, limited partnership or limited liability partnership, the dissolution and commencement of winding up of such Member;

(d)        with respect to any Member that is an estate, the distribution by the fiduciary of such estate’s entire interest in the Company;

(e)        with respect to any trustee of a trust that is a Member, the termination of such trust (but not the substitution of a new trustee); or

(f)        with respect to any Member, the Bankruptcy of such Member.

“Intellectual Property”means all intellectual property rights recognized under applicable Law, including, without limitation, with respect to (a) all patents, patent applications and other patent rights, including divisional and continuation patents, (b) all registered and unregistered trade-marks, service marks, logos, slogans, corporate names, business names and other indicia of origin, and all applications and registrations therefor, (c) registered and unregistered copyrights, including all copyright in and to computer software programs, including the software, and applications and registrations of such copyright, (d) internet domain names, applications and reservations for internet domain names and uniform resource locators, (e) industrial designs and (f) trade secrets and proprietary information not otherwise listed in (a) through (e) above, including, without limitation, in all inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), confidential information, technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, mask works, circuit topography, formulae, methods (whether or not patentable), designs, processes, procedures, technology, business methods, source code, object code, computer software programs (in either source code or object code form), databases, data collections and other proprietary information of any type, howsoever recorded or unrecorded.

“IRS”means the United States Internal Revenue Service.

“Law”means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“Lock-up Period”means the period commencing on the Closing Date and continuing through the date that is 180 days after the Closing Date; provided, however, that the Board of Managers may, by written agreement with a Member, shorten or lengthen the Lock-Up Period

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applicable to such Member, in the sole discretion of the Board of Managers, and without having any obligation to do so for any other Member.

“Majority in Interest of the Members”means Members (including the Blocker Member and any Controlled Entity thereof) entitled to vote on or consent to any matter holding more than 50% of all outstanding Membership Interests held by all Members (including the Blocker Member and any Controlled Entity thereof) entitled to vote on or consent to such matter.

“Majority in Interest of the Non-Blocker Members”means the Non-Blocker Members entitled to vote on or consent to any matter holding more than 50% of all outstanding Membership Interests held by all Non-Blocker Members entitled to vote on or consent to such matter.

“Member”means the Blocker Member or any Non-Blocker Member and any Person (other than the Blocker Member or any Non-Blocker Member) that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement and any Substituted Member or Additional Member and, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement.

“Member Minimum Gain“means “partner nonrecourse debt minimum gain,”as determined under Regulations section 1.704-2(i)(3).

“Member Nonrecourse Debt“means “partner nonrecourse debt,”as set forth in Regulations section 1.704-2(b)(4).

“Member Nonrecourse Deductions“means “partner nonrecourse deductions,”as set forth in Regulations section 1.704-2(i). The amount of Member Nonrecourse Deductions shall be determined as set forth in Regulations section 1.704-2(i).

“Membership Interest”means a limited liability company interest in the Company having the rights, preferences and privileges, and being subject to the covenants and agreements, set forth herein; provided that there may be one or more classes of Membership Interests, including Common Units and Equivalent Units.

“Net Profits“and “Net Loss”mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)        any income of the Company that is exempt from federal income tax not otherwise taken into account in computing Net Profits or Net Loss shall be added to such taxable income or loss;

(b)        any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to

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Regulations section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Loss shall be subtracted from such taxable income or loss;

(c)        income, gain or loss resulting from any disposition of, distribution to a Member of, or depreciation, amortization or other cost recovery deductions with respect to, Company property shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d)        in the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses; and

(e)        to the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution (other than in liquidation of a Member’s interest in the Company), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

“New Securities”means (a) any right, option, warrant or convertible or exchangeable security that entitles the holder thereof to subscribe for or purchase, convert such security into or exchange such securities for, Common Shares or Capital Shares, excluding Capital Shares or grants under the Equity Plans or (b) any Debt that entitles the holder thereof to subscribe for or purchase, convert such Debt into or exchange such Debt for, Common Shares or Capital Shares.

“Non-Blocker Member”means any Person (other than the Blocker Member) that is, from time to time, admitted to the Company as a member pursuant to the Act and this Agreement, including the Initial Members, and any Substituted Member or Additional Member and, in each case, that has not ceased to be a member of the Company pursuant to the Act and this Agreement.

“Nonrecourse Debt“means a “nonrecourse liability”as set forth in Regulations section 1.704-2(b)(3).

“Nonrecourse Deductions“means “nonrecourse deductions,”as set forth in Regulations sections 1.704-2(b) and 1.704-2(c). The amount of Nonrecourse Deductions shall be determined as set forth in Regulations sections 1.704-2(b) and 1.704-2(c).

“Notice of Redemption”means the Notice of Redemption substantially in the form of Exhibit B.

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

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“Parent Corporation Group”has the meaning set forth in the Tax Receivable Agreement.

“Partnership Audit Procedures”means Sections 6221 through 6241 of the Code and the Regulations promulgated thereunder.

“Percentage Interest”means, with respect to each Member, as to any class, series or type of Membership Interests, the fraction, expressed as a percentage, (a) the numerator of which is the aggregate number of such class, series or type of Membership Interests held by such Member and (b) the denominator of which is the total number of such class, series or type of Membership Interests held by all Members; provided that, unless specified otherwise herein, Percentage Interest shall be deemed to apply to Common Units.

“Permitted Lender Transferee”any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge and any special purpose entities owned and used by such lenders or agents for the purpose of holding any such Membership Interests and that agrees to be bound by the terms and conditions hereof.

“Permitted Transfer”means (a) any Pledge and any Transfer of Membership Interests, in whole or in part, to a Permitted Transferee pursuant to the exercise of remedies under a Pledge; provided that the terms thereof require that any Membership Interest subject thereto be redeemed pursuant to Section 14.1 upon realization of such security, (b) any Transfer by a Member of Membership Interests (other than a Pledge), in whole or in part, to a Permitted Transferee, (c) any Initial Member’s forfeiture of Common Units pursuant to Section 3.3 of the Business Combination Agreement and (d) any Prism Redemption Distribution.

“Permitted Transferee”means, with respect to any Member, (a) any Family Member, Controlled Entity or Affiliate of such Member, (b) a Permitted Lender Transferee, (c) any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to which Membership Interests are Transferred pursuant to the exercise of remedies under a Pledge, whether before or after one (1) or more Permitted Lender Transferees take title to such Membership Interests, and (d) any other Member or Permitted Transferee of such other Member (solely to the extent such Transfer was not taxable for U.S. federal income tax purposes).

“Person”means an individual or a corporation, partnership, limited partnership, limited liability partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Pledge”means a pledge by a Member of one (1) or more of its Membership Interests to one (1) or more banks or lending institutions, or agents acting on their behalf, that are not Affiliates of such Member, as collateral or security for a bona fide loan or other extension of credit, in each case as approved in advance by the Board of Managers.  No Pledge is outstanding or in effect as of the date hereof.

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“Preferred Share”means a share of capital stock of the Corporation now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or senior to the Common Shares.

“Prior Distribution”means any distribution made to the Members pursuant to Section 5.1 or Section 5.2.

“Prism Member”means any of Joe Marinucci, Luis Ruelas, Fernando Borghese, Matthew Goodman and David Shteif, each an individual.

“Prospective Customer”means a person canvassed or solicited by the Company or any Controlled Entity of the Company at any time during the previous one (1) year period prior to July 3, 2018 in connection with the Business.

“Qualified Transferee“means an “accredited investor,”as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party”means (a) a Member, (b) an Additional Member or (c) an Assignee that is the transferee of a Member’s Membership Interest in a Permitted Transfer or (d) any Person that is the transferee of a Member’s Membership Interest in a Permitted Transfer; provided, however, that a Qualifying Party shall not include the Corporation or any direct or indirect Controlled Entity of the Corporation.

“Regulations”means, except where the context indicates otherwise, the final and temporary regulations of the Department of the Treasury under the Code, as such regulations may be lawfully changed from time to time.

“Rights”has the meaning set forth in the definition of “Class A Shares Amount.”

“SEC” means the Securities and Exchange Commission.

“Securities Act”means the Securities Act of 1933.

“Specified Redemption Date”means a date set by the Board of Managers in accordance with Section 14.1(c)(vi) or, with respect to a Termination Transaction Redemption, the date as set forth in a Termination Transaction Redemption Notice.

“Substituted Member”means a Person that is admitted as a Member to the Company pursuant to Section 11.4.

“Tax Receivable Agreement”means the Tax Receivable Agreement, dated as of the Closing Date, by and between the Corporation, the Blocker Member, Prism, Clairvest, the Blocker Sellers (as defined in the Business Combination Agreement) and Clairvest GP Manageco Inc., a Delaware corporation.

“Terminating Non-Blocker Member”has the meaning in the definition of “Termination Transaction of a Non-Blocker Member.”

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“Termination Transaction of a Non-Blocker Member”means any direct or indirect Transfer of all or any portion of a Non-Blocker Member’s (including any Initial Member’s) (such Member, the “Terminating Non-Blocker Member”) Membership Interests in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving such Non-Blocker Member, on the one hand, and any other Person, on the other hand, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of such Non-Blocker Member, whether in a single transaction or a series of related transactions, (c) the Bankruptcy of, or the adoption of any plan of liquidation or dissolution of, such Non-Blocker Member or (d) any other direct or indirect Transfer of all or any portion of such Non-Blocker Member’s Membership Interests, other than, in the case of each of the foregoing clauses (a)-(d), a Transfer effected in accordance with Section 11.3 or that would result in an Affiliate, Family Member or Controlled Entity of such Non-Blocker Member, or any of the Prism Members, owning such Membership Interests; provided, however, that any Transfer of all or any portion of a Non-Blocker Member’s Membership Interests (other than to such Non-Blocker Member’s Family Members, Controlled Entities or Affiliates or any of the Prism Members) (i) following a Prism Redemption Distribution (other than a Redemption), (ii) to a Person not constituting a member of the Clairvest Group or (iii) to a Permitted Lender Transferee or Third Party Pledge Transferee pursuant to the exercise of remedies under a Pledge, in each case, shall constitute a Termination Transaction of such Non-Blocker Member; provided, further, that any Transfer of a Non-Blocker Member’s Membership Interests described in the foregoing clauses (a)-(d) shall constitute a Termination Transaction of a Non-Blocker Member solely with respect to and to the extent of such Membership Interests Transferred and such Membership Interests Transferred shall be considered Termination Transaction Units hereunder and subject to the terms and conditions of Article XIV.

“Termination Transaction of the Corporation”means any direct or indirect Transfer of all or any portion of any member of the Parent Corporation Group’s Membership Interests in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Corporation, on the one hand, and any other Person, on the other hand, and immediately after the consummation of such merger, consolidation or other combination, the voting securities of the Corporation immediately prior to such merger, consolidation or combination do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger, consolidation or combination or, if the Corporation (or its successor) is a Controlled Entity of such Person, the ultimate parent thereof, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Shares (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision) that does not adjust the Adjustment Factor in accordance herewith or (d) the Bankruptcy of, or the adoption of any plan of liquidation or dissolution of, the Corporation; provided that, notwithstanding the foregoing, a “Termination Transaction of the Corporation” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially

15

all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Third Party”means a Person that, as of immediately prior to the consummation of an action or transaction involving such Person, is not a (a) Member, (b) Assignee, (c) Affiliate of the Company or any of the Members or (d) a wholly owned Controlled Entity of the Company or any of the Members.

“Third-Party Pledge Transferee”means a Qualified Transferee, other than a Permitted Lender Transferee, that acquires one (1) or more Membership Interests pursuant to the exercise of remedies by Permitted Lender Transferees under a Pledge and that agrees to be bound by the terms and conditions hereof.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer“means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article XI (other than in Section 11.6(b)(ix)) and Section 13.6, “Transfer” does not include (a) any acquisition of Tendered Units or Termination Transaction Units by the Company or the Corporation pursuant to Section 14.1 or (b) any redemption of Common Units pursuant to any Membership Interest Designation. The terms “Transferred”and “Transferring”have correlative meanings.

“Valuation Date”means, as applicable, (a) the date of receipt by the Company of a Notice of Redemption pursuant to Section 14.1 or (b) any other date on which the Value of any Class A Shares is to be determined hereunder; provided that, in each case, if such date is not a Business Day, the Valuation Date shall be the immediately preceding Business Day.

“Value”means, with respect to any Class A Share on any Valuation Date, the volume-weighted average of the daily sale prices for the ten (10) consecutive Trading Days immediately preceding such Valuation Date, as reported by Bloomberg, L.P. (or, if not reported by Bloomberg, L.P., by another authoritative source) (except that, in lieu of such volume-weighted average of the daily sale prices, for purposes of Section 4.5, (a) in the case of an exercise of a share option under any Equity Plan, the sale price for the Trading Day immediately preceding the date of exercise shall be used and (b) in the case of delivery of Class A Shares pursuant to restricted share units or other equity compensation plans, the sale price on the date of such delivery shall be used); provided that, if the applicable Class A Shares Amount includes Rights that a holder of Class A Shares would be entitled to receive, then the Value shall also include the Fair Market Value of such Rights.

Section 1.2        Other Definitions. Each of the capitalized terms listed below has the meaning given to such term in the Section set forth opposite such term below:

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AAA	Section 15.2(b)(i)
Acquired Percentage	Section 14.1(b)(i)
Acquired Units	Section 14.1(b)(i)
Act	Recitals
Actions	Section 7.6(c)
Agreement	Preamble
Approved Transfer	Section 11.3(a)
Arbitration	Section 15.2(b)(i)
Blocker Member	Recitals
Business Combination Agreement	Recitals
Clairvest	Recitals
Company	Preamble
Confidential Information	Section 15.9(b)
Corporation	Preamble
Corporation Unit Acquisition	Section 14.1(b)(i)
Declination Notice	Section 14.1(b)(i)
Delaware Courts	Section 15.2(b)(v)
Designated Individual	Section 10.3(a)
Disclosing Person	Section 15.9(a)
Dispute	Section 15.2(b)(i)
Due Date	Section 10.2
Election Notice	Section 14.1(b)(i)
Fiscal Year	Section 15.3
FMV Threshold Amounts	Section 15.2(c)
Imputed Underpayment Amount	Section 10.3(d)
Indemnifiable Losses	Section 7.6(c)
Initial Members	Recitals
Liquidating Event	Section 13.2
Liquidator	Section 13.3(a)
M&A Distribution	Section 5.8
Member Indemnitors	Section 7.6(i)(i)
Membership Interest Designation	Section 4.2(c)
No-Duty Persons	Section 7.5
Original Agreement	Recitals
Partnership Representative	Section 10.3(a)
Prism	Recitals
Prism Redemption Distribution	Section 14.1(c)(vii)
Protected Person	Section 15.9(a)
Recapitalization	Section 2.2
Redemption	Section 14.1(a)
Regulatory Allocations	Section 6.3
Related Arbitration Agreements	Section 15.2(b)(iii)
Representatives	Section 15.9(a)
Rule 144	Section 3.9(e)
Rules	Section 15.2(b)(i)
Special Redemption	Section 14.1(a)

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Surviving Company	Section 11.7(a)(ii)
Tax Distribution	Section 5.2(a)
Tendered Units	Section 14.1(a)
Tendering Party	Section 14.1(a)
Tendering Prism Members	Section 14.1(c)(vii)
Termination Transaction Notice	Section 14.1(a)(iv)
Termination Transaction Redemption	Section 14.1(a)(iv)
Termination Transaction Units	Section 14.1(a)(iv)
Transaction Consideration	Section 11.7(a)(i)
Tribunal	Section 15.2(b)(ii)
Valuation Determination	Section 15.2(c)
Valuation Expert	Section 15.2(c)
Valuation Notice	Section 15.2(c)

Section 1.3       Interpretation.

(a)        When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(b)        Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(c)        Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)        The parties hereto are sophisticated and have carefully negotiated the provisions hereof. As a consequence, the parties hereto do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied hereto or any agreement or instrument executed in connection herewith, and therefore waive their effects.

(e)        When a reference is made herein to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, a Section, a Schedule or an Exhibit of or hereto unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)         Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)        The words “hereof,” “hereto,” “hereby,” “herein”, “herewith” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)        The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

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(i)            Any contract, agreement or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and the reference to any Law includes any rules or regulations promulgated thereunder by a governmental authority of competent jurisdiction and any successor statute to any such Law. Any reference herein to “applicable Law” shall be deemed to include a reference to “the Act.”

(j)            References to a person are also to its successors and permitted assigns.

(k)           The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof.

Article II

Closing transactions

Section 2.1              Business Combination Agreement Transactions. Pursuant to the terms of the Business Combination Agreement and for the consideration set forth therein, as of the Closing Date and immediately prior to the Recapitalization, the Corporation (a) acquired from Prism and Clairvest the Purchased Company Units (as defined in the Business Combination Agreement) in exchange for an amount of cash equal to each of Prism’s and Clairvest’s Company Pro Rata Portion (as defined in the Business Combination Agreement) of the Cash Consideration (as defined in the Business Combination Agreement) and immediately thereafter, contributed the Purchased Company Units to the capital of the Blocker Member for no consideration (the “Contribution”), (b) issued to Prism [●] Class B Shares[1] and Prism’s Company Pro Rata Portion of the Seller Warrants (as defined in the Business Combination Agreement) and (c) issued to Clairvest [●] Class B Shares[2] in the aggregate and Clairvest’s Company Pro Rata Portion of the Seller Warrants (as defined in the Business Combination Agreement).

Section 2.2              Recapitalization. To effectuate a recapitalization of the Company to convert the units held by Prism, Clairvest and the Blocker Member as of the Closing Date, and immediately following the consummation of the Contribution, into Common Units in such amounts as set forth herein (the “Recapitalization”), upon execution hereof and as of the Closing Date, all units that were issued and outstanding and held by Prism, Clairvest and the Blocker Member immediately prior to the execution hereof, which are set forth next to each Member’s name on Schedule 1 under the heading “Pre-Recapitalization Units,” are hereby converted into the number of Common Units set forth next to each Member’s name on Schedule 1 under the heading “Post-Recapitalization Units” with such number of units as described in Section 3.2(d) of the Business Combination Agreement, and such Common Units are hereby issued and outstanding as of the Closing Date and the holders of such Common Units hereby continue as Members. For the avoidance of doubt, (a) the number of Common Units held by each of Prism and Clairvest shall equal the product of (i)

1.	To be equal to the number of Class B Shares pursuant to Section 3.2(c)(iii) of the Business Combination Agreement.

2.	To be equal to the number of Class B Shares pursuant to Section 3.2(c)(iii) of the Business Combination Agreement.

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the number of shares of Class B Shares held by it, multiplied by (ii) the Conversion Ratio and (b) the number of Common Units held by the Blocker Member shall equal the number of issued and outstanding Class A Shares (including the number of Class A Shares into which all outstanding Class C Shares are convertible in accordance with the Charter) on the Closing Date.

Article III

GENERAL PROVISIONS

Section 3.1        Amendment and Restatement; Formation. Effective as of the Closing Date, this Agreement amends and restates the Original Agreement in its entirety. The Company is a limited liability company previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth herein. To the extent that the rights, powers, duties, obligations and liabilities of any Member or the Company are different by reason of any provision hereof than they would be under applicable Law in the absence of any such provision, this Agreement shall, to the extent permitted by applicable Law, control. The Certificate, and all actions taken by any person who executed and filed the Certificate are hereby adopted and ratified, or authorized, as the case may be.

Section 3.2        Name. The name of the Company is “Digital Media Solutions Holdings, LLC”. The Company may do business under such name or under any other name or names which the Board of Managers may select from time to time. The Board of Managers may change the name of the Company, at any time and from time to time, in accordance with applicable Law.

Section 3.3        Principal Place of Business; Other Places of Business. The principal office and principal place of business of the Company shall be as determined by the Board of Managers. The name and address of the Company’s registered agent in the State of Delaware is as set forth in the Certificate and may be changed from time to time in the Board of Managers’ sole discretion.

Section 3.4        Term. The term of the Company commenced on June 26, 2018, and such term shall continue until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until termination pursuant hereto or as otherwise provided in the Act.

Section 3.5        No Concerted Action; No State-Law Partnership. Except as expressly provided herein, in performing any Member’s obligations or exercising its rights hereunder, such Member is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than with respect to the Company, nothing herein shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing herein shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Members shall be a partner or joint venturer of any other Member or Members, for any purpose other than U.S. federal and applicable state and local tax purposes, and nothing herein shall be construed to the contrary.

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Section 3.6        Business Purpose. The Company may carry on any lawful business, purpose or activity in which a limited liability company may be engaged under applicable Law.

Section 3.7        Powers. Subject to the limitations set forth herein, the Company shall possess and may exercise all of the powers and privileges granted to it by applicable Law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Company set forth in Section 3.6.

Section 3.8        Operation of the Company as Separate Existence. The Company shall, consistent with the terms hereof, conduct its business and operations separate and apart from that of any other Person, including any of the Members and any Affiliates of any of the Members, including by (a) not allowing funds or other assets of the Company to be commingled with the funds or other assets of, owned by or registered in the name of, any other Person, (b) maintaining books, bank accounts and financial records of the Company separate from those of any other Person, (c) observing customary formalities, including maintaining current records of Company affairs, minutes of any meetings of the Members and written consents of the Members and the Board of Managers, (d) acting on behalf of the Company pursuant to and in accordance herewith and (e) causing the Company to conduct its dealings with third parties in its own name and in all respects hold itself out as a separate and independent legal entity.

Section 3.9        Representations and Warranties by the Members. Each Member (solely with respect to such Member and including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member, respectively) upon such Member’s execution hereof and upon becoming a Member, represents and warrants to the Company and each other Member, severally and not jointly or jointly and severally, as follows:

(a)        such Member has full power and authority to execute and deliver this Agreement, to become a Member of the Company as provided herein and to perform such Member’s obligations hereunder as a Member, and the execution, delivery and performance by such Member hereof has been duly authorized by all necessary action (including all necessary notices, consents, approvals and filings);

(b)        this Agreement has been duly and validly executed and delivered by such Member and, assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes the binding obligation of such Member, enforceable against such Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws or equitable principles relating to or limiting creditors’ rights generally;

(c)        the execution, delivery and performance by such Member hereof shall not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which such Member is subject or (ii) conflict with, or result in a breach or default under, any term or condition of such Member’s certificate of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement or trust documents, as applicable, or any agreement or other instrument to which such Member is a party, which conflict, breach or default would have a material adverse change in, or

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effect upon, the financial condition or results of operations of the Member, if applicable, or the Company;

(d)        such Member (i) is acquiring such Member’s Membership Interests solely for such Member’s own account for investment and not with a view to resale in connection with any distribution thereof, (ii) may not, directly or indirectly, Transfer any of the Membership Interests or any interest therein or any rights relating thereto or offer to Transfer, except in compliance with the Securities Act, applicable state securities or “blue sky” Laws and this Agreement and (iii) acknowledges that any attempt, directly or indirectly, to Transfer, or offer to Transfer, any Membership Interests or any interest therein or any rights relating thereto without complying herewith shall be void and of no effect;

(e)        such Member acknowledges that (i) all Membership Interests currently or ever owned by such Member were  issued  in a transaction (or transactions) that was not required to be registered under the Securities Act, (ii) the Membership Interests have not been registered under the Securities Act or qualified under any state securities or “blue sky” Laws; (iii) it is not anticipated that there shall be any public market for the Membership Interest; (iv) the Membership Interest must be held indefinitely and such Member must continue to bear the economic risk of the investment in the Membership Interest unless the Membership Interests are subsequently registered under the Securities Act and such state Laws or an exemption from registration is available; (v) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future; (vi) if and when the Membership Interests may be disposed of without registration in reliance upon Rule 144, such disposition can be made, if at all, only in accordance with the terms and conditions of Rule 144 (which may include limitations in the amount of Membership Interests that may be Transferred) and this Agreement; (vii) if the exemption afforded by Rule 144 is not available, sale of the Membership Interests without registration shall require the availability of an exemption under the Securities Act; (viii) restrictive legends shall be placed on any certificate representing the Membership Interests; and (ix) a notation shall be made in the appropriate records of the Company indicating that the Membership Interests are subject to restrictions on Transfer and, if the Company should in the future engage the services of a transfer agent, appropriate stop-transfer instructions shall be issued to such transfer agent with respect to the Membership Interests;

(f)        such Member’s financial situation is such that such Member can afford to (i) bear the economic risk of holding the Membership Interests for an indefinite period and (ii) suffer the complete loss of such Member’s investment in the Membership Interests;

(g)        such Member (i) is familiar with the business, plans, properties, operations, prospects and financial condition of the Company and has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the acquisition of the Membership Interests and to obtain any additional information that such Member deems necessary to evaluate whether or not to make an investment in the Company, (ii) has the knowledge and experience in financial and business matters to be able to evaluate the merits and risk of the investment in the

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Membership Interests and (iii) has carefully reviewed the terms hereof and has evaluated the restrictions and obligations herein and therein;

(h)        such Member (i) has relied upon such Member’s own independent appraisal and investigation, and the advice of such Member’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (ii) shall continue to bear sole responsibility for making such Member’s own independent evaluation and monitoring of the risks of such Member’s investment in the Company;

(i)         such Member is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and, in connection with the execution hereof, agrees to deliver such certificates to that effect as the Board may request;

(j)         such Member’s place of business or principal residence is as set forth on Schedule I;

(k)        there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, such Member or any Affiliate of such Member who might be entitled to any fee or commission in connection with the transactions contemplated hereby; and

(l)         such Member has not obtained, nor will such Member transfer or assign, any of its Membership Interests (or any interest therein) or cause any of its Membership Interests (or any interest therein) to be marketed on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code and the Regulations thereunder, or a “secondary market,” or the substantial equivalent thereof, within the meaning of Section 7704(b)(2) of the Code and the Regulations thereunder, including an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations. The participation of such Member as a Member will not cause the Company to have more than 100 partners (within the meaning of Regulations section 1.7704-1(h), including the look through rule in Regulations section 1.7704-1(h)(3)).

Article IV

CAPITAL CONTRIBUTIONS

Section 4.1        Initial Members; Capital Contributions. Each of the Blocker Member and each Initial Member shall, upon its execution and delivery hereof, be admitted as a Member as of the Closing Date. As of the Closing Date, the Members (or their predecessors in interest) have made Capital Contributions to the Company as set forth on Schedule I.

Section 4.2        Membership Interests.

(a)        Subject to Section 4.2(c), the Company is authorized to issue one (1) class of Membership Interests: Common Units, each of which shall be identical. The name and address of, and the class and number of Membership Interests held by, each Member from time to time shall be as set forth on Schedule I. Following the Closing Date, the Board of Managers shall

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amend Schedule I, without any further action by the Company or the Members, to reflect changes in the information intended to be reflected therein that occur pursuant to, and in accordance with, this Agreement. To the fullest extent permitted by applicable Law, and subject to Section 11.5, (i) Schedule I shall be the definitive record of the outstanding Membership Interests, the ownership of each outstanding Membership Interest and all relevant information with respect to each Member and each Assignee, (ii) any reference herein to Schedule I shall be deemed a reference to Schedule I, as amended and as in effect from time to time and (iii) the Company shall be entitled to recognize the exclusive right of a Person registered on Schedule I as the owner of the outstanding Membership Interests shown thereon for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Membership Interests on the part of any other Person, whether or not it shall have express or other notice thereof.

(b)        Initially, the Common Units will be uncertificated. If the Board of Managers determines that it is in the interest of the Company to issue certificates representing the Common Units, certificates will be issued and the Common Units will be represented by those certificates, and this Agreement shall be amended as the Board of Managers shall determine is necessary to reflect the issuance of certificated Common Units for purposes of the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware. Nothing contained in this Section 4.2(b) shall be deemed to authorize or permit any Member to Transfer its Common Units except as otherwise permitted hereunder.

(c)        Without the Consent of any Member, the Board of Managers shall cause the Company to issue to the Initial Members any Common Units when and if required to be issued thereto under Section 3.3(d) of the Business Combination Agreement. Without the Consent of any Member but subject to Section 4.2(d) and Section 4.4, the Board of Managers may cause the Company to issue to any Person (other than any member of the Parent Corporation Group), and to admit any such Person that is not a Member as an Additional Member, and for such consideration and on such terms and conditions as shall be established by the Board of Managers, additional Membership Interests in one (1) or more classes, or one (1) or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption (including rights that may be senior or otherwise entitled to preference over existing Membership Interests) as shall be determined by the Board of Managers and set forth in a written document thereafter attached to and made an exhibit hereto, which exhibit shall be an amendment hereto and shall be incorporated herein by this reference (each, a “Membership Interest Designation”); provided, however, that, if there are any Non-Blocker Members at such time, without the prior Consent of the Non-Blocker Members, no such new class or series of Membership Interests shall deprive such Non-Blocker Members of, or dilute or reduce, the pro rata share of all Membership Interests such Non-Blocker Members would have received or to which they would have been entitled if such new class or series of Membership Interests had not been created, except to the extent that the Company actually receives cash in an aggregate amount, or other property or services with a Fair Market Value in an aggregate amount, equal to the pro rata share of Membership Interests allocated to such new class or series of Membership Interests and the number thereof issued by the Company; provided, further, that the foregoing proviso shall not apply to a new class or series of Membership Interests that will be issued only

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to Persons providing services to the Company or any of its Controlled Entities and that are intended to be classified as “profits interests” pursuant to IRS Revenue Procedure 93-27. Without limiting the foregoing, the Board of Managers is expressly authorized to cause the Company to issue Membership Interests (i) upon the conversion, redemption or exchange of any Debt, Membership Interests or other securities issued by the Company, (ii) for less than Fair Market Value, (iii) in connection with any merger of any other Person into the Company or (iv) upon the contribution of property or assets to the Company.

(d)         Notwithstanding anything to the contrary herein, the Company shall not issue Membership Interests to any member of the Parent Corporation Group, except in connection with any of the following:

(i)         the issuance of Membership Interests to all Members then holding Common Units, pro rata in accordance with their respective Percentage Interests;

(ii)        (1) the issuance of (A) Common Units in connection with a corresponding issuance of Class A Shares or (B) Equivalent Units (other than Common Units) issued in connection with an issuance of Capital Shares or New Securities, and (2) in accordance with Section 4.4(e), the Corporation contributes to the Company (through such member of the Parent Corporation Group, as applicable) the net cash proceeds or other consideration received by the Corporation in connection with the issuance of such Class A Shares, Capital Shares or New Securities;

(iii)       the issuance of Common Units in accordance with Section 4.5, Section 4.6 or Section 4.8; or

(iv)       the issuance of Membership Interests upon the conversion, redemption or exchange of Debt, Membership Interests or other securities issued by the Company to such member of the Parent Corporation Group.

(e)          Except as expressly provided herein or in any Membership Interest Designation, no Person, including any Member, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

Section 4.3           Capital Contributions of, or Loans by, the Members. Other than in connection with the issuance of additional Membership Interests to any Member and except as otherwise provided by Section 10.5 or applicable Law, the Members shall have no obligation or, except with the prior written consent of the Board of Managers, right to make any other Capital Contributions or any loans to the Company; provided that any such loan to the Company shall not be considered a Capital Contribution. No Member shall be entitled to withdraw any part of such Member’s Capital Contribution or Capital Account or, except as expressly provided herein, to receive any distribution from the Company.

Section 4.4        Common Unit to Class A Share Ratio.

(a)        The parties hereto acknowledge and agree that this Agreement intends to maintain at all times a one (1)-to-one (1) ratio between (i) the number of outstanding Common

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Units owned by members of the Parent Corporation Group (in the aggregate) and (ii) the number of outstanding Class A Shares.

(b)        Notwithstanding anything to the contrary herein and without the Consent of any other Member, if the Corporation effects a reclassification, subdivision, combination or cancellation of the outstanding Class A Shares (including a subdivision effected by the Corporation declaring and paying a dividend of Class A Shares on outstanding Class A Shares), the number of outstanding Common Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Common Units owned by the members of the Parent Corporation Group (in the aggregate) shall equal, on a one (1)-for-one (1) basis, the number of outstanding Class A Shares.

(c)        The Company shall not undertake any subdivision (by any Common Unit split, Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Common Unit split, reclassification, recapitalization or similar event) of outstanding Common Units owned by any member of the Parent Corporation Group that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding Class A Shares in order to maintain at all times a one (1)-to-one (1) ratio between (i) the number of Common Units owned by members of the Parent Corporation Group (in the aggregate) and (ii) the number of outstanding Class A Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one (1)-to-one (1) ratio between the number of Common Units owned by members of the Parent Corporation Group (in the aggregate) and the number of outstanding Class A Shares.

(d)        Notwithstanding anything to the contrary herein and without the Consent of any other Member, if at any time, any Class A Shares are redeemed, repurchased or otherwise acquired by the Corporation then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Blocker Member equal to the quotient of (i) the number of Class A Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Class A Shares are redeemed, repurchased or acquired.

(e)        The Corporation shall not issue any additional Common Shares, Capital Shares or New Securities unless the Corporation contributes (via the Blocker Member) the net cash proceeds or other consideration received from the issuance of such additional Common Shares or Capital Shares, or in the case of New Securities, the exercise or settlement thereof (as the case may be) as a Capital Contribution and in exchange for (i) in the case of an issuance of Class A Shares, a number of Common Units equal to the quotient of (1) the number of such issued Class A Shares, divided by (2) the Adjustment Factor then in effect and (ii) in the case of an issuance of Capital Shares or New Securities, a number of Equivalent Units that correspond to the class or series of such issued Capital Shares or New Securities; provided, however, that, notwithstanding the foregoing, the Corporation may issue Common Shares, Capital Shares or New Securities (1) pursuant to Section 4.5, Section 4.6, Section 5.2(b) or Section 14.1(b), (2) pursuant to a dividend or distribution (including any stock split) of Common Shares, Capital

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Shares or New Securities to all of the holders of the applicable class or series of Common Shares, Capital Shares or New Securities (as the case may be), (3) upon a conversion, redemption, exchange or exercise of Capital Shares or of New Securities or (4) in connection with an acquisition of Common Units or a property or other asset to be owned, directly or indirectly, by a member of the Parent Corporation Group, in each case, solely to the extent permitted hereby and in accordance herewith.

Section 4.5           Equity Plans.

(a)          Stock Options Granted to Persons other than Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Person other than a Company Employee is duly exercised, the following events will be deemed to have occurred:

(i)         as soon as practicable after such exercise, the Corporation shall make a contribution to the capital of the Blocker Member for no consideration and the Blocker Member shall make a Capital Contribution to the Company, in each case, in an amount equal to the net exercise price received by the Corporation from such exercising party in connection with the exercise of such stock option;

(ii)        notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.5(a)(i), the Blocker Member shall be deemed to have contributed to the Company as a Capital Contribution an amount equal to the Value of a Class A Share as of the date of exercise, multiplied by the number of Class A Shares then being issued in connection with the exercise of such stock option; and

(iii)       in exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Blocker Member equal to the quotient of (1) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (2) the Adjustment Factor then in effect.

(b)          Stock Options Granted to Company Employees. If at any time or from time to time, in connection with any Equity Plan, an option to purchase Class A Shares granted to a Company Employee is duly exercised, the following events will be deemed to have occurred:

(i)         the Corporation (on behalf of the Blocker Member) shall sell to the Company, and the Company shall purchase from the Corporation, the number of Class A Shares as to which such stock option is being exercised, with the purchase price per Class A Share for such sale of Class A Shares to the Company being the Value of a Class A Share as of the date of exercise of such stock option;

(ii)        the Company shall sell to the Optionee (or if the Optionee is an employee of a Controlled Entity of the Company, the Company shall sell to such Controlled Entity, which in turn shall sell to the Optionee), for a cash price per share equal to the Value of a Class A Share as of the date of exercise, the number of Class A Shares so exercised equal to (1)

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the exercise price paid to the Corporation by the exercising party in connection with the exercise of such stock option divided by (2) the Value of a Class A Share at the time of such exercise;

(iii)       the Company shall transfer to the Optionee (or if the Optionee is an employee of a Controlled Entity of the Company, the Company shall transfer to such Controlled Entity, which in turn shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Class A Shares equal to the number of Class A Shares described in Section 4.5(b)(i) less the number of Class A Shares described in Section 4.5(b)(ii);

(iv)       as soon as practicable after such exercise, the Corporation shall make a contribution to the capital of the Blocker Member for no consideration and the Blocker Member shall, make a Capital Contribution to the Company, in each case of an amount equal to all net proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the Corporation in connection with the exercise of such stock option;

(v)        in exchange for such Capital Contribution, the Company shall issue a number of Common Units to the Blocker Member equal to the quotient of (1) the number of Class A Shares issued in connection with the exercise of such stock option, divided by (2) the Adjustment Factor then in effect.

(c)        Other Class A Shares Issued to Company Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Company or a Controlled Entity of the Company:

(i)         the Corporation shall issue such number of Class A Shares as are to be issued to the Company Employee in accordance with the Equity Plan;

(ii)        the following events will be deemed to have occurred: (1) the Corporation (on behalf of the Blocker Member) shall be deemed to have sold such shares to the Company (or if the Company Employee is an employee of a Controlled Entity of the Company, to such Controlled Entity) for a purchase price equal to the Value of such shares, (2) the Company (or such Controlled Entity) shall be deemed to have delivered the shares to the Company Employee, (3) the Corporation shall be deemed to have made a contribution to the capital of the Blocker Member for no consideration and the Blocker Member shall be deemed to have contributed the purchase price to the Company as a Capital Contribution, and (4) in the case where the Company Employee is an employee of a Controlled Entity of the Company, the Company shall be deemed to have contributed such amount to the capital of such Controlled Entity; and

(iii)       the Company shall issue to the Blocker Member a number of Common Units equal to the number of newly issued Class A Shares divided by the Adjustment

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Factor then in effect in consideration for the deemed Capital Contribution described in Section 4.5(c)(ii)(3).

(d)        Other Class A Shares Issued to Persons other than Company Employees Under Equity Plans. If at any time or from time to time, in connection with any Equity Plan (other than in respect of the exercise of a stock option), any Class A Shares are issued to a Person other than a Company Employee (including any Class A Shares that are subject to forfeiture in the event specified vesting conditions are not achieved and any Class A Shares issued in settlement of a restricted stock unit or similar award) in consideration for services performed for the Corporation, the Company or a Controlled Entity of the Company:

(i)         the Corporation shall issue such number of Class A Shares as are to be issued to such Person in accordance with the Equity Plan.

(ii)        the Blocker Member shall be deemed to have contributed the Value of such Class A Shares to the Company as a Capital Contribution, and the Company shall issue to the Blocker Member a number of newly issued Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

(e)        Future Stock Incentive Plans. Nothing herein shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees or directors of or other service providers to the Corporation, the Company or any of their Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, the Board of Managers shall have the power, without the Consent of the Members, to amend this Section 4.5 solely as required to implement the terms and conditions of any such plan.

(f)        Issuance of Common Units. The Company is expressly authorized to issue Common Units in the numbers specified in this Section 4.5 without any further act or Consent of any Member.

Section 4.6        Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article IV, all amounts received by the Corporation in respect of any stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of Class A Shares or (b) if the Corporation elects instead to issue new Class A Shares with respect to such amounts, shall be contributed to the capital of the Blocker Member for no consideration and then subsequently contributed by the Blocker Member to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Blocker Member a number of Common Units equal to the number of newly issued Class A Shares divided by the Adjustment Factor then in effect.

Section 4.7        No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

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Section 4.8        Conversion or Redemption of Common Shares or Capital Shares.

(a)        If, at any time, any Capital Shares are converted into Class A Shares, in whole or in part, then an equal number of Equivalent Units held by the Blocker Member (or other applicable member of the Parent Corporation Group) that correspond to the class or series of Capital Shares so converted shall automatically be converted or exchanged into a number of Common Units equal to the quotient of (i) the number of Class A Shares issued upon such conversion, divided by (ii) the Adjustment Factor then in effect.

(b)        If, at any time, any Capital Shares are redeemed, repurchased or otherwise acquired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then, immediately prior to such redemption, repurchase or acquisition of Capital Shares, the Company shall redeem an equal number of Equivalent Units held by the Blocker Member that correspond to the class or series of Capital Shares so redeemed, repurchased or acquired upon the same terms and for the same price per Equivalent Unit, as such Capital Shares are redeemed, repurchased or acquired.

(c)        If, at any time, any Class A Shares are redeemed, repurchased or otherwise acquired by the Corporation (whether upon forfeiture of any award granted under any Equity Plan, automatically or by means of another arrangement), then, immediately prior to such redemption, repurchase or acquisition of Class A Shares, the Company shall redeem a number of Common Units held by the Blocker Member equal to the quotient of (i) the number of Class A Shares so redeemed, repurchased or acquired, divided by (ii) the Adjustment Factor then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Class A Shares are redeemed, repurchased or acquired.

Section 4.9        Other Contribution Provisions. With the consent of the Board of Managers, one or more Members (including the Blocker Member) may enter into contribution agreements with the Company which have the effect of providing a guarantee of certain obligations of the Company.

Article V

DISTRIBUTIONS

Section 5.1        Requirement and Characterization of Distributions. Subject to the terms of any Membership Interest Designation that provides for a class or series of Membership Interests with a preference with respect to the payment of distributions, distributions shall be made at such times and in such amounts as the Board of Managers may determine to the Members in accordance with their respective Percentage Interests on such Company Record Date. The Corporation shall not distribute any amounts to the holders of Class A Shares or Capital Shares in excess of the Blocker Member’s share of distributions from the Company without the Consent of the Non-Blocker Members.

Section 5.2        Tax Distributions.

(a)        To enable the Members (or their direct or indirect beneficial owners) to pay taxes on income of the Company or its subsidiaries that is taxable to the Members (or such

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owners), the Company must make cash distributions to the Members, during each Fiscal Year, pro rata among the Members based on their Percentage Interests (each, a “Tax Distribution”), in an aggregate amount equal to the greater of (i) the minimum amount necessary so that the Parent Corporation Group receives, in the aggregate, at least an amount equal to its Assumed Tax Liability for the Fiscal Year or (ii) the minimum amount necessary so that each Non-Blocker Member receives at least an amount equal to the product of (1) the highest aggregate rate of federal, state, and local income tax imposed on the Company’s income for that Fiscal Year applicable to an individual or corporation resident in New Jersey, whichever is higher (taking into account the deductibility of state and local income taxes for federal income tax purposes), multiplied by (2) the amount of the taxable income of the Company allocated to such Non-Blocker Member for that Fiscal Year (including income includible with respect to the Company or any of the Company’s subsidiaries by such Member or any of its direct or indirect beneficial owners by reason of Section 951, 951A or 956 of the Code or otherwise pursuant to subpart F of Part III of the Code and income recognized by such Non-Blocker Member (or any of its direct or indirect beneficial owners) with respect to any guaranteed payment in respect of services that is paid in property other than cash, but excluding income recognized by such Non-Blocker Member (or any of its direct or indirect beneficial owners) with respect to the issuance or vesting of such Member’s Units or any guaranteed payment in respect of services that is paid in cash); provided, however, that to the extent there is a Redemption or Termination Transaction Redemption of any Common Units of a Member during such Fiscal Year, appropriate adjustments shall be made (subject to the prior written consent of the applicable Member, which consent shall not be unreasonably withheld, conditioned or delayed) to the minimum amount of the Tax Distribution that would otherwise need to be made to such Member pursuant to clause (ii) above to take into account the reduction in such Member’s Common Units and the amount of cash and/or Class A Shares received in such Redemption or Termination Transaction Redemption that can be utilized to pay Taxes with respect to which a Tax Distribution otherwise would have been made, such that the decrease in such Member’s Membership Interest during the Fiscal Year does not distort the amount of Tax Distributions made with respect to each Common Unit held by the other Members.  Tax Distributions must be paid at least quarterly during each Fiscal Year at times that coincide with the Members’ payment of estimated taxes, and the amount of each distribution will be based upon the anticipated taxable income of the Company for the Fiscal Year of the distribution and the anticipated amount of payments under the Tax Receivable Agreement for the Fiscal Year of the distribution. Unless otherwise provided herein, all Tax Distributions to a Member hereunder shall be considered an advance of Distributions otherwise payable to such Member. For purposes of determining whether sufficient Tax Distributions have been made pursuant to this Section 5.2 with respect to a Fiscal Year, all distributions made by the Company with respect to such Fiscal Year shall be treated as Tax Distributions until the full amount of Tax Distributions is paid with respect to such Fiscal Year.

(b)        To the extent any Tax Distribution to a member of the Parent Corporation Group is not ultimately used by the Parent Corporation Group to pay a Tax liability (or to the extent used by the Parent Corporation Group to pay a Tax liability but ultimately refunded to the Parent Corporation Group by the applicable taxing authority) or to make a payment under the Tax Receivable Agreement, such member of the Parent Corporation Group may, in its sole discretion, elect to (i) distribute such excess cash amounts to the Corporation (as applicable) to be distributed by the Corporation to the shareholders of the Corporation or (ii) contribute such

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excess cash amounts to the Company in exchange for a number of Common Units or other equity securities of the Company on a value-for-value basis, and cause the Corporation to distribute Class A Shares to the holders of Class A Shares (if the Company issues Common Units to such member of the Parent Corporation Group) or such other equity securities of the Corporation (if the Company issues equity securities of the Company other than Common Units) corresponding to the equity securities issued by the Company and with substantially the same rights to dividends and distributions. Notwithstanding clause (a) of the definition of Adjustment Factor, no adjustment shall be made to the Adjustment Factor solely by reason of a distribution by the Corporation of Class A Shares or other equity securities made pursuant to this Section 5.2(b).

Section 5.3        Distributions in Kind. No Member may demand to receive property other than cash as provided herein. The Board of Managers may cause the Company to make a distribution in kind of the Company assets to the Members, and such assets shall be distributed in such a fashion as to ensure that the Fair Market Value is distributed and allocated in accordance with Articles V, VI and X. If the Company distributes property in kind that was contributed to the Company by a Member (or deemed contributed by a Member, for tax purposes, or received in a tax-deferred exchange for property contributed or so deemed contributed to the Company by a Member), the Company shall use reasonable best efforts to cause such property to be distributed to the Member who contributed such property (or was deemed to contribute such property), to the extent that such Member is otherwise entitled to receive such a distribution at such time, in accordance with the immediately foregoing sentence and the other provisions herein.

Section 5.4        Distributions upon Liquidation. Notwithstanding the other provisions of this Article V, upon the occurrence of a Liquidating Event, the assets of the Company shall be distributed to the Members in accordance with Section 13.3.

Section 5.5        Distributions to Reflect Additional Membership Interests. If the Company issues additional Membership Interests pursuant to the provisions of Article IV, subject to the rights of any Member set forth in a Membership Interest Designation, the Board of Managers is hereby authorized to make such revisions to this Article V and to Article VI as it determines are necessary or desirable to reflect the issuance of such additional Membership Interests, including making preferential distributions to certain classes of Membership Interests.

Section 5.6        Restricted Distributions. Notwithstanding anything to the contrary herein, neither the Company nor the Board of Managers, on behalf of the Company, shall make a distribution to any Member if such distribution would violate applicable Law.

Section 5.7        Rounding. All distributions payable under this Article V shall be rounded to the nearest cent, with one-half cent rounded upward.

Section 5.8        Special Distributions to Facilitate Acquisitions. Notwithstanding any other provision herein to the contrary, the Board of Managers shall be permitted to cause a distribution, loan or other transfer of cash by the Company or one or more of its Controlled Entities to be made solely to the Blocker Member (or other applicable member of the Parent Corporation Group) (such distribution, loan or other transfer satisfying the following proviso, an “M&A Distribution”), provided, however that (a) each such distribution, loan or other transfer is

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(i) made at or following such time as the Board of Managers reasonably determines that a specific acquisition is reasonably likely to be consummated by the Blocker Member or another applicable member of the Parent Corporation Group and (ii) used solely to facilitate the consummation of such an acquisition within the time reasonably specified therefor by the Board of Managers at the time of such M&A Distribution (with any interest accrued thereon for the benefit of the Company), and (b) the Blocker Member (or other applicable member of the Parent Corporation Group) (i) contributes (in the case of an M&A Distribution that was a distribution), (ii) transfers in repayment of the applicable M&A Distribution that was a loan or (iii) sells solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, or causes to be contributed (in the case of an M&A Distribution that was a distribution), transferred in repayment of the applicable M&A Distribution that was a loan, or sold solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, as soon as practicable thereafter, to the Company or the applicable Controlled Entities of the Company, the assets directly or indirectly acquired with such distribution, loan or other transfer, as directed by the Board of Managers. If the M&A Distribution is not used solely to facilitate the consummation of an acquisition in accordance with the foregoing clause (a) within the time specified therefor by the Board of Managers, the Blocker Member (or other applicable member of the Parent Corporation Group) will contribute (in the case of an M&A Distribution that was a distribution), transfer in repayment of the applicable M&A Distribution that was a loan, or retransfer (in the case of an M&A Distribution that was not a distribution or a loan) the full amount of such M&A Distribution and any interest accrued thereon to the Company or the applicable Controlled Entities of the Company at or prior to 5:00 pm New York time on the applicable date. During any time period between the time of the M&A Distribution and the contribution, repayment or sale contemplated by the foregoing clause (b) of the immediately foregoing sentence, the Blocker Member (or other applicable member of the Parent Corporation Group) shall hold such cash, and operate any acquired assets, for the benefit of the Company. The number of Common Units held by the Blocker Member (or other applicable member of the Parent Corporation Group) shall not change as a result of any M&A Distribution or the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution, in each case as described in this Section 5.8. For the avoidance of doubt, neither an M&A Distribution nor the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution shall have any effect on the Adjustment Factor. For purposes of all computations required hereunder, the amount of any M&A Distribution that has not been repaid to the Company or the applicable Controlled Entities of the Company (including, to the extent an acquisition has been consummated with the proceeds of such M&A Distribution but the assets so acquired have not yet been contributed, repaid or sold to the Company or the applicable Controlled Entities of the Company as required hereby, the value of the assets so acquired) shall be treated as an asset owned by the Company or the applicable Controlled Entities of the Company and not by the Blocker Member (or other applicable member of the Parent Corporation Group). To the extent that any fees, costs and expenses are incurred in connection with the pursuit of an acquisition described in this Section 5.8, such fees, costs and expenses will be subject to the reimbursement provisions in Section 7.2(b).

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Article VI

ALLOCATIONS

Section 6.1        Allocations of Net Profits and Net Loss of the Company. Subject to Section 6.2 and Section 6.3, the Net Profits and Net Losses of the Company, including each item of income, gain, loss, deduction and credit, for each Fiscal Year or other applicable period, and in the event of a liquidation or dissolution of the Company, shall be allocated among the Members in a manner such that the Capital Account of each such Member, immediately after giving effect to such allocation, is, as nearly as possible, equal (proportionately) to the amount of the distributions that would be made to such Member during such Fiscal Year or other applicable period if (a) the Company were dissolved and terminated; (b) its affairs were wound up and each Company asset was sold for cash equal to its Gross Asset Value; (c) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability); and (d) the net assets of the Company were distributed in accordance with Section 13.3 to such Members immediately after giving effect to such allocation, minus such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of the Company’s assets.

Section 6.2        Special Allocations. The following special allocations shall be made in the following order prior to any allocations under Section 6.1:

(a)        Company Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the partnership minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted and applied consistently therewith.

(b)        Member Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article VI if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, any Member with a share of that Member Minimum Gain attributable to such a Member Nonrecourse Debt (as determined under Regulations section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-

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2(j)(2). This Section 6.2(b) is intended to comply with the partner minimum gain chargeback requirements in the Regulations and shall be interpreted and applied consistently therewith.

(c)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article VI have been tentatively made as if this Section 6.2(c) were not in this Agreement. This Section 6.2(c) is intended to comply with the qualified income offset provision in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(d)        Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year that is in excess of the amount that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article VI have been tentatively made as if Section 6.2(c) and this Section 6.2(d) were not herein.

(e)        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in the manner determined by the Board of Managers and each Member’s share of excess Nonrecourse Debt shall be allocated in the same manner; provided, however, that notwithstanding the foregoing, Nonrecourse Debt shall be allocated in a manner intended to avoid causing any Member to recognize gain pursuant to Section 731(a)(1) of the Code to the maximum extent permitted by applicable Law.

(f)        Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations section 1.752-2. If more than one Member bears the economic risk of loss for a Member Nonrecourse Debt, any Member Nonrecourse Deductions attributable to that Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss.

(g)        Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Regulations sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the

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Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations.

Section 6.3   Curative Allocations. The allocations set forth in Section 6.2(a)–(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision hereof, the Regulatory Allocations shall be taken into account in allocating items of Company income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member pursuant to Section 6.1 if the Regulatory Allocations had not occurred.

Section 6.4        Tax Allocations. The Members shall cause income, gain, loss and deductions (including any depreciation and/or cost recovery deductions) attributable to property contributed by a Member or revalued by the Company to be allocated among the Members for income tax purposes in accordance with Section 704(c) of the Code and Regulations promulgated thereunder using the traditional method as described in Regulations section 1.704-3(b). Such allocations shall be made in such manner and utilizing such permissible tax elections as determined in good faith by the Board of Managers. Allocations pursuant to this Section 6.4 are solely for purposes of United States federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of items of income, gain, loss and deduction. The Members are aware of the tax consequences of the allocations made by this Section 6.4 and agree to be bound by the provisions of this Section 6.4 in reporting their shares of items of Company income, gain, loss and deduction.

Section 6.5        Compliance with Section 704(b) of the Code. The allocation provisions contained in this Article VI are intended to comply with Section 704(b) of the Code and the Regulations promulgated thereunder, and shall be interpreted and applied in a manner consistent therewith.

Section 6.6        Consent of Partners. The allocation methods of items of income, gain, loss and deduction contained in this Article VI are hereby expressly consented to by each Member as a condition of becoming a Member.

Section 6.7        Change in Company Interest. If there is a change in any Member’s Membership Interests during any Fiscal Year, the principles of Section 706(d) of the Code shall apply in allocating Net Profits and Net Loss and items thereof for such Fiscal Year to account for the variation. For purposes of applying Section 706(d) of the Code, the Board of Managers may adopt any method or convention permitted under applicable Regulations; provided, however, that in the event of a Transfer of Common Units solely between a transferor Member and a transferee Member such transferor Member and transferee Member shall be entitled to determine the allocation method and convention under Section 706(d) of the Code applicable as between such Members with respect to any and all allocations under Section 706(d) of the Code that affect solely such transferor Member and transferee Member.

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Section 6.8       Modification of Allocations. The allocations set forth in this Article VI are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions herein (including Section 6.4), the Board of Managers shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Profits and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant hereto as are required (a) in order to comply with Section 704 of the Code or applicable Regulations, (b) to allocate properly Net Profits and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members who bear the economic burden or benefit associated therewith and/or (c) to otherwise cause the Members to achieve the economic objectives hereunder, in each case, as reasonably determined by the Board of Managers. If there are any changes after the date hereof in applicable Tax Law, Regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions herein with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Members not to achieve in any material respect the economic objectives underlying this Agreement, the Board of Managers may in its reasonable discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

Section 6.9       Certain Actions. In no event shall the Company, the Board of Managers or any member of the Parent Corporation Group take or cause the Company (or any of the Company’s Controlled Entities) to take any action (or fail to take any action) or make, or cause the Company (or any of the Company’s Controlled Entities) to make, any determination (or fail to make any determination) with respect to Tax matters or otherwise affecting the Tax items of the Company (or any of the Company’s Controlled Entities) or of any Member (including with respect to the method of allocation of income and losses to Capital Accounts or for tax purposes, any tax election, any method of tax accounting or any position on any tax return, in connection with any tax proceeding or otherwise) if such action or omission (a) could reasonably be expected to have the effect of treating any Non-Blocker Member materially disproportionately and adversely as compared to the Blocker Member (or any other member of the Parent Corporation Group), and (b) is not expressly required by the provisions hereof or of the Business Combination Agreement or the Tax Receivable Agreement. Notwithstanding the foregoing, nothing in this Section 6.9 shall be interpreted or applied so as to require the Board of Managers, any member of the Parent Corporation Group or the Company to take or cause the Company (or any of the Company’s Controlled Entities) to take any action (or fail to take any action) or make, or cause the Company (or any of the Company’s Controlled Entities) to make, any determination (or fail to make any determination) that the Company, such member of the Parent Corporation Group or the Board of Managers reasonably determines would result in a violation of applicable Law; provided that, if an action or omission is required as a result of this sentence, the Board of Managers, the members of the Parent Corporation Group and the Company shall cooperate in good faith with the Non-Blocker Members to mitigate any effect of such action or omission to the extent that such effect would otherwise be subject to the requirements of the first sentence of this Section 6.9.

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Article VII

OPERATIONS

Section 7.1        Management.

(a)        Board of Managers.

(i)         All management powers over the business and affairs of the Company shall be exclusively vested in the Board of Managers, and the Board of Managers shall conduct, direct and exercise full control over all activities of the Company.   Each member of the Board of Managers is referred to herein as a “Manager.”  The Managers shall be the “managers” of the Company for the purposes of the Act.  The Board of Managers may (1) act by meetings or written consents pursuant to Section 7.1(a)(iii) and Section 7.1(a)(iv) and (2) through any Person or Persons to whom authority and duties have been delegated pursuant to Section 7.1(d).

(ii)        The Board of Managers shall at all times consist of the same number of Managers as the Board of Directors and the same persons as the Board of Directors.  No Member has a right to appoint or elect a Manager to the Board of Managers that is not a director of the Board of Directors and each Manager shall serve until his or her successor has been duly elected and qualified in the same, or until his or her earlier removal, resignation, death or disability. Any Manager may be removed from the Board of Managers or from any other capacity with the Company at any time, with or without cause if such person is removed from the Board of Directors. A Manager may resign at any time upon written notice to the Board of Managers.

(iii)       The Board of Managers may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with the Act. Regular meetings of the Board of Managers may be held without notice at such time and place as shall from time to time be determined by the Board of Managers. At all meetings of the Board of Managers, a majority of the entire Board of Managers shall constitute a quorum for the transaction of business. Unless a different vote is required by express provision of an applicable Law or this Agreement, the vote of a majority of Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. At any meeting of the Board of Managers, business shall be transacted in such order and manner as the Board of Managers may from time to time determine. If a quorum shall not be present at any meeting of the Board of Managers, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(iv)       Unless otherwise restricted hereby, any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting, if all members of the Board of Managers or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Managers or committee.

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(b)        No Member or Assignee (other than any officer, director, manager, member, employee, partner, agent, representative or trustee of the Blocker Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company. The transaction of any such business by the Blocker Member or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Blocker Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Non-Blocker Members or Assignees hereunder.

(c)        Notwithstanding anything to the contrary herein, to the fullest extent permitted by applicable Law, the Board of Managers shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act or Consent of the Members or any other Person; provided, however, that nothing herein shall alter in any respect any rights under the Corporation’s Charter or bylaws or applicable Law of any stockholder of the Corporation to approve or adopt, as applicable, such sale, lease, exchange or other disposition or a Member, in its capacity as a stockholder of the Corporation, to vote in connection therewith.

(d)        The Board of Managers may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Board of Managers deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the Board of Managers from time to time. Each such officer, board or committee member shall serve at the pleasure of, and may be removed by, the Board of Managers, and any officer of the Company or any of its Controlled Entities, in such officer’s capacities as such, shall owe to the Company or such Controlled Entity, as applicable, duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the Laws of the State of Delaware. The officers of the Company as of the immediately prior to the Closing (as defined in the Business Combination Agreement) shall remain in their respective offices and shall be deemed to have been appointed by the Board of Managers.

(e)        The Board of Managers may cause the Company to contract and deal with the Blocker Member, the Corporation, or any Affiliate of the Corporation; provided that such contracts and dealings are on terms comparable to those available to the Company from others dealing with the Company at arm’s length or are approved by the Consent of the Non-Blocker Members and otherwise are permitted by contracts to which the Company is a party.

Section 7.2        Compensation and Reimbursement.

(a)        The Board of Managers shall not receive any fees from the Company for its services in administering the Company, except as otherwise provided herein.

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(b)        Subject to Section 5.1 and Section 7.2(c), the Company shall be liable for, and shall reimburse the Corporation (or the applicable member of the Parent Corporation Group), on a monthly basis, or such other basis as the Board of Managers may determine, for all sums expended and obligations incurred by the members of the Parent Corporation Group in connection with the Company’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees of the members of the Parent Corporation Group or the Company, including payments under future compensation plans of the members of the Parent Corporation Group or the Company that may provide for stock units, or phantom stock, pursuant to which employees of the Parent Corporation Group or the Company will receive payments based upon dividends on or the value of Class A Shares, (iii) director fees and expenses and (iv) all costs and expenses of the members of the Parent Corporation Group’s maintenance of its corporate status and being a public company, including, without limitation, costs of filings with the SEC, reports and other distributions to its stockholders. The Members acknowledge that all such expenses are deemed to be for the benefit of the Company. Such reimbursements shall be made on an after-tax basis and be in addition to any reimbursement of any member of the Parent Corporation Group as a result of indemnification pursuant to Section 7.6.

(c)        To the extent practicable, Company expenses shall be billed directly to and paid by the Company and reimbursements to any member of the Parent Corporation Group by the Company pursuant to this Section 7.2 shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

Section 7.3        Outside Activities.

(a)        No member of the Parent Corporation Group shall, directly or indirectly, enter into or conduct any business, other than in connection with (i) the ownership, acquisition and disposition of Membership Interests, (ii) the management of the business of the Company, (iii) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Company or its assets or activities and (vi) such activities as are incidental thereto; provided, however, a member of the Parent Corporation Group may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company so long as the members of the Parent Corporation Group take commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend the provisions hereof, including, without limitation, the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the applicable member of the Parent Corporation Group. The members of the Parent Corporation Group and any of their respective Affiliates may acquire Membership Interests and shall be entitled to exercise all rights of a Non-Blocker Member relating to such Membership Interests.

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(b)        Prism and each of the Prism Members shall (i) communicate to the Board of Managers any and all investment opportunities that relate to the Business of which Prism or such Prism Member becomes aware, regardless of the location of such investment opportunity, whether acting for its own account or for the account of another Person and (ii) not, directly or indirectly, including through any Affiliate, pursue any such investment activity without first offering the opportunity to the Company and, if the Company elects not to pursue such opportunity, obtaining the consent of the Board of Managers and the Consent of the Members; provided that such a corporate opportunity shall not be deemed to belong to the Company or any of its Controlled Entities if it is a business opportunity that the Company and its Controlled Entities are not legally able to undertake, or that is, by its nature, not related to the Business.

(c)        Subject to any agreements entered into by a Non-Blocker Member or any of its Affiliates with any member of the Parent Corporation Group, the Company or any Controlled Entity thereof (including any employment agreement), any Non-Blocker Member (other than the Prism Members), and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Non-Blocker Member (other than the Prism Members), shall be entitled to and may engage, invest or otherwise have an interest in any other business, activity or opportunity of any nature, independently or with others, including any business engagement, investment or interest that is in direct or indirect competition with the Company or enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue hereof in any business ventures of any Non-Blocker Member (other than the Prism Members) or Assignee of a Non-Blocker Member (other than the Prism Members). Subject to such agreements and the foregoing, none of the Non-Blocker Members nor any other Person shall have any rights by virtue hereof or the relationship established hereby in any business ventures of any other Person (other than any member of the Parent Corporation Group, Prism or the Prism Members, to the extent expressly provided herein), and such Person shall have no obligation pursuant hereto, subject to any agreements entered into by a Non-Blocker Member or its Affiliates with any member of the Parent Corporation Group, the Company or a Controlled Entity thereof, to offer any interest in any such business ventures to the Company, any Non-Blocker Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Non-Blocker Member or such other Person, could be taken by such Person. No amendment or repeal of this Section 7.3(c) shall apply to or have any effect on the liability or alleged liability of any Non-Blocker Member for or with respect to any opportunities of which any such Non-Blocker Member becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Membership Interests shall be deemed to have notice of and consented to the provisions of this Section 7.3(c).

(d)        Non-Competition, Non-Solicitation and Intellectual Property of Prism and Prism Members.

(i)         Notwithstanding anything herein to the contrary, until the earlier of five (5) years from the termination of employment with the Company or any Controlled Entity for any reason (if applicable) and three (3) years from the time at which such Person ceases to hold Common Units or equity interests in Prism, neither Prism nor a Prism Member shall, directly or indirectly, in any manner whatsoever including, without limitation, either individually, or in partnership, jointly or in conjunction with any other Person, or as employee,

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employer, principal, agent, trustee, consultant, contractor, manager, officer, shareholder or lender: (1) carry on or be engaged in any undertaking, (2) have a financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of the business of any Person which carries on a business, (3) advise, manage, lend money to or guarantee the debts or obligations of any Person which carries on a business, (4) permit their name to be used or employed by any Person carrying on, engaged in a business (5) permit their name to be used or employed by any Person carrying on, engaged in a business, (6) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer or Prospective Customer, (7) accept (or procure or assist the acceptance of) any business from any Customer or Prospective Customer, (8) supply (or procure or assist the supply of) any goods or services to any Customer or Prospective Customer, (9) unless otherwise approved in writing by the Board of Managers, which approval shall not be unreasonably withheld or delayed, employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of the Company any individual who is employed by the Company or ceased employment with the Company for one hundred and twenty (120) days, whether or not such individual would commit any breach of his contract or terms of employment by leaving the employment of the Company or (10) procure or assist any Person to employ, offer employment or solicit the employment or engagement of any such individual, in each case in or with respect to (as applicable) the same business as, or a competing business to (i.e., that is the same or a substantially similar business to the Business in North America).

(ii)        Prism and the Prism Members each hereby assign to the Company all Intellectual Property they own as of the date hereof (which has not been previously assigned to the Company or any of its Controlled Entities) or which is conceived or made solely by Prism or such Prism Member or jointly by Prism or such Prism Member, as the case may be, and any other Person or Persons prior to Prism or such Prism Member ceasing to hold any Membership Interests, and which directly relates to the Business, including related research or other activities of the Company or any of its Controlled Entities or which results from any task assigned to or performed by such Person on behalf of the Company or any of its Controlled Entities. Prism and the Prism Members hereby covenant and agree that they will (1) promptly disclose to the Company any Intellectual Property covered by this Section 7.3(d)(ii), (2) if requested by the Company, execute a specific assignment of such Intellectual Property to the Company or a Controlled Entity, and (3) take all reasonable actions requested of them by the Company to assist the Company or any of its Controlled Entities, at the Company’s expense, to secure protection of all applicable Intellectual Property in the United States.

(iii)       Notwithstanding the foregoing, the provisions of this Section 7.3(d) shall cease to be of any effect upon a Termination Transaction of a Non-Blocker Member with respect to Prism or a Termination Transaction of the Corporation.

(iv)       Notwithstanding the foregoing, nothing herein shall prevent Prism or a Prism Member from owning not more than one percent (1%) of any class of securities of an entity, the securities of which are listed on a recognized securities exchange which carries on a business which is the same as or which competes with the Business.

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(e)        Notwithstanding anything herein to the contrary, any Membership Interests held by the Parent Corporation Group shall be held only by the Corporation or a wholly owned Controlled Entity of the Corporation.

Section 7.4   Duties; Limitation of Liability of the Board of Managers

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(a)        The Board of Managers shall have the same duties to the Company as the Board of Directors has to the Corporation.

(b)        Without limiting any of the Board of Managers’ covenants or agreements hereunder or any of the duties any Manager may owe to the stockholders of the Corporation under applicable Law, (i) no Manager, acting in their capacity as such, shall have any duties directly to any Member and (ii) no Manager, acting in their capacity as such, shall be directly liable to the Company for money damages by reason of their service as such.

(c)        In performing its duties hereunder and under applicable Law, the Board of Managers shall be entitled to rely on the provisions hereof and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any Controlled Entity of the Company, prepared or presented by an officer, employee or agent of the Company or any such Controlled Entity, or by a lawyer, certified public accountant, appraiser or other person engaged by the Company as to any matter within such person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Board of Managers reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Board of Managers may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(d)        Any amendment, modification or repeal of this Section 7.4 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Managers under this Section 7.4, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.5        No Fiduciary Duties of the Members.

(a)        No Member or any Affiliate of such Member (such Persons, the “No-Duty Persons”) shall owe any fiduciary duty to any Covered Person, the Company, or any of their respective Representatives or any other Person. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any No-Duty Person, and any such fiduciary duty that would otherwise apply under applicable Law is hereby eliminated to the fullest extent permitted under applicable Law. Furthermore, each of the Members and the Company hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, any and all fiduciary duties (including any fiduciary duty related to or associated with self-dealing,

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corporate or business opportunities or otherwise) of any No-Duty Person that, absent such waiver, would otherwise apply under applicable Law and, in doing so, acknowledges and agrees that the only duties and obligation of each No-Duty Person, in its capacity as a Member , to each other Covered Person, the Company, any of their respective Representatives or any other Person are as expressly set forth herein or under applicable Law. Accordingly, to the fullest extent permitted by applicable Law, no No-Duty Person, in its capacity as a Member or Affiliate thereof, shall be liable to the Company, any of its Representatives or to any Member for any act performed or omission made by such No-Duty Person taken in its capacity as a Member or Affiliate thereof in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from gross negligence, fraud, any action or inaction of such No-Duty Person taken or not taken with the intent to breach this Agreement or any action or inaction of such No-Duty Person taken or not taken with the intent to engage in an illegal act or except pursuant to any express indemnities given to the Company by such No-Duty Person pursuant to any other written instrument.

(b)        To the fullest extent permitted under applicable Law, whenever a No-Duty Person is permitted or required to make a decision or take an action or omit to do any of the foregoing (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including standards such as “reasonable” or “good faith”), such No-Duty Person shall be entitled to consider any such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever or (ii) with an express standard of behavior (including standards such as “reasonable” or “good faith”), then such No-Duty Person shall comply with such express standard but, to the fullest extent permitted under Law, shall not be subject to any other or additional standard imposed by this Agreement or Law.

(c)        The provisions hereof, to the extent that they restrict or eliminate the duties and liabilities of the No-Duty Persons otherwise existing at law or in equity, are agreed by the Members and the Company to replace such other duties and liabilities of the No-Duty Persons to the fullest extent permitted by applicable Law.

(d)        Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Members under this Section 7.5, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.6        Exculpation and Indemnification.

(a)        Liability. Except as otherwise provided herein, to the fullest extent permitted by applicable Law, the debts, obligations and liabilities of the Company and each Controlled Entity thereof, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company or such Controlled Entity, and no Covered Person shall be obligated to any Person (including any creditor of the Company) for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company or such Controlled Entity solely by reason of being a Covered Person; provided, however, that the

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foregoing shall not eliminate or limit the liability of such Covered Person by reason of acts or omissions of such Person that involve gross negligence, fraud or willful misconduct. All Persons dealing with the Company shall have recourse solely to the assets of the Company for the payment of debts, obligations or liabilities of the Company. No Member shall take, or cause to be taken, any action that would result in any other Member having any personal liability for the obligations of the Company. The failure of the Company to observe any formalities relating to the exercise of its powers or management of its business or affairs hereunder or under applicable Law shall not be a ground for imposing personal liability on any Member or Covered Person for the obligations and liabilities of the Company.

(b)        Exculpation. To the fullest extent permitted by applicable Law, no Covered Person who serves on behalf of the Company shall be liable to the Company, any Controlled Entity thereof or any other Person for any loss, liability, damage or claim arising out of any act or omission performed or omitted by such Covered Person on behalf of the Company or any Controlled Entity thereof or in furtherance of the interests of the Company or any Controlled Entity thereof or arising out of or in connection with the Company or any Controlled Entity thereof taken or omitted by such Covered Person, so long as such act or omission did not constitute gross negligence, fraud or willful misconduct.

(c)        Indemnification. In addition to the advancement of expenses pursuant to Section 7.6(d), to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), the Company agrees to indemnify, pay and hold each Covered Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including any interest and penalties, out-of-pocket expenses and the reasonable fees and disbursements of counsel for such Covered Person in connection with any investigative, administrative or judicial proceedings, whether or not such Covered Person shall be designated a party thereto), whether absolute, accrued, conditional or otherwise and whether or not resulting from bona fide third-party claims (collectively, “Indemnifiable Losses”), which may be imposed on, incurred by or asserted against any such Covered Person, in any manner relating to or arising out of (i) any act or omission performed or omitted by such Covered Person either on behalf of the Company or its Controlled Entities or in furtherance of the interests of the Company or arising out of or in connection with the Company, or (ii) the fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company or any of its controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including any Controlled Entity of the Company (the “Actions”); provided that the Company shall not indemnify a Covered Person (i) for any Action if it is established by a final judgment of a court of competent jurisdiction that the actions or omissions of the Covered Person were material to the matter giving rise to the Action and constituted fraud or were committed with willful misconduct or gross negligence, (ii) for an Action initiated by the Covered Person (other than an Action to enforce such Indemnitee’s rights to indemnification under this Section 7.6(c) or advance of expenses under Section 7.6(d)), or (iii) for a criminal

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proceeding if the Covered Person had reasonable cause to believe that the Covered Person’s act or omission was a crime; provided, further, that any indemnity payment under this Section 7.6(c) shall be provided out of and to the extent of Company Property only (including available insurance), and no Member shall have any personal liability on account thereof or be required to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.6(c). The termination of any proceeding by judgment, order or settlement does not create a presumption that the Covered Person did not meet the requisite standard of conduct set forth in this Section 7.6, unless such judgment, order or settlement specifically addresses whether the Indemnitee met the requisite standard of conduct. The termination of any proceeding by conviction of a Covered Person or upon a plea of nolo contendere or its equivalent by a Covered Person, or an entry of an order of probation against a Covered Person prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.6(c), with respect to the subject matter of such proceeding.

(d)        Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person of the type entitled to be indemnified under this Section 7.6 shall, from time to time, be advanced by the Company prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay any such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Section 7.6 or otherwise.

(e)        Good-Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company or any Controlled Entity thereof and upon such information, opinions, reports or statements presented to the Company or any Controlled Entity thereof by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any Controlled Entity thereof, including information, opinions, reports or statements as to the value and amount of the Company Property, liabilities, or any other facts pertinent to the existence and amount of the Company Property from which distributions to the Members might properly be paid.

(f)        Severability. To the fullest extent permitted by applicable Law, if any portion of this Section 7.6 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person and may indemnify each employee or agent of the Company or any Controlled Entity thereof as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company or any Controlled Entity thereof, in each case to the full extent permitted by applicable Law.

(g)        Survival. This Section 7.6 shall survive any termination of hereof and shall continue as to a Person who has ceased to be a Covered Person and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such Covered Person.

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(h)        Indemnification Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 7.6 shall not be deemed exclusive of any other rights to which a Covered Person may be entitled at law or in equity, including common Law rights to indemnification or contribution (if any). Nothing in this Section 7.6 shall affect the rights or obligations of any Covered Person (or the limitations on those rights or obligations) under any other agreement or instrument to which such Covered Person is a party.

(i)         Primacy of Indemnification.

(i)         The Company hereby acknowledges that certain Covered Persons may have certain rights to indemnification or insurance provided by the Members and certain of their Affiliates (collectively, the “Member Indemnitors”). The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to each Covered Person are primary and those of the Member Indemnitors are secondary) and that it shall be liable for the full amount of all Indemnifiable Losses to the extent legally permitted. The Company further agrees that no advancement or payment by the Member Indemnitors on behalf of any Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and the Member Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.

(ii)        Except as provided in Section 7.6(i)(i), in the event of any payment of Indemnifiable Losses hereunder, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Covered Person against other Persons (other than the Member Indemnitors), and the Covered Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights. Notwithstanding anything to the contrary herein, this Section 7.6(i) shall be for the exclusive benefit of the Member Indemnitors and shall not result in any benefit to, or right of, any other Person.

(j)         No Duplication of Payments. The Company shall not be liable under this Section 7.6 to make any payment to a Covered Person in respect of any Indemnifiable Losses to the extent that the Covered Person has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Covered Person made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(k)        Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Board of Managers) may, but shall not be obligated to, purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company, is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status

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as such, whether or not the Company has the authority to indemnify such Person against such expense, liability or loss under applicable Law.

(l)         It is the intent of the parties that any amounts paid by the Company to any member of the Parent Corporation Group pursuant to this Section 7.6 shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code (unless otherwise required by the Code and the Regulations) and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

Section 7.7        Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give prompt written notice to the Company of the commencement of such proceeding; provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Section 7.6, except to the extent that the Company is actually and materially prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company shall be entitled to assume the defense of such proceeding; provided that the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company shall not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person (not to be unreasonably withheld, conditioned or delayed), the Company shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein and does not involve any statement, finding or admission of any fault, culpability, failure to act, violation of Law or admission of any wrongdoing by or on behalf of such Covered Person.

Section 7.8        Amendments. Any repeal, amendment or modification of Article VII shall not adversely affect any rights of a Covered Person pursuant to this Article VII, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Article VIII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1        Rights of Members Relating to the Company.

(a)        In addition to other rights provided hereby or under applicable Law, the Company shall deliver to each Member a copy of any information mailed to all stockholders of the Corporation as soon as practicable after such mailing.

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(b)        The Company shall notify any Member that is a Qualifying Party, on written request, of the then current Adjustment Factor or any change made to the Adjustment Factor.

(c)        Notwithstanding any other provision of this Section 8.1, the Company may keep confidential from the Members (or any of them), for such period of time as the Board of Managers determines to be reasonable, any information that (i) the Board of Managers believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interests of the Company or the Members or (ii) the Company is required by Law or by agreement to keep confidential.

Section 8.2        Members’ Right to Act. For matters that require the Consent of the Members or the Consent of the Non-Blocker Members, the applicable Members shall act through meetings and written consents as described in this Section 8.2.

(a)        Except as otherwise expressly provided herein, acts by Consent of the Members or Consent of the Non-Blocker Members, voting together as a single class, shall be the acts of the Members or the Non-Blocker Members, respectively. Any Member entitled to vote at a meeting of Members or a meeting of Non-Blocker Members, or to express consent or dissent to any Company action in a written transmission without a meeting, may authorize another Person or Persons to act for such Member by proxy in accordance with applicable Law. If a proxy designates two (2) or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)        Actions by the Members or the Non-Blocker Members hereunder shall be taken at a meeting called by the Blocker Member or by a Majority in Interest of the Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote thereat, which notice shall state the purpose or purposes for which such meeting is being called unless such notice is waived by such Member; provided, however, that any such action may be taken by written consent; provided that such consent is signed by Members having not less than the minimum Percentage Interest that would be necessary to authorize or take such action at a meeting at which the applicable Members entitled to vote thereon were present and voted. The actions taken by the Members entitled to vote or Consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held execute a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the applicable Members shall have the same force and effect as if taken by the Members at a meeting thereof.

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Section 8.3        Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities hereunder, including as a Member.

Article IX

BOOKS AND RECORDS

Section 9.1        Books and Records. The Company shall keep, or cause to be kept, separate, complete and accurate books and records of the Company for financial reporting purposes, on an accrual basis, in accordance with the United States generally accepted accounting principles, consistently applied, including all books and records necessary to provide any information, lists and copies of documents required pursuant to applicable Law. The Company shall keep at its principal office the following:

(a)        true and correct information regarding the state of the business and financial condition and operating results of the Company and in compliance with past custom and practice;

(b)        a copy of the Certificate and this Agreement and all amendments thereto and hereto;

(c)        a current list of the full names and last known business, residence, mailing and email addresses of all Members; and

(d)        copies of the Company’s (and its Controlled Entities’) federal, state and local income Tax returns and reports, if any, for all taxable years or periods.

Section 9.2        Inspection. Subject to Section 15.10, the Company shall permit the Members (personally or through an authorized representative) to (a) visit and inspect any of the properties of the Company and its Controlled Entities, (b) examine and copy (at their own expense) the books and records, or business and financial records, of the Company or any of its Controlled Entities and (c) consult with the Board of Managers, and the managers, officers, employees or independent accounts of the Company or any of its Controlled Entities, concerning the affairs, finances and accounts of the Company or any of its Controlled Entities, in each case, during reasonable business hours upon reasonable prior notice in such a manner as to not unreasonably disrupt the normal operations of the Company or such Controlled Entity and solely for purposes reasonably related to their respective Membership Interests.

Article X

TAX MATTERS

Section 10.1      Partnership Status and Tax Elections. It is the intent of the Members that the Company be taxed as a partnership for United States federal, state and local income Tax purposes. The Members hereby agree not to elect (a) to be excluded from the application of subchapter K of chapter 1 of subtitle A of the Code or any similar state statute and (b) for the

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Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

Section 10.2      Tax Returns; Information. Prism shall arrange for the preparation of all income Tax returns of the Company for taxable years of the Company ending prior to January 1, 2020 and shall cause the same to be filed in a timely manner; provided that Prism shall provide Clairvest and the Blocker Member, a reasonable right to review and comment on any such Tax returns prior to any such filing and Prism shall incorporate in the Tax return filed any reasonable comments received from Clairvest and the Blocker Member. The Board of Managers shall arrange for the preparation of all other Tax returns of the Company; provided, however, that (a) in the case of any such Tax return that is an income Tax return and that relates to a taxable year of the Company beginning on or before, and ending after, the Closing Date, the Company shall provide a draft copy of such Tax return to Prism and Clairvest for their respective review and comment not later than forty-five (45) days prior to the due date (including valid extensions, the “Due Date”) for filing such Tax return and shall incorporate in the Tax return filed any reasonable comments received from Prism and Clairvest not later than five (5) days prior to the Due Date for the filing thereof. As soon as practicable following the end of each Fiscal Year, the Company shall furnish to each Member a copy of each such Tax return as filed, together with any schedules or other information such Member may reasonably require in connection with such Member’s own tax affairs. Without limiting the generality of the foregoing, as soon as practicable, but in any event within ninety (90) days following the end of each Fiscal Year, the Company shall deliver to each Person who was a Member during such Fiscal Year a Schedule K-1 for such Fiscal Year.

Section 10.3      Partnership Representative.

(a)        (i) Prism is hereby designated (1) as the Company’s “tax matters partner” for U.S. federal income tax purposes under Section 6231(a)(7) of the Code, as in effect for Company taxable years beginning on or before December 31, 2017, and (2) the “partnership representative,” as that term is defined in Section 6223(a) of the Code, as in effect for taxable years of the Company beginning after December 31, 2017, and ending prior to January 1, 2020, and (ii) the Blocker Member is hereby designated as the “partnership representative,” as that term is defined in Section 6223(a) of the Code, as in effect for taxable years of the Company beginning on or after January 1, 2020 (any Member acting as the “tax matters partner” or the “partnership representative,” the “Partnership Representative”), with all of the rights, duties and powers provided for in the Code and Regulations. For each taxable year in which the Partnership Representative is an entity, the Company shall appoint the “designated individual” identified by the Partnership Representative to act on behalf of the Partnership Representative (the “Designated Individual”) in accordance with the applicable Regulations. Each Member expressly consents to such designations and agrees that it will execute, acknowledge, deliver, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b)        The Partnership Representative shall have the sole authority to act on behalf of the Company in connection with and make all relevant decisions regarding application of the Partnership Audit Procedures, including, but not limited to, any elections under the Partnership Audit Procedures or any decisions to settle, compromise, challenge, litigate or

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otherwise alter the defense of any proceeding before the IRS. The Partnership Representative shall keep all Members reasonably informed of any audit or proceeding asserting any Tax liability related to the Company.

(c)        The Members agree to cooperate in good faith to timely provide information requested by the Partnership Representative as needed to comply with the Partnership Audit Procedures, including without limitation to make any elections available to the Company under the Partnership Audit Procedures. Each Member agrees that, upon request of the Company, such Member shall take such actions as may be necessary or desirable (as determined by the Partnership Representative) to (i) allow the Company to comply with the provisions of Section 6226 of the Partnership Audit Procedures so that any “partnership adjustments” (as defined in Section 6241(2) of the Partnership Audit Procedures) are taken into account by the Members and former Members rather than the Company; (ii) use the provisions of Section 6225(c) of the Partnership Audit Procedures including, but not limited to, filing amended tax returns with respect to any “reviewed year” (within the meaning of Section 6225(d)(1) of the Partnership Audit Procedures) or using the alternative procedure to filing amended returns to reduce the amount of any partnership adjustment otherwise required to be taken into account by the Company; or (iii) otherwise allow the Company and its Members to address and respond to any matters arising under the Partnership Audit Procedures.

(d)        Notwithstanding other provisions herein to the contrary, if any partnership adjustment is determined with respect to the Company, the Partnership Representative shall, at the Blocker Member’s request, in its sole discretion, cause the Company to elect pursuant to Section 6226 of the Partnership Audit Procedures to have such adjustment passed through to the Members for the year to which the adjustment relates (i.e., the “reviewed year” within the meaning of Section 6225(d)(1) of the Partnership Audit Procedures). In the event that the Partnership Representative has not caused the Company to so elect pursuant to Section 6226 of the Partnership Audit Procedures, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Procedures) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Members based upon their interests in the Company for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Procedures paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract.

(e)        Each Member agrees to indemnify and hold harmless the Company from and against any liability with respect to such Member’s share of any Tax deficiency paid or payable by the Company that is allocable to the Member as determined in accordance with the second sentence of Section 10.3(d) with respect to an audited or reviewed taxable year for which

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such Member was a partner in the Company. The obligations set forth in this Section 10.3(e) shall survive the termination of any Member’s interest in the Company, the termination hereof and/or the termination, dissolution, liquidation or winding up of the Company, and shall remain binding on each Member for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income Tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any, pursuant to this Section 10.3. Any obligation of a Member pursuant to this Section 10.3(e) shall be implemented through adjustments to distributions otherwise payable to such Member as determined in accordance with Section 5.1; provided, however, that at the written request of the Partnership Representative, each Member or former Member may be required to contribute to the Company such Member’s Imputed Underpayment Amount imposed on and paid by the Company; provided, further, that if a Member or former Member individually directly pays, pursuant to the Partnership Audit Procedures, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Member or former Member. Any amount withheld from distributions pursuant to this Section 10.3(e) shall be treated as an amount distributed to such Member or former Member for all purposes hereunder.

(f)        All expenses incurred by the Partnership Representative or Designated Individual in connection with its duties as partnership representative or designated individual, as applicable, shall be expenses of the Company (including, for the avoidance of doubt, any costs and expenses incurred in connection with any claims asserted against the Partnership Representative or Designated Individual, as applicable, except to the extent the Partnership Representative or Designated Individual is determined to have performed its duties in the manner described in the final sentence of this Section 10.3(f)), and the Company shall reimburse and indemnify the Partnership Representative or Designated Individual, as applicable, for all such expenses and costs. Nothing herein shall be construed to restrict the Partnership Representative or Designated Individual from engaging lawyers, accountants, tax advisers, or other professional advisers or experts to assist the Partnership Representative or Designated Individual in discharging its duties hereunder. Neither the Partnership Representative nor Designated Individual shall be liable to the Company, any Member or any Affiliate thereof for any costs or losses to any Persons, any diminution in value or any liability whatsoever arising as a result of the performance of its duties pursuant to this Section 10.3 absent (i) willful breach of any provision of this Section 10.3 or (ii) bad faith, fraud, gross negligence or willful misconduct on the part of the Partnership Representative or Designated Individual, as applicable.

(g)        Any action taken by the Partnership Representative in breach hereof shall be unauthorized and void ab initio.

Section 10.4      Tax Elections.

(a)        With respect to any Fiscal Year of the Company beginning before January 1, 2020, Prism shall determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Section 754 of the Code, and shall have the right to seek to revoke any such election (including any election under Section 754 of the Code).

(b)        With respect to any Fiscal Year of the Company beginning on or after January 1, 2020, (i) the Company shall file (or cause to be filed) an election pursuant to Section

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754 of the Code for the Company for such Fiscal Year (to the extent such an election is not already in force) and shall maintain and keep such election in effect at all times and (ii) except as otherwise provided herein, the Board of Managers shall determine whether to make any available election pursuant to the Code.

Section 10.5      Withholding. The Company is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any U.S. federal, state, local or non-U.S. government any amounts required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state, local or non-U.S. Law and shall apportion such amounts to the Members with respect to which such amount was withheld. At least five (5) Business Days prior to any such withholding in respect of any Member, the Company shall notify such Member of the proposed withholding and shall reasonably cooperate with such Member in order to minimize or eliminate such withholding. The Company is also authorized to require a Member to promptly pay to the Company any amount otherwise required to be so withheld with respect to such Member that is paid over by the Company to the appropriate taxing authority (and such payment shall not be considered a Capital Contribution for purposes hereof). Any amounts so withheld (and not paid to the Company by the applicable Member) and paid over by the Company to the appropriate taxing authority shall be offset against the current or next amounts otherwise distributable to such Member (and, to the extent so withheld and paid over, shall be treated as amounts distributed to such Member for all purposes hereof).

Section 10.6      Survival. The obligations set forth in this Article X shall survive the termination of any Member’s interest in the Company, the termination hereof and/or the termination, dissolution, liquidation or winding up of the Company, and shall remain binding on each Member for the period of time necessary to resolve with the IRS (or any other applicable taxing authority) all income tax matters relating to the Company and for Members to satisfy their indemnification obligations, if any, pursuant to this Article X.

Article XI

MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1      Transfer.

(a)        No Membership Interest, in whole or in part, shall be (i) subject to the claims of any creditor, to any spouse for alimony or support or to legal process and (ii) except as may be specifically provided for herein, voluntarily or involuntarily alienated or encumbered.

(b)        No Membership Interest shall be Transferred, directly or indirectly, in whole or in part, except in accordance with the terms and conditions set forth in Section 14.1 or this Article XI. Any Transfer or purported Transfer of a Membership Interest not made in accordance with Section 14.1 or this Article XI shall be null and void ab initio. Any Person to which a Transfer is made or attempted in violation of this Article XI shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company, except as otherwise provided herein. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. For the avoidance of

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doubt, the restrictions on Transfer contained in this Article XI shall not apply to the Transfer of any capital stock of the Corporation; provided that no Class B Shares may be Transferred unless a number of Common Units equal to the product of (i) such number of Class B Shares multiplied by (ii) the Conversion Ratio, are Transferred therewith in accordance with this Agreement (including in respect of those Transfers to Permitted Transferees) and the Charter.

(c)        Regardless of whether such Transfer constitutes a Permitted Transfer, no Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Regulations section 1.752-4(b)) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the consent of the Board of Managers; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Company and the Corporation to redeem or exchange for the Class A Shares Amount any Common Units in which a security interest is held by such lender immediately before the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.2  Transfer of Membership Interests Held by the Parent Corporation Group.

(a)        Except as provided in Section 11.2(b), and subject to the rights of any Member set forth in a Membership Interest Designation, no member of the Parent Corporation Group may Transfer, directly or indirectly, its Membership Interests, in whole or in part, without the Consent of the Members.

(b)        Subject to this Article XI and any other limitations hereunder to which the members of the Parent Corporation Group may otherwise be subject, any member of the Parent Corporation Group may (i) Transfer its Membership Interests, in whole or in part, to any Person that is, at the time of such Transfer, a direct or indirect wholly owned Controlled Entity of the Corporation without the Consent of any Member or (ii) subject its Membership Interests, in whole or in part, to a security interest granted to a bank or other institutional lender to secure a loan for borrowed money by such member of the Parent Corporation Group.

Section 11.3      Members’ Rights to Transfer.

(a)        General Restrictions. Except for any Permitted Transfer (subject to the applicable provisions of Section 11.3(c)) or any Transfer of Membership Interests pursuant to or Section 11.2 or Section 14.1, no Member or Assignee shall Transfer, directly or indirectly, its Membership Interests, in whole or in part, without the prior written consent of the Board of Managers and subject to any terms and conditions imposed by the Board of Managers (any such Transfer approved by the Board of Managers, an “Approved Transfer”).

(b)        Transfer Conditions.

(i)         Qualified Transferee. Except for any Transfer pursuant to Section 14.1, any Permitted Transfer and any Approved Transfer shall be made only to a single Qualified Transferee; provided, however, that all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that

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each Transfer meeting the minimum Transfer restriction of Section 11.3(b)(iii) may be to a separate Qualified Transferee.

(ii)        Opinion of Counsel. In connection with any Approved Transfer, the Transferring Member shall deliver or cause to be delivered to the Company an opinion of legal counsel reasonably satisfactory to the Board of Managers to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities Laws or regulations applicable to the Company or the Membership Interests Transferred; provided, however, that the Board of Managers may waive this condition upon the request of the Transferor; provided, further, that, if the Board of Managers determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities Laws or regulations applicable to the Company or the Membership Interests, the Board of Managers may prohibit any Approved Transfer. The foregoing provisions of this Section 11.3(b)(ii) shall not apply to any Permitted Transfer or any Transfer pursuant to Section 14.1.

(iii)       Minimum Transfer Restriction. Any Transferring Member in an Approved Transfer shall not Transfer less than the lesser of (i) 10,000 Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Board of Managers) or (ii) all of the remaining Membership Interests owned by such Transferring Member; provided, however, that for purposes of determining compliance with the foregoing restriction, all Membership Interests owned by Affiliates of a Member shall be considered to be owned by such Member. The foregoing provisions of this Section 11.3(b)(iii) shall not apply to any Permitted Transfer or any Transfer pursuant to Section 14.1.

(c)        Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(d)        Tax Information. In connection with any Transfer hereunder, the Member Transferring such Member’s Interest (or part thereof) or any rights therein shall provide such information as may be reasonably requested by the Board of Managers, including in connection with an election made or to be made by the Company pursuant to Section 754 of the Code or the Company’s potential withholding obligation under Section 1446(f)(4) of the Code.

Section 11.4      Substituted Members.

(a)        No Member shall have the right to substitute a transferee of its Membership Interests, in whole or in part, as a Member, other than a Permitted Transferee. A transferee of any Member’s Membership Interests may be admitted as a Substituted Member only with the prior written consent of the Board of Managers; provided, however, that a

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Permitted Transferee shall be admitted as a Substituted Member pursuant to a Permitted Transfer without the consent of the Board of Managers, subject to compliance with the last sentence of this Section 11.4(a). The failure or refusal by the Board of Managers to permit a transferee of any such Membership Interests to become a Substituted Member shall not give rise to any cause of action against the Company, the Board of Managers or any member of the Parent Corporation Group. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Board of Managers (i) evidence of acceptance, in form and substance satisfactory to the Board of Managers, of all the terms, conditions and applicable obligations hereof, (ii) a counterpart signature page hereto executed by such Assignee, (iii) Consent by Spouse, if applicable, and (iv) such other documents and instruments as the Board of Managers may require to effect such Assignee’s admission as a Substituted Member.

(b)        A Substituted Member shall have the same rights, preferences and privileges, and shall be subject to the same covenants and agreements, set forth herein as the applicable Members.

Section 11.5      Assignees. If (a) the Board of Managers’ consent is required pursuant to Section 11.4 for the admission of any transferee of Membership Interests under Section 11.3 and the Board of Managers withholds such consent or (b) any Permitted Transferee in a Permitted Transfer has not complied with the last sentence of Section 11.4(a), the applicable transferee shall be considered an Assignee for purposes hereof. An Assignee shall be entitled to receive distributions from the Company and the share of Net Profits, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Membership Interests assigned to such transferee and the rights to Transfer the Membership Interests as provided in, and subject to the terms and conditions of, this Article XI and Article XIV and the rights of a Member under Article XIII with respect to such Assignee’s Membership Interests (as if such Assignee was a Member), but shall not be deemed to be a Member or holder of Membership Interests for any other purpose hereunder. If any such transferee desires to make a further assignment of any such Membership Interests, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Non-Blocker Member desiring to make an assignment of Membership Interests. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in this Section 11.5.

Section 11.6      General Provisions.

(a)        As a condition to any Permitted Transfer or any Approved Transfer, the applicable transferee shall assume, by operation of law or express written agreement, all of the obligations of the Transferring Member hereunder with respect to the applicable Transferred Membership Interests. No Transfer of any Membership Interests shall relieve the Transferring Member of any of its covenants and agreements hereunder, and no Non-Blocker Member may withdraw from the Company, except (i) as a result of a Permitted Transfer of all of such Member’s Membership Interests in which the transferee becomes a Substituted Member in accordance with Section 11.4, (ii) pursuant to the Redemption, Termination Transaction Redemption or Corporation Unit Acquisition of all of its Membership Interests under Section 14.1 or any redemption of all of its Membership Interests pursuant to any Membership

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Interest Designation or (iii) as a result of the acquisition by the Corporation of all of such Member’s Membership Interests, whether or not pursuant to Section 14.1(b). Any Member that Transfers all of its Membership Interests in a transaction contemplated by the foregoing clauses (i) –(iv) shall cease to be a Non-Blocker Member and Member, as applicable.

(b)        Notwithstanding anything to the contrary herein, in no event may any Transfer of Membership Interests, in whole or in part (including any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, any other acquisition of Membership Interests by the Corporation, any acquisition of Membership Interests by the Company, any Permitted Transfer and any direct or indirect Transfer of an interest in any Member), be made:

(i)         to any Person who lacks the legal right, power or capacity to own a Membership Interest;

(ii)        in violation of applicable Law;

(iii)       of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest;

(iv)       if the Board of Managers determines that such Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Section 4975(c) of the Code);

(v)        if the Board of Managers determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Company would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101;

(vi)       if such Transfer requires the registration of such Membership Interest pursuant to any applicable federal or state securities Laws;

(vii)      if the Board of Managers determines that such Transfer creates a material risk that the Company would become a reporting company under the Exchange Act;

(viii)      if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA; or

(ix)       if the Board of Managers reasonably determines that (1) such Transfer would create a material risk of the Company being treated as an association taxable as a corporation, (2) there would be a material risk that such Transfer would result in the Company having more than 100 partners, within the meaning of Regulations section 1.7704-1(h) (determined taking into account the rules of Regulations section 1.7704-1(h)(3)), (3) there would be a material risk that such Transfer would be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (4) such Transfer would create a material risk of the

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Company being treated as an association taxable as a corporation or a “publicly traded partnership” pursuant to Section 7704 of the Code or (5) such Transfer would cause the Company to have a material withholding obligation under Section 1446(f) of the Code or a successor provision.

(c)        Transfers pursuant to this Article XI, other than a Permitted Transfer to a Permitted Transferee pursuant to the exercise of remedies under a Pledge, may only be made on the first day of any month, unless the Board of Managers otherwise agrees.

Section 11.7   Restrictions on a Termination Transaction of the Corporation.

(a)        So long as any Initial Member continues have a right to nominate a director to the Board of Directors pursuant to the Director Nomination Agreement (as defined in the Business Combination Agreement), no member of the Parent Corporation Group shall engage in, or cause or permit, a Termination Transaction of the Corporation, other than (x) with the Consent of the Non-Blocker Members or (y) either:

(i)         in connection with any such Termination Transaction of the Corporation, each holder of Common Units (other than any member of the Parent Corporation Group) will receive an amount of cash, securities or other property which such holder of Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Common Units immediately prior to consummation of the Termination Transaction of the Corporation; provided that if, in connection with such Termination Transaction of the Corporation, any tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the Class A Shares shall have been made to and accepted by the holders of a majority of the outstanding Class A Shares, each holder of Common Units (other than any member of the Parent Corporation Group) will receive, or will have the right to elect to receive, the amount of cash, securities or other property which such holder of Common Units would have received had it exercised its right to Redemption pursuant to Article XIV and received Class A Shares in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction of the Corporation shall have been consummated (the Fair Market Value, at the time of the Termination Transaction of the Corporation, of the amount specified herein with respect to each Common Unit is referred to as the “Transaction Consideration”); or

(ii)        all of the following conditions are met: (1) substantially all of the assets directly or indirectly owned by the Company prior to the announcement of the Termination Transaction of the Corporation are, immediately after the Termination Transaction of the Corporation, owned directly or indirectly by the Company or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes; (3) the Non-Blocker Members that held Common Units immediately prior to the consummation of such Termination Transaction of the Corporation own a percentage interest of the Surviving Company based on the relative fair market value of the net assets of the Company and the other net assets of the Surviving Company immediately prior to the consummation of such transaction unless such

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Non-Blocker Members receive cash compensation for such Common Units; (4) the rights of such Non-Blocker Members with respect to the Surviving Company are no less favorable in the aggregate as those of the Non-Blocker Members holding Common Units immediately prior to the consummation of such transaction (except to the extent that any such rights are consistent with clause (5) below) and as those applicable to any other Non-Blocker Members of the Surviving Company; and (5) such rights include the right to redeem their interests in the Surviving Company on the terms and conditions no less favorable in the aggregate as those set forth in Article XIV.

(b)        So long as the restrictions on a Termination Transaction of the Corporation set forth in Section 11.7 are applicable, in the event of a Termination Transaction of the Corporation that satisfies either Section 11.7(a)(i) or Section 11.7(a)(ii) or is approved by a Consent of the Non-Blocker Members, each of the Non-Blocker Members (i) agrees not to demand or exercise appraisal or dissenters rights under any applicable business corporation law or other law with respect to such Termination Transaction of the Corporation as to which such appraisal rights may be available with respect to such Member’s Class B Shares, (ii) shall vote (and if applicable, cause each of its Affiliates to vote) their respective Capital Shares and/or Common Shares (1) in favor of the Termination Transaction of the Corporation and (2) in opposition to any and all other proposals that could oppose, prevent, delay, or impair the Corporation’s ability to close the proposed Termination Transaction of the Corporation and (iii) shall refrain from depositing (and if applicable cause each of its Affiliates to refrain from depositing) any Capital Shares and/or Common Shares in a voting trust or subjecting any such shares to any arrangement or agreement with respect to voting any such shares, unless the Corporation specifically so requests in connection with the proposed Termination Transaction of the Corporation.

Article XII

ADMISSION OF MEMBERS

Section 12.1      Members; Admission of Additional Members.

(a)        A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Membership Interests and in accordance herewith shall be admitted to the Company as an Additional Member only upon furnishing to the Company with (i) evidence of acceptance, in form and substance satisfactory to the Board of Managers, of all of the terms and conditions hereof, (ii) a counterpart signature page hereto executed by such Person, (iii) Consent by Spouse, if applicable, and (iv) such other documents or instruments as may be required by the Board of Managers in order to effect such Person’s admission as an Additional Member.

(b)        Notwithstanding anything to the contrary in this Section 12.1, no Person shall be admitted as an Additional Member without the consent of the Board of Managers. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Board of Managers to such admission and the satisfaction of all the conditions set forth in Section 12.1(a).

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(c)        If any Additional Member is admitted to the Company, all distributions with respect to which the Company Record Date is before the date of such admission shall be made solely to Members and Assignees other than the Additional Member, and all distributions thereafter shall be made to all the Members and Assignees including such Additional Member.

Section 12.2      Limit on Number of Members. Unless otherwise permitted by the Board of Managers, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Section 12.3      Admission. A Person shall be admitted to the Company as a Non-Blocker Member of the Company or a Board of Managers of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth herein for admission to the Company as a Non-Blocker Member.

Article XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1      No Dissolution. The Company shall not be dissolved upon (a) the admission of Additional Members or Substituted Members in accordance with the terms hereof, or (b) the Incapacity of any Member, or the occurrence of any other event that terminates the continued membership of any Member in the Company. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XIII, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company assets.

Section 13.2      Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occurrence of any of the following events (each, a “Liquidating Event”):

(a)        the Board of Managers’ determination, with the Consent of the Members, to dissolve the Company and wind up its affairs;

(b)        the sale of all or substantially all of the Company’s assets;

(c)        the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or

(d)        the entry of a decree of judicial dissolution under Section 18-802 of the Act requiring such dissolution and winding up pursuant to Law.

Section 13.3      Distribution upon Dissolution.

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(a)        Upon the dissolution of the Company pursuant to Section 13.2, unless the Company is continued pursuant to Section 13.2, the Board of Managers or any Person elected by a Majority in Interest of the Members (the Board of Managers or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the Fair Market Value thereof, and the proceeds therefrom (which may, to the extent determined by the Board of Managers, include shares of stock in the Corporation) shall be applied and distributed in the following order:

(i)         first, to the satisfaction of all of the Company’s debts and liabilities to creditors including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)        second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)       the balance, if any, to the Member in accordance with Section 5.1.

The Board of Managers shall not receive any additional compensation for any services performed pursuant to this Article XIII.

(b)        Notwithstanding the provisions of Section 13.3(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Members, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value in its good faith of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)        If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the sole and absolute discretion of the Board of Managers or the Liquidator, a pro rata portion of

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the distributions that would otherwise be made to the Members pursuant to this Article XIII may be:

(i)         distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Board of Managers arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Board of Managers, in the same proportions and amounts as would otherwise have been distributed to the Member pursuant hereto; or

(ii)        withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld or escrowed amounts shall be distributed to the Member in the manner and order of priority set forth in Section 13.3(a) as soon as practicable.

Section 13.4      Rights of Members. Except as otherwise provided herein and subject to the rights of any Member set forth in a Membership Interest Designation, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 13.5      Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article XIII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 13.6      Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions hereof shall remain in effect between and among the Members during the period of liquidation.

Article XIV

REDEMPTION RIGHTS

Section 14.1      Redemption Rights of Qualifying Parties.

(a)        Redemption.

(i)         After the expiration or earlier termination of the Lock-Up Period, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein, including, for the avoidance of doubt, Section 14.1(b) and Section 14.1(c)) to redeem all or a portion of the Common Units held by such Qualifying Party (any such Common Units with

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respect to which a Qualifying Party has exercised such right, “Tendered Units”) in exchange for the Cash Amount payable on the Specified Redemption Date (in each case, a “Redemption”); provided, however, that the Company may, in the Board of Managers’ sole discretion, redeem Tendered Units at the request of a Qualifying Party prior to the end of the Lock-Up Period (such a Redemption, which shall, for the avoidance of doubt, constitute and be treated as a Redemption for all purposes hereof, a “Special Redemption”); provided, further, that the Board of Managers first receives an opinion of counsel for the Qualifying Party reasonably satisfactory to the Board of Managers to the effect that the proposed Special Redemption will not cause the Company or the Corporation to violate any federal or state securities Laws or regulations applicable to the Special Redemption or the issuance and sale of Class A Shares pursuant to a Corporation Unit Acquisition. Any Redemption shall be exercised pursuant to a Notice of Redemption delivered to the Company by the Qualifying Party (the “Tendering Party”) not less than five (5) and not more than twenty (20) Business Days prior to the Specified Redemption Date; provided that, notwithstanding anything herein to the contrary, a Notice of Redemption may only be submitted up to two (2) times per quarter of the Fiscal Year. The Company’s obligation to effect a Redemption shall be subject to Section 14.1(b) and shall not be binding on the Company until the Business Day following the Cut-Off Date. The Company and the Tendering Party shall consummate the Redemption on the Specified Redemption Date, upon which the Tendering Party will transfer to the Company the Tendered Units and the Company shall deliver to the Tendering Party the applicable Cash Amount as a certified or bank check payable to the Tendering Party or, in the Board of Managers’ sole and absolute discretion, by wire transfer of funds to a bank account specified on the Notice of Redemption on or before the Specified Redemption Date. If the Tendering Party has provided all the requisite information to the Company as set forth in a valid Notice of Redemption and Section 14.1(a)(ii) and the Cash Amount is not paid on or before the Specified Redemption Date, in addition to any other rights or remedies that the Tendering Party may have hereunder or otherwise, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the Applicable Federal Short-Term Rate as published monthly by the IRS.

(ii)        Unless the Corporation has elected to effect a Corporation Unit Acquisition pursuant to Section 14.1(b), the Tendering Party shall transfer and surrender the Tendered Units to be redeemed to the Company, in each case free and clear of all liens and encumbrances, except for restrictions on transfer arising under applicable federal or state securities laws, and the Company shall cancel the redeemed Tendered Units.

(iii)       If the Common Units to be redeemed by the Tendering Party are represented by a certificate or certificates, prior to the Specified Redemption Date, the Tendering Party shall also present and surrender such certificate or certificates representing such Common Units during reasonable business hours at the principal executive offices of the Company. If required by the Board of Managers, the Tendering Party shall also deliver, prior to the Specified Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Board of Managers, duly executed by the Tendering Party or the Tendering Party’s duly authorized representative.

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(iv)       Notwithstanding the foregoing, in the event of a Termination Transaction of a Non-Blocker Member, the Board of Managers may elect, pursuant to a notice delivered to such Terminating Non-Blocker Member, specifying a Specified Redemption Date (the “Termination Transaction Notice”), to require the Non-Blocker Member, applicable Substituted Member or Assignee to effect a Redemption (a “Termination Transaction Redemption”) solely with respect to all or any portion of the Membership Interests Transferred in such Termination Transaction of a Non-Blocker Member (the “Termination Transaction Units”), which shall be effective immediately prior to the consummation of such Termination Transaction of a Non-Blocker Member (but, for the avoidance of doubt, shall be conditioned on the occurrence of such Termination Transaction of a Non-Blocker Member, and shall not be effective if such Termination Transaction of a Non-Blocker Member is not consummated).  In connection with a Termination Transaction Redemption, such Redemption shall be settled with the Cash Amount with respect to the Termination Transaction Units or as otherwise determined by the Board of Managers in connection with such Termination Transaction of such Non-Blocker Member (including pursuant to Section 14.1(b)) and effected pursuant to the foregoing clauses in this Section 14.1(a) as if the Termination Transaction Units are “Tendered Units” therein.

(b)        Acquisition by the Corporation.

(i)         Notwithstanding the provisions of Section 14.1(a), the Corporation may, in the sole discretion of the Board of Directors, elect to acquire some or all of the Tendered Units from the Tendering Party or Termination Transaction Units from the Terminating Non-Blocker Member (the Tendered Units or Termination Transaction Units, as applicable, with respect to which the Corporation elects to acquire, the “Acquired Units”and the percentage of Tendered Units or Termination Transaction Units, as applicable, the Corporation elects to acquire, the “Acquired Percentage”) in exchange for the applicable portion of the Class A Shares Amount or the Cash Amount as set forth in this Section 14.1(b) (a “Corporation Unit Acquisition”), by delivering written notice of such election to the Tendering Party or the Terminating Non-Blocker Member and the Company, specifying the Acquired Units, the Acquired Percentage and the form of consideration (as contemplated by Section 14.1(b)), prior to 5:00 p.m., New York City time, on the Cut-Off Date (an “Election Notice”); provided that, if (1) the Corporation does not provide written notice to the Tendering Party or the Terminating Non-Blocker Member and the Company of its election to effect a Corporation Unit Acquisition and (2) does not notify the Tendering Party or the Terminating Non-Blocker Member and the Company in writing of the Corporation’s decision not to effect a Corporation Unit Acquisition (any such notice, a “Declination Notice”), in each case, prior to 5:00 p.m., New York City time, on the Cut-Off Date, the Corporation shall be deemed to have elected to acquire all of the Tendered Units or Termination Transaction Units, as applicable (and all Tendered Units or Termination Transaction Units, as applicable, shall be deemed Acquired Units) in exchange for the applicable portion of the Class A Shares Amount or the Cash Amount as set forth in this Section 14.1(b).

(ii)        If the Corporation delivers such Election Notice to the Tendering Party or the Terminating Non-Blocker Member and the Company prior to 5:00 p.m., New York City time, on the Cut-Off Date, or the Corporation is deemed to have elected to acquire all of the

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Tendered Units or Termination Transaction Units, as applicable under Section 14.1(b)(i), then on the Specified Redemption Date, the Tendering Party or the Terminating Non-Blocker Member, as applicable, shall sell to the Corporation, and the Corporation shall purchase, the Acquired Units for, in the Corporation’s sole discretion, (1) a number of Class A Shares equal to the product of the Class A Shares Amount, multiplied by the Acquired Percentage, (2) cash in an amount equal to the product of the Cash Amount, multiplied by the Acquired Percentage or (3) a combination of the consideration set forth in the foregoing clauses (1) and (2); provided that, in no event shall the aggregate value of the consideration under this clause (3) be less than the Cash Amount, multiplied by the Acquired Percentage. The Corporation shall be treated for all purposes hereof as the owner of such Acquired Units; provided that, if the Corporation funds the Cash Amount other than through the issuance of Class A Shares, such Acquired Units will be reclassified into another Equivalent Units of the Company if the Board of Managers determines such reclassification is necessary. On or prior to the Specified Redemption Date, the Tendering Party or the Terminating Non-Blocker Member shall submit such written representations, investment letters, legal opinions or other instruments that are reasonably necessary, in the view of the Corporation, to effect compliance with the Securities Act. In the event of a purchase of Acquired Units by the Corporation pursuant to this Section 14.1(b), the Tendering Party shall no longer have the right to cause the Company to effect a Redemption of such Acquired Units, and upon consummation of such purchase on the Specified Redemption Date, the Company shall not have any obligation to redeem the Acquired Units under Section 14.1(a).

(iii)       If the Corporation elects to acquire Acquired Units for Class A Shares, in whole or in part, then the Corporation shall deliver to the Tendering Party or the Terminating Non-Blocker Member the applicable number of Class A Shares (as determined under Section 14.1(b)(ii)) as duly authorized, validly issued, fully paid and non-assessable Class A Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than restrictions provided in the Charter, the Securities Act and relevant state securities or “blue sky” Laws. Except as set forth in any written agreement to which the Corporation is a party, no Tendering Party or Terminating Non-Blocker Member whose Acquired Units are acquired by the Corporation pursuant to this Section 14.1(b), any Member, any Assignee or any other interested Person shall have any right to require or cause the Corporation to register, qualify or list any Class A Shares owned or held by such Person, whether or not such Class A Shares are issued pursuant to this Section 14.1(b), with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any securities exchange. Notwithstanding any delay in such delivery, the Tendering Party or the Terminating Non-Blocker Member shall be deemed the owner of such Class A Shares and Rights for all purposes, including rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. Class A Shares issued upon an acquisition of Acquired Units by the Corporation pursuant to this Section 14.1(b) may contain such legends regarding restrictions under the Securities Act and applicable state securities Laws as the Corporation in good faith determines to be necessary or advisable in order to ensure compliance with such Laws.

(iv)       If the Corporation elects to acquire the Acquired Units for cash, in whole or in part, the Corporation shall deliver to the Tendering Party or the Terminating Non-Blocker Member the applicable amount of cash (as determined under Section 14.1(b)(ii)) as a certified or bank check payable to the Tendering Party or the Terminating Non-Blocker Member

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or, in the Board of Managers’ sole and absolute discretion, by wire transfer of funds to a bank account specified on the Notice of Redemption or as provided in writing by the Terminating Non-Blocker Member on or before the Specified Redemption Date.

(v)        If the Corporation elects to acquire Acquired Units, the Corporation shall contribute such Acquired Units to the Blocker Member as soon as reasonably practicable after the Corporation Unit Acquisition. Notwithstanding any other provision of this Agreement, for the avoidance of doubt, the Blocker Member shall continue as a Member of the Company with respect to any Common Units or other Equivalent Units in the Company it receives hereunder.

(c)        Notwithstanding anything to the contrary herein, with respect to any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition pursuant to this Section 14.1:

(i)         without the consent of the Board of Managers, no Tendering Party may effect a Redemption for less than the lesser of (1) 10,000 Common Units (as adjusted for any unit split, unit distribution, reverse unit split, reclassification or similar event, in each case with such adjustment being determined by the Board of Managers) or (2) all of the remaining Common Units held by such Tendering Party;

(ii)        if (1) a Tendering Party surrenders Tendered Units during the period after the Company Record Date with respect to a distribution payable to Members holding Common Units, and before the record date established by Corporation for a dividend to its stockholders of some or all of its portion of such Company distribution, and (2) the Board of Managers elects to redeem any of such Tendered Units in exchange for Class A Shares pursuant to Section 14.1(b), then such Tendering Party shall pay to the Board of Managers on the Specified Redemption Date an amount in cash equal to the Company distribution paid or payable in respect of such Tendered Units;

(iii)       the consummation of such Redemption, Termination Transaction Redemption or such Corporation Unit Acquisition shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

(iv)       the Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5) all Common Units subject to any Redemption or Corporation Unit Acquisition, and be treated as a Non-Blocker Member or an Assignee, as applicable, with respect to such Common Units for all purposes hereof, until the Specified Redemption Date and until such Tendered Units are redeemed or acquired, as applicable;

(v)        until the Specified Redemption Date, the Tendering Party or the Terminating Non-Blocker Member shall have no rights as a stockholder of Corporation with respect to the Class A Shares issuable in connection with any Corporation Unit Acquisition;

(vi)       following the expiration of the Lock-up Period, the Board of Managers shall establish a Specified Redemption Date in each quarter of each Fiscal Year,

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provided that (1) the Board of Managers may postpone any such date one or more times, (2) the Board of Managers shall provide notice to the Members of each Specified Redemption Date at least forty-five (45) days prior to such Specified Redemption Date and (3) the Board of Managers may, in its sole discretion, establish additional or other Specified Redemption Dates on such terms and conditions as determined by the Board of Managers in its sole discretion, if it determines that doing so would not create a material risk that the Company would become a “publicly traded partnership,” as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code;

(vii)      if the applicable Qualifying Party is Prism and Prism has exercised its redemption right under Section 14.1 with respect to a certain number of Tendered Units at the direction of one (1) or more members of Prism (such members, the “Tendering Prism Members”) in accordance with the limited liability company agreement of Prism, then, immediately prior to the consummation of the applicable Redemption or Corporation Unit Acquisition, Prism shall distribute to such Tendering Prism Members such Tendered Units (a “Prism Redemption Distribution”) in exchange for a corresponding number of equity interests in Prism and, notwithstanding anything to the contrary herein, such Tendering Prism Members shall be deemed an Assignee and the Tendering Party with respect thereto for all purposes hereunder; provided that such Tendering Prism Member executes and delivers the Notice of Redemption with respect thereto;

(viii)      the Tendering Party or the Terminating Non-Blocker Member shall deliver to the Corporation or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to the Corporation or the Company, as applicable, certifying as to such Tendering Party’s or the Terminating Non-Blocker Member taxpayer identification number and, to the extent applicable, that such Tendering Party or the Terminating Non-Blocker Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law); provided that if such Tendering Party or the Terminating Non-Blocker Member does not certify as to the foregoing, the sole remedy of the Corporation or the Company, as applicable, shall be to withhold any required taxes with respect to such Tendering Party or the Terminating Non-Blocker Member pursuant to Section 14.1(e);

(ix)       in connection with any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, a number of Class B Shares shall be surrendered and cancelled in accordance with the Charter;

(x)        for U.S. federal and applicable state and local income tax purposes, each of the Tendering Party or the Terminating Non-Blocker Member, the Company and the Corporation agree to treat each Corporation Unit Acquisition as a sale by the Tendering Party or the Terminating Non-Blocker Member of their respective Common Units (together with the Class B Shares) to the Corporation in exchange for the issuance or payment by the Corporation of the Class A Shares Amount or the Cash Amount; and

(xi)       in connection with any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition, upon the acceptance of the Class A Shares Amount

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or the Cash Amount, the Tendering Party or the Terminating Non-Blocker Member shall represent and warrant that the Tendering Party or the Terminating Non-Blocker Member, as applicable, is the owner of the number of Common Units and Class B Shares the Tendering Party is electing to have the Company redeem or in the case of the Terminating Non-Blocker Member, for which the Company has determined shall be redeemed, and that such Common Units and Class B Shares are not subject to any liens or restrictions to transfer the securities (other than restrictions imposed hereby and by the Charter).

(d)        The Board of Managers may (i) impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions) or (ii) require any Member or group of Members to redeem all of their Common Units, in each case to the extent it reasonably determines, based on written advice from a nationally-recognized law firm or accounting firm at a “will” level, and with the prior written consent of Prism and Clairvest (such consent not to be unreasonably withheld, conditioned or delayed), that such limitations and restrictions are, or such Redemption is, as applicable, necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Upon delivery of any notice by the Board of Managers to such Member or group of Members requiring such Redemption (which notice shall, for the avoidance of doubt, be delivered after Prism’s and Clairvest’s written consent shall have been obtained and which shall be accompanied by the written advice from a nationally-recognized law firm or accounting firm referred to above), such Member or group of Members shall be treated as having exercised their rights pursuant to Section 14.1(a)(i) to redeem all of their Common Units in a Redemption on such date (and such date shall be deemed to be a Specified Redemption Date for purposes hereof).

(e)        Each of the Company and the Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable upon a Redemption such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of applicable Law, and to the extent deduction and withholding is required, such deduction and withholding may be taken in Class A Shares. To the extent that amounts are so withheld and paid over to the appropriate taxing authority (or, if taken in Class A Shares, cash in the amount of the fair market value of such shares is paid over to the appropriate taxing authority), such amounts will be treated for purposes hereof as having been paid to the Tendering Party.

Article XV

MISCELLANEOUS

Section 15.1      Amendments.

(a)        Except as otherwise required or permitted hereby (including Section 7.1 and Section 15.1(b)), amendments hereto must be approved by the consent of the Blocker Member and the Consent of the Non-Blocker Members, and may be proposed only by (a) the Blocker Member or (b) a Majority in Interest of the Non-Blocker Members. Following such proposal, the Board of Managers shall submit to the Members any proposed amendment that, pursuant to the terms hereof, requires the Consent of any Member. The Board of Managers shall

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seek the Consent of the Members entitled to vote thereon on any such proposed amendment in accordance with Section 8.2. Upon obtaining any such Consent, or any other Consent required hereby, and without further action or execution by any other Person, including any Non-Blocker Member, (a) any amendment hereto may be implemented and reflected in a writing executed solely by the Company, and (b) the Members shall be deemed a party to and bound by such amendment hereof. Within thirty (30) days after the effectiveness of any amendment hereto that does not receive the Consent of the Members, the Company shall deliver a copy of such amendment to the Members that did not Consent to such amendment. For the avoidance of doubt, notwithstanding anything to the contrary herein, this Agreement may not be amended without the consent of the Blocker Member.

(b)        Notwithstanding anything to the contrary herein, this Agreement shall not be amended, and no action may be taken by the Company, without the Consent of each Member, if any, adversely affected thereby, if such amendment or action would (i) modify the limited liability of any Member (including, without limitation, as described in Section 7.3 and Section 7.4) (ii) modify the rights and obligations set forth in Sections 7.6, 7.7 and 7.8 with respect to indemnification of Covered Persons (iii) adversely alter the rights of any Member to receive the distributions to which such Member is entitled pursuant to Article V or Section 13.3(a)(iii), or alter the allocations specified in Article VI (except, in any case, as permitted pursuant to Sections 4.3, 5.5 and 7.1(d)), (iv) alter or modify in a manner that adversely affects any Member the Redemption rights, Cash Amount or Class A Shares Amount as set forth in Section 14.1, or amend or modify any related definitions (except for amendments hereto), (v) would convert the Company into a corporation (other than in connection with a Termination Transaction of the Corporation) or (vii) amend Section 15.1(b); provided, however, that, with respect to the foregoing clauses (iii), (iv), (v) and (vi), the Consent of any individual Member adversely affected shall not be required for any amendment or action that affects all Members holding the same class or series of Membership Interests on a uniform or pro rata basis, if approved by a Majority in Interest of the Members of such class or series. Further, no amendment may alter the restrictions on the Board of Managers’ authority set forth elsewhere in this Section 7.1 without the Consent specified therein. Any such amendment or action consented to by any Member shall be effective as to that Member, notwithstanding the absence of such Consent by any other Member.

Section 15.2      Governing Law; Arbitration; Fair Market Value Challenge.

(a)        Applicable Law. This Agreement, and all claims, causes of action and disputes (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)        Arbitration.

(i)         Except as set forth in Section 15.2(c), all claims, causes of actions and disputes (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the

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negotiation, execution, performance or subject matter hereof, including any dispute regarding the interpretation or scope of this arbitration agreement (each, a “Dispute”), shall be resolved by final and binding arbitration (the “Arbitration”). The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect (the “Rules”), as modified herein.

(ii)        There shall be three (3) arbitrators (the “Tribunal”). If there are only two (2) parties to the arbitration, each party shall select one (1) arbitrator within thirty days of the receipt by respondent of a copy of the demand for arbitration. The two (2) arbitrators so appointed shall nominate the third and presiding arbitrator within ten (10) days of the appointment of the second arbitrator. If there are more than two (2) parties to the arbitration, the parties shall have fifteen (15) days from receipt by respondents of the request for arbitration to agree in writing to a method for the constitution of the arbitral tribunal, failing which all three (3) arbitrators shall be appointed by the AAA pursuant to the Rules. If any of the parties or their nominated arbitrators fail to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience litigating large, complex commercial disputes, including substantial experience with Delaware alternative entity law.

(iii)       If a Dispute arises or arbitration is filed when one (1) or more arbitrations are already pending hereunder or under the Tax Receivable Agreement (collectively, the “Related Arbitration Agreements”), then any party hereto may request that the new Dispute or subsequently filed arbitration be consolidated into any prior pending arbitration, whether or not the arbitrations are between identical parties. The new Dispute or arbitration shall be so consolidated; provided that the arbitral tribunal for the prior pending arbitration determines that (1) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (2) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Any such order of consolidation issued by the arbitral tribunal shall be final and binding upon the parties. The arbitral tribunal for the prior pending arbitration into which a new Dispute is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. The parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought hereunder or under any Related Arbitration Agreement, the subject of which has been consolidated into another arbitral proceeding hereunder or under any Related Arbitration Agreement.

(iv)       The place of arbitration shall be New York, New York. Judgment upon any award rendered in the arbitration will be binding and may be entered and enforced in any court of competent jurisdiction. There shall be limited discovery prior to the arbitration hearing as follows: (1) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated and (2) depositions of all party witnesses. Upon a showing of good cause, the Tribunal may permit additional depositions and direct further document discovery. The Tribunal shall have the discretion to control the scope and sequencing of discovery, consistent with the Rules. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Within sixty (60) days of the completion of the arbitration hearing and any related briefing, the Tribunal shall provide in

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writing to the parties the basis for the award or order of the Tribunal, including the calculation of any damages awarded. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(v)        By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. In any such judicial action: (1) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (2) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (3) each of the parties irrevocably consents to service of process or an arbitration demand by first class certified mail, return receipt requested, postage prepaid; and (4) each of the parties hereby irrevocably waives any and all right to trial by jury.

(vi)       Each party hereto agrees and acknowledges that it will continue to perform its obligations hereunder during the pendency of any dispute that is under review by a Tribunal (except to the extent such performance requires performance of a condition precedent by another party hereto, which such other party fails to perform).

(c)        Fair Market Value Challenge. If the Board of Managers determines a Fair Market Value pursuant hereto, any Non-Blocker Member may request by written notice (a “Valuation Notice”) to the Board of Managers that the Board of Managers appoint an independent third-party appraiser or partner or senior employee of a valuation firm with experience in the industry in which the Company operates and that is reasonably acceptable to the Members delivering such Valuation Notice (the “Valuation Expert”) to review and revise such determination. The Board of Managers shall use commercially reasonable efforts to appoint a Valuation Expert within twenty (20) Business Days of its receipt of a Valuation Notice. The Valuation Expert shall be instructed to determine the Fair Market Value of the subject asset in accordance with the terms hereof and the valuation instructions specified by the Board of Managers (which may not be inconsistent with the terms hereof and which shall be based on customary valuation techniques) and, barring exceptional circumstances, to deliver its determination thereof (the “Valuation Determination”) to the Board of Managers and such Non-Blocker Member within thirty (30) days after its engagement, and both the Board of Managers and such Blocker Member shall have a reasonable opportunity to make submissions to the Valuation Expert in relation thereto, in the manner and the procedure to be determined by the Valuation Expert. If the Valuation Determination is an amount that is higher or lower than the

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amounts that are, as applicable, plus or minus 5% of the determination of Fair Market Value set forth by the Board of Managers (the “FMV Threshold Amounts”), the Valuation Determination shall be final and binding on the Company, the Board of Managers and such Non-Blocker Member and shall constitute the Fair Market Value of the subject asset, and the Company shall be solely responsible for all related fees and expenses of the Valuation Expert. If the Valuation Determination is an amount that is not higher or lower, as applicable, than the FMV Threshold Amounts, then the Valuation Determination shall be disregarded and the determination of Fair Market Value set forth by the Board of Managers shall stand and be final and binding on the Company, the Board of Managers and such Non-Blocker Member, and the requesting Non-Blocker Member shall be solely responsible for all related fees and expenses of the Valuation Expert. The Valuation Expert shall act as an expert, not as an arbitrator, and the submission to the Valuation Expert and his or her resulting determination shall not be subject to any objection or other grounds for non-recognition or non-enforcement as might be applicable to an arbitration agreement or arbitration award and shall not be governed by the Federal Arbitration Act, Title 9 of the Code or by any state Law applying to arbitral agreements or awards.

Section 15.3      Accounting and Fiscal Year. Subject to Section 448 of the Code, the books of the Company shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the Board of Managers. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Company, the fraction thereof commencing on the Closing Date or ending on the date on which the winding-up of the Company is completed, as the case may be, unless otherwise determined by the Board of Managers and permitted under the Code.

Section 15.4      Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 15.5      Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 15.6      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, (i) with respect to the Members, at the addresses and email addresses (or to such other address or email address as a Member may have specified by notice given to the other parties hereto pursuant to this provision) set forth in Schedule I and (ii) with respect to the Company, to:

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[Digital Media Solutions, Inc.]
4800 140th Avenue North, Suite 101
Clearwater, FL 33762
Attention: General Counsel
Email: rfoster@dmsgroup.com

Section 15.7      Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Members, their heirs, executors, administrators, successors and permitted assigns and all other Persons hereafter holding, having or receiving a Membership Interest in the Company, whether as Assignees, Substituted Members or otherwise.

Section 15.8      Severability. If any provision hereof as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision herein, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.9      Confidentiality.

(a)        Each Member shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after Closing Date use in any manner detrimental to the business of the Company, any of its Controlled Entities or any Member or any of its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Company, any of its Controlled Entities or any other Member (each a “Protected Person”). Notwithstanding the foregoing, each Member shall be permitted to disclose Confidential Information of the Company or any of its Controlled Entities (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 15.9 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 15.9 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 15.9) or (ii) to the extent required to be disclosed by such Member or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of such Member or any of its Affiliates is listed. As used herein, the term “Representatives”means, with respect to any Member, such Member’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives who actually receive Confidential Information; provided, however, that (A) no person shall be considered one of the Blocker Member’s or the Corporation’s Representatives or Affiliates unless such person receives Confidential Information from or on behalf of the Blocker Member or the Corporation and (B) no portfolio company of any Affiliate of the Corporation shall be deemed to have received Confidential Information solely due to the fact that such Affiliates’ directors, officers or employees may serve as directors, officers or employees of such portfolio company solely to the extent that any such individual does not provide any Confidential

74

Information to such portfolio company and does not use any Confidential Information in connection with his or her role at such company.

(b)        As used herein, the “Confidential Information”means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 15.9, (ii) was or becomes available to a Disclosing Person on a nonconfidential basis from a source other than the Protected Person; provided that, to the knowledge of the Disclosing Person, such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Company or its Affiliates) or (iv) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement.

(c)        Notwithstanding anything to the contrary herein, (i) each Member may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a Member from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates or any other Member or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 15.10    Consent by Spouse. Each Non-Blocker Member who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property Laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C, and at the time of execution hereof. Each such Non-Blocker Member shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Non-Blocker Member. Each Non-Blocker Member agrees and acknowledges that compliance with the requirements of this Section 15.13 by each other Non-Blocker Member constitutes an essential part of the consideration for his or her execution hereof.

Section 15.11    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same

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instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 15.12   Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 15.13   Survival. The provisions of Section 7.6 and this Article XV (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Company and/or the termination hereof.

Section 15.14   Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 15.15   Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by (a) the Company without the prior written consent of all Members or (b) any Member without the prior written consent of the Board of Managers, and any such assignment without such prior written consent shall be null and void; provided that the Blocker Member may transfer all (but not less than all) of its rights, interests and obligations hereunder to the Corporation without the consent of any Member or the Board of Managers, including by operation of law or otherwise, and all references hereunder to the Blocker Member shall refer to the Corporation following such transfer.

Section 15.16   Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

DIGITAL MEDIA SOLUTIONS HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

PRISM DATA, LLC, a Delaware limited liability company

By:
Name:
Title:

CEP V-A DMS AIV LIMITED PARTNERSHIP, a Delaware limited partnership

By:
Name:
Title:

CEP V DMS US BLOCKER COMPANY, a Delaware corporation

By:
Name:
Title:

Solely with respect to Section 4.4, Section 4.5, Section 4.6, Section 7.2, Section 7.3, Section 11.7 and Section 14.1(b):

[DIGITAL MEDIAL SOLUTIONS, INC.], a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Partnership Agreement of Digital Media Solutions Holdings, LLC]

Solely with respect to Section 7.2(b) and Section 7.3(d):

Joe Marinucci

Luis Ruelas

Fernando Borghese

Matthew Goodman

David Shteif

[Signature Page to Amended and Restated Partnership Agreement of Digital Media Solutions Holdings, LLC]

SCHEDULE I

MEMBERS AND ASSIGNEES AS OF [●] [●], 2020

“PRE-RECAPITALIZATION UNITS”

Member / Assignee	Units
CEP V DMS US Blocker Company (Member)	[●]
Prism Data, LLC (Member)	[●]
CEP V-A DMS AIV Limited Partnership (Member)	[●]

 “POST-RECAPITALIZATION UNITS”

Member / Assignee	Address (for Notices)	Capital Account Balance as of Closing Date	Additional Capital Contributions (and Date Thereof)	Common Units
CEP V DMS US Blocker Company (Member)	CEP V DMS US Blocker Company 4800 140th Avenue N., Suite 101 Clearwater, FL 33762 Email: rfoster@dmsgroup.com Attention: General Counsel	$[●]	N/A	[●]
Prism Data, LLC (Member)	Prism Data, LLC c/o Digital Media Solutions Holdings, LLC 4800 140th Avenue N., Suite 101 Clearwater, FL 33762 Email: jmarinucci@dmsgroup.com Attention: Joe Marinucci	$[●]	N/A	[●]
CEP V-A DMS AIV Limited Partnership (Member)	Clairvest GP Manageco Inc. 22 St. Clair Avenue East, Suite 1700 Toronto, ON M4T 2S3 Email: jmiller@clairvest.com Attention: James H. Miller	$[●]	N/A	[●]
TOTAL		$[●]	N/A	[●]

EXHIBIT A

EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on December 31, 2020 is 1.0 and (b) on January 1, 2021 (the “Company Record Date”for purposes of these examples), prior to the events described in the examples, there are 100 Class A Shares issued and outstanding.

Example 1

On the Company Record Date, the Corporation declares a dividend on its outstanding Class A Shares in Class A Shares. The amount of the dividend is one Class A Share paid in respect of each Class A Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Company Record Date, the Corporation distributes options to purchase Class A Shares to all holders of its Class A Shares. The amount of the distribution is one option to acquire one Class A Share in respect of each Class A Share owned. The strike price is $4.00 a share. The Value of a Class A Share on the Company Record Date is $5.00 per share. Pursuant to clause (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + 100 * $4.00/$5.00) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Company Record Date, the Corporation distributes assets to all holders of its Class A Shares. The amount of the distribution is one asset with a Fair Market Value of $1.00 in respect of each Class A Share owned. It is also assumed that the assets do not relate to assets received by the Corporation or its Controlled Entities pursuant to a pro rata distribution by the Company. The Value of a Class A Share on the Company Record Date is $5.00 a share. Pursuant to clause (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Company Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 — $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

A- 1

EXHIBIT B

NOTICE OF REDEMPTION

Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

The undersigned Non-Blocker Member or Assignee hereby irrevocably tenders for Redemption Common Units in Digital Media Solutions Holdings, LLC in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC, dated as of [●] [●], 2020 (the “Agreement”), and the Redemption rights referred to therein. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Non-Blocker Member or Assignee:

(a)        undertakes to surrender such Common Units at the closing of the Redemption;

(b)        directs that the certified check representing or, at the Board of Managers’ discretion, a wire transfer of the Cash Amount, and/or the Class A Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address or bank account, as applicable, specified below;

(c)        represents, warrants, certifies and agrees that: (i) the undersigned Non-Blocker Member or Assignee is a Qualifying Party; (ii) the undersigned Non-Blocker Member or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Non-Blocker Member or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein; (iv) the undersigned Non-Blocker Member or Assignee, and the tender and surrender of such Common Units for Redemption as provided herein complies with all conditions and requirements for redemption of Common Units set forth in the Agreement; and (v) the undersigned Non-Blocker Member or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)        acknowledges that the undersigned will continue to own such Common Units unless and until either (1) such Common Units are acquired by the Corporation pursuant to Section 14.1(b) of the Agreement or (2) such redemption transaction closes.

Dated:

B- 1

Name of Non-Blocker Member or Assignee:

Signature of Non-Blocker Member or Assignee

Street Address

City, State and Zip Code

Social security or identifying number

Signature Medallion Guaranteed by:*

Select One and Complete the Details Below:

☐ Check or ☐ Wire Transfer

Issue Check Payable to (or shares in the name of):__________________________ and deliver to the address above.

Bank Account Details:

* Required unless waived by the Board of Managers.

B- 2

EXHIBIT C

CONSENT OF SPOUSE

I acknowledge that I have read that certain Amended and Restated Limited Liability Company Agreement of Digital Media Solutions Holdings, LLC (the “Company”), dated as of [●] [●], 2020 (the “LLC Agreement”), and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Company, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the LLC Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Company set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the LLC Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [●]* without regard to otherwise governing principles of choice of law or conflicts of law.

Date:

NAME:

*	Insert jurisdiction of residence of Member and Spouse.

C- 1

Exhibit G

TAX RECEIVABLE AGREEMENT

by and among

[DIGITAL MEDIA SOLUTIONS, INC.]

CERTAIN OTHER PERSONS NAMED HEREIN,

and

AGENT

DATED AS OF [  ], 2020

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [  ], 2020, is hereby entered into by and among [Digital Media Solutions, Inc.], a Delaware corporation (the “Parent Corporation”), CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp.”), Prism Data, LLC, a Delaware limited liability company (“Prism”), CEP V-A DMS AIV Limited Partnership, a Delaware limited partnership (“Clairvest Direct Seller”), Clairvest Equity Partners V Limited Partnership, an Ontario, Canada limited partnership (“Blocker Seller 1”), CEP V Co-Investment Limited Partnership, a Manitoba, Canada limited partnership (“Blocker Seller 2”and, together with Blocker Seller 1, “Blocker Sellers”), and Clairvest GP Manageco Inc., an Ontario, Canada corporation (the “Agent”).

RECITALS

WHEREAS, the Parent Corporation, Blocker Corp., Prism, Clairvest Direct Seller, the Blocker Sellers, Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“Holdings LLC”), the Agent and solely for purposes of Section 1.1, Article VIII Section 9.5(a), Section 9.14(f), Section 9.14(i), Section 9.24, Article X and Article XI (and any corresponding definitions set forth in Annex I) thereof, Leo Investors Limited Partnership, a Cayman limited partnership, entered into the Business Combination Agreement, dated April 23, 2020 (the “BCA”);

 WHEREAS, pursuant and subject to the terms and conditions set forth in the BCA, the parties will consummate a series of transactions pursuant to which (i) the Parent Corporation will acquire certain interests (the “Acquired Interests”) in Holdings LLC held by Prism and Clairvest Direct Seller (the “Holdings LLC Sale”) and will acquire all of the issued and outstanding stock of Blocker Corp. (the “Blocker Corp. Share Sale”, and together with the Holdings LLC Sale, the “Sale Transactions”) and (ii) the Parent Corporation will contribute the Acquired Interests to Blocker Corp. (the “Contribution”);

WHEREAS, for U.S. federal income tax purposes, the Contribution is intended to be treated as a transfer pursuant to section 351 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, following the Sale Transactions and the Contribution, Blocker Corp., Clairvest Direct Seller and Prism will collectively own all of the interests in Holdings LLC, which will continue to be treated as a partnership for U.S. federal income tax purposes;

WHEREAS, Clairvest Direct Seller and Prism (the “Members”) will hold Common Units in Holdings LLC (“Common Units”), which Common Units will be redeemable or exchangeable by Holdings LLC or the Parent Corporation, in certain circumstances, for shares of Class A common stock, $0.001 par value per share, of the Parent Corporation (the “Class A Shares”) and/or cash pursuant to the Second Amended and Restated Limited Liability Company Agreement, dated as of [●] [●], 2020, of Holdings LLC (the “Holdings LLC Agreement”);

WHEREAS, Holdings LLC will have in effect an election under section 754 of the Code for the taxable year that includes the Sale Transactions and for each other taxable year in which an Exchange (as defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by Holdings LLC and its Subsidiaries, solely with respect to any member(s) of the Parent Corporation Group, at the time of the Holdings LLC Sale, an Exchange or any other acquisition of Common Units for cash or otherwise, by reason of the

Holdings LLC Sale, such Exchange, such other acquisition of Common Units, and the receipt of payments under this Agreement; and

WHEREAS, the parties hereto are entering into this Agreement to set forth the agreements regarding the sharing of certain of the Tax benefits realized by the Parent Corporation Group (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1        Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“AAA”has the meaning set forth in Section 7.5(b)(i).

 “Accrued Amount”means, with respect to any portion of a Net Tax Benefit, the interest on the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Parent Corporation Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest, but shall instead be treated as additional consideration unless otherwise required by law.

“Actual Tax Liability”means, with respect to any Taxable Year, the actual liability for Taxes of the Parent Corporation Group (or Holdings LLC, but only with respect to Taxes imposed on Holdings LLC and allocable to the Parent Corporation Group for such Taxable Year).

“Additional Basis”means any Basis Adjustment resulting from payments made pursuant to this Agreement as described in Section 2.3(b).

“Affiliate”means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent”has the meaning set forth in the Preamble.

“Agreed Rate”means LIBOR plus 150 basis points.

“Agreement”has the meaning set forth in the Preamble.

“Applicable TRA Holder”means any TRA Holder to whom any portion of a Net Tax Benefit is Attributable hereunder.

“Amended Schedule”has the meaning set forth in Section 2.4(b).

 “Arbitration”has the meaning set forth in Section 7.5(b)(i).

“Attributable”. The portion of any (i) Realized Tax Benefit of the Parent Corporation Group that is Attributable to any TRA Holder shall be determined by reference to (A) the assets from which arise the depreciation, amortization, or other similar deductions for recovery of cost

2

or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset, (B) the Blocker NOLs or Transaction Tax Deductions or (C) Imputed Interest or payment that produces the Realized Tax Benefit, and (ii) Pre-Closing Tax Refund or Pre-Closing Tax Payment that is Attributable to any TRA Holder shall be determined, under the following principles:

(i)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset is Attributable to the Applicable TRA Holder to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by the Applicable TRA Holder bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by all Members.

(ii)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year for Depreciation arising in respect of Closing Date Basis is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale.

(iii)

Any (x) Realized Tax Benefit arising from a loss or deduction to the Parent Corporation Group with respect to a Taxable Year for a Blocker NOL or (y) Pre-Closing Tax Refund received as the result of any Blocker NOLs that are carried back to any taxable period ending on or prior to the Closing Date is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale.

(iv)

Any Realized Tax Benefit arising from a loss or deduction to the Parent Corporation Group with respect to a Taxable Year for a Transaction Tax Deduction is Attributable to Prism, Clairvest Direct Seller and the Blocker Sellers in proportion to their respective direct or indirect ownership interests in Holdings LLC immediately prior to the Blocker Corp. Share Sale.

(v)

Any Realized Tax Benefit arising from a Basis Adjustment that is realized upon the disposition of an asset is Attributable to the Applicable TRA Holder to the extent that the ratio of all Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) by the Applicable TRA Holder with respect to such asset bears to the aggregate of all Basis Adjustments resulting from the Holdings LLC Sale and all Exchanges (in the aggregate) with respect to such asset.

(vi)

Any Realized Tax Benefit arising from the disposition of an asset is Attributable to the Blocker Sellers in proportion to their respective ownership interests in Blocker Corp. immediately prior to the Blocker Corp. Share Sale to the extent that the Realized Tax Benefit is related to Closing Date Basis with respect to such asset.

3

(vii)

Any Realized Tax Benefit arising from a deduction to the Parent Corporation Group with respect to a Taxable Year in respect of Imputed Interest is Attributable to the TRA Holder that is required to include the Imputed Interest in income (without regard to whether such TRA Holder is actually subject to tax thereon).

(viii)

Any Pre-Closing Tax Refund received as the result of any Designated NOLs that are carried back to any taxable period ending on or prior to the Closing Date is Attributable to the TRA Holders to whom the Realized Tax Benefit would have been Attributable had the Designated NOLs instead been utilized in a Taxable Year beginning after the Closing Date so as to give rise to a Realized Tax Benefit.

(ix)

Any (x) Pre-Closing Tax Refund described in clause (2) of the definition thereof or (y) Pre-Closing Tax Payment is Attributable to the TRA Holders that would have been entitled to the benefit of such Pre-Closing Tax Refund or would have borne the burden of such Pre-Closing Tax Payment, directly or indirectly, as the case may be, if such Pre-Closing Tax Refund had been received, or such Pre-Closing Tax Payment had been made, immediately prior to the Closing Date.

Schedule A hereto sets forth an illustrative example of an allocation of a hypothetical Tax Benefit Payment among the TRA Holders to which such hypothetical Tax Benefit Payment would be Attributable. Notwithstanding anything herein to the contrary, the Parent Corporation shall be held harmless in any disputes between the TRA Holders regarding the applicable portion of a Tax Benefit Payment that is Attributable to a TRA Holder.

“Basis Adjustment”means any adjustment to the Tax basis of a Reference Asset as a result of the Holdings LLC Sale, any Exchange, and the payments made pursuant to this Agreement (as calculated under Section 2.3), including, but not limited to: (i) under Sections 734(b) and 743(b) of the Code (in situations where Holdings LLC remains classified as a partnership for U.S. federal income Tax purposes) and (ii) under Sections 732(b), 734(b) and 1012 of the Code (in situations where Holdings LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes).

“Basis Schedule”has the meaning set forth in Section 2.2.

“BCA”has the meaning set forth in the Recitals of this Agreement.

A “Beneficial Owner“of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own”and “Beneficial Ownership”shall have correlative meanings.

“Blocker Holders”means, as applicable, the Blocker Sellers and their respective successors and assigns pursuant to Section 7.7(a).

 “Blocker NOLs”means the net operating losses of Blocker Corp. relating to taxable periods ending on or prior to the Closing Date, including, for the avoidance of doubt, any net operating loss of Blocker Corp. attributable to any Transaction Tax Deductions of Holdings LLC (as defined in the BCA) that are (i) for the Taxable Year that includes the Closing, allocated to

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the period of such Taxable Year beginning prior to the Sale Transactions in accordance with Section 706 of the Code and (ii) allocated solely to Blocker Corp.

“Board”means the Board of Directors of the Parent Corporation.

“Business Day”means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Change of Control”means the occurrence of any of the following events:

(i)

any Person or any group of Persons acting together which would constitute a “group” for purposes of section 13(d) of the Exchange Act, or any successor provisions thereto, excluding a group of Persons, which, if it includes any Member or any of his Affiliates, includes all Members then employed by the Parent Corporation or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent Corporation representing more than fifty percent (50%) of the combined voting power of the Parent Corporation’s then outstanding voting securities; or

(ii)

there is consummated a merger or consolidation of the Parent Corporation or any direct or indirect subsidiary of the Parent Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, all of the Persons who were the respective Beneficial Owners of the voting securities of the Parent Corporation immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iii)

the shareholders of the Parent Corporation approve a plan of complete liquidation or dissolution of the Parent Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Parent Corporation of all or substantially all of the Parent Corporation’s assets, other than the sale or other disposition by the Parent Corporation of all or substantially all of the Parent Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of the Parent Corporation in substantially the same proportions as their Beneficial Ownership of such securities of the Parent Corporation immediately prior to such sale.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of (a) except with respect to clause (ii) above, the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent Corporation (or successor thereto) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent Corporation immediately following such transaction or series of transactions or (b) (1) the automatic conversion of all of the shares of Class B common stock, $0.001 par value per share, of the Parent Corporation in accordance with the Charter, or (2) the conversion, at the Parent Corporation’s election, of any or

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all of the shares of Class C common stock, $0.001 par value per share, of the Parent Corporation in accordance with Article Fourth, Section B(x) of the Charter.

“Closing Date”means the closing date of the Sale Transactions.

“Closing Date Basis”means the adjustment under Section 743(b) of the Code that Blocker Corp. has with respect to Holdings LLC as of immediately prior to the Blocker Corp. Share Sale.

“Code”has the meaning set forth in the Recitals of this Agreement.

 “Confidential Information”has the meaning set forth in Section 7.12(b).

“Control”means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Entity”means Blocker Corp. and any other Subsidiary of the Parent Corporation that is classified as a corporation for U.S. federal income tax purposes.

“Cumulative Net Realized Tax Benefit”for a Taxable Year means the excess, if any, of the cumulative amount of Realized Tax Benefits for all Taxable Years of the Parent Corporation Group, up to and including such Taxable Year, over the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate”means LIBOR plus 400 basis points.

“Delaware Courts”has the meaning set forth in Section 7.5(b)(v).

“Designated NOLs“means the portion of any net operating losses of any member of the Parent Corporation Group relating to taxable periods ending after the Closing Date attributable to the Designated Tax Attributes (other than the Blocker NOLs) determined in accordance with the “with and without”methodology.

 “Designated Tax Attributes”means, without duplication, the Closing Date Basis, any Basis Adjustment, any Additional Basis, any Imputed Interest, any Blocker NOLs and any Transaction Tax Deduction Attributes.

“Determination”shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax, including, for the avoidance of doubt, a concession of an issue by the taxpayer or agreement with a Taxing Authority on any issue.

“Disclosing Person”has the meaning set forth in Section 7.12(a).

“Dispute”has the meaning set forth in Section 7.5(b)(i).

“Disputing Party”has the meaning set forth in Section 7.5(c).

“Early Termination”has the meaning set forth in Section 4.1.

“Early Termination Date”means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

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“Early Termination Effective Date”has the meaning set forth in Section 4.3.

“Early Termination Notice”has the meaning set forth in Section 4.3.

“Early Termination Payment”has the meaning set forth in Section 4.4(b).

“Early Termination Rate”means LIBOR plus 150 basis points.

“Early Termination Schedule”has the meaning set forth in Section 4.3.

“Exchange”means any Redemption, Termination Transaction Redemption or Corporation Unit Acquisition as those terms are defined in the Holdings LLC Agreement.

“Exchange Act”means the Securities Exchange Act of 1934.

“Excluded Assets”shall have the meaning set forth in Section 7.11(c).

“Exchange Date”means the date of the consummation of an Exchange.

“Expert”means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to both parties and is described in Section 7.5(c).

“Holdings LLC”has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Agreement”has the meaning set forth in the Recitals of this Agreement.

“Holdings LLC Sale”has the meaning set forth in the Recitals of this Agreement.

“Hypothetical Tax Liability”means, with respect to any Taxable Year, the liability for Taxes of the Parent Corporation Group (or Holdings LLC, but only with respect to Taxes imposed on Holdings LLC and allocable to the Parent Corporation Group) (using the same methods, elections, conventions, U.S. federal income tax rate and similar practices used on the relevant Parent Corporation Return), but without taking into account any Designated Tax Attributes. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Designated Tax Attribute (including any Designated NOLs).

“Imputed Interest”means any interest imputed under section 1272, 1274 or 483 or other provision of the Code with respect to the Parent Corporation’s payment obligations under this Agreement.

“IRS”means the U.S. Internal Revenue Service.

“Law”means any applicable local or foreign law (including common law), statute, ordinance, code, treaty, rule, regulation, instruction, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a governmental authority.

“LIBOR“means during any period, an interest rate per annum equal to the one-year LIBOR rate reported, on the date two (2) calendar days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01”or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period. If LIBOR ceases to be published in accordance with this definition, the Parent Corporation, Prism and Agent shall work together in good faith to select an alternative with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

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“Material Objection Notice”has the meaning set forth in Section 4.3.

 “Market Value”means the Value (as defined in the Holdings LLC Agreement) of the Class A Shares on the applicable Exchange Date.

“Net Tax Benefit”for each Taxable Year shall mean the sum of (i) an amount equal to the excess, if any, of (A) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (B) the total amount of payments previously made under Section 3.1 in respect of the Cumulative Net Realized Tax Benefit (excluding payments attributable to Accrued Amounts), (ii) 85% of the amount of any Pre-Closing Tax Refunds described in clause (1) of the definition thereof that are received during such Taxable Year and (iii) 100% of the amount equal to the excess, if any, of (A) the amount of any Pre-Closing Tax Refunds described in clause (2) of the definition thereof that are received during such Taxable Year over (B) the amount of any Pre-Closing Tax Payments made during such Taxable Year; provided, that for the avoidance of doubt, none of the amounts described in clauses (i) – (iii) shall be less than zero (0).

“Non-Blocker Holders”means, as applicable, Prism, Clairvest Direct Seller, and their respective successors and assigns pursuant to Section 7.7(a).

“Objection Notice”has the meaning set forth in Section 2.4(a).

“Parent Corporation”has the meaning set forth in the Preamble of this Agreement.

“Parent Corporation Group”means the Parent Corporation, Blocker Corp., any other direct or indirect Subsidiary of the Parent Corporation and any consolidated, combined, unitary or similar group of entities that join in filing any Tax Return with the Parent Corporation.

“Parent Corporation Return”means the U.S. federal income Tax Return of the Parent Corporation (including any consolidated group of which the Parent Corporation is a member, as further described in Section 7.11) filed with respect to any Taxable Year.

“Payment Date”means any date on which a payment is required to be made pursuant to this Agreement.

“Person”means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Closing Tax Payment”has the meaning set forth in Section 2.3(a).

“Pre-Closing Tax Refund”has the meaning set forth in Section 2.3(a).

“Pre-Exchange Transfer”means any transfer (including upon the death of a Member) of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which section 743(b) of the Code applies; provided, however, that a “Pre-Exchange Transfer” shall not include any transfer of one or more Common Units by Prism or Clairvest Direct Seller to any of their respective members in advance of an Exchange of such Common Units by such member.

“Protected Person”has the meaning set forth in Section 7.12(a).

“Realized Tax Benefit”means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable

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Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment”means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute”has the meaning set forth in Section 7.5(c).

“Reconciliation Procedures”means the procedures described in Section 7.5(c).

“Reference Asset“means an asset (other than cash or a cash equivalent) that is held by Holdings LLC or any of the direct or indirect Subsidiaries of Holdings LLC. A Reference Asset also includes any asset that is “substituted basis property”under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Related Arbitration Agreements”has the meaning set forth in Section 7.5(b)(iii).

“Representatives”has the meaning set forth in Section 7.12(a).

“Rules”has the meaning set forth in Section 7.5(b)(i).

“Sale Transactions”has the meaning set forth in the Recitals of this Agreement.

“Schedule”means any of the following: (i) the Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“SEC”means the Securities and Exchange Commission.

“Senior Obligations”has the meaning set forth in Section 5.1.

 “Subsidiaries”means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment”has the meaning set forth in Section 3.1.

“Tax Benefit Schedule”has the meaning set forth in Section 2.3.

“Tax Proceeding”has the meaning set forth in Section 6.1.

“Tax Return”means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year”means a taxable year of the Parent Corporation as defined in Section 441(b) of the Code (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes”means any and all taxes, assessments or similar charges imposed by the United States or any subdivision thereof that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority”means any federal, national, state, county or municipal or other local

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government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holders”means the Blocker Holders and the Non-Blocker Holders.

“Transaction Tax Deduction Attributes”means any Transaction Tax Deductions (as defined in the BCA) that are (i) for the Taxable Year that includes the Closing, allocated to the period of such Taxable Year beginning after the Sale Transactions in accordance with Section 706 of the Code and (ii) allocated solely to the Parent Corporation Group.

“Transferor”has the meaning set forth in Section 7.11(b).

“Treasury Regulations”means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Tribunal”has the meaning set forth in Section 7.5(b)(ii).

“Valuation Assumptions”means, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Parent Corporation Group will have taxable income sufficient to fully utilize the deductions arising from all Designated Tax Attributes during such Taxable Year, (2) the federal income Tax rates and state, local, and foreign income tax rates for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Designated Tax Attributes available as of the date of the Early Termination Schedule will be utilized by the Parent Corporation Group ratably each year from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers (or, if there is no scheduled expiration date, then the scheduled expiration date for these purposes shall be deemed to be the tenth (10th) anniversary of such Early Termination Date), (4) any non-amortizable assets are deemed to be disposed of for an amount sufficient to fully utilize the Basis Adjustment with respect to such Reference Asset, on the later of (A) the fifth (5th) anniversary of the Early Termination Date or (B) the tenth (10th) anniversary of the applicable Basis Adjustment, provided that in the event of a Change of Control, non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of direct (for U.S. federal income tax purposes) sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4), and (5) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

Section 1.2         Interpretation.

(a)        The parties hereto are sophisticated and have carefully negotiated the provisions hereof. As a consequence, the parties hereto do not intend that the presumptions of Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied hereto or any agreement or instrument executed in connection herewith, and therefore waive their effects.

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(b)           When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is a not a Business Day, the period in question shall end on the next succeeding Business Day.

(c)           Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d)           Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)           When a reference is made herein to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, a Section, a Schedule or an Exhibit of or hereto unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)            Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)           The words “hereof,” “hereto,” “hereby,” “herein”, “herewith” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)           The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)            Any contract, agreement or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and the reference to any Law includes any rules or regulations promulgated thereunder by a governmental authority of competent jurisdiction and any successor statute to any such Law.

(j)            References to a person are also to its successors and permitted assigns.

(k)           The Exhibits and Schedules hereto are incorporated and made a part hereof and are an integral part hereof.

ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1             Basis Adjustment. For purposes of this Agreement, Basis Adjustments are intended to result from the Holdings LLC Sale, any Exchange, and the payments made pursuant to this Agreement in respect of any Basis Adjustment in connection with the Holdings LLC Sale or any Exchange. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined

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without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred.

Section 2.2        Basis Schedule. Within sixty (60) calendar days after the filing of the Parent Corporation Return for the Taxable Year in which the Sale Transactions are effected, the Parent Corporation shall deliver to Prism and Agent a schedule (the “Closing Date Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the Closing Date Basis, (ii) the Basis Adjustments resulting from the Holdings LLC Sale, (iii) the period (or periods) over which such Closing Date Basis and Basis Adjustments resulting from the Holdings LLC Sale are amortizable and/or depreciable, (iv) the Blocker NOLs and the Transaction Tax Deduction Attributes, and (v) the scheduled expiration dates of the Blocker NOLs and the Transaction Tax Deduction Attributes, if any. Within sixty (60) calendar days after the filing of the Parent Corporation Return for each subsequent Taxable Year, the Parent Corporation shall deliver to Prism and Agent a schedule (together with the Closing Date Attribute Schedule, the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the items set forth on the Closing Date Attribute Schedule, taking into account any adjustments thereto since the Closing Date Attribute Schedule was delivered to Prism and Agent pursuant to this Section 2.2, (ii) the actual unadjusted tax basis of the Reference Assets as of each applicable Exchange Date, (iii) the Basis Adjustment with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable TRA Holder, (iv) the period or periods, if any, over which the Reference Assets are amortizable and/or depreciable, (v) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions), (vi) the Designated NOLs, if any, and (vii) the scheduled expiration date of such Designated NOLs, if any.

Section 2.3        Tax Benefit Schedule.

(a)        Within sixty (60) calendar days after the filing of the Parent Corporation Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment or in which a Pre-Closing Tax Refund is received, the Parent Corporation shall provide to each of Prism and Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the amount of (1) any Tax refund received as the result of any Blocker NOLs or Designated NOLs that are carried back to any taxable period ending on or prior to the Closing Date determined in accordance with the “with and without” methodology and (2) with respect to any Taxable Year beginning after the date hereof and within two (2) years after the Closing Date, Blocker Corp.’s or the Parent Corporation’s direct or indirect share of any other Tax refund (including, for these purposes, a Tax refund that is instead used as a credit to offset Taxes for a taxable period (or portion thereof) beginning after the Closing Date) received by or with respect to Holdings LLC, the Parent Corporation or any of their respective Subsidiaries (including Blocker Corp.) during such Taxable Year that is for a taxable period (or portion thereof) of Holdings LLC, Blocker Corp. or any of their respective Subsidiaries ending on or before the Closing Date excluding any such refund resulting from the carryback of a Blocker NOL or Designated NOL (which, for the avoidance of doubt, shall be governed by clause (1)) or other net operating loss generated in the taxable period (or periods) beginning after the Closing Date determined in accordance with the “with and without” methodology (either of (1) or (2), a “Pre-Closing Tax Refund”) and (3) with

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respect to any Taxable Year beginning after the date hereof and within two (2) years after the Closing Date, Blocker Corp.’s or the Parent Corporation’s direct or indirect share of any Tax payment made by or with respect to Holdings LLC, the Parent Corporation or any of their Subsidiaries (including Blocker Corp.) during such Taxable Year that is for a taxable period (or portion thereof) of Holdings LLC, Blocker Corp. or any of their respective Subsidiaries ending on or before the Closing Date except to the extent such Tax was reflected as a liability in Unpaid Taxes and included in the Closing Date Indebtedness of Blocker Corp or Closing Date Indebtedness of the Company Group (in each case as defined in the BCA), as applicable (a “Pre-Closing Tax Payment”) and (C) an allocation of the amount of any Net Tax Benefit among the TRA Holders, which allocation shall set forth the portion of such Net Tax Benefit Attributable to each TRA Holder (a “Tax Benefit Schedule”), (ii) documentation evidencing the amount of any Pre-Closing Tax Refund or Pre-Closing Tax Payment, which documentation shall be reasonably satisfactory to Prism and Agent, (iii) the Parent Corporation Return, (iv) a reasonably detailed calculation by the Parent Corporation of the Hypothetical Tax Liability, (v) a reasonably detailed calculation by the Parent Corporation of the Actual Tax Liability, and (vi) any other work papers related thereto that are reasonably available to the Parent Corporation and reasonably requested by Prism or Agent. In addition, the Parent Corporation shall allow each of Prism and Agent reasonable access to the appropriate representatives of the Parent Corporation Group in connection with a review of such Tax Benefit Schedule during normal business hours with prior advance notice and that is in a manner that is not disruptive to the normal operations of the Parent Corporation. The Parent Corporation may use reasonable estimation methodologies for calculating the portion of any Realized Tax Benefit or Realized Tax Detriment attributable to U.S. state or local Taxes. The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)        For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any Designated Tax Attribute or Designated NOL shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Designated Tax Attribute and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) any payment under this Agreement (to the extent permitted by Law and other than amounts accounted for as Imputed Interest) will have the effect of creating Additional Basis in Reference Assets for the Parent Corporation Group in the year of payment to the extent that the payment is made to Non-Blocker Holders, and (ii) as a result, such Additional Basis will be incorporated into the calculation for the year of payment and into future year calculations, as appropriate.

(c)        Each of the Parent Corporation and Blocker Corp. shall, and shall cause Holdings LLC and their other respective Subsidiaries and Affiliates to, (i) (A) to the maximum extent permitted by applicable Law, carry back any Blocker NOLs or Designated NOLs to the taxable period (or periods) ending on or prior to the Closing Date that will result in the maximum Pre-Closing Tax Refund and (B) use reasonable best efforts to obtain any Pre-Closing Tax Refunds promptly and (ii) not take any action intended to delay or otherwise fail to collect any Pre-Closing Tax Refunds. The Parent Corporation may, in its sole discretion, elect to carry back

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to the taxable period (or periods) ending on or prior to the Closing Date any other net operating loss generated in the taxable period (or periods) beginning after the Closing Date.

Section 2.4        ProcedureÍ¾ Amendments.

(a)        An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which Prism and Agent have received the applicable Schedule or amendment thereto unless Prism or Agent (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Parent Corporation with notice of a material objection to such Schedule (“ObjectionNotice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Parent Corporation. If the Parent Corporation, Prism and Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Parent Corporation of such Objection Notice, the Parent Corporation, Prism and Agent shall employ the Reconciliation Procedures.

(b)        The applicable Schedule for any Taxable Year may be amended from time to time by the Parent Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to Prism and Agent, (iii) to correct inaccuracies in the Schedule as a result of a change in Law or applicable rules or regulations (including, if applicable, any such change having retroactive effect); provided that any such amendment, to the extent applicable, must be consistent with the Tax Returns (including any amendments) of the Parent Corporation Group, (iv) to correct inaccuracies in the Schedule as a result of a clerical or computational error in preparation of the Schedule, (v) to comply with the Expert’s determination under the Reconciliation Procedures, (vi) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (vii) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (viii) to adjust a Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Parent Corporation shall provide an Amended Schedule to Prism and Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (viii) of the preceding sentence. For the avoidance of doubt, in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.4(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs.

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1        Payments. Within five (5) Business Days after a Tax Benefit Schedule for a Taxable Year becomes final in accordance with Section 2.4(a), the Parent Corporation shall pay the Net Tax Benefit to the TRA Holders and the Accrued Amount with respect thereto. The

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payment of the Net Tax Benefit for such Taxable Year shall be made to the TRA Holders in accordance with the Tax Benefit Schedule for such Taxable Year. Payment of the portion of Net Tax Benefit and the Accrued Amount with respect thereto that is Attributable to each TRA Holder (together a “Tax Benefit Payment”) shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Parent Corporation, or as otherwise agreed by the Parent Corporation and the TRA Holder. No TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments (for the avoidance of doubt, excluding any Early Termination Payment) shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date”.

Section 3.2        No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in (i) 85% of the Cumulative Net Realized Tax Benefit, (ii) 85% of any Pre-Closing Tax Refunds described in clause (1) of the definition thereof, (iii) 100% of the excess, if any, of any Pre-Closing Tax Refunds described in clause (2) of the definition thereof over the amount of any Pre-Closing Tax Payments and (iv) the Accrued Amount with respect to clauses (i) – (iii), being paid to the Persons due payments pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3        Pro Rata Payments. If for any reason the Parent Corporation does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (a) the Parent Corporation will pay the same proportion of each Tax Benefit Payment due to each Person due a payment under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (b) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

ARTICLE IV
TERMINATION

Section 4.1        Early Termination at Election of the Corporate Taxpayer. The Parent Corporation may terminate this Agreement at any time by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (an “Early Termination”)Í¾ provided that the Parent Corporation may withdraw any notice to execute its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Parent Corporation, the Parent Corporation shall not have any further payment obligations under this Agreement, other than for any Tax Benefit Payment previously due and payable but unpaid as of the Early Termination Notice. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2        Breach of Agreement.

(a)        In the event that the Parent Corporation or Blocker Corp. breaches any of

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its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and such breach is not cured by the Parent Corporation or Blocker Corp., as applicable, within thirty (30) days after written notice is provided by Prism or Agent, then if the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the breach (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the breach) so elect, such breach shall be treated as an Early Termination. Upon such election, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (i) the Early Termination Payment, calculated as if an Early Termination Notice had been delivered on the date of a breach and (ii) any Tax Benefit Payment previously due and payable but unpaid as of the date of a breach. Notwithstanding the foregoing, in the event that the Parent Corporation or Blocker Corp. breaches this Agreement, the TRA Holders shall be entitled to elect to receive the amounts set forth in clauses (i) and (ii) above or to seek specific performance of the terms hereof.

(b)        The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due to the extent that the Parent Corporation has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Parent Corporation does not have sufficient cash to make such payment as a result of limitations imposed by existing credit agreements to which Parent Corporation or any Subsidiary of Parent Corporation is a party, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that it shall be a breach of this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Parent Corporation makes any distribution of cash or other property to its shareholders while any Tax Benefit Payment is due and payable but unpaid.

Section 4.3        Early Termination Notice. If the Parent Corporation chooses to exercise its right of early termination under Section 4.1 above, the Parent Corporation shall deliver to each of Prism and Agent notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which Prism and Agent have received such Schedule or amendment thereto unless Prism or Agent (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Parent Corporation with written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”), including reasonable details for such objection or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Parent Corporation (the “Early Termination Effective Date”). If the Parent Corporation, Prism

16

and Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Parent Corporation of the Material Objection Notice, the Parent Corporation, Prism and Agent shall employ the Reconciliation Procedures.

Section 4.4        Payment upon Early Termination.

(a)        Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within five (5) Business Days after the Early Termination Effective Date, the Parent Corporation shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by check, by wire transfer of immediately available funds to a bank account or accounts designated in writing by the TRA Holder, or as otherwise agreed by the Parent Corporation and the TRA Holder.

(b)        The “Early Termination Payment”shall equal, with respect to each TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all Tax Benefit Payments that would be required to be paid by the Parent Corporation to such TRA Holder beginning from the Early Termination Date (including, for the avoidance of doubt, any Tax Benefit Payment due and unpaid for the Taxable Year ending with or including the date of the Early Termination Notice) and assuming that the Valuation Assumptions are applied.

Section 4.5        Treatment of Tax Benefit Payments. The undersigned parties hereby acknowledge and agree that (i) the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable as of the date hereof and (ii) except as otherwise required pursuant to a Determination, all Tax Benefit Payments paid to the Blocker Sellers pursuant to this Agreement shall be treated as additional consideration received by the Blocker Sellers from the Parent Corporation in the Blocker Corp. Share Sale to the maximum extent permitted by applicable Law.

ARTICLE V
SUBORDINATION AND LATE PAYMENTS

Section 5.1        Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Parent Corporation to any TRA Holder under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any secured obligations or obligations in respect of indebtedness for borrowed money of the Parent Corporation and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Parent Corporation that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of this Agreement if the Parent Corporation fails to make any Tax Benefit Payment when due is governed by Section 4.2(a).

Section 5.2        Late Payments by the Parent Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(a), at the Agreed Rate) and commencing from the date on which such Tax Benefit

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Payment, Early Termination Payment or any other payment under this Agreement was due and payable.

ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1  Participation in the Parent Corporation Group’s Tax Matters

. Except as otherwise provided herein, the Parent Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Parent Corporation Group, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Parent Corporation shall notify Prism and Agent of, and keep Prism and Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of any member of the Parent Corporation Group by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the TRA Holders under this Agreement, and shall provide to each of Prism and Agent reasonable opportunity to provide information and other input to the members of the Parent Corporation Group and their respective advisors concerning the conduct of any such portion of such Tax ProceedingÍ¾ provided, however, that the Parent Corporation Group shall not be required to take any action that is inconsistent with any provision of the Holdings LLC Agreement.

Section 6.2             Consistency. Except in the case of a Determination to the contrary, the Parent Corporation and the TRA Holders agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Designated Tax Attributes and each Tax Benefit Payment) in a manner consistent with that set forth in any Schedule or Amended Schedule required to be provided by or on behalf of the Parent Corporation under this Agreement, as finally determined pursuant to Section 2.4. If the Parent Corporation and any TRA Holder, for any reason, are unable to successfully resolve the any disagreement concerning such treatment within thirty (30) calendar days, the Parent Corporation and such TRA Holder shall employ the Reconciliation Procedures.

Section 6.3             Cooperation. Each TRA Holder shall (i) furnish to the Parent Corporation in a timely manner such information, documents and other materials as the Parent Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding (for the avoidance of doubt, excluding any information, documents or materials relating to the owners of a TRA Holder), (ii) make itself and any necessary personnel available to the Parent Corporation and its representatives to provide explanations of the documents and materials and such other information as the Parent Corporation or its representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter, and the Parent Corporation shall cause Holdco LLC to reimburse each TRA Holder for any reasonable and documented third-party costs and expenses incurred pursuant to this Section.

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ARTICLE VII
MISCELLANEOUS

Section 7.1        Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case as set forth below:

If to the Parent Corporation or Blocker Corp., to:

[Digital Media Solutions Inc.]
4800 140th Avenue North, Suite 101
Clearwater, FL 33762

Attention:	General Counsel
Email:	rfoster@dmsgroup.com

with copies (which shall not constitute notice to the Parent Corporation or Blocker Corp.) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022

Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067

Email:	damon.fisher@kirkland.com
jennifer.yapp@kirkland.com
Attention:	Damon R. Fisher, P.C.
Jennifer Yapp

If to Prism, to:

Prism Data, LLC
c/o Digital Media Solutions Holdings, LLC
4800 140th Avenue N., Suite 101
Clearwater, FL 33762

Email:	jmarinucci@thedmsgrp.com
Attention:	Joe Marinucci

with a copy (which shall not constitute notice) to:

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Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

If to Agent, Clairvest Direct Seller, or the Blocker Sellers to:

Clairvest GP Manageco Inc.
22 St. Clair Avenue East, Suite 1700
Toronto, ON M4T 2S3

Email:	jmiller@clairvest.com
Attention:	James H. Miller

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

Facsimile:	(202)-661.8251
Email:	katherine.ashley@skadden.com
micah.kegley@skadden.com
Attention:	Katherine D. Ashley
Micah R. Kegley

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2             Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart hereof in .pdf format via email shall be effective as delivery of an original counterpart hereof.

Section 7.3             Entire AgreementÍ¾ No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4             Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors and its permitted assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other instruments,

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documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the purposes hereof.

Section 7.5        Governing Law; Arbitration; Reconciliation.

(a)        Governing Law. This Agreement, and all claims, causes of action and disputes (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

(b)        Arbitration.

(i)            Except as otherwise set forth in Section 7.5(c), all claims, causes of actions and disputes (whether in contract or in tort or otherwise, or whether at Law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, including any dispute regarding the interpretation or scope of this arbitration agreement (each, a “Dispute”), shall be resolved by final and binding arbitration (the “Arbitration”). The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules then in effect (the “Rules”), as modified herein.

(ii)           There shall be three (3) arbitrators (the “Tribunal”). If there are only two (2) parties to the arbitration, each party shall select one (1) arbitrator within thirty days of the receipt by respondent of a copy of the demand for arbitration. The two (2) arbitrators so appointed shall nominate the third and presiding arbitrator within ten (10) days of the appointment of the second arbitrator. If there are more than two (2) parties to the arbitration, the parties shall have fifteen (15) days from receipt by respondents of the request for arbitration to agree in writing to a method for the constitution of the arbitral tribunal, failing which all three (3) arbitrators shall be appointed by the AAA pursuant to the Rules. If any of the parties or their nominated arbitrators fail to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the AAA pursuant to the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience with litigating large, complex commercial disputes, including substantial experience with Delaware alternative entity law.

(iii)          If a Dispute arises or arbitration is filed when one (1) or more arbitrations are already pending under this Agreement or the Holdings LLC Agreement (collectively, the “Related Arbitration Agreements”), then any party hereto may request that the new Dispute or subsequently filed arbitration be consolidated into any prior pending arbitration, whether or not the arbitrations are between identical parties. The new Dispute or arbitration shall be so consolidated; provided that the arbitral tribunal for the prior pending arbitration determines that (1) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (2) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. Any such order of consolidation issued

21

by the arbitral tribunal shall be final and binding upon the parties. The arbitral tribunal for the prior pending arbitration into which a new Dispute is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. The parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration brought under this Agreement or any Related Arbitration Agreement, the subject of which has been consolidated into another arbitral proceeding under this Agreement or any Related Arbitration Agreement.

(iv)          The place of arbitration shall be New York, New York. Judgment upon any award rendered in the arbitration will be binding and may be entered and enforced in any court of competent jurisdiction. There shall be limited discovery prior to the arbitration hearing as follows: (1) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated and (2) depositions of all party witnesses. Upon a showing of good cause, the Tribunal may permit additional depositions and direct further document discovery. The Tribunal shall have the discretion to control the scope and sequencing of discovery, consistent with the Rules. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Within sixty (60) days of the completion of the arbitration hearing and any related briefing, the Tribunal shall provide in writing to the parties the basis for the award or order of the Tribunal, including the calculation of any damages awarded. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(v)           By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the Tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. In any such judicial action: (1) each of the parties irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the federal or state courts located in Delaware (the “Delaware Courts”) for the purpose of any pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings, and to the non-exclusive jurisdiction of such courts for the enforcement of any judgment on any award; (2) each of the parties irrevocably waives, to the fullest extent they may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Delaware Court; (3) each of the parties irrevocably consents to service of process or an arbitration demand by first class certified mail, return receipt requested, postage prepaid; and (4) each of the parties hereby irrevocably waives any and all right to trial by jury.

(vi)          Each party hereto agrees and acknowledges that it will continue to perform its obligations hereunder during the pendency of any dispute that is under review

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by a Tribunal (except to the extent such performance requires performance of a condition precedent by another party hereto, which such other party fails to perform).

(c)           Reconciliation. In the event that the Parent Corporation, Prism and Agent (with respect to matters governed by the definition of “Valuation Assumptions,” Section 2.4 and Section 4.3) or any TRA Holder (with respect to matters governed by Section 6.2) (as applicable, the “Disputing Party”) are unable to resolve a disagreement with respect to such matters within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Parent Corporation and the Disputing Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Parent Corporation or the Disputing Party or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolutionÍ¾ provided that in resolving any matter, the Expert shall not require the Parent Corporation or any Affiliate thereof to take a position, or to make any payment based on a position, that is not “more likely than not” to be sustained. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Parent Corporation, subject to adjustment or amendment upon resolution. The Parent Corporation and the Disputing Party shall each bear its own costs and expenses of such proceeding, unless (i) the Expert adopts such Disputing Party’s position, in which case the Parent Corporation shall reimburse such Disputing Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Parent Corporation’s position, in which case such Disputing Party shall reimburse the Parent Corporation for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.5(c) shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.5(c) shall be binding on the Parent Corporation and its Subsidiaries and the Disputing Party and may be entered and enforced in any court having jurisdiction.

Section 7.6        Severability. If any provision hereof as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision herein, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 7.7   Assignment; Successors

(a)        Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by

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(i) the Parent Corporation without the prior written consent of the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed assignment or (ii) any TRA Holder without the prior written consent of the Parent Corporation, and any such assignment without such prior written consent shall be null and void; provided, however, that (A) to the extent Common Units are effectively transferred in accordance with the terms of the Holdings LLC Agreement, any other agreements the TRA Holders may have entered into with each other and any other agreements a TRA Holder may have entered into with any member of the Parent Corporation Group and/or Holdings LLC, as applicable, the transferring TRA Holder (1) shall, in the case of a transfer by Prism to any of its members (including in connection with a redemption under Article XIV of the Holdings LLC Agreement), and (2) may, in the case of any other transfer by a TRA Holder, assign to the transferee of such Common Units the transferring TRA Holders’ rights under this Agreement with respect to such transferred Common Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to become a “TRA Holder” for all purposes of this Agreement, except as otherwise provided in such joinder, and (B) any and all payments that may become payable to a TRA Holder pursuant to this Agreement may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Parent Corporation, agreeing to be bound by Section 7.12.

(b)        Except as otherwise expressly provided herein, this Agreement shall be binding on inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and permitted assigns. Each of Blocker Corp. and the Parent Corporation shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Blocker Corp. or the Parent Corporation, as applicable, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Blocker Corp. or the Parent Corporation, as applicable, would be required to perform if no such succession had taken place.

Section 7.8        Amendments; Waiver.

(a)        Amendments. Amendments hereto must be approved in writing by each of the Parent Corporation and by the TRA Holders who would be entitled to receive a majority of the Early Termination Payments payable to all TRA Holders hereunder as of the date of the proposed amendment (excluding, for purposes of this sentence, all payments made to any TRA Holder pursuant to this Agreement as of the date of the proposed amendment); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b)        Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any party hereto in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right,

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privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto shall be deemed to have waived any claim arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.9          Expenses.

 Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

Section 7.10        Withholding

. The Parent Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Parent Corporation is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Parent Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder.

Section 7.11          Parent Corporation Consolidated Group; Transfers of Corporate Assets

.

(a)           The parties hereby acknowledge and agree that (i) the Parent Corporation is the parent of an affiliated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code (and applicable corresponding provisions of U.S. state or local Tax law); (ii) the provisions of this Agreement shall be applied with respect to such group as a whole; and (iii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of such group as a whole to the extent that any applicable Designated Tax Attributes can be used against such consolidated taxable income of the group as a whole.

(b)           If the Parent Corporation (or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder) or any of its direct or indirect Subsidiaries (a “Transferor”) transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income Tax purposes) with which the Transferor does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Transferor, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such Reference Assets in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by the Transferor shall be equal to the fair market value of the transferred Reference Assets, plus (i) the amount of debt to which any such Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a contribution of a partnership interest. For purposes of this Section 7.11(b), a transfer of a partnership interest shall be treated as a transfer of the Transferor’s share of each of the assets and liabilities of that partnership.

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(c)        Notwithstanding any other provision of this Agreement, if any member of the Parent Corporation Group acquires one or more assets that, as of an Exchange Date, have not been contributed to Holdings LLC (other than the Parent Corporation Group’s interests in Holdings LLC) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to Holdings LLC on the date such assets were first acquired by such member of the Parent Corporation Group; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to Holdings LLC (other than any interests in Holdings LLC) on the date on which the applicable member of the Parent Corporation Group acquired stock of such corporation.

Section 7.12        Confidentiality.

(a)        Agent, each TRA Holder and each of their respective assignees shall not, and shall cause his, her or its Affiliates not to (each of the foregoing, in such capacity, the “Disclosing Person”), from and after the date hereof use in any manner detrimental to the business of the Parent Corporation Group or its Affiliates, or disclose, publish or divulge to any Person, any Confidential Information of the Parent Corporation Group or its Affiliates and successors or the TRA Holders (each, a “Protected Person”), learned by Agent or such TRA Holder heretofore or hereafter. Notwithstanding the foregoing, each party hereto shall be permitted to disclose Confidential Information of the Protected Persons (i) to any Representative of such Person so long as such Representative has a “need to know” such Confidential Information for a valid business purpose and has been advised of the confidential nature of such Confidential Information and has agreed to comply with this Section 7.12 applicable to such Confidential Information; provided that such Disclosing Person shall be liable for any breach of this Section 7.12 by any such Representative (assuming for purposes of this proviso that such Representative is a Disclosing Person subject to the restrictions set forth in this Section 7.12) or (ii) to the extent required to be disclosed by such Person or any of its Representatives pursuant to Law or the rules of any securities exchange on which the securities of the Parent Corporation or any of its Affiliates is listed. As used herein, the term “Representatives”means, with respect to any Person, such Person’s officers, directors, employees, equityholders, partners, members, Affiliates, accountants, attorneys, consultants, co-investors, investors, potential partners, financing sources, bankers, advisors and other agents or representatives.

(b)        As used herein, “Confidential Information”means, with respect to each Protected Person, all data, information, reports, interpretations, forecasts and records, financial or otherwise, of such Protected Person that are not available to the general public; provided that Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by any Disclosing Person not otherwise permitted pursuant to this Section 7.12, (ii) was or becomes available to a Disclosing Person on a nonconfidential basis from a source other than the Protected Person; provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to such Protected Person with respect to such information, (iii) is developed independently by the Disclosing Party without the use of any Confidential Information (other than in such Person’s capacity as an officer, manager, director, employee or consultant of the Parent Corporation Group or its Affiliates), (iv) is provided to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder,

26

provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.12, (v) is required to be disclosed by applicable Law or by subpoena, summons or any other administrative or legal process, or by applicable regulatory standards, it being understood that, so long as it is permitted by applicable Law or such process or standards, the Disclosing Person shall provide written notice to the Protected Person as far in advance as reasonably practicable of such requirement and cooperate with the Protected Person, at the Protected Person’s sole expense, in seeking a protective order with respect to the Confidential Information sought pursuant to such requirement or (vi) is necessary for a TRA Holder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute and defend any Tax Proceeding with respect to such Tax Returns.

(c)        Notwithstanding anything to the contrary herein, (i) each party hereto may disclose Confidential Information to any federal, state, local or foreign regulatory or self-regulatory body, or any securities exchange or listing authority, as part of a routine audit not targeted at such Confidential Information without providing notice to any other party hereto and (ii) nothing herein shall prohibit a party from (1) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC, (2) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate any part hereof to the extent permitted by Section 21F of the Exchange Act, (3) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Parent Corporation Group or any of its Affiliates or any TRA Holder or (4) receiving a monetary award as set forth in Section 21F of the Exchange Act.

Section 7.13       Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 7.14        Holdings LLC Agreement. To the extent this Agreement imposes obligations upon Holdings LLC or a managing member of Holdings LLC, this Agreement shall be treated as part of the partnership agreement of Holdings LLC for tax purposes as described in section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.15        Joinder. Each of Blocker Corp. and the Parent Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated in the same manner as Holdings LLC for all purposes of this Agreement. The Parent Corporation hereby agrees to cause any Corporate Entity that acquires an interest in Holdings LLC (or any entity described in the foregoing sentence) to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such acquisition, and such Corporate Entity shall be treated in the same manner as the Parent Corporation and Blocker Corp. for all purposes of this Agreement. Holdings LLC shall have the power and authority (but not the obligation) to permit any Person who becomes a member of Holdings LLC to execute and deliver a joinder to this Agreement promptly upon acquisition of membership interests in

Holdings LLC by such Person, and such Person shall be treated as a “Member” for all purposes of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parent Corporation, Blocker Corp., the TRA Holders, and the Agent have duly executed this Agreement as of the date first written above.

PARENT CORPORATION:

[DIGITAL MEDIA SOLUTIONS, INC.]

By:
Name:
Title:

BLOCKER CORP.:

CEP V DMS US BLOCKER COMPANY

By:
Name:
Title:

By:
Name:
Title:

CLAIRVEST DIRECT SELLER:

CEP V-A DMS AIV LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

BLOCKER SELLERS:

CLAIRVEST EQUITY PARTNERS V LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

CEP V CO-INVESTMENT LIMITED PARTNERSHIP

By:
Name:
Title:

By:
Name:
Title:

AGENT:

CLAIRVEST GP MANAGECO INC.

By:
Name:
Title:

By:
Name:
Title:

PRISM:

PRISM DATA, LLC

By:
Name:
Title:

SCHEDULE A1

1 Note to Draft: Illustrative allocation scheduled to be prepared between signing and closing.

Exhibit H

Form of Proposed Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

[DIGITAL MEDIA SOLUTIONS, INC.]

FIRST: The name of the corporation is [Digital Media Solutions, Inc.] (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation is being incorporated in connection with the domestication of Leo Holdings Corp, a Cayman Islands exempted company (“Leo Cayman”), as a Delaware corporation (the “Domestication”), and this Certificate of Incorporation is being filed simultaneously with the Certificate of Corporate Domestication of Leo Cayman.

FOURTH:

A.         Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [600,000,000], consisting of (i) [●] shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) [●] shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), (iii) [●] shares of Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and (iv) 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share (the “Preferred Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock or Class C Common Stock or upon exchange of DMSH Common Units (as defined below) and corresponding shares of Class B Common Stock) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (a “Preferred Stock Designation”)). Upon the effectiveness of the Domestication and this Certificate of Incorporation, each Class A ordinary share, par value $0.0001 per share, of Leo Cayman and each Class B ordinary share, par value $0.0001 per share, of Leo Cayman that are outstanding immediately prior to the effectiveness of the Domestication and this Certificate of Incorporation will, for all purposes, be deemed to be one issued and outstanding, fully paid and non-assessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof.

B.         Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(i)            Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Certificate of Incorporation:

(1)          Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(2)          Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(3)          Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder. The holders of shares of Class C Common Stock shall not have cumulative voting rights.

(4)          Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(5)          In addition to any other vote required in this Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Certificate of Incorporation that increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

(6)          Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii)          Dividends and Distributions.

(1)          Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares of Class A Common Stock held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor. Except as provided in Clause (B)(iv) of this Article FOURTH, dividends and other distributions shall not be declared or paid on the Class B Common Stock.

(2)          Subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class C Common Stock if each such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such dividend or distribution. The holders of shares of Class C Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock, such dividend or other distribution on the Class A Common Stock when, as and if

2

declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii)          Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding, and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided, however, that, for purposes of any such distribution, each share of Class C Common Stock shall be entitled to receive the same distribution as would have been payable if such share of Class C Common Stock had been converted into a fraction of a share of Class A Common Stock equal to the Conversion Ratio immediately prior to the record date for such distribution. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv)          Reclassification. Except as set forth in Clause (B)(vi) of this Article FOURTH, none of the Class A Common Stock, Class B Common Stock or Class C Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock and the DMSH Membership Interests (as defined below) are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

(v)           Exchange. The holder of each membership interest (“DMSH Membership Interest”) of Digital Media Solutions Holdings, LLC, a Delaware limited liability company (“DMSH”), designated as a “Common Unit” (a “DMSH Common Unit”and such holder, a “DMSH Member”), other than the Corporation, shall, pursuant to the terms and subject to the conditions of the second amended and restated limited liability company agreement of DMSH (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “DMSH LLC Agreement”), have the right (the “Redemption Right”) to redeem each such DMSH Common Unit for the applicable Cash Amount (as defined in the DMSH LLC Agreement), subject to the Corporation’s right, in its sole and absolute discretion, to elect to acquire some or all of such DMSH Common Units that such DMSH Member has tendered for redemption for a number of shares of Class A Common Stock, an amount of cash or a combination of both (the “Exchange Option”), in the case of each of the Redemption Right and the Exchange Option, on and subject to the terms and conditions set forth in this Certificate of Incorporation and in the DMSH LLC Agreement.

(1)             In connection with the Corporation’s exercise of the Exchange Option under the DMSH LLC Agreement, the Corporation shall issue to such DMSH Member a number of shares of Class A Common Stock as determined by the terms and provisions of the DMSH LLC Agreement in exchange for the DMSH Common Units that have been tendered by such DMSH Member in its exercise of the Redemption Right and that the Corporation has elected to acquire pursuant to the Exchange Option, subject, at all times, to the Corporation’s right, in accordance with the terms and provisions of DMSH LLC Agreement, to elect to deliver cash in lieu of issuing shares of Class A Common Stock, or to elect to deliver a combination of shares of Class A Common Stock and cash, with the form and allocation of consideration determined by the Corporation in its sole discretion and in accordance with the DMSH LLC Agreement. No fractional shares of Class A Common Stock shall be issued upon the Corporation’s exercise of the Exchange Option. In lieu of any fractional shares to which the DMSH Member would otherwise be entitled, the Corporation shall pay to the DMSH Member cash equal to the value of the fractional shares of Class A Common Stock (as determined in accordance with the DMSH LLC Agreement).

(2)          Concurrently with any redemption of DMSH Common Units pursuant to the Redemption Right or exchange of DMSH Common Units pursuant to the Exchange Option, a number of shares of Class B Common Stock held by such DMSH Member equal to (a) if prior to the Effective Time (as defined below), the number of DMSH Common Units redeemed or exchanged

3

multiplied by [●]1 or (b) if after the Effective Time, the number of DMSH Common Units redeemed or exchanged, in each case shall be automatically, without further action by such DMSH Member or the Corporation, transferred to the Corporation for no consideration and shall be retired and resume the status of authorized and unissued shares of Class B Common Stock, and all rights of such DMSH Member with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(3)          Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (B)(v)(1) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding DMSH Common Units.

(vi)          Transfers.

(1)          Without limiting any DMSH Member’s ability to effect an exchange of DMSH Common Units in compliance with Clause (B)(v) of this Article FOURTH, no holder of Class B Common Stock shall be permitted to consummate a sale, pledge, conveyance, hypothecation, assignment or other transfer (“Transfer”) of Class B Common Stock other than as part of a concurrent Transfer of (a) if prior to the Effective Time (as defined below), a number of DMSH Common Units equal to the number of shares of Class B Common Stock being so Transferred multiplied by a fraction, the numerator of which is one (1) and the denominator of which is [●]2 (such fraction, the “Conversion Ratio”) or (b) if after the Effective Time, an equal number of DMSH Common Units, in each case made to the same transferee in compliance with the restrictions on transfer contained in the DMSH  LLC Agreement (for the avoidance of doubt, whether pursuant to a Permitted Transfer (as defined in the DMSH LLC Agreement) or with the consent of the managing member of DMSH). Any purported Transfer of Class B Common Stock not in accordance with the terms of this Clause (B)(vi) of this Article FOURTH shall be void ab initio.

(2)          The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such Transfer is permitted pursuant to the terms of Clause (B)(vi)(1) of this Article FOURTH.

(vii)         Adjustments to Relevant Securities. In the event of any split or reverse split of any of the Relevant Securities (as defined below), or a distribution of any Relevant Securities to the holders of such Relevant Securities, unless a similar transaction is effected with respect to the other types of Relevant Securities, references herein to a number of shares or units of any type of Relevant Securities, or a ratio of one type of Relevant Securities to another, shall be deemed adjusted as appropriate to reflect such split, reverse split or distribution. For example, if there is a one-for-two reverse split of DMSH Common Units, but no similar reverse split of shares of Class B Common Stock, and a holder of DMSH Common Units and shares of Class B Common Stock subsequently tenders DMSH Common Units for redemption pursuant to the Redemption Right or the Exchange Option, then the number of such holder’s shares of Class B Common Stock that will be automatically transferred to the Corporation and retired pursuant to Clause (B)(v)(2) of this Article FOURTH will be equal to twice the number of DMSH Common Units tendered for redemption. “Relevant Securities”means Class A Common Stock, Class B Common Stock, Class C Common Stock and DMSH Common Units.

(viii)        Retirement of Class B Common Stock. In the event that (1) any DMSH Membership Interest is consolidated or otherwise cancelled or retired or (2) any outstanding share of Class B Common Stock held by a holder of a corresponding DMSH Membership Interest otherwise shall cease to be held by such holder, in each case, whether as a result of exchange, reclassification, redemption or otherwise, then the corresponding share(s) of Class B Common Stock (which, for the avoidance of

1      To be equal to the Issuance Multiple under the Business Combination Agreement.

2      To be equal to the Issuance Multiple under the Business Combination Agreement.

4

doubt, shall be equal to such Membership Interest multiplied by [●]3 prior to and until the Effective Time) (in the case of (1)) or such share of Class B Common Stock (in the case of (2)) shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock.

(ix)      Company Conversion of Class B Common Stock. Immediately and automatically upon the earlier of (the “Effective Time”) (1) July 4, 2024 and (2) the date on which there are no amounts owed to any lender pursuant to the Credit Agreement, dated as of July 3, 2018, among DMSH, Digital Media Solutions, LLC (“DMS”), each of the affiliates of DMS party thereto as borrowers, each of the guarantors party thereto, each of the lenders thereunder, the other financial institutions party thereto and Monroe Capital Management Advisors LLC, as administrative agent for the lenders (as amended, supplemented or otherwise modified from time to time), each share of Class B Common Stock (the “Old Class B Common Stock”) shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Split”), into a fraction of a share of the Corporation’s outstanding Class B Common Stock equal to the Conversion Ratio (the “New Class B Common Stock”), subject to the treatment of fractional interests as described below. Each holder, if any, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Old Class B Common Stock (the “Old Certificates”), shall be entitled to receive, upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) (or book-entries made in lieu thereof) representing the number of whole shares of the New Class B Common Stock into and for which the shares of the Old Class B Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Time, the Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Class B Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional interests in New Class B Common Stock will be issued, and no such fractional interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share of New Class B Common Stock to which the holder would otherwise be entitled pursuant hereto (taking into account all shares of capital stock owned by such holder), the holder will receive cash, without interest, equal to the fair value of one share of Old Class B Common Stock multiplied by such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Class B Common Stock for which New Certificates (or book-entries made in lieu thereof) shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation’s transfer agent determines that a holder of Old Certificates has not surrendered all his, her or its certificates for exchange, the transfer agent shall carry forward any fractional interest until all certificates of that holder have been presented for exchange such that any New Class B Common Stock issued for fractional shares to any one holder shall not exceed the one share. If any New Certificate (or book-entries made in lieu thereof) is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Time, the amount of capital shall be represented by the shares of the New Class B Common Stock into which and for which the shares of the Old Class B Common Stock are reclassified, until thereafter reduced or increased in accordance with applicable law. All references in this Certificate of Incorporation, as it may be amended from time to time, to the “Class B Common Stock” shall, after the Effective Time, mean the “New Class B Common Stock.”

1      To be equal to the Issuance Multiple under the Business Combination Agreement

5

(x)           Conversion of Class C Common Stock.

(1)          Each holder of Class C Common Stock shall have the right, at such holder’s option, at any time, to convert all or any portion of such holder’s Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for [●]4 shares of Class C Common Stock so converted.

(2)          Any such conversion may be effected by any holder of Class C Common Stock delivering written notice to the Corporation that such holder elects to convert all or a specified number of shares of Class C Common Stock into shares of Class A Common Stock, stating the name or names in which such holder desires the shares of Class A Common Stock to be issued and attaching the certificate or certificates, if any, representing the shares of Class C Common Stock to be converted for surrender to the Corporation and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares of Class C Common Stock converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation, duly executed by such holder or such holder’s duly authorized attorney. As promptly as practicable following such written notice and the surrender for conversion of a certificate or certificates representing shares of Class C Common Stock to be converted, if any, the Corporation shall issue to such holder a certificate or certificates (or book-entries made in lieu thereof) representing, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates (or book-entries made in lieu thereof) for, or registration on the stock transfer books of the Corporation of, shares of Class A Common Stock upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the delivery of the notice and surrender of the certificate or certificates representing the shares of Class C Common Stock to be converted, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares of Class C Common Stock as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates (or book- entries made in lieu thereof) representing, the shares of Class A Common Stock to be issued upon conversion of the shares of Class C Common Stock surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion.

(3)          The Corporation shall have the right, at the Corporation’s option, at any time from and after the Effective Time, to convert all or any portion of the Class C Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one (1) share of Class A Common Stock for [●]5 shares of Class C Common Stock so converted by delivering written notice to the holders of Class C Common Stock, which conversion shall be effective automatically as of 9:00 a.m., New York City time, on the third (3rd) business day after the delivery of such notice.

(4)          No fractional shares of Class A Common Stock shall be issued upon any conversion of the shares of Class C Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value (as defined in the DMSH LLC Agreement) of the fractional shares of Class A Common Stock.

(xi)          No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

C.         Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more classes or series, and to establish from time to time the number of shares to be included in each such class or series, and to fix for each such class or series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other

4      To be equal to the Issuance Multiple under the Business Combination Agreement.

5      To be equal to the Issuance Multiple under the Business Combination Agreement.

6

rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and included in a Preferred Stock Designation and as may be permitted by the DGCL, including without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices, (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series, (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Except as otherwise required by this Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Preferred Stock Designation relating to such series of Preferred Stock).

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B.         Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

C.         Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, the Leo Investors Limited Partnership, a Cayman limited partnership (the “Leo Sponsor”), Clairvest Group Inc. (“Clairvest”) and Prism Data, LLC (“Prism”), dated as of [____________], 2020 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

D.         Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

E.         Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the outstanding voting stock (as defined below) of the Corporation. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

F.         The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or

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act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the total voting power of all of the then-outstanding shares of stock of the Corporation, which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy), shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

G.         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and to any Bylaws adopted from time to time by the stockholders; provided, however, that no Bylaw so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been adopted.

H.         Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

Sixth:

A.         Unless otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation, for any purpose or purposes, may be called only (i) by a majority of the Board of Directors or the Chief Executive Officer of the Corporation or (ii) at any time when Prism, Clairvest and any of their respective affiliates (as defined below) (including any Affiliated Companies (as defined below) of Clairvest) (collectively, the “DMS Group”) collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, by the holders of a majority of the outstanding voting stock of the Corporation.

B.         Subject to the rights of the holders of any series of Preferred Stock, at any time when the DMS Group collectively owns, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Bylaws; provided that, from and after the first date that the DMS Group ceases to collectively own, in the aggregate, at least fifty percent (50%) of the outstanding voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation shall be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

SEVENTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former

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director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware, this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (D) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article EIGHTH with respect to any current or future actions or claims.

NINTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B.         Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock which is not owned by the interested stockholder.

C.         Solely for purposes of this Article NINTH, unless otherwise indicated:

(i)            “affiliate”means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii)           “Affiliated Company“or “Affiliated Companies”means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), any affiliate or associate of the Leo Sponsor or Clairvest, any funds advised by the Leo Sponsor or Lion Capital LLP or Clairvest (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by any affiliate of the Leo Sponsor or Clairvest.

(iii)          “associate”means, when used to indicate a relationship with any person, (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of

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voting stock, (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv)          “business combination”means, when used in reference to the Corporation and any interested stockholder of the Corporation,

(1)          any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation with (a) the interested stockholder or (b) any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and, as a result of such merger or consolidation, Clause (B) of this ARTICLE NINTH is not applicable to the surviving entity;

(2)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all of the outstanding stock (as defined below) of the Corporation;

(3)          any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except pursuant to (a) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (b) a merger under Section 251(g), 253 or 267 of the DGCL, (c) a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such, (d) an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under subclauses (c)-(e) of this Clause (C)(iv)(3) of this Article NINTH shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4)          any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5)          any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in clauses (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v)           “control“(including the terms “controlling,” “controlled by”and “under common control with”) means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control

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of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE NINTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi)          “Excluded Holder“means (1) any of the Leo Sponsor, Clairvest, and any Affiliated Company, (2) any person that acquires, directly or indirectly from any person included in clause (1) of this definition of Excluded Holder, or from any other Excluded Holder, at least 15% of the Corporation’s outstanding voting stock, (3) any successors of any person included in clause (1) or (2) of this definition of Excluded Holder and (4) any “group”of which any person included in clauses (1), (2) or (3) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii)         “interested stockholder”means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is (1) the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation or (2) an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Excluded Holder or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that with respect to clause (b), such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii)        “owner“(including the terms “own”and “owned”) means, when used with respect to any stock, a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of clause (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix)          “person”means any individual, corporation, partnership, unincorporated association or other entity.

(x)           “stock”means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi)          “voting stock”means, whenever used in this Certificate of Incorporation (whether in this Article NINTH or otherwise), with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every

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reference to a percentage of voting stock in this Certificate of Incorporation shall refer to such percentage of the votes of such voting stock.

D.          The restrictions contained in this Article NINTH shall not apply if:

(i)            a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii)           the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this clause (D)(ii) of this Article NINTH, (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to a (a) merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (c) proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than twenty (20) days’ notice to all interested stockholders prior to the consummation of any of the transactions described in subclauses (a) or (b) of the second sentence of this Clause (D)(ii) of this Article NINTH; or

(iii)          the Corporation does not have a class of voting stock that is (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

TENTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to any of the Corporation’s directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations such directors may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B.         Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries,

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except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article TENTH.

C.         Any alteration, amendment, addition to or repeal of this Article TENTH shall require the affirmative vote of at least eighty percent (80%) of the outstanding voting stock of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article TENTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article TENTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

ELEVENTH: The Bylaws may be amended, altered, changed or repealed, in whole or in part, either (A) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors) or (B) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TWELFTH; provided, however, that the following provisions may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock of the Corporation, voting together as a single class: Articles FIFTH, SIXTH, SEVENTH, NINTH, ELEVENTH and TWELFTH; provided, further, that Article TENTH may only be amended as set forth therein; provided, further, that, as long as there are any shares of Class B Common Stock issued and outstanding, the existence of the Class A Common Stock and the Class B Common Stock, and the rights, preferences and privileges conferred upon

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the holders of Class A Common Stock and Class B Common Stock in Article SECOND, including those related to the Redemption Right and the Exchange Option, may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconstant therewith or herewith may be adopted, only by the unanimous affirmative vote of all of the holders of the Class B Common Stock.

Thirteenth: The name and mailing address of the incorporator of this Corporation is: [●].

Fourteenth: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

Fifteenth: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this     day of                     , 2020.

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Exhibit I

Form of Surviving Company Bylaws

BYLAWS

OF

[DIGITAL MEDIA SOLUTIONS, INC.]

Article I

OFFICES

1.1       Registered Office. The registered office of [Digital Media Solutions, Inc.], a Delaware corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2        Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Article II

MEETINGS OF STOCKHOLDERS

2.1         Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided that the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.12.

2.2          Annual Meetings.

(a)           The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”). Except as otherwise required by law, written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

(b)          To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice required by this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. For purposes of this Section 2.2, the 2020 annual meeting of stockholders shall be deemed to have been held on [          , 2020]. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c)       To be in proper written form, a stockholder’s notice to the Secretary shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (2) any material interest of the stockholder in such business, (3) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (4) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and to the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder.

(d)       A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting.

(e)       Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.2. The Chairman or person presiding at an annual meeting, as applicable, shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Section 2.2, and if such person should so determine, such person shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted.

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(f)           As used in these Bylaws: “Stockholder Associated Person“means, with respect to any stockholder, (i) any person controlling, directly or indirectly, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (iii) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (iv) any person who is an “associate”(as such term is defined in Rule 12b-2 under the Exchange Act) of such stockholder; “Derivative Positions”means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction”means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3         Special Meetings. Special meetings of the stockholders, for any purpose or purposes, may only be called in accordance with, and by the person or persons set forth in, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”). Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4         Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.5         Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Chairman of the Board of Directors may be removed as Chairman at any time by the affirmative vote of a majority of the Board of Directors. The Secretary of the Corporation or an Assistant Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the person presiding at the meeting may appoint any other person to act as secretary of any meeting.

2.6         Voting. Unless otherwise required by law, the Certificate of Incorporation, the Director Nomination Agreement (as defined in the Certificate of Incorporation) or these Bylaws, any matter (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of

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directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may authorize any person or persons to act for him or her by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the Chairman of the Board or such other person presiding at a meeting of stockholders, in the Chairman’s or such other person’s discretion, as applicable, may require that any votes cast at such meeting shall be cast by written ballot.

2.7         Voting List. The officer of the Corporation who has charge of the stock ledger of the Corporation shall, at least ten (10) days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law. A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.8           Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 2.8, or to vote in person or by proxy at any meeting of stockholders.

2.9           Adjournment. Any meeting of the stockholders (whether or not a quorum is present), including one at which directors are to be elected, may be adjourned or postponed from time to time by the Chairman or person presiding at the meeting or the stockholders, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced.

2.10         Ratification. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

2.11          Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the Chairman or person presiding at the meeting.

2.12          Meetings by Means of Conference Telephone. To the fullest extent permitted by law, stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.12 shall constitute presence in person at such meeting.

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Article III

DIRECTORS

3.1           Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the Director Nomination Agreement and the Certificate of Incorporation, the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the Director Nomination Agreement and the Certificate of Incorporation, the exact number of directors shall be fixed from time to time, within the limits specified in this Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2            Election; Term of Office; Resignation; Removal; Vacancies. Each director shall serve for a term expiring at the next annual meeting following such director’s election and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death. Unless otherwise provided in the Certificate of Incorporation or the Director Nomination Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall serve for a term expiring at the next annual meeting and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death.

3.3           Advance Notification of Nomination of Directors.

(a)           Subject to the Director Nomination Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors (or any duly authorized committee or persons thereof) or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice required by this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 3.3; provided, that, for the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement).

(b)          In addition to any other applicable requirements, such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to a Director Nomination Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs (provided, further, that for purposes of this Section 3.3, the 2020 annual meeting of stockholders shall be deemed to have been held on [            , 2020]); and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(c)           Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the

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person, (3) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (4) the date such shares were acquired and the investment intent of such acquisition, and (5) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (8) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (9) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (10) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination.

(d)          A stockholder providing notice of nomination to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.3 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting.

(e)           The Corporation may require any proposed nominee (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement) to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(f)           Subject to the Director Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The Chairman or other person presiding at an annual meeting or a special meeting, as applicable, shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

3.4           Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with Section 141(i) of the DGCL. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is

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elected and no notice of such meeting shall be necessary to the directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. At all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Certificate of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

3.5            Organization of Meetings. Subject to the Director Nomination Agreement, the Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.6            Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.7            Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.8            Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.9            Committees. Subject to the Director Nomination Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Nomination Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.10           Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors and any other meetings or events attended on behalf of the Corporation at the Corporation’s request or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other

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capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.11         Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.12          Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.12 shall constitute presence in person at such meeting.

Article IV

OFFICERS

4.1             General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect a Chairman of the Board (who must be a director), one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2             Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3            Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

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4.4         Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence or disability of the Chairman of the Board, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and, provided the Chief Executive Officer is also a director, at all meetings of the Board of Directors.

4.5        Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer or Assistant Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6        Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7        Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary (or any Assistant Secretary) shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8        Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as

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shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.9        Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10      Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.11      Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12      Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13      Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14      Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15      Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Article V

CAPITAL STOCK

5.1      Shares of Stock. Except as otherwise provided in a resolution approved by the Board of Directors, all shares of capital stock of the Corporation shall be uncertificated shares.

5.2      Signatures. To the extent any shares are represented by certificates, any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or

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registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3         Lost Certificates. The Board of Directors may direct a new stock certificate or certificates or uncertificated shares to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new stock certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4          Fixing Record Date.

(a)       In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held.

(b)       In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c)       A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5          Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

5.6       Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

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Article VI

NOTICES

6.1          Form of Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

6.2          Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

Article VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1           To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

7.2           To the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer of the Corporation or in any other capacity while serving as a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Indemnified Person’s conduct was unlawful; provided, however, that, except as provided in Section 7.9 of these Bylaws with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she

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reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.3           The Corporation hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Corporation is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the same amounts incurred by such Indemnified Person are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by an Indemnified Person in accordance with this Article VII and shall be liable for the full amount of all amounts to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and (c) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation. The Corporation and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4           Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 7.12shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 7.4 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

7.5           For purposes of any determination under this Article VII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 7.5 not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in this Article VII.

7.6           Any repeal or amendment of this Article VII or by changes in law, or the adoption of any other provision of the Certificate of Incorporation or these Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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7.7       The indemnification and advancement of expenses provided by, or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.8       The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

7.9       If a claim under Section 7.2 or 7.4 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

7.10     For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.11     The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.12     The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of Indemnified Persons.

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Article VIII

GENERAL PROVISIONS

8.1          Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and, to the fullest extent permitted by law, each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2          Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.3          Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.4          Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5          Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6          Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7          Amendments. Subject to the Director Nomination Agreement, the original or other Bylaws may be adopted, amended or repealed by the affirmative vote of (a) the holders of a majority of the voting power of the shares entitled to vote thereon at any regular or special meeting, or (b) if the Certificate of Incorporation so provides, a majority of the entire Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal these Bylaws.

8.8          Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over these Bylaws.

8.9       Entire Board of Directors. As used in this Article VIII and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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Exhibit J

FIRPTA Certificate

[●], 2020

Via Certified Mail

Ogden Service Center

P.O. Box 409101

Ogden, UT 84409

Re:  Notice Pursuant to Treasury Regulations Section 1.897-2(h)(2)

Ladies and Gentlemen:

At the request of Leo Holdings Corp., a Delaware corporation (“Leo”), in connection with the acquisition of capital stock of CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”) , pursuant to that certain Business Combination Agreement, dated as of April 23, 2020 (the “Agreement”), Blocker Corp provided to Leo on the date hereof a certificate under Treasury Regulations Section 1.1445-2(c)(3) (the “FIRPTA Certificate”).  This notice is provided pursuant to the requirements of Treasury Regulations Section 1.897-2(h)(2). A copy of the FIRPTA Certificate, dated the date of this notice, is attached hereto.

The following information relates to the corporation providing the notice (i.e., Blocker Corp):

Name:	CEP V DMS US Blocker Company
Address:	22 St. Clair Avenue East
Suite 1700
Toronto, Ontario
M4T 2S3

Taxpayer ID:	35-2551290

The attached statement was not requested by a foreign interest holder.  It was voluntarily provided by Blocker Corp in response to a request from Leo in accordance with Treasury Regulations Section 1.1445-2(c)(3)(i). The following information relates to the company that requested the notice (i.e., Leo):

Name:	Leo Holdings Corp.
Address:	21 Grosvenor Place
London, SW1X 7HF
United Kingdom

Taxpayer ID:	98-1399727

The interests in question (shares of capital stock of Blocker Corp) are not “United States real property interests,” as that term is defined in Section 897(c)(1)(A) of the Internal Revenue Code of 1986, as amended  (the “Code”), because Blocker Corp is not, and has not been within the five-year period preceding the date hereof, a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code.

Under penalties of perjury, the undersigned, an officer of Blocker Corp, declares that the above notice (including the FIRPTA Certificate attached hereto) is true, correct, and complete to the best of [her]/[his] knowledge and belief and further declares that [s]/he has the authority to sign this document on behalf of Blocker Corp.

Enclosed is a duplicate signed copy of this notice that we ask to be date stamped received by the Internal Revenue Service and returned to us in the self-addressed stamped envelope provided.

CEP V DMS US Blocker Company

Name:

Title:

2

Certificate Under Treasury Regulations Section 1.1445-2(c)(3)

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest must withhold tax if the transferor is not a United States person. In order to confirm that Leo Holdings Corp., a Delaware corporation (“Leo”), as transferee, is not required to withhold tax upon its acquisition of all the outstanding shares of capital stock of CEP V DMS US Blocker Company, a Delaware corporation (“Blocker Corp”), pursuant to that certain Business Combination Agreement, dated as of April 23, 2020, by and among persons listed on the signature pages thereto as the Company, Prism, Clairvest Direct Seller, Blocker Sellers, Blocker Corp, and Leo, Blocker Corp hereby certifies as follows:

1.  Interests in Blocker Corp do not constitute “United States real property interests” as that term is defined in Section 897(c)(1)(A) of the Code;

2.  The determination in Paragraph 1 above is based on a determination by Blocker Corp that Blocker Corp is not, and has not been, a “United States real property holding corporation” as that term is defined in Section 897(c)(2) of the Code during the five-year period ending on the date hereof;

3.  Blocker Corp’s federal employer identification number is 35-2551290; and

4. Blocker Corp’s office address is:	22 St. Clair Avenue East
Suite 1700
Toronto, Ontario
M4T 2S3

Blocker Corp understands that this certification may be disclosed to the Internal Revenue Service by Leo and that any false statement contained herein could be punished by fine, imprisonment or both.

This certification constitutes authorization for Leo, as agent for Blocker Corp, to deliver a copy of this certificate, along with the appropriate notification, to the Internal Revenue Service on behalf of the Blocker Corp.

Under penalties of perjury I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have the authority to sign this document on behalf of Blocker Corp.

Dated:	______________	CEP V DMS US Blocker Company

Name:

Title:

1

Exhibit K

Transaction Costs